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INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on March 23, 2018

Registration No. 333-223405

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 2
to

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Bilibili Inc.
(Exact name of Registrant as specified in its charter)
Not Applicable
(Translation of Registrant's name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	7389 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

Building 3, Guozheng Center, No. 485 Zhengli Road, Yangpu District
Shanghai, 200433
People's Republic of China
+86 21-25099255
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Law Debenture Corporate Services Inc.
801 2nd Avenue, Suite 403
New York, New York 10017
+1 212-750-6474
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen's Road Central Hong Kong +852 3740-4700	Haiping Li, Esq. Skadden, Arps, Slate, Meagher & Flom LLP JingAn Kerry Centre, Tower II 46th Floor 1539 Nanjing West Road Shanghai, the People's Republic of China +86 21-61938200	Allen Wang, Esq. Zheng Wang, Esq. Latham & Watkins 18th Floor, One Exchange Square 8 Connaught Place, Central Hong Kong +852 2912-2500

Approximate date of commencement of proposed sale to the public:
as soon as practicable after the effective date of this registration statement.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company    ☒

           If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(3)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee(4)

Class Z ordinary shares, par value US$0.0001 per share(1)(2)	48,300,000	US$12.50	US$603,750,000.00	US$75,166.88

(1)
American depositary shares issuable upon deposit of Class Z ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-223711). Each American depositary share represents one Class Z ordinary share.

(2)
Includes Class Z ordinary shares that are issuable upon the exercise of the underwriters' over-allotment option. Also includes Class Z ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These Class Z ordinary shares are not being registered for the purpose of sales outside the United States.

(3)
Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

(4)
Previously paid.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

†
The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated March 23, 2018.

42,000,000 American Depositary Shares

Bilibili Inc.

Representing 42,000,000 Class Z Ordinary Shares

        This is an initial public offering of 42,000,000 American depositary shares, or ADSs, by Bilibili Inc. Each ADS represents one Class Z ordinary share, par value US$0.0001 per share. It is currently estimated that the initial public offering price per ADS will be between US$10.50 and US$12.50.

        Prior to this offering, there has been no public market for the ADSs or our shares. Our ADSs have been approved for listing on the Nasdaq Global Select Market under the symbol "BILI."

        We are an "emerging growth company" under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements.

        Immediately prior to the completion of this offering, our outstanding share capital will consist of Class Y ordinary shares and Class Z ordinary shares, and three of our directors, Rui Chen, Yi Xu and Ni Li, will beneficially own all of our issued Class Y ordinary shares. These Class Y ordinary shares will constitute approximately 30.7% of our total issued and outstanding share capital immediately after the completion of this offering and 81.6% of the aggregate voting power of our total issued and outstanding share capital immediately after the completion of this offering, assuming the underwriters do not exercise their over-allotment option. Holders of Class Y ordinary shares and Class Z ordinary shares have the same rights except for voting and conversion rights. Each Class Z ordinary share is entitled to one vote, and each Class Y ordinary share is entitled to ten votes and is convertible into one Class Z ordinary share at any time by the holder thereof. Class Z ordinary shares are not convertible into Class Y ordinary shares under any circumstances.

        Investing in our ADSs involve risks. See "Risk Factors" beginning on page 14.

PRICE US$            PER ADS

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to us

Per ADS	US$	US$	US$

Total	US$	US$	US$

(1)
See "Underwriting" for additional disclosure regarding underwriting compensation payable by us.

        We have granted the underwriters the right to purchase up to an additional 6,300,000 ADSs to cover over-allotments.

        Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the ADSs against payment in U.S. dollars in New York, New York on or about                                    , 2018.

Morgan Stanley	BofA Merrill Lynch	J.P. Morgan

Prospectus dated                        , 2018.

bilibili

76mm

Average MAU in Jan and Feb 2018

82%

Generation Z[1]

76min

Average daily time spent per active user in 2017

79%

Official member 12-Month Retention Rate[2]

OUR MISSION

Enrich the everyday life of young generations in China

Notes:

(2) In each month of 2016, our 12-month retention rate was above 79.0% for our official members. *Users who pass our membership exam become official members and enjoy additional interactive features.*

bilibili | A unique online entertainment world

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        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the ADSs offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

        Neither we nor any of the underwriters has done anything that would permit this offering or possession or distribution of this prospectus or any filed free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ADSs and the distribution of this prospectus or any filed free writing prospectus outside of the United States.

        Until                        , 2018 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

 PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our ADSs discussed under "Risk Factors," before deciding whether to buy our ADSs. This prospectus contains information from an industry report dated February 9, 2018 commissioned by us and prepared by iResearch, an independent research firm, to provide information regarding our industry and our market position in China. We refer to this report as the "iResearch Report." We also procured certain data included in this prospectus from QuestMobile, a third-party independent research firm.

Our Business

        We enrich the everyday life of young generations in China.

        We represent the iconic brand of online entertainment for young generations in China. We provide high-quality content and an immersive entertainment experience, and have built our platform based on the strong emotional connections of our users to our content and communities. We started as a content community inspired by anime, comics and games, or ACG, and have evolved into a full-spectrum online entertainment world covering a wide array of genres and media formats, including videos, live broadcasting and mobile games. We have now become the welcoming home of diverse cultures and interests and destination for discovering cultural trends and phenomena for young generations in China. We rank No.1 in terms of monthly average time spent per device and monthly average visits per device among online video platforms, an integral part of online entertainment in China, on a monthly aggregate basis in 2017, according to QuestMobile. We believe China will become the world's largest online entertainment market in the future and our brand recognition and market leadership among the young generations in China position us well to capture the significant opportunities.

        We have a young and culturally aspirational user base willing to invest in a high-quality entertainment experience. According to QuestMobile, as of February 2018, approximately 81.7% of our user base were Generation Z, individuals born from 1990 to 2009 in China. They typically receive quality education and are technology savvy, with strong demand for culture products and avenues for self-expression and social interaction. In the fourth quarter of 2017, we had 71.8 million average monthly active users, an increase of 45.3% from 49.4 million in the same period of 2016. We have continued to achieve growth in our active users. In the first two months of 2018, we had 76.4 million average monthly active users. We believe our users will be the driving force and trend-setters of entertainment consumption in China as they grow with us.

        We capture the hearts and minds of our users with superior content experience and carefully designed interactive features. Our user base has demonstrated strong engagement and loyalty to our communities. In 2017, the average daily time spent per active user on our mobile app was approximately 76.3 minutes, as compared to 72.2 minutes in 2016. We pioneered the "bullet chatting" feature, a live commenting function that has transformed the viewing experience by displaying thoughts and feelings of other audience viewing the same video. This signature feature fosters a highly interactive and enjoyable viewing experience and allows our users to benefit from the strong emotional bonds with other users who share similar aspiration and interests.

        Our vibrant communities fuel the ever-growing supply of creative professional user generated content, or PUGC. We have developed a robust system and nurtured an encouraging community culture that respects and rewards content creators and motivates the creation of inspirational content. The average monthly number of our active content creators grew by 104% from approximately 100,200 in 2016 to approximately 204,100 in 2017. In addition to PUGC, our diversified content offerings include licensed videos, live broadcasting and mobile games. We focus on offering content that caters to the evolving and diversified interests of our users and our communities.

        We attract our users with engaging content, retain users with our vibrant communities, and curate the right content to satisfy our users' entertainment needs. We have successfully developed an ecosystem comprised of highly-engaged users, talented content creators, as well as business partners, forming a virtuous cycle for monetization. We primarily generate revenues from mobile games, live broadcasting and online advertising. Our net revenues grew from RMB131.0 million (US$20.1 million) in 2015 to RMB523.3 million (US$80.4 million) in 2016 and further to RMB2,468.4 million (US$379.4 million) in 2017. We incurred net loss of RMB373.5 million (US$57.4 million), RMB911.5 million (US$140.1 million) and RMB183.8 million (US$28.2 million) in 2015, 2016 and 2017, respectively. We derived 65.7%, 65.4% and 83.4% of our revenues from mobile games in 2015, 2016 and 2017, respectively, and we derive a significant portion of mobile game revenues from a limited number of games. In 2017, two mobile games accounted for more than 10% of our total mobile game revenues, one for 71.8% and the other for 12.7%.

Our Industry

        Online entertainment is a large and fast growing industry in China. According to the iResearch Report, China's online entertainment industry market reached RMB205.8 billion in 2016 and is expected to grow at a compound annual growth rate, or CAGR, of 29.6% to RMB752.7 billion in 2021. In particular, Generation Z, the demographic cohort in China of individuals born from 1990 to 2009, is redefining the online entertainment industry because this cohort of individuals have grown up in a unique socio-environment, especially in the following aspects: (i) consumption upgrades to address cultural needs, (ii) deep internet adoption in daily lives and (iii) strong desire for self-expression. According to the iResearch Report, the population of Generation Z has reached 328 million in 2017. Their market share contribution to the online entertainment industry in China in terms of dollar spending is expected to grow from 45.8% in 2014, to 54.8% in 2017 and further to 62.1% in 2020.

        As traditional media outlets, which provide content covering limited themes and subjects through a simplex "one-way" form, can no longer satisfy the evolving entertainment needs, online entertainment powered by mobile internet and technology, diversified content and interactive features has become the mainstream media format. Quality content attracts and retains users, which in turn incentivize content providers to create more engaging content. This virtuous cycle propels the healthy development of the online entertainment industry. A large number of Generation Z are actively involved in content generation and promotion, rather than passive content viewing and consumption. According to the iResearch Report, as of the end of 2016, there were 636 million online entertainment consumers in China, who on average spent 1.4 hours every day on online entertainment. Among them, 282 million were Generation Z, and they on average spent more than 1.6 hours every day on online entertainment.

        China's online entertainment industry has been expanding rapidly to meet the increasing demand of Generation Z for quality content. Such content covers a wide variety of themes, including anime and comics, game, music, fashion, lifestyle, technology, movie and television serial drama. Driven by the increasing demand on a diverse range of entertainment content, key sectors of the online entertainment industry, including video, games and live broadcasting, have been growing exponentially.

Our Strengths

        We believe that the following competitive strengths contribute to our success and differentiate us from our competitors:

  •
  iconic brand for online entertainment serving the young generations in China;

  •
  aspirational and fast growing user base;

  •
  highly sticky communities with a strong sense of belonging;

  •
  ever-growing supply of creative content;

  •
  a thriving ecosystem fueling strong monetization potential; and

  •
  visionary, experienced and passionate management team.

Our Strategies

        We intend to achieve our goals by pursuing the following strategies:

  •
  enhance our content offerings;

  •
  improve user experience on our platform;

  •
  further enhance our technologies and infrastructure; and

  •
  strengthen our monetization capabilities.

Our Challenges

        Our ability to realize our mission and execute our strategies is subject to risks and uncertainties, including those relating to our ability to:

  •
  maintain our culture and brand image within our addressable user communities;

  •
  address the evolving entertainment needs of our users and provide quality content, products and services to attract and retain users;

  •
  successfully implement our monetization strategies and generate sustainable revenues and profit;

  •
  sustain our growth and the increased complexity of our business;

  •
  manage our costs and expenses;

  •
  identify and prevent illegal or inappropriate content from being displayed on our platform; and

  •
  launch new games and release upgrades to grow our game player base.

        Please see "Risk Factors" and other information included in this prospectus for a discussion of these and other risks and uncertainties that we face.

Corporate History and Structure

        Our website was first launched in June 2009 and was officially named "bilibili" in January 2010. We commenced our commercial operations in 2011 and established Shanghai Hode Information Technology Co., Ltd., or Shanghai Hode, to expand our operations in May 2013. Subsequently, we obtained control over Shanghai Kuanyu Digital Technology Co., Ltd., or Shanghai Kuanyu, in July 2014 to further expand our operations.

        We incorporated Bilibili Inc. under the laws of the Cayman Islands as our offshore holding company in December 2013. In February 2014, we established Hode HK Limited, or Hode HK, a wholly-owned Hong Kong subsidiary. In September 2014, Hode HK established a wholly-owned PRC subsidiary, Hode Shanghai Limited, which we refer to as Hode Technology or our WFOE in this prospectus.

        Due to restrictions imposed by PRC laws and regulations on foreign ownership of companies that engage in internet and other related business, our WFOE later entered into a series of contractual arrangements with Shanghai Hode and Shanghai Kuanyu, which two entities we collectively refer to as our VIEs in this prospectus, and their respective shareholders. For more details, please see "Corporate History and Structure—Contractual Arrangements with Our VIEs and Their Respective Shareholders."

        As a result of our direct ownership in our WFOE and the variable interest entity contractual arrangements, we are regarded as the primary beneficiary of our VIEs. We treat them and their subsidiaries as our consolidated affiliated entities under U.S. GAAP, and have consolidated the financial results of these entities in our consolidated financial statements in accordance with U.S. GAAP.

        The following diagram illustrates our corporate structure, including our principal subsidiaries and our VIEs and their respective principal subsidiaries, as of the date of this prospectus:

Notes:

(1)
Rui Chen is a beneficial owner of the shares of Bilibili Inc. and holds 100% equity interests in Shanghai Kuanyu. He is also the chairman of our board of directors and our cheif executive officer.

(2)
Rui Chen, Yi Xu, Qian Wei, Ni Li and Xi Cao are beneficial owners of the shares of Bilibili Inc. and hold 52.3%, 34.8%, 7.0%, 3.4% and 2.5% equity interests in Shanghai Hode, respectively. Among them, Mr. Chen, Mr. Xu and Ms. Li are also directors and officers of our company.

Implication of Being an Emerging Growth Company

        As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an "emerging growth company" pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company's internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. However, we have elected to "opt out" of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

        We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.07 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the preceding three-year period, issued more than US$1.00 billion in non-convertible debt; or (d) the date on which we are deemed to be a "large accelerated filer" under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Corporate Information

        Our principal executive offices are located at Building 3, Guozheng Center, No. 485 Zhengli Road, Yangpu District, Shanghai, People's Republic of China. Our telephone number at this address is +86 21-25099255. Our registered office in the Cayman Islands is located at office of Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

        Investors should submit any inquiries to the address and telephone number of our principal executive offices. Our main website is www.bilibili.com. The information contained on our website is not a part of this prospectus. Our agent for service of process in the United States is Law Debenture Corporate Services Inc., located at 801 2nd Avenue, Suite 403, New York, New York 10017.

Conventions that Apply to this Prospectus

        Unless otherwise indicated or the context otherwise requires, references in this prospectus to:

  •
  "ADRs" are to the American depositary receipts that evidence our ADSs;

  •
  "ADSs" are to our American depositary shares, each of which represents one Class Z ordinary share;

  •
  "average monthly paying user" for a period is calculated by dividing the total number of monthly paying users during the specified period by the number of months in such period;

  •
  "average monthly paying user for mobile games" for a period is calculated by dividing the total number of monthly paying users for mobile games during the specified period by the number of months in such period;

  •
  "average monthly revenue per paying user" for a period is calculated by dividing the sum of revenues from mobile games and live broadcasting and other value-added services during the specified period by the total number of monthly paying users during such period;

  •
  "average monthly revenue per paying user for mobile games" for a period is calculated by dividing the revenues from mobile games during the specified period by the total number of monthly paying users for mobile games during such period;

  •
  "Bilibili," "we," "us," "our company" and "our" are to Bilibili Inc., its subsidiaries and its consolidated affiliated entities;

  •
  "bullet chatting" are to a live commenting function that enables content viewers to send comments that fly across the screen like bullets, which we refer to as B-chats herein. B-chats are frame- and context-specific and can be seen by all viewers who watch the same content at different times, and therefore can intrigue interactive commenting among content viewers. Only registered users who have passed our membership exam can send B-chats on our platform;

  •
  "China" or the "PRC" are to the People's Republic of China, excluding, for the purposes of this prospectus only, Hong Kong, Macau and Taiwan;

  •
  "Class Y ordinary shares" refers to our Class Y ordinary shares, par value US$0.0001 per share;

  •
  "Class Z ordinary shares" refers to our Class Z ordinary shares, par value US$0.0001 per share;

  •
  "Generation Z" are to, for the purposes of this prospectus, the demographic cohort in China of individuals born from 1990 to 2009;

  •
  "monthly active users" or "MAUs" are to the sum of our mobile app MAUs and PC MAUs after eliminating duplicates so that each active registered user that logged on both our mobile app and our PC website would only be counted towards mobile app MAUs and not PC MAUs during a given month. We calculate mobile app MAUs based on the number of mobile devices that launched our mobile app during a given month. We calculate PC MAUs by dividing the total number of IP addresses used by users to visit our PC website during a given month by an estimate of the average number of IP addresses used by each user. When calculating monthly active users for games, we eliminate duplicates so that a user that played multiple games would be counted as one active user for games during a given month;

  •
  "our platform" are to our "bilibili" mobile app, mobile and PC websites and a variety of related features, functionalities, tools and services that we provide to users and content creators;

  •
  "paying users" on our platform are to users who make payments for various products and services on our platform, including purchases in mobile games offered on our platform, and payments for virtual items in our live broadcasting programs and for value-added services, or VAS. A user who makes payments across different products and services offered on our platform using the same registered account is counted as one paying user;

  •
  "professional user generated content" or "PUGC" are to a category of content generated by users that exhibits creativity as well as a certain level of professional production and editing capabilities, and we refer to video content in this category as "PUG video";

  •
  "retention rate", as applied to any cohort of users who visit our platform in a given period, are to the percentage of these users who make at least one repeat visit after a certain duration; the "12th-month retention rate" for any cohort of users in a given month is the retention rate in the twelfth month after the applicable month;

  •
  "RMB" and "Renminbi" are to the legal currency of China;

  •
  "shares" or "ordinary shares" refers to our ordinary shares, par value US$0.0001 per share, and upon and after the completion of this offering, are to our Class Y and Class Z ordinary shares, par value US$0.0001 per share;

  •
  "US$," "U.S. dollars," "$," and "dollars" are to the legal currency of the United States.

        Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option.

 THE OFFERING

Offering price	We currently estimate that the initial public offering price will be between US$10.50 and US$12.50 per ADS.
ADSs offered by us	42,000,000 ADSs (or 48,300,000 ADSs if the underwriters exercise their over-allotment option in full).
ADSs outstanding immediately after this offering	42,000,000 ADSs (or 48,300,000 ADSs if the underwriters exercise their over-allotment option in full)
Ordinary shares outstanding immediately after this offering

278,482,784 ordinary shares, comprised of 85,364,814 Class Y ordinary shares and 193,117,970 Class Z ordinary shares (or 284,782,784 ordinary shares if the underwriters exercise their over-allotment option in full, comprised of 85,364,814 Class Y ordinary shares and 199,417,970 Class Z ordinary shares). if the underwriters exercise their over-allotment option in full). This number assumes the conversion, on a one-for-one basis, of all outstanding preferred shares into ordinary shares immediately upon the completion of this offering.

The ADSs	Each ADS represents one Class Z ordinary share, par value US$0.0001 per share.

The depositary will hold Class Z ordinary shares underlying your ADSs. You will have rights as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time.

We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

You may turn in your ADSs to the depositary in exchange for Class Z ordinary shares. The depositary will charge you fees for any exchange.

We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the "Description of American Depositary Shares" section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Ordinary shares

Our ordinary shares will be divided into Class Y ordinary shares and Class Z ordinary shares immediately prior to the completion of this offering. Holders of Class Y ordinary shares and Class Z ordinary shares will have the same rights except for voting and conversion rights. In respect of matters requiring a shareholder vote, each Class Z ordinary share will be entitled to one vote, and each Class Y ordinary share will be entitled to ten votes. Each Class Y ordinary share is convertible into one Class Z ordinary share at any time by the holder thereof. Class Z ordinary shares are not convertible into Class Y ordinary shares under any circumstances. Upon any sale of Class Y ordinary shares by a holder thereof to any person other than Rui Chen, Yi Xu and Ni Li or any entity which is not ultimately controlled by any of Rui Chen, Yi Xu or Ni Li, such Class Y ordinary shares shall be automatically and immediately converted into the same number of Class Z ordinary shares. For a description of Class Y ordinary shares and Class Z ordinary shares, see "Description of Share Capital."

Over-allotment option	We have granted to the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of 6,300,000 additional ADSs.
Use of proceeds

We expect that we will receive net proceeds of approximately US$443.3 million from this offering, or approximately US$510.6 million if the underwriters exercise their over-allotment option in full, assuming an initial public offering price of US$11.50 per ADS, which is the midpoint of the estimated range of the initial public offering price, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for (i) research and development, (ii) selling and marketing, and (iii) general corporate purposes and working capital, including potential strategic investments and acquisitions. See "Use of Proceeds" for more information.

Lock-up

We, our directors and executive officers, our existing shareholders and certain option holders have agreed with the underwriters not to sell, transfer or dispose of any ADSs, ordinary shares or similar securities for a period of 180 days after the date of this prospectus. See "Shares Eligible for Future Sales" and "Underwriting."

Directed ADS Program

At our request, the underwriters have reserved up to 5% of the ADSs being offered by this prospectus (assuming exercise in full by the underwriters of their option to purchase additional ADSs) for sale at the initial public offering price to certain of our directors, executive officers, employees, business associates and members of their families.

Listing

Our ADSs have been approved for listing on the Nasdaq Global Select Market under the symbol "BILI." Our ADSs and shares will not be listed on any other stock exchange or traded on any automated quotation system.

Payment and settlement	The underwriters expect to deliver the ADSs against payment therefor through the facilities of the Depository Trust Company on , 2018.
Depositary	Deutsche Bank Trust Company Americas

SUMMARY CONSOLIDATED FINANCIAL DATA

        The following summary consolidated statements of comprehensive loss data for the years ended December 31, 2015, 2016 and 2017, summary consolidated balance sheet data as of December 31, 2015, 2016 and 2017 and summary consolidated statements of cash flow data for the years ended December 31, 2015, 2016 and 2017 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods. You should read this Summary Consolidated Financial Data section together with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	For the Year Ended December 31,
	2015	2016	2017
	RMB	RMB	RMB	US$
	(in thousands, except for share and per share data)
Summary Consolidated Statements of Comprehensive Loss Data:
Net revenues	130,996	523,310	2,468,449	379,394
Cost of revenues(1)	(303,568)	(772,812)	(1,919,241)	(294,982)

Gross (loss)/profit	(172,572)	(249,502)	549,208	84,412
Operating expenses:
Selling and marketing expenses(1)	(17,689)	(102,659)	(232,489)	(35,733)
General and administrative expenses(1)	(153,707)	(451,334)	(260,898)	(40,099)
Research and development expenses(1)	(24,915)	(91,222)	(280,093)	(43,050)

Total operating expenses	(196,311)	(645,215)	(773,480)	(118,882)

Loss from operations	(368,883)	(894,717)	(224,272)	(34,470)
Loss before tax	(371,063)	(908,355)	(174,869)	(26,877)
Income tax	(2,425)	(3,141)	(8,881)	(1,365)

Net loss	(373,488)	(911,496)	(183,750)	(28,242)
Accretions to preferred shares redemption value	(57,942)	(161,933)	(258,554)	(39,739)
Deemed dividend in connection with repurchase of preferred shares	(139,522)	(113,151)	(129,244)	(19,864)
Net loss attributable to noncontrolling interests	1,912	1,430	—	—

Net loss attributable to the Bilibili Inc.'s shareholders	(569,040)	(1,185,150)	(571,548)	(87,845)

	For the Year Ended December 31,
	2015	2016	2017
	RMB	RMB	RMB	US$
	(in thousands, except for share and per share data)
Net loss	(373,488)	(911,496)	(183,750)	(28,242)
Other comprehensive income/(loss)
Foreign currency translation adjustments	47,729	58,048	(75,695)	(11,634)

Total other comprehensive income/(loss)	47,729	58,048	(75,695)	(11,634)

Total comprehensive loss	(325,759)	(853,448)	(259,445)	(39,876)
Accretions to preferred shares redemption value	(57,942)	(161,933)	(258,554)	(39,739)
Deemed dividend in connection with repurchase of preferred shares	(139,522)	(113,151)	(129,244)	(19,864)
Net loss attributable to noncontrolling interests	1,912	1,430	—	—

Comprehensive loss attributable to the Bilibili Inc.'s shareholders	(521,311)	(1,127,102)	(647,243)	(99,479)

Net loss per share, basic	(9.72)	(20.42)	(8.17)	(1.26)
Net loss per share, diluted	(9.72)	(20.42)	(8.17)	(1.26)
Weighted average number of ordinary shares, basic	58,548,310	58,038,570	69,938,570	69,938,570
Weighted average number of ordinary shares, diluted	58,548,310	58,038,570	69,938,570	69,938,570

Note:

(1)
Share-based compensation expenses were allocated as follows:

	For the Year Ended December 31,
	2015	2016	2017
	RMB	RMB	RMB	US$
	(in thousands)
Cost of revenues	476	3,775	7,936	1,220
Selling and marketing expenses	94	3,029	3,423	526
General and administrative expenses	100,228	353,806	56,746	8,722
Research and development expenses	119	4,878	11,849	1,821

Total	100,917	365,488	79,954	12,289

	As of December 31,
	2015	2016	2017
	RMB	RMB	RMB	US$
	(in thousands)
Summary Consolidated Balance Sheet Data:
Current assets:
Cash and cash equivalents	689,663	387,198	762,882	117,253
Accounts receivable, net	16,639	110,666	392,942	60,394
Prepayments and other current assets	86,143	185,378	477,265	73,354
Short-term investments	50,000	712,564	488,391	75,064
Non-current assets:
Intangible assets, net	109,515	282,472	426,292	65,520
Long-term investments	160,644	377,031	635,952	97,744
Total assets	1,156,943	2,166,710	3,473,525	533,870
Total current liabilities	308,202	628,100	1,397,994	214,867
Total mezzanine equity	1,394,477	2,861,613	4,015,043	617,101
Total shareholders' deficit	(545,736)	(1,323,003)	(1,939,512)	(298,098)

	For the Year Ended December 31,
	2015	2016	2017
	RMB	RMB	RMB	US$
	(in thousands)
Summary Consolidated Statements of Cash Flow Data:
Net cash (used in)/provided by operating activities	(191,935)	(198,967)	464,550	71,398
Net cash used in investing activities	(365,558)	(1,177,191)	(716,254)	(110,084)
Net cash provided by financing activities	1,099,184	1,024,087	675,533	103,828
Effect of exchange rate changes on cash and cash equivalents held in foreign currencies	42,953	49,606	(48,145)	(7,400)

Net increase/(decrease) in cash and cash equivalents	584,644	(302,465)	375,684	57,742
Cash and cash equivalents at beginning of the year	105,019	689,663	387,198	59,511

Cash and cash equivalents at end of the year	689,663	387,198	762,882	117,253

Non-GAAP Measures

        We use EBITDA, adjusted EBITDA and adjusted net loss, each a non-GAAP financial measure, in evaluating our operating results and for financial and operational decision-making purposes.

        We believe that EBITDA, adjusted EBITDA and adjusted net loss help identify underlying trends in our business that could otherwise be distorted by the effect of certain expenses that we include in loss from operations and net loss. We believe that EBITDA, adjusted EBITDA and adjusted net loss provide useful information about our results of operations, enhance the overall understanding of our past performance and future prospects and allow for greater visibility with respect to key metrics used by our management in its financial and operational decision-making.

        EBITDA, adjusted EBITDA and adjusted net loss should not be considered in isolation or construed as an alternative to loss from operations, net loss or any other measure of performance or as an indicator of our operating performance. Investors are encouraged to review the historical non-GAAP financial measures to the most directly comparable GAAP measures. EBITDA, adjusted EBITDA and adjusted net loss presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to our data. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

        EBITDA represents net loss excluding depreciation, amortization, interest income and income tax. Adjusted EBITDA represents net loss excluding share-based compensation expenses, depreciation,

amortization, interest income and income tax. The table below sets forth a reconciliation of our net loss to EBITDA and adjusted EBITDA for the periods indicated:

	For the Year Ended December 31,
	2015	2016	2017
	RMB	RMB	RMB	US$
	(in thousands)
Net loss	(373,488)	(911,496)	(183,750)	(28,242)
Add:
Depreciation of property, plant and equipment	5,721	18,868	38,356	5,895
Amortization of intangible assets(1)	1,002	1,637	7,860	1,208
Income tax	2,425	3,141	8,881	1,365
Subtract:
Interest income	2,345	1,502	1,483	228

EBITDA	(366,685)	(889,352)	(130,136)	(20,002)
Add:
Share-based compensation expenses	100,917	365,488	79,954	12,289

Adjusted EBITDA	(265,768)	(523,864)	(50,182)	(7,713)

Note:

(1)
Excluding amortization of licensed copyrights of video content and licensed rights of online games, and including amortization expense related to intangible assets acquired through business acquisition.

        Adjusted net loss represents net loss excluding share-based compensation expenses and amortization expense related to intangible assets acquired through business acquisition. The table below sets forth a reconciliation of our net loss to adjusted net loss for the periods indicated:

	For the Year Ended December 31,
	2015	2016	2017
	RMB	RMB	RMB	US$
	(in thousands)
Net loss	(373,488)	(911,496)	(183,750)	(28,242)
Add:
Share-based compensation expenses	100,917	365,488	79,954	12,289
Amortization expense related to intangible assets acquired through business acquisition	—	500	2,536	390

Adjusted net loss	(272,571)	(545,508)	(101,260)	(15,563)

RISK FACTORS

        An investment in our ADSs involves significant risks. You should carefully consider all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ADSs. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ADSs could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We operate in a fast evolving industry, and we are in the early stage of our business. We cannot guarantee that our monetization strategies will be successfully implemented or generate sustainable revenues and profit.

        We are in the early stage of our business, and our monetization model is evolving. We generate revenues primarily by providing our users with valuable content, such as mobile games and live broadcasting. We also generate revenues from advertising and other services. We cannot assure you that we can successfully implement the existing monetization strategies to generate sustainable revenues, or that we will be able to develop new monetization strategies to grow our revenues. If our strategic initiatives do not enhance our ability to monetize or enable us to develop new monetization approaches, we may not be able to maintain or increase our revenues or recover any associated costs. In addition, we may introduce new products and services to expand our revenue streams, including products and services with which we have little or no prior development or operating experience. If these new or enhanced products or services fail to engage users, content creators or business partners, we may fail to diversify our revenue streams or generate sufficient revenues to justify our investments and costs, and our business and operating results may suffer as a result.

We have incurred significant losses and we may continue to experience losses in the future.

        We have incurred significant losses in the past. In 2015, 2016 and 2017, respectively, we had loss from operations of RMB368.9 million, RMB894.7 million and RMB224.3 million (US$34.5 million), and net loss of RMB373.5 million, RMB911.5 million and RMB183.8 million (US$28.2 million). We also had cash used in operations of RMB191.9 million and RMB199.0 million in 2015 and 2016, respectively. In 2017, we had cash provided by operations of RMB464.6 million (US$71.4 million). We cannot assure you that we will be able to generate profits or positive cash flow from operating activities in the future. Our ability to achieve profitability depends in large part on our ability to manage our costs and expenses. We intend to manage and control our costs and expenses as a proportion of our total revenues, but there can be no assurance that we will achieve this goal. We may experience losses in the future due to our continued investments in technology, talent, content and other initiatives. In addition, our ability to achieve and sustain profitability is affected by various factors, some of which are beyond our control, such as changes in macroeconomic and regulatory environment or competitive dynamics in the industry. Accordingly, you should not rely on our financial results of any prior period as an indication of our future performance.

If we fail to anticipate user preferences and provide products and services to attract and retain users, or if we fail to keep up with rapid changes in technologies and their impact on user behavior, we may not be able to attract sufficient user traffic to remain competitive, and our business and prospects may be materially and adversely affected.

        Our ability to retain, grow and engage our user base depends heavily on our ability to provide a superior user experience. We must offer quality content covering a wide range of interests and formats, introduce successful new products and services, develop user-friendly platform features, and push effective content feeds recommendations. In particular, we must encourage content creators to upload more appealing PUGC and source more popular licensed content. We must also keep providing our users with features and functions that could enable superior content viewing and social interaction experience. If we are unable to provide a superior user experience, our user base and user engagement may decline, which may materially and adversely affect our business and growth prospects.

        We maintain a large content library primarily consisting of PUG videos and licensed content, and are developing new features to attract and retain our users. In order to expand our content library, we must continue to work with our content creators and incentivize them to produce content that reflects cultural trends and maintain good business relationships with licensors of premium copyrighted content to renew our licenses and source new professionally produced content. Our content creators and licensors may choose to work with other large online video platforms to distribute their content if such platforms can offer better products, services or terms than we do. We cannot assure you that we will be able to attract our content creators to upload their content to our platform or renew or enter into license agreements on commercially reasonable terms with our licensors or at all.

        In addition, the industry in which we operate is characterized by rapidly changing technologies and changing user expectations. To remain competitive, we must be able to adapt to these changes and innovate in response to evolving user expectations. Developing and integrating new content, products, services and technologies into our existing platform could be expensive and time-consuming, and these efforts may not yield the benefits we expect. If we fail to develop new products, services or innovative technologies on a timely basis, or our new products, services or technologies are not accepted by our users, our business, financial performance and prospects could be materially and adversely affected. We cannot assure you that we can anticipate user preferences and industry changes and respond to such changes in a timely and effective manner.

Our business depends on our ability to provide users with interesting and useful content, which in turn depends on the content contributed by the content creators on our platform.

        The quality of the content offered on our platform and our users' level of engagement are critical to our success. In order to attract and retain users and compete effectively, we must offer interesting and useful content and enhance our users' viewing experience. It is vital to our operations that we remain sensitive to and responsive to evolving user preferences and offer content that appeals to our users and members. In 2017, PUG video views accounted for 85.5% of our total video views, as compared to 74.5% in 2016. Thus far, we have been generally able to encourage our content creators to create and upload PUGC that is appealing to our users. We have also been providing our content creators with support and guidance in various forms, including technical support for content distribution, editing and uploading. However, we cannot assure you that our content creators can contribute to create popular PUGC for our platform. If our content creators cease to contribute content, or their uploaded content fails to attract or retain our users, we may experience a decline in user traffic and user engagement. If the number of users or the level of user engagement declines, we may suffer a reduction in revenue.

We may not be able to effectively manage our growth and the increased complexity of our business, which could negatively impact our brand and financial performance.

        We have experienced rapid growth since our inception in 2011. The number of our average MAUs grew by 45.3% from 49.4 million in the fourth quarter of 2016 to 71.8 million in the fourth quarter of 2017. As we grow our user base and increase the level of user engagement, we may incur increasing costs, such as licensing fees and royalties for licensed content and hosts' compensation to further expand our content library to meet the growing and diversified demands of our users. If such expansion is not properly managed, it may adversely affect our financial and operating resources without achieving the desired effects.

        As we only have a limited history of operating our business at its current scale, it is difficult to evaluate our current business and future prospects, including our ability to grow in the future. In addition, our costs and expenses may increase rapidly as we expand our business and continue to invest in our infrastructure to enhance the performance and reliability of our platform. For example, we may increase our investment in servers and bandwidth to maintain our quality user experience while sustaining the growth of user base. Continued growth could also strain our ability to maintain reliable service levels for our users, content creators and business partners, develop and improve our operational, financial, legal and management controls, and enhance our reporting systems and procedures. Our costs and expenses may grow faster than our revenues and may be greater than what we anticipate. If we are unable to generate adequate revenues and to manage our costs and expenses, we may continue to incur losses in the future and may not be able to achieve or subsequently maintain profitability. Managing our growth will require significant expenditures and the allocation of valuable management resources. If we fail to achieve the necessary level of efficiency in our organization as it grows, our business, operating results and financial condition could be harmed.

If the content contained within videos, games and other content formats on our platform is deemed to violate any PRC laws or regulations, our business, financial condition and results of operations may be materially and adversely affected.

        The PRC government and regulatory authorities have adopted regulations governing content contained within videos, games, and other information over the internet. Under these regulations, internet content providers are prohibited from posting or displaying over the internet content that, among other things, violates PRC laws and regulations, impairs the national dignity of China or the public interest, or is obscene, superstitious, fraudulent, violent or defamatory. Internet content providers are also prohibited from displaying content that may be deemed by relevant government authorities as "socially destabilizing" or leaking "state secrets" of China. The PRC government and regulatory authorities strengthen the regulations on internet content from time to time, such as the Opinion on Strictly Regulating Online Game Market Management jointly adopted by a few authorities on December 18, 2017, which regulates illegal and improper content in online games. Failure to comply with these requirements may result in the revocation of licenses to provide internet content or other licenses, the closure of the concerned websites and reputational harm. The website operator may also be held liable for such censored information displayed on or linked to their website.

        In addition to licensed content provided by copyright owners, we allow our users to upload content to our platform. Our users can upload all types of content including user-created and professionally produced content and certain graphical files for the purpose of updating user biographies and content covers. Currently only registered users who have passed our membership exam are allowed to upload content to our platform. We maintain two levels of content management and review procedures to monitor the content uploaded to our platform to ensure that no content that may be deemed to be prohibited by government rules and regulations is posted and to promptly remove any infringing content. Our content screening team is dedicated to screening and monitoring the content uploaded on our platform on a 24-hour, 7-day basis. For more details relating to our content monitoring procedures, see "Business—Content Management and Review." However, there can be no assurance that we can identify all the videos or other content that may violate relevant laws and regulations due to the large amount of content uploaded by our users every day.

        Failure to identify and prevent illegal or inappropriate content from being uploaded on our platform may subject us to liability. To the extent that PRC regulatory authorities find any content on our platform objectionable, they may require us to limit or eliminate the dissemination of such content on our platform in the form of take-down orders or otherwise. In addition, PRC laws and regulations are subject to interpretation by the relevant authorities, and it may not be possible to determine in all cases the types of content that could result in our liability as a platform operator. In the past, we were subject to penalties by PRC regulatory authorities due to our failure to comply with these requirements. For example, we were subject to a fine of RMB21,000 in September 2017 from a local counterpart of the MOC primarily for having inappropriate content in certain games operated on our platform. We also may face liability for copyright or trademark infringement, fraud and other claims based on the nature and content of the materials that are delivered, shared or otherwise accessed through or displayed on our platform.

We derive a substantial majority of our revenues from mobile games. If we fail to launch new games or release upgrades to existing games to grow our game player base, our business and operating results will be materially and adversely affected.

        We derived 65.7%, 65.4% and 83.4% of our revenues from mobile games in 2015, 2016 and 2017, respectively, and we derive a significant portion of mobile game revenues from a limited number of games. In 2017, two mobile games accounted for more than 10% of our total mobile game revenues, one for 71.8% and the other for 12.7%. We offer mobile games from third-party game developers and publishers on our platform either on an exclusive or non-exclusive basis. Therefore, we must maintain good relationships with our third-party game developers and copyright owners to obtain access to new popular games on reasonable commercial terms. We may not be able to maintain or renew these agreements on acceptable terms or at all. In such event, we may be unable to continue offering these popular mobile games, and our operating results will be adversely affected. In addition, if our users decide to access these games through our competitors, or if they prefer other mobile games operated by our competitors, our operating results could be materially and adversely affected. In addition, if we fail to launch new games or release upgrades to existing games in a timely manner, or if our games do not achieve expected popularity, we may lose players of our games, which could materially and adversely impact our business. Even in the event that we succeed in launching new games, the new games may divert players away from the existing games on our platform, which may increase player churn and reduce revenues from our existing games.

        In addition, the revenue model we adopt for online games may not remain effective, which may cause us to lose players and materially and adversely affect our business, financial condition and results of operations. We derive substantially all of the mobile games revenues from the sale of in-game virtual items. However, we may not be able to continue to successfully implement this model. Furthermore, PRC regulators have been implementing regulations designed to reduce the amount of time that youth spend playing online games. See "Regulation—Regulations Related to Anti-fatigue System, Real-name Registration System and Parental Guardianship Project." A revenue model that does not charge for playing time may be viewed by the PRC regulators as inconsistent with this goal. On the other hand, if we were to start charging for playing time, we may lose our players, and our financial condition and results of operations may be materially and adversely affected.

We face significant competition, primarily from companies that operate online entertainment platforms in China, and we compete with these companies for users, content providers and advertisers.

        We face significant competition primarily from companies that operate online entertainment platforms in China designed to engage users, especially Generation Z, and capture their time spent on mobile devices and online. In particular, our competitors mainly include large online video streaming platforms, social media platforms and other platforms offering video products. Some of our competitors have longer operating histories and significantly greater financial resources than we do, and in turn may be able to attract and retain more users, content partners and advertisers. Our competitors may compete with us in a variety of ways, including by obtaining exclusive online distribution rights for popular content, conducting brand promotions and other marketing activities, and making acquisitions. If any of our competitors provides comparable or better user experience, our user traffic could decline significantly. We have exclusive distribution rights only for certain PUGC on our platform. Our content creators are generally free to post their content on our competitors' platforms, which may divert user traffic from our platform, and adversely affect our user traffic and thus our operations.

        We believe that our ability to compete effectively depends upon many factors, some of which are beyond our control, including:

  •
  the popularity, usefulness, ease of use, performance and reliability of our platform, products and services compared to those of our competitors;

  •
  the amount, quality and timeliness of content on our platform, especially the amount and quality of the PUGC generated by our content creators;

  •
  the environment and culture of our user communities;

  •
  our ability, and the ability of our competitors, to develop new products and services and enhancements to existing products and services to keep up with user preferences and demands;

  •
  the inventory size, quality and size of player base of the games we operate;

  •
  our ability to establish and maintain relationships with content providers and partners;

  •
  our ability to monetize our services;

  •
  changes mandated by legislation, regulations or government policies, some of which may have a disproportionate effect on us;

  •
  acquisitions or consolidation within our industry, which may result in more formidable competitors; and

  •
  our reputation and brand strength relative to our competitors.

Increases in the costs of content on our platform may have an adverse effect on our business, financial condition and results of operations.

        We need to acquire popular content to provide our users with an engaging and satisfying viewing experience, and our acquisition of such content depends on our ability to retain our content creators and hosts of our live broadcasting program. As our business develops, we may incur increasing revenue-sharing costs to compensate our content creators and hosts of our live broadcasting program. Increases in market prices for licensed content may also have an adverse effect on our business, financial condition and results of operations. If we are not able to procure licensed content at commercially acceptable costs, our business and results of operations will be adversely impacted. In addition, if we are unable to generate sufficient revenues to outpace the increase in market prices for licensed content, our business, financial condition and results of operations may be adversely affected.

We may be subject to intellectual property infringement claims or other allegations, which could result in material damage to our reputation and brand image, payment of substantial damages, penalties and fines, removal of relevant content from our platform or seeking license arrangements which may not be available on commercially reasonable terms.

        Content posted on our platform may expose us to allegations by third parties of infringement of intellectual property rights, unfair competition, invasion of privacy, defamation and other violations of third-party rights. We have been involved in litigation based on allegations of infringement of third-party copyright due to the content available on our platform. We are currently involved in approximately 50 lawsuits based on allegations of infringement of third-party copyright due to the content posted on our platform, none of which is material to our company on an individual basis.

        Our failure to identify unauthorized videos posted on our platform may subject us to claims of infringement of third-party intellectual property rights or other rights. Although we maintain content management and review procedures to monitor the content uploaded to our platform, due to the large number of videos uploaded, we may not be able to identify all content that may infringe on third-party rights. Such failure may subject us to potential claims and lawsuits, defending of which may impose a significant burden on our management and employees, and there can be no assurance that we will obtain final outcomes that are favorable to us. In addition, we may be subject to administrative actions brought by the National Copyright Administration of China or its local branches for alleged copyright infringement.

        The validity, enforceability and scope of protection of intellectual property rights in internet-related industries, particularly in China, are uncertain and still evolving. As we face increasing competition and as litigation becomes a more common way to resolve disputes in China, we face a higher risk of being the subject of intellectual property infringement claims. Under relevant PRC laws and regulations, online service providers which provide storage space for users to upload works or links to other services or content could be held liable for copyright infringement under various circumstances, including situations where an online service provider knows or should reasonably have known that the relevant content uploaded or linked to on its platform infringes the copyrights of others and the provider realizes economic benefits from such infringement activities. In certain cases in China, the courts have found an online service provider to be liable for the copyrighted content posted by users which was accessible from and stored on such provider's servers.

        Although we have not been subject to claims or lawsuits outside China, we may become subject to copyright laws in other jurisdictions, such as the United States, by virtue of our listing in the United States, the ability of users to access our videos from the United States and other jurisdictions, the ownership of our ADSs by investors, and the extraterritorial application of foreign law by foreign courts or otherwise. In addition, as a publicly listed company, we may be exposed to increased risk of litigation. If a claim of infringement brought against us in the United States or other jurisdictions is successful, we may be required to (i) pay substantial statutory or other damages and fines, (ii) remove relevant content from our platform, or (iii) enter into royalty or license agreements which may not be available on commercially reasonable terms or at all.

        In addition, although we have required our users to post only legally compliant and inoffensive materials and have set up screening procedures, our screening procedures may fail to screen out all potentially offensive or non-compliant user-generated content and, even if properly screened, a third party may still find user-generated content posted on our platform offensive and take action against us in connection with the posting of such content. We may also face litigation or administrative actions for defamation, negligence or other purported injuries resulting from the content we provide or the nature of our services. Such litigation and administrative actions, with or without merit, may be expensive and time-consuming, result in significant diversion of resources and management attention from our operations, and adversely affect our brand image and reputation.

        Furthermore, our app has been, and may again be taken down temporarily from Apple app store or other apps markets for copyright reasons, and we may be subject to copyright infringement claims brought by our competitors, which, malicious or not, may be time-consuming to defend and disrupting to our operations.

We may not be able to prevent others from unauthorized use of our intellectual property, unfair competition, defamation or other violations of our rights, which could harm our business and competitive position.

        We have invested significant resources to develop our own intellectual property and acquire licenses to use and distribute the intellectual property of others on our platform. Failure to maintain or protect these rights could harm our business. In addition, any unauthorized use of our intellectual property by third parties may adversely affect our current and future revenues and our reputation.

Further, others may engage in conduct that constitutes unfair competition, defamation or other violations of our rights, which could harm our business, reputation and competitive position.

        Implementation and enforcement of PRC intellectual property-related laws have historically been deficient and ineffective. Accordingly, protection of intellectual property rights in China may not be as effective as in the United States or other developed countries. Furthermore, policing unauthorized use of proprietary technology is difficult and expensive. We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. Despite our efforts to protect our proprietary rights, third parties may attempt to copy or otherwise obtain and use our intellectual property or seek court declarations that they do not infringe upon our intellectual property rights. Other unlawful conduct against us is also difficult to prevent and police. We cannot assure you that the steps we have taken will prevent misappropriation of our rights. From time to time, we may have to resort to litigation to enforce our rights, which could result in substantial costs and diversion of our resources.

Many of our products and services contain open source software, which may pose particular risks to our proprietary software, products and services in a manner that negatively affects on our business.

        We use open source software in our products and services and will use open source software in the future. There is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide or distribute our products or services. Additionally, we may face claims from third parties claiming ownership of, or demanding release of, the open source software or derivative works that we developed using such software. These claims could result in litigation and could require us to make our software source code freely available, purchase a costly license or cease offering the implicated products or services unless and until we can re-engineer them to avoid infringement. This re-engineering process could require significant additional research and development resources, and we may not be able to complete it successfully.

        Furthermore, because any software source code we contribute to open source projects is publicly available, our ability to protect our intellectual property rights with respect to such software source code may be limited or lost entirely. As a result, we may be unable to prevent our competitors or others from using such software source code contributed by us.

Our live broadcasting business is still in its early stage of monetization, and we face intense competition for users and hosts, as well as strict regulatory supervision by government authorities.

        Our live broadcasting business is still in its early stage. We face significant competition in the live broadcasting business for both users and hosts. The live broadcasting program on our platform primarily focuses on interest areas such as animation, comics and games, animals and pets, art and lifestyle. We cannot assure you that such content will continue to attract new users and retain existing ones. We have entered into exclusive cooperation agreements with certain popular hosts on our platform. We may not be able to maintain or renew these agreements on acceptable terms or at all. In such event, we may be unable to retain these popular hosts on our platform, and our operating results will be adversely affected. In addition, the costs attributed to hosts' compensation have increased significantly in China during the past few years for companies that provide such services. If we are unable to generate sufficient revenues to outpace the increase in such compensation, we may lose opportunities to retain the popular hosts on our platform and thus incur more losses. In addition, the compensation we pay to the hosts could significantly increase our cost of revenues and materially adversely affect our margins, financial condition and results of operations.

        In addition, our live broadcasting services may be abused by hosts and other users. We have an internal control system in place to review and monitor live broadcasting streams and will shut down those streams that may violate PRC laws and regulations. However, we may not identify all such streams and content. Failure to comply with applicable laws and regulations may result in the revocation of our licenses to provide internet content or other licenses, the closure of the concerned platforms and reputational harm. We may also be held liable for such censored information displayed on our platform.

We have a unique community culture that is vital to our success. Our operations may be materially and adversely affected if we fail to maintain our culture and brand image within our addressable user communities.

        Our users have developed a unique community culture that distinguishes us from other online content providers. Our users come to our platform for creative content covering a wide array of cultures and interests as well as for strong, vibrant and safe communities. We believe that maintaining and promoting such community culture is critical to retaining and expanding our user base. We have taken multiple initiatives to preserve our community culture and values, such as requiring users to pass a membership exam before they are allowed to send B-chats and utilize other interactive functions on our platform, and temporarily blocking or permanently deleting accounts of users who posted inappropriate content or comments.

        Despite our efforts, we may be unable to maintain and foster our unique community culture and cease to be the preferred platform for our target users and content creators. As our user base is expanding, we may have difficulties in guiding our new users to honor and abide by our community values despite the initiatives we have adopted and may adopt in the future. In such event, our user engagement and loyalty may suffer, which would in turn negatively affect user traffic and our attractiveness to other customers and partners. In addition, frictions among our users and inflammatory comments posted by internet trolls may damage our community culture and brand image, which would be detrimental to our operations. Historically, some incidents of intense frictions among our users who belonged to different micro-interests and fans groups disrupted our operations. Users who have met through our services may become involved in emotionally charged situations and could suffer adverse moral, emotional or physical consequences. Such events could be highly publicized and have a significant negative impact on our reputation. Government authorities may require us to discontinue or restrict the relevant services. As a result, our business could suffer and our user base and results of operations may be materially and adversely affected.

If we fail to develop effective advertising products and system, retain existing advertisers or attract new advertisers to advertise on our platform, or if we are unable to collect accounts receivable from the advertisers or advertising agencies in a timely manner, our financial condition, results of operations and prospects may be materially and adversely affected.

        We generate a portion of our revenues from advertising. We enter into contracts with both advertisers and third-party advertising agencies, and the financial soundness of these customers may affect our collection of accounts receivable. We make a credit assessment of the advertiser and advertising agency to evaluate the collectability of the advertising service fees before entering into an advertising contract. However, we cannot assure you that we are or will be able to accurately assess the creditworthiness of each advertiser or advertising agency, and any inability of advertisers or advertising agencies to pay us in a timely manner may adversely affect our liquidity and cash flows.

        Our ability to generate and maintain our advertising revenues depends on a number of factors, including the maintenance and enhancement of our brand, the scale, engagement and loyalty of our users and the market competition on advertising prices. We cannot assure you that we will be able to retain existing advertisers or advertising agencies or attract new ones. If we fail to retain and enhance our relationships with third-party advertising agencies or advertisers themselves, our business, results of operations and prospects may be adversely affected.

We may not be successful in developing relationships with key participants in the mobile industry or in developing services that operate effectively with these operating systems, networks, devices and standards.

        We make our products and services available across a variety of operating systems, mainly on mobile devices and personal computers. As mobile usage accelerates, we expect to generate a large portion of our business and revenues from mobile. If we are unable to successfully capture and retain the growing number of users that access internet services through mobile devices, or if we are slower than our competitors in developing attractive products and services adaptable for mobile devices, we may fail to capture a significant share or an increasingly important portion of the market or may lose existing users. In addition, even if we are able to retain the increasing number of mobile users, we may not be able to successfully monetize them in the future.

        We depend on the interoperability of our products and services with popular devices, desktop and mobile operating systems and web browsers that we do not control, such as Windows, Mac OS, Android, iOS, and others. Any changes in devices or their systems that degrade the functionality of our products and services or give preferential treatment to competitive products or services could adversely affect usage of our products and services. We may not be successful in developing relationships with key participants in the mobile industry or in developing services that operate effectively with these operating systems, networks, devices and standards. Further, if the number of systems, networks and devices for which we develop our products and services increases, it will result in an increase in our costs and expenses, and adversely affect our gross margin and results of operation.

Any malfunction, capacity constraint or operation interruption for any extended period may have an adverse impact on our business.

        Our ability to provide superior user experience on our platform depends on the continuous and reliable operation of our IT systems. We cannot assure you that we will be able to procure sufficient bandwidth in a timely manner or on acceptable terms or at all. Failure to do so may significantly impair user experience on our platform and decrease the overall effectiveness of our platform to users, content providers and advertisers. Our IT systems and proprietary content distribution network are vulnerable to damage or interruption as a result of fires, floods, earthquakes, power losses, telecommunications failures, undetected errors in software, computer viruses, hacking and other attempts to harm our IT systems. Disruptions, failures, unscheduled service interruptions or a decrease in connection speeds could damage our reputation and cause our users, content providers and advertisers to migrate to our competitors' platforms. If we experience frequent or persistent service disruptions, whether caused by failures of our own IT systems or those of third-party service providers, our user experience may be negatively affected, which in turn may have a material and adverse effect on our reputation and business. We cannot assure you that we will be successful in minimizing the frequency or duration of service interruptions. As the number of our users increases and our users generate more content on our platform, we may be required to expand and adapt our technology and infrastructure to reliably store and process content. It may become increasingly difficult to maintain and improve the performance of our platform, especially during peak usage times, as our services become more complex and our user traffic increases.

Any compromise of the cyber security of our platform could materially and adversely affect our business, operations and reputation.

        Our products and services involve the storage and transmission of users' and other customers' information, and security breaches expose us to a risk of loss of this information, litigation and potential liability. We experience cyber-attacks of varying degrees from time to time, and we have been able to rectify attacks without significant impact to our operations in the past. Our security measures may also be breached due to employee error, malfeasance or otherwise. Additionally, outside parties may attempt to fraudulently induce employees, users or other customers to disclose sensitive information in order to gain access to our data or our users' or other customers' data or accounts, or may otherwise obtain access to such data or accounts. Because the techniques used to obtain unauthorized access, disable or degrade service or sabotage systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed, we could lose users and other customers, and may be exposed to significant legal and financial risks, including legal claims and regulatory fines and penalties. Any of these actions could have a material and adverse effect on our business, reputation and results of operations.

Undetected programming errors or flaws or failure to maintain effective customer service could harm our reputation or decrease market acceptance of our products and services, which would materially and adversely affect our results of operations.

        The video programs, including advertising video programs, on our platform may contain programming errors that may only become apparent after their release. We generally have been able to resolve such flaws and errors. However, we cannot assure you that we will be able to detect and resolve all these programming errors effectively. Undetected programming errors could adversely affect our user experience and market acceptance.

        Our software has contained, and may now or in the future contain, errors, bugs or vulnerabilities. Any errors, bugs or vulnerabilities discovered in our code after release could result in damage to our reputation, loss of users, loss of content providers, loss of revenue or liability for damages, any of which could adversely affect our business and operating results.

Privacy concerns relating to our products and services and the use of user information could damage our reputation, deter current and potential users and customers from using our products.

        We collect personal data from our users in order to better understand our users and their needs for the purpose of our content feeds recommendation and to help our advertisement customers target specific demographic groups. Concerns about the collection, use, disclosure or security of personal information or other privacy-related matters, even if unfounded, could damage our reputation, cause us to lose users and other customers and adversely affect our results of operations. While we strive to comply with applicable data protection laws and regulations, as well as our privacy policies pursuant to our terms of use and other obligations we may have with respect to privacy and data protection, any failure or perceived failure to comply with these laws, regulations or policies may result in inquiries and other proceedings or actions against us by government agencies or others, as well as negative publicity and damage to our reputation and brand, each of which could cause us to lose users and customers and have an adverse effect on our business and results of operations.

        Any systems failure or compromise of our security that results in the unauthorized access to or release of our users' or other customers' data could significantly limit the adoption of our products and services, as well as harm our reputation and brand and, therefore, our business. We expect to expend significant resources to protect against security breaches. The risk that these types of events could seriously harm our business is likely to increase as we expand the number of services we offer and increase the size of our users base.

        Our practices may become inconsistent with new laws or regulations concerning data protection, or the interpretation and application of existing consumer and data protection laws or regulations, which is often uncertain and in flux. If so, in addition to the possibility of fines, this could result in an order requiring that we change our practices, which could have an adverse effect on our business and operating results. Complying with new laws and regulations could cause us to incur substantial costs or require us to change our business practices in a manner materially adverse to our business.

We utilize payment collection channels to collect proceeds from our paying users' purchases. Any failure by those payment collection channels to process payments effectively and securely may materially and adversely affect our revenue realization and brand recognition.

        We depend on the billing and payment systems of third parties such as online third-party payment processors to maintain accurate records of payments of sales proceeds by paying users and collect such payments. We receive periodic statements from these third parties which indicate the aggregate amount of fees that were charged to paying users of our products and services. Our business and results of operations could be adversely affected if these third parties fail to accurately account for or calculate the revenues generated from the sales of our products and services. If there are security breaches or failure or errors in the payment process of these third parties, user experience may be affected and our business results may be negatively impacted.

        Failure to timely collect our receivables from third parties whose billing and payment systems we use and third-party payment processors may adversely affect our cash flows. Our third-party payment processors may from time to time experience cash flow difficulties. Consequently, they may delay their payments to us or fail to pay us at all. Any delay in payment or inability of current or potential third-party payment processors to pay us may significantly harm our cash flow and results of operations.

        We also do not have control over the security measures of our third-party payment service providers, and security breaches of the online payment systems that we use could expose us to litigation and possible liability for failing to secure confidential customer information and could, among other things, damage our reputation and the perceived security of all of the online payment systems that we use. If a well-publicized internet security breach were to occur, users concerned about the security of their online payments may become reluctant to purchase our products through payment service providers even if the publicized breach did not involve payment systems or methods used by us. In addition, billing software errors could damage user confidence in these payment systems. If any of the above were to occur and damage our reputation or the perceived security of the payment systems we use, we may lose paying users as they may be discouraged from purchasing products or services on our platform, which may have an adverse effect on our business and results of operations.

Our success depends on the efforts of our key employees, including our senior management members and other technology talents. If we fail to hire, retain and motivate our key employees, our business may suffer.

        We depend on the continued contributions of our senior management and other key employees, many of whom are difficult to replace. The loss of the services of any of our executive officers or other key employees could harm our business. Competition for qualified talent in China is intense, particularly in the internet and technology industries. Our future success depends on our ability to attract a large number of qualified employees and retain existing key employees. If we are unable to do so, our business and growth may be materially and adversely affected and the trading price of our ADSs could suffer. Our need to significantly increase the number of our qualified employees and retain key employees may cause us to materially increase compensation-related costs, including stock-based compensation.

We have granted, and may continue to grant, options and other types of awards under our share incentive plan, which may result in increased share-based compensation expenses.

        We adopted a global share incentive plan in 2014 and a share incentive plan in 2018, which we refer to as the Global Share Plan and the 2018 Plan, respectively, in this prospectus, for the purpose of granting share-based compensation awards to employees, directors and consultants to incentivize their performance and align their interests with ours. We recognize expenses in our consolidated financial statements in accordance with U.S. GAAP. Under each of the share incentive plans, we are authorized to grant options and other types of awards. As of the date of this prospectus, the maximum aggregate number of ordinary shares which may be issued pursuant to all awards under the Global Share Plan is 19,880,315 ordinary shares, subject to amendment. The maximum aggregate number of shares which may be issued pursuant to all awards under the 2018 Plan is 2.5% of the total number of the outstanding ordinary shares immediately after this offering. As of the date of this prospectus, awards to purchase 19,364,209 ordinary shares under the Global Share Plan have been granted and outstanding, excluding awards that were forfeited or cancelled after the relevant grant dates. No award has been granted under the 2018 Plan. Some of our outstanding awards set the completion of an initial public offering of our ordinary shares as performance condition for vesting. As a result, a number of awards will become vested once we complete this offering, and we will then record additional share-based compensation expense on the completion date of this offering. As of December 31, 2017, our unrecognized share-based compensation expenses relating to unvested awards amounted to RMB360.2 million (US$55.4 million).

If we fail to implement and maintain an effective system of internal controls to remediate our material weakness over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud, and investor confidence and the market price of our ADSs may be materially and adversely affected.

        Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. In auditing our consolidated financial statements for the fiscal year ended December 31, 2015, 2016 and 2017, we and our independent registered public accounting firm identified one material weakness in our internal control over financial reporting as well as other control deficiencies as of December 31, 2017, in accordance with the standards established by the Public Company Accounting Oversight Board of the United States (PCAOB).

        The material weakness identified related to our lack of sufficient resources regarding financial reporting and accounting personnel with understanding of U.S. GAAP, in particular, to address complex U.S. GAAP technical accounting issues, related disclosures in accordance with U.S. GAAP and financial reporting requirements set forth by the SEC.

        Upon the completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2018. In addition, once we cease to be an "emerging growth company" as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

        During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Generally, if we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our ADSs. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions.

We rely on certain key operating metrics to evaluate the performance of our business, and real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business.

        We rely on certain key operating metrics, such as MAU, to evaluate the performance of our business. Our operating metrics may differ from estimates published by third parties or from similarly titled metrics used by other companies due to differences in methodology and assumptions. We calculate these operating metrics using internal company data that have not been independently verified. If we discover material inaccuracies in the operating metrics we use, or if they are perceived to be inaccurate, our reputation may be harmed and our evaluation methods and results may be impaired, which could negatively affect our business. If investors make investment decisions based on operating metrics we disclose that are inaccurate, we may also face potential lawsuits or disputes.

We do not have any business insurance coverage.

        The insurance industry in China is still in an early stage of development, and insurance companies in China currently offer limited business-related insurance products. We do not maintain business interruption insurance or general third-party liability insurance, nor do we maintain property insurance, product liability insurance or key-man insurance. We consider this practice to be reasonable in light of the nature of our business and the insurance products that are available in China and in line with the practices of other companies in the same industry of similar size in China. Any uninsured risks may result in substantial costs and the diversion of resources, which could adversely affect our results of operations and financial condition.

We face risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt our operations.

        Our business could be adversely affected by the effects of epidemics. In recent years, there have been breakouts of epidemics in China and globally. Our operations could be disrupted if one of our employees is suspected of having H1N1 flu, avian flu or another epidemic, since it could require our employees to be quarantined and/or our offices to be disinfected. In addition, our results of operations could be adversely affected to the extent that the outbreak harms the PRC economy in general and the mobile internet industry in particular.

        We are also vulnerable to natural disasters and other calamities. Although we have servers that are hosted in an offsite location, our backup system does not capture data on a real-time basis and we may be unable to recover certain data in the event of a server failure. We cannot assure you that any backup systems will be adequate to protect us from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events. Any of the foregoing events may give rise to server interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to provide services on our platform.

Certain of our leasehold interests in leased properties have not been registered with the relevant PRC governmental authorities as required by relevant PRC laws. The failure to register leasehold interests may expose us to potential fines.

        We have not registered certain of our lease agreements with the relevant government authorities. Under the relevant PRC laws and regulations, we may be required to register and file with the relevant government authority executed leases. The failure to register the lease agreements for our leased properties will not affect the validity of these lease agreements, but the competent housing authorities may order us to register the lease agreements in a prescribed period of time and impose a fine ranging from RMB1,000 to RMB10,000 for each non-registered lease if we fail to complete the registration within the prescribed timeframe.

Risks Related to Our Corporate Structure

If the PRC government finds that the agreements that establish the structure for operating our businesses in China do not comply with PRC regulations on foreign investment in internet and other related businesses, or if these regulations or their interpretation change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

        PRC laws and regulations impose certain restrictions or prohibitions on foreign ownership of companies that engage in internet and other related businesses, including the provision of internet content and online game operations. Specifically, foreign ownership of an internet content provider may not exceed 50%, and the major foreign investor is required to have a record of good performance and operating experience in managing value-added telecommunications business. We are a company registered in the Cayman Islands and Hode Technology (our WFOE) is considered a foreign-invested enterprise. To comply with PRC laws and regulations, we conduct our business in China mainly through Shanghai Kuanyu and Shanghai Hode (our VIEs) and their respective subsidiaries, based on a series of contractual arrangements by and among Hode Technology, our VIEs, and their shareholders. As a result of these contractual arrangements, we exert control over our consolidated affiliated entities and consolidate their financial results in our financial statements under U.S. GAAP. Our consolidated affiliated entities hold the licenses, approvals and key assets that are essential for our operations.

        In the opinion of our PRC counsel, Commerce & Finance Law Offices, based on its understanding of the relevant PRC laws and regulations, each of the contracts among Hode Technology, our VIEs and their shareholders is valid, binding and enforceable in accordance with its terms. However, we have been further advised by our PRC counsel that there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations. Thus, the PRC government may ultimately take a view contrary to the opinion of our PRC counsel. If we are found in violation of any PRC laws or regulations or if the contractual arrangements among Hode Technology, our VIEs and their shareholders are determined as illegal or invalid by the PRC court, arbitral tribunal or regulatory authorities, the relevant governmental authorities would have broad discretion in dealing with such violation, including, without limitation:

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  revoking the business licenses and/or operating licenses of such entities;

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  imposing fines on us;

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  confiscating any of our income that they deem to be obtained through illegal operations;

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  discontinuing or placing restrictions or onerous conditions on our operations;

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  placing restrictions on our right to collect revenues;

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  shutting down our servers or blocking our app/websites;

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  requiring us to restructure the operations in such a way as to compel us to establish a new enterprise, re-apply for the necessary licenses or relocate our businesses, staff and assets;

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  imposing additional conditions or requirements with which we may not be able to comply; or

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  taking other regulatory or enforcement actions against us that could be harmful to our business.

        The imposition of any of these penalties may result in a material and adverse effect on our ability to conduct our business operations. In addition, if the imposition of any of these penalties causes us to lose the rights to direct the activities of our consolidated affiliated entities or the right to receive their economic benefits, we would no longer be able to consolidate their financial results.

We rely on contractual arrangements with our VIEs and their shareholders for our operations in China, which may not be as effective in providing operational control as direct ownership.

        Due to PRC restrictions or prohibitions on foreign ownership of internet and other related businesses in China, we operate our business in China through our VIEs and their subsidiaries, in which we have no ownership interest. We rely on a series of contractual arrangements with our VIEs and their shareholders, including the powers of attorney, to control and operate business of our consolidated affiliated entities. These contractual arrangements are intended to provide us with effective control over our consolidated affiliated entities and allow us to obtain economic benefits from them. See "Corporate History and Structure—Contractual Arrangements with Our VIEs and Their Respective Shareholders" for more details about these contractual arrangements. In particular, our ability to control the consolidated affiliated entities depends on the powers of attorney, pursuant to which Hode Technology (our WFOE) can vote on all matters requiring shareholder approval in our VIEs. We believe these powers of attorney are legally enforceable but may not be as effective as direct equity ownership.

        Although we have been advised by our PRC counsel, Commerce & Finance Law Offices, that each of the contracts among Hode Technology, our VIEs and their shareholders is valid, binding and enforceable under existing PRC laws and regulations, these contractual arrangements may not be as effective in providing control over our VIEs and their subsidiaries as direct ownership. If our VIEs or their shareholders fail to perform their respective obligations under the contractual arrangements, we may incur substantial costs and expend substantial resources to enforce our rights. These contractual arrangements are governed by and interpreted in accordance with PRC law, and disputes arising from these contractual arrangements will be resolved through arbitration in China. However, the legal system in China, particularly as it relates to arbitration proceedings, is not as developed as the legal system in many other jurisdictions, such as the United States. See "—Risks Related to Doing Business in China—Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us." There are very few precedents and little official guidance as to how contractual arrangements in the context of a variable interest entity should be interpreted or enforced under PRC law. There remain significant uncertainties regarding the ultimate outcome of arbitration should legal action become necessary. These uncertainties could limit our ability to enforce these contractual arrangements. In addition, arbitration awards are final and can only be enforced in PRC courts through arbitration award recognition proceedings, which could cause additional expenses and delays. In the event we are unable to enforce these contractual arrangements or we experience significant delays or other obstacles in the process of enforcing these contractual arrangements, we may not be able to exert effective control over our VIEs and may lose control over the assets owned by our VIEs. As a result, we may be unable to consolidate the financial results of such entities in our consolidated financial statements, our ability to conduct our business may be negatively affected, and our operations could be severely disrupted, which could materially and adversely affect our results of operations and financial condition.

We may lose the ability to use and enjoy assets held by our VIEs and their subsidiaries that are important to our business if our VIEs and their subsidiaries declare bankruptcy or become subject to a dissolution or liquidation proceeding.

        Our VIEs hold certain assets that are important to our operations, including the ICP License, License for Online Transmission of Audio-visual Programs and the Online Culture Operating Permit. Under our contractual arrangements, the shareholders of our VIEs may not voluntarily liquidate our VIEs or approve them to sell, transfer, mortgage or dispose of their assets or legal or beneficial interests exceeding certain threshold in the business in any manner without our prior consent. However, in the event that the shareholders breach this obligation and voluntarily liquidate our VIEs, or our VIEs declare bankruptcy, or all or part of their assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our operations, which could materially and adversely affect our business, financial condition and results of operations. Furthermore, if our VIEs or their subsidiaries undergo a voluntary or involuntary liquidation proceeding, their shareholders or unrelated third-party creditors may claim rights to some or all of its assets, hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.

Contractual arrangements we have entered into with our VIEs may be subject to scrutiny by the PRC tax authorities. A finding that we owe additional taxes could negatively affect our financial condition and the value of your investment.

        Pursuant to applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by PRC tax authorities. We may be subject to adverse tax consequences if the PRC tax authorities determine that the contractual arrangements among our WFOE, our VIEs and their shareholders are not on an arm's length basis and therefore constitute favorable transfer pricing. As a result, the PRC tax authorities could require that our VIEs adjust their taxable income upward for PRC tax purposes. Such an adjustment could increase our VIEs' tax expenses without reducing the tax expenses of our WFOE, subject our VIEs to late payment fees and other penalties for under-payment of taxes, and result in the loss of any preferential tax treatment our WFOE may have. As a result, our consolidated results of operations may be adversely affected.

If the chops of our PRC subsidiaries, our VIEs and their subsidiaries, are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised.

        In China, a company chop or seal serves as the legal representation of the company towards third parties even when unaccompanied by a signature. Each legally registered company in China is required to maintain a company chop, which must be registered with the local Public Security Bureau. In addition to this mandatory company chop, companies may have several other chops which can be used for specific purposes. The chops of our PRC subsidiaries, our VIEs and their subsidiaries are generally held securely by personnel designated or approved by us in accordance with our internal control procedures. To the extent those chops are not kept safe, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised and those corporate entities may be bound to abide by the terms of any documents so chopped, even if they were chopped by an individual who lacked the requisite power and authority to do so.

The shareholders of our VIEs may have potential conflicts of interest with us, which may materially and adversely affect our business.

        The shareholders of our VIEs include Messrs. Yi Xu, Rui Chen, Xi Cao and Mses. Qian Wei and Ni Li, who are also our shareholders, and, in some cases, our directors or officers. Conflicts of interest may arise between the roles of them as shareholders, directors or officers of our company and as shareholders of our VIEs. For individuals who are also our directors and officers, we rely on them to abide by the laws of the Cayman Islands, which provide that directors and officers owe a fiduciary duty to our company to act in good faith and in the best interest of our company and not to use their positions for personal gain. The shareholders of our VIEs have executed powers of attorney to appoint Hode Technology (our WFOE) or a person designated by Hode Technology to vote on their behalf and exercise voting rights as shareholders of our VIEs. We cannot assure you that when conflicts arise, these shareholders will act in the best interest of our company or that conflicts will be resolved in our favor. If we cannot resolve any conflicts of interest or disputes between us and these shareholders, we would have to rely on legal proceedings, which may be expensive, time-consuming and disruptive to our operations. There is also substantial uncertainty as to the outcome of any such legal proceedings.

We may rely on dividends paid by our PRC subsidiaries to fund cash and financing requirements. Any limitation on the ability of our PRC subsidiaries to pay dividends to us could have a material adverse effect on our ability to conduct our business and to pay dividends to holders of the ADSs and our ordinary shares.

        We are a holding company, and we may rely on dividends to be paid by our PRC subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to the holders of the ADSs and our ordinary shares and service any debt we may incur. If our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us.

        Under PRC laws and regulations, a wholly foreign-owned enterprise in China, such as Hode Technology, may pay dividends only out of its accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise is required to set aside at least 10% of its after-tax profits each year, after making up previous years' accumulated losses, if any, to fund certain statutory reserve funds, until the aggregate amount of such fund reaches 50% of its registered capital. At the discretion of the board of directors of the wholly foreign-owned enterprise, it may allocate a portion of its after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends. Any limitation on the ability of our PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Substantial uncertainties exist with respect to the enactment timetable and final content of a draft new PRC Foreign Investment Law and how it may impact the viability of our current corporate structure and operations.

        In January 2015, the Ministry of Commerce, or MOFCOM, published a discussion draft of the Foreign Investment Law for public review and comment. Among other things, the draft Foreign Investment Law expands the definition of foreign investment and introduces the principle of "actual control" in determining whether a company should be treated as a foreign invested enterprise, or FIE. It specifically provides that entities established in China (without direct foreign equity ownership) but "controlled" by foreign investors, through contract or trust for example, will be treated as FIEs. Once an entity falls within the definition of FIE, it may be subject to foreign investment "restrictions" or "prohibitions" set forth in a "negative list" to be separately issued by the State Council later. If an FIE proposes to conduct business in an industry subject to foreign investment "restrictions" in the "negative list," the FIE must go through a MOFCOM pre-approval process.

        Under the draft Foreign Investment Law, variable interest entities that are controlled via contractual arrangements would be deemed as FIEs if they are ultimately "controlled" by foreign investors, and any of their operations in the industry categories included in the "negative list" without

MOFCOM pre-approval may be considered illegal. Conversely, for any companies with a variable interest entity structure engaged in a "restricted" business included in the "negative list," the variable interest entity structure may be deemed legitimate if it is ultimately controlled by PRC nationals. The draft Foreign Investment Law is not specific on what will happen to companies with an existing variable interest entity structure.

        The internet content service, internet audio-visual program services and online culture activities that we conduct through our consolidated affiliated entities are subject to foreign investment restrictions set forth in the Guidance Catalogue of Industries for Foreign Investment (2017 Revision) issued by MOFCOM and the National Development and Reform Commission. It is unclear whether the new "negative list" under the draft Foreign Investment Law will be different from the relevant categories in the catalogue. Substantial uncertainties exist with respect to the enactment timetable and final content of the draft Foreign Investment Law. To date, there is no timetable for the enactment of the draft Foreign Investment Law. If the enacted version of the Foreign Investment Law and the final "negative list" mandate further actions to be taken by us, such as a MOFCOM pre-approval process, there is no assurance that we can obtain such pre-approval on a timely basis, or at all.

Risks Related to Doing Business in China

Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us.

        The PRC legal system is based on written statutes and court decisions have limited precedential value. The PRC legal system is evolving rapidly, and the interpretations of many laws, regulations and rules may contain inconsistencies and enforcement of these laws, regulations and rules involves uncertainties.

        From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC judicial and administrative authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to predict the outcome of a judicial or administrative proceeding than in more developed legal systems. Furthermore, the PRC legal system is based, in part, on government policies and internal rules, some of which are not published in a timely manner, or at all, but which may have retroactive effect. As a result, we may not always be aware of any potential violation of these policies and rules. Such unpredictability towards our contractual, property (including intellectual property) and procedural rights could adversely affect our business and impede our ability to continue our operations.

Regulation and censorship of information disseminated over the mobile and internet in China may adversely affect our business and subject us to liability for content posted on our platform.

        Internet companies in China are subject to a variety of existing and new rules, regulations, policies, and license and permit requirements on the distribution of information over the mobile and internet. Under these rules and regulations, content service providers are prohibited from posting or displaying over the mobile or internet content that, among others, violates PRC laws and regulations, impairs the national dignity of China or the public interest, is obscene, superstitious, fraudulent or defamatory, or may be deemed by relevant government authorities as "socially destabilizing" or leaking "state secrets" of China. For more information, see "Regulation—Regulations Related to Internet Information Security and Privacy Protection." In connection with enforcing these rules, regulations, policies and requirements, relevant government authorities may suspend services by, or revoke licenses of, any internet or mobile content service provider that is deemed to provide illicit content online or on mobile devices, and such activities may be intensified in connection with any ongoing government campaigns to eliminate prohibited content online. For example, in 2016, the Office of the Anti-Pornography and Illegal Publications Working Group, the State Internet Information Office, the Ministry of Industry and

Information Technology, or the MIIT, the Ministry of Culture, or the MOC, and the Ministry of Public Security jointly launched a "Clean Up the Internet 2016" campaign. Based on publicly available information, the campaign aims to eliminate pornographic information and content in the internet information services industry by, among other things, holding liable individuals and corporate entities that facilitate the distribution of pornographic information and content. During the campaign, relevant government authorities shut down 2,500 websites, removed 15,000 links and closed 310,000 accounts. Certain major public internet companies voluntarily initiated self-investigations to filter and remove content from their websites and cloud servers. In 2017, the regulatory authorities jointly initiated a "Clean Up the Internet 2017" campaign and, based on the publicly available information on November 7, 2017, 1,655 websites have been shut down during the campaign.

        We endeavor to eliminate illicit content from our platform. We have made substantial investments in resources to monitor content that users post on our platform and the way in which our users engage with each other through our platform. In the past, we have terminated certain user accounts in order to eliminate spam, fictitious accounts and indecent content from our platform. We use a variety of methods to ensure our platform remains a healthy and positive experience for our users, including a designated content management team and our own data analytics software. Although we employ these methods to filter our users and content posted by our users, we cannot be sure that our internal content control efforts will be sufficient to remove all content that may be viewed as indecent or otherwise non-compliant with PRC law and regulations. Government standards and interpretations as to what constitutes illicit online content or behavior are subject to interpretation and may change.

        We have paid fines in connection with content posted on our platform, and government standards and interpretations may change in a manner that could render our current monitoring efforts insufficient. The PRC government has wide discretion in regulating online activities and, irrespective of our efforts to control the content on our platform, government campaigns and other actions to reduce illicit content and activities could subject us to negative press or regulatory challenges and sanctions, including imposition of fines, suspension or revocation of our licenses to operate in China or a ban of our platform, including closure of one or more parts of or our entire business. Further, our senior management could be held criminally liable if we are deemed to be profiting from illicit content on our platform. Although our operations have not been materially adversely affected by government campaigns or any other regulatory actions in the past, we cannot assure you that our business and operations will be immune from government actions or sanctions in the future. If government actions or sanctions are brought against us, or if there are widespread rumors that government actions or sanctions have been brought against us, our reputation could be harmed, we may lose users and other customers, our revenues and results of operation may be materially and adversely affected and the value of our ADSs could be dramatically reduced.

        In March 2018, the SAPPRFT issued a notice to further regulate the transmission of internet audio-visual programs. Due to the lack of clarification and detailed implementation rules, it is unclear to us whether and how this notice would be applicable to the PUGC content posted on our platform by our users. We have conducted a review of the content that may be implicated on our platform and believe our current content monitoring measures in place are adequate. However, given the uncertainty in the interpretation and implementation of this notice, we may be required to subsequently implement further content monitoring measures, which could materially and adversely affect our business, financial condition and results of operations. For further information regarding this notice, see "Regulation—Regulations Related to Online Transmission of Audio-Visual Programs."

If we fail to obtain and maintain the requisite licenses and approvals required under the complex regulatory environment applicable to our businesses in China, or if we are required to take compliance actions that are time-consuming or costly, our business, financial condition and results of operations may be materially and adversely affected.

        The internet and mobile industries in China are highly regulated. Our consolidated affiliated entities are required to obtain and maintain applicable licenses and approvals from different regulatory authorities in order to provide their current services. Under the current PRC regulatory scheme, a number of regulatory agencies, including but not limited to the State Administration of Press, Publication, Radio, Film and Television of China, or the SAPPRFT, the MOC, the MIIT, the State Council Information Office, and the State Internet Information Office, jointly regulate all major aspects of the internet industry, including the mobile internet and mobile games businesses. Operators must obtain various government approvals and licenses for relevant mobile business.

        We have obtained ICP licenses for the provision of internet information services, license for online transmission of audio-visual programs for the provision of internet audio-visual program services, and Online Culture Operating Licenses for operation of online games, and have submitted an application to update our license for online transmission of audio-visual programs to cover the transmission to mobile devices. These licenses are essential to the operation of our business and are generally subject to regular government review or renewal. However, we cannot assure you that we can successfully renew these licenses in a timely manner or that these licenses are sufficient to conduct all of our present or future business.

        Under regulations issued by the SAPPRFT, the publication of each online game requires approval from the SAPPRFT. As of the date of this prospectus, we have obtained approvals from the SAPPRFT for all of the domestic online games and two imported online games exclusively operated by us. We will apply with the SAPPRFT for the approvals of our future games. We also require third parties to obtain requisite approvals from the SAPPRFT, and make filings with the MOC, for the online games we jointly operate with such third parties. However, we cannot assure you that we or such third parties can obtain the SAPPRFT's approvals or complete the filing with the MOC for all games in a timely manner or at all. In addition, as the provision of online games is deemed to be an internet publication activity, an online game operator must obtain an Internet Publication Service License in order to directly make those games publicly available in China. Although it is not specifically authorized by the SAPPRFT, an online game operator is generally able to publish its games through third-party licensed electronic publishing entities and register the games with the SAPPRFT as electronic publications. Shanghai Hode is planning to apply for the Internet Publishing Service License for our operation of online games. However, there is no assurance that we will be granted such license. If we fail to complete, obtain or maintain any of the required licenses or approvals or make the necessary filings, we may be subject to various penalties, such as confiscation of the net revenues that were generated through online games, the imposition of fines, the revocation of our business and operating licenses and the discontinuation or restriction of our operations of online games.

        Considerable uncertainties exist regarding the interpretation and implementation of existing and future laws and regulations governing our business activities. For example, in 2009, the SAPPRFT, together with other authorities issued a notice known as Circular 13, which expressly prohibits foreign investors from participating in online game operating businesses in China via wholly foreign-owned entities, China-foreign equity joint ventures or cooperative joint ventures or from controlling over or participating in the operation of domestic online game businesses through indirect means, such as other joint venture companies or contractual or technical arrangements. While Circular 13 is applicable to us and our online game business on an overall basis, the SAPPRFT has not issued any interpretation of Circular 13, and we are not aware of any online game companies which use the same or similar variable interest entity contractual arrangements as those we use having been challenged by the SAPPRFT. In addition, under the Administrative Regulations on the Introduction and Broadcasting of

Foreign Television Programs, the introduction or broadcasting of foreign animation in China is subject to approval of the SAPPRFT or its authorized entities. However, approval or filing procedures are not explicitly required in practice by the SAPPRFT for the broadcasting and distribution of foreign animation on the internet only. We have not obtained any approval from, or completed any filing with, the SAPPRFT or competent local counterparts for broadcasting and distribution of foreign animation on our platform. We could be found in violation of any future laws and regulations or of the laws and regulations currently in effect due to changes in the relevant authorities' interpretation of these laws and regulations. If we fail to complete, obtain or maintain any of the required licenses or approvals or make the necessary filings, we may be subject to various penalties, such as confiscation of the net revenues that were generated through the unlicensed internet or mobile activities, the imposition of fines and the discontinuation or restriction of our operations. Any such penalties or changes in policies, regulations or enforcement by government authorities, may disrupt our operations and materially and adversely affect our business, financial condition and results of operations.

Adverse changes in economic and political policies of the PRC government could have a material and adverse effect on overall economic growth in China, which could materially and adversely affect our business.

        Our revenues are substantially sourced from China. Accordingly, our results of operations, financial condition and prospects are influenced by economic, political and legal developments in China. Economic reforms begun in the late 1970s have resulted in significant economic growth. However, any economic reform policies or measures in China may from time to time be modified or revised. China's economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past 30 years, growth has been uneven across different regions and among different economic sectors.

        The PRC government exercises significant control over China's economic growth through strategically allocating resources, controlling the payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Although the PRC economy has grown significantly in the past decade, that growth may not continue, as evidenced by the slowing of the growth of the PRC economy since 2012. Any adverse changes in economic conditions in China, in the policies of the PRC government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, lead to reduction in demand for our services and adversely affect our competitive position.

Currently there is no law or regulation specifically governing virtual asset property rights and therefore it is not clear what liabilities, if any, online game operators may have for virtual assets.

        While playing online games or participating on platform activities, our users acquire and accumulate some virtual assets, such as special equipment and other accessories. Such virtual assets can be important to online game players and have monetary value and, in some cases, are sold for actual money. In practice, virtual assets can be lost for various reasons, often through unauthorized use of the game account of one user by other users and occasionally through data loss caused by a delay of network service, a network crash or hacking activities. Currently, there is no PRC law or regulation specifically governing virtual asset property rights. As a result, there is uncertainty as to who the legal owner of virtual assets is, whether and how the ownership of virtual assets is protected by law, and whether an operator of online games such as us would have any liability to game players or other interested parties (whether in contract, tort or otherwise) for loss of such virtual assets. Based on recent PRC court judgments, courts have typically held online game operators liable for losses of virtual assets by game players, and ordered online game operators to return the lost virtual items to game players or pay damages and losses. In case of a loss of virtual assets, we may be sued by our game players or users and held liable for damages, which may negatively affect our reputation and business, financial condition and results of operations.

Restrictions on virtual currency may adversely affect our online game revenues.

        Our revenues from mobile games are collected through the online sale of in-game currencies, which are considered to be the "virtual currency" as such term is defined in the Notice on Strengthening the Administration of Online Game Virtual Currency, which was jointly issued by the MOC and MOFCOM in 2009. PRC laws and regulations, including this notice, have provided various restrictions on virtual currency and imposed various requirements and obligations on online game operators with respect to the virtual currency used in their games, including that (i) any entity engaged in the services relating to the issuance or trading of virtual currencies for online gaming shall comply with the conditions relevant to the establishment of an internet culture entity for business purpose and file an application with the provincial administrative department of culture at its locality for preliminary examination and then with the MOC for approval; (ii) the total amount of virtual currency issued by online game operators and the amount purchased by individual users in China is subject to limits, and online game operators are required to report the total amount of their issued virtual currency on a quarterly basis and are prohibited from issuing disproportionate amounts of virtual currency in order to generate revenues; (iii) virtual currency may only be provided to users in exchange for payment in RMB and may only be used to pay for virtual goods and services of the issuer of the currency, and online game operators are required to keep transaction data records for no less than 180 days; (iv) online game operators are prohibited from providing lucky draws or lotteries that are conducted on the condition that participants contribute cash or virtual currency in exchange for game props or virtual currencies; (v) online game operators are prohibited from providing virtual currency trading services to minors; and (vi) companies involved with virtual currency in China must be either issuers or trading platforms, and may not operate simultaneously both as issuers and as trading platforms. The MOC issued the Notice of Ministry of Culture on Regulating Online Game Operation Strengthening Interim and Ex-post Supervision, effective on May 1, 2017, which stipulates that online game operators may not allow online game virtual currency to be exchanged for real currency or physical items, except that, when online game operators cease offering their online game products and services to users, the operators may repay the users with real currency or other actual physical or intangible assets for unused virtual currency. We must tailor our business model carefully, including designing and operating our databases to maintain user information for the minimum required period, in order to comply with the current PRC laws and regulations, including the foregoing notices, in a manner that in many cases can be expected to result in an adverse impact on our online game revenues.

Advertisements shown on our platform may subject us to penalties and other administrative actions.

        Under PRC advertising laws and regulations, we are obligated to monitor the advertising content shown on our platform to ensure that such content is true and accurate and in compliance with applicable laws and regulations. In addition, where a special government review is required for specific types of advertisements prior to internet posting, such as advertisements relating to pharmaceuticals, medical instruments, agrochemicals and veterinary pharmaceuticals, we are obligated to confirm that such review has been performed and approval has been obtained. Violation of these laws and regulations may subject us to penalties, including imposition of fines, confiscation of our advertising income, orders to cease dissemination of the advertisements and orders to publish an announcement correcting the misleading information. In circumstances involving serious violations by us, PRC governmental authorities may force us to terminate our advertising operations or revoke our licenses.

        While we have made significant efforts to ensure that the advertisements shown on our platform are in full compliance with applicable PRC laws and regulations, we cannot assure you that all the content contained in such advertisements is true and accurate as required by the advertising laws and regulations, especially given the uncertainty in the interpretation of these PRC laws and regulations. If we are found to be in violation of applicable PRC advertising laws and regulations, we may be subject to penalties and our reputation may be harmed, which may have a material and adverse effect on our business, financial condition, results of operations and prospects.

Under the PRC Enterprise Income Tax Law, we may be classified as a PRC resident enterprise, which could result in unfavorable tax consequences to us and our shareholders and have a material adverse effect on our results of operations and the value of your investment.

        Under the PRC Enterprise Income Tax Law, effective 2008, an enterprise established outside China with "de facto management bodies" within China is considered a "resident enterprise" for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. In 2009, the State Administration of Taxation, or the SAT, issued the Notice Regarding the Determination of PRC-Controlled Overseas Incorporated Enterprises as PRC Tax Resident Enterprise on the Basis of De Facto Management Bodies, or SAT Circular 82, which provides certain specific criteria for determining whether the "de facto management body" of a PRC-controlled enterprise that is incorporated offshore is located in China. Further to SAT Circular 82, the SAT issued the Administrative Measures for Enterprise Income Tax of PRC-Controlled Offshore Incorporated Resident Enterprises (Trial), or SAT Bulletin 45, effective 2011, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 clarified certain issues in the areas of resident status determination, post-determination administration and competent tax authorities' procedures.

        According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be considered as a PRC tax resident enterprise by virtue of having its "de facto management body" in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following conditions are met: (a) the senior management and core management departments in charge of its daily operations function have their presence mainly in China; (b) its financial and human resources decisions are subject to determination or approval by persons or bodies in China; (c) its major assets, accounting books, company seals, and minutes and files of its board and shareholders' meetings are located or kept in China; and (d) more than half of the enterprise's directors or senior management with voting rights habitually reside in China. SAT Bulletin 45 specifies that when provided with a copy of a PRC tax resident determination certificate from a resident PRC controlled offshore incorporated enterprise, the payer should not withhold 10% income tax when paying the PRC-sourced dividends, interest and royalties to the PRC controlled offshore incorporated enterprise.

        Although SAT Circular 82 and SAT Bulletin 45 only apply to offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups and not those controlled by PRC individuals or foreigners, the determination criteria set forth therein may reflect the SAT's general position on how the term "de facto management body" could be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, individuals or foreigners.

        In addition, the SAT issued the Announcement of the State Administration of Taxation on Issues concerning the Determination of Resident Enterprises Based on the Standards of Actual Management Institutions in January 2014 to provide more guidance on the implementation of SAT Circular 82. This bulletin further provides that, among other things, an entity that is classified as a "resident enterprise" in accordance with the circular shall file the application for classifying its status of residential enterprise with the local tax authorities where its main domestic investors are registered. From the year in which the entity is determined to be a "resident enterprise," any dividend, profit and other equity investment gain shall be taxed in accordance with the enterprise income tax law and its implementing rules.

        If the PRC tax authorities determine that we or any of our non-PRC subsidiaries is a PRC resident enterprise for PRC enterprise income tax purposes, then we or any such non-PRC subsidiary could be subject to PRC tax at a rate of 25% on its world-wide income, which could materially affect our financial performance. In addition, we will also be subject to PRC enterprise income tax reporting obligations.

        If the PRC tax authorities determine that our company is a PRC resident enterprise for PRC enterprise income tax purposes, gains realized on the sale or other disposition of ADSs or ordinary shares may be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from PRC sources. Any such tax may reduce the returns on your investment in the ADSs.

There are significant uncertainties under the PRC Enterprise Income Tax Law relating to the withholding tax liabilities of our PRC subsidiaries, and dividends payable by our PRC subsidiaries to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.

        Under the PRC Enterprise Income Tax Law and its implementation rules, the profits of a foreign-invested enterprise generated through operations, which are distributed to its immediate holding company outside China, will be subject to a withholding tax rate of 10%. Pursuant to a special arrangement between Hong Kong and China, such rate may be reduced to 5% if a Hong Kong resident enterprise owns more than 25% of the equity interest in the PRC company. Our current PRC subsidiaries are wholly owned by our Hong Kong subsidiary, Hode HK. Accordingly, Hode HK may qualify for a 5% tax rate in respect of distributions from its PRC subsidiaries. Under the Notice of the State Administration of Taxation on Issues regarding the Administration of the Dividend Provision in Tax Treaties promulgated in 2009, the taxpayer needs to satisfy certain conditions to enjoy the benefits under a tax treaty. These conditions include: (i) the taxpayer must be the beneficial owner of the relevant dividends, and (ii) the corporate shareholder to receive dividends from the PRC subsidiaries must have met the direct ownership thresholds during the 12 consecutive months preceding the receipt of the dividends. Further, the SAT promulgated the Notice on How to Understand and Recognize the "Beneficial Owner" in Tax Treaties in 2009, which limits the "beneficial owner" to individuals, enterprises or other organizations normally engaged in substantive operations, and sets forth certain detailed factors in determining "beneficial owner" status.

        Entitlement to a lower tax rate on dividends according to tax treaties or arrangements between the PRC central government and governments of other countries or regions is subject to the Administrative Measures for Non-Resident Taxpayers to Enjoy Treatments under Tax Treaties, which provides that non-resident enterprises are not required to obtain pre-approval from the relevant tax authority in order to enjoy the reduced withholding tax. Instead, non-resident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and file necessary forms and supporting documents when performing tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities. As a result, we cannot assure you that we will be entitled to any preferential withholding tax rate under tax treaties for dividends received from our PRC subsidiaries.

We face uncertainty with respect to indirect transfer of equity interests in PRC resident enterprises by their non-PRC holding companies.

        We face uncertainties regarding the reporting on and consequences of previous private equity financing transactions involving the transfer and exchange of shares in our company by non-resident investors.

        In February 2015, the SAT issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or SAT Bulletin 7, as amended in 2017. Pursuant to this bulletin, an "indirect transfer" of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. According to SAT Bulletin 7, "PRC taxable assets" include assets attributed to an establishment in China, immovable properties located in China, and equity investments in PRC resident enterprises, in respect of which gains from their transfer by a direct holder, being a non-PRC resident enterprise, would be subject to PRC enterprise income taxes. When determining whether there is a "reasonable commercial purpose" of the transaction arrangement, features to be taken into consideration include: whether the main value of the equity interest of the relevant offshore enterprise derives from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consist of direct or indirect investment in China or if its income mainly derives from China; whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure; the duration of existence of the business model and organizational structure; the replicability of the transaction by direct transfer of PRC taxable assets; and the tax situation of such indirect transfer and applicable tax treaties or similar arrangements. In respect of an indirect offshore transfer of assets of a PRC establishment, the resulting gain is to be included with the enterprise income tax filing of the PRC establishment or place of business being transferred, and would consequently be subject to PRC enterprise income tax at a rate of 25%. Where the underlying transfer relates to the immovable properties located in China or to equity investments in a PRC resident enterprise, which is not related to a PRC establishment or place of business of a non-resident enterprise, a PRC enterprise income tax of 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments has the withholding obligation. Where the payor fails to withhold any or sufficient tax, the transferor is required to declare and pay such tax to the tax authority by itself within the statutory time limit. Late payment of applicable tax will subject the transferor to default interest. SAT Bulletin 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange.

        There is uncertainty as to the application of SAT Bulletin 7. We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries or investments. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions under SAT Bulletin 7. For transfer of shares in our company by investors that are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under SAT Bulletin 7. As a result, we may be required to expend valuable resources to comply with SAT Bulletin 7 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

China's M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of PRC companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

        The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, and other recently adopted regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex. For example, the M&A Rules require that

MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that impact or may impact national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand. Moreover, the Anti-Monopoly Law promulgated by the Standing Committee of the National People's Congress effective 2008 requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds (i.e., during the previous fiscal year, (i) the total global turnover of all operators participating in the transaction exceeds RMB10 billion and at least two of these operators each had a turnover of more than RMB400 million within China, or (ii) the total turnover within China of all the operators participating in the concentration exceeded RMB2 billion, and at least two of these operators each had a turnover of more than RMB400 million within China) must be cleared by MOFCOM before they can be completed. In addition, in 2011, the General Office of the State Council promulgated a Notice on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, also known as Circular 6, which officially established a security review system for mergers and acquisitions of domestic enterprises by foreign investors. Further, MOFCOM promulgated the Regulations on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors, effective 2011, to implement Circular 6. Under Circular 6, a security review is required for mergers and acquisitions by foreign investors having "national defense and security" concerns and mergers and acquisitions by which foreign investors may acquire the "de facto control" of domestic enterprises with "national security" concerns. Under the foregoing MOFCOM regulations, MOFCOM will focus on the substance and actual impact of the transaction when deciding whether a specific merger or acquisition is subject to security review. If MOFCOM decides that a specific merger or acquisition is subject to a security review, it will submit it to the Inter-Ministerial Panel, an authority established under Circular 6 led by the National Development and Reform Commission, and MOFCOM under the leadership of the State Council, to carry out security review. The regulations prohibit foreign investors from bypassing the security review by structuring transactions through trusts, indirect investments, leases, loans, control through contractual arrangements or offshore transactions. There is no explicit provision or official interpretation stating that the merging or acquisition of a company engaged in the internet content or mobile games business requires security review, and there is no requirement that acquisitions completed prior to the promulgation of the Security Review Circular are subject to MOFCOM review.

        In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from MOFCOM or its local counterparts may delay or inhibit our ability to complete such transactions. It is unclear whether our business would be deemed to be in an industry that raises "national defense and security" or "national security" concerns. However, MOFCOM or other government agencies may publish explanations in the future determining that our business is in an industry subject to the security review, in which case our future acquisitions in China, including those by way of entering into contractual control arrangements with target entities, may be closely scrutinized or prohibited.

PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiary's ability to increase their registered capital or distribute profits to us or otherwise expose us to liability and penalties under PRC law.

        The State Administration of Foreign Exchange, or SAFE, promulgated the Circular on Relevant Issues Relating to Domestic Resident's Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, in July 2014 that requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions. According to the Notice on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment released in February 2015 by SAFE, local banks will examine and handle foreign exchange registration for overseas direct investment, including the initial foreign exchange registration and amendment registration, under SAFE Circular 37 from June 2015.

        If our shareholders who are PRC residents or entities do not complete their registration with the local SAFE branches, our PRC subsidiary may be prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to us, and we may be restricted in our ability to contribute additional capital to our PRC subsidiary. Moreover, failure to comply with the SAFE registration described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

        Messrs. Yi Xu, Rui Chen, Xi Cao and Mses. Qian Wei and Ni Li have completed initial SAFE registration in connection with our financings and will update their registration filings with SAFE under SAFE Circular 37 when any changes should be registered under SAFE Circular 37. However, we may not at all times be fully aware or informed of the identities of all our shareholders or beneficial owners that are required to make or update such registrations, and we cannot compel our beneficial owners to comply with SAFE registration requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents or entities have complied with, and will in the future make or obtain any applicable registrations or approvals required by, SAFE regulations. Failure by such shareholders or beneficial owners to comply with SAFE regulations or failure by us to amend the foreign exchange registrations of our PRC subsidiaries, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries' ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

Failure to comply with PRC regulations regarding the registration requirements for employee stock ownership plans or share option plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

        Pursuant to SAFE Circular 37, PRC residents who participate in share incentive plans in overseas non-publicly-listed companies due to their position as director, senior management or employees of the PRC subsidiaries of the overseas companies may submit applications to SAFE or its local branches for the foreign exchange registration with respect to offshore special purpose companies. Our directors, executive officers and other employees who are PRC residents and who have been granted options may follow SAFE Circular 37 to apply for the foreign exchange registration before our company becomes an overseas listed company. In 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plans of Overseas Publicly-Listed Companies. Under the notices and other relevant rules and regulations, PRC residents who participate in stock incentive plan in an overseas publicly-listed company are required to register with SAFE or its local branches and complete certain other procedures. Participants of a stock incentive plan who are PRC residents must retain a qualified PRC agent, which could be a PRC subsidiary of such overseas publicly listed company or another qualified institution selected by such PRC subsidiary, to conduct the SAFE registration and other procedures with respect to the stock incentive plan on behalf of its participants. Such participants must also retain an overseas entrusted institution to handle matters in connection with their exercise of stock options, the purchase and sale of corresponding shares or interests and fund transfers. In addition, the PRC agent is required to amend the SAFE registration with respect to the stock incentive plan if there is any material change to the stock incentive plan, the PRC agent or the overseas entrusted institution or other material changes. We and our PRC employees who have been granted stock options will be subject to these regulations upon the completion of this offering. Failure of our PRC stock option holders to complete their SAFE registrations may subject these PRC residents to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiary, limit our PRC subsidiary's ability to distribute dividends to us, or otherwise materially adversely affect our business.

PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from using the proceeds of our initial public offering to make loans to our PRC subsidiaries and our VIEs and their subsidiaries, or to make additional capital contributions to our PRC subsidiaries.

        We are an offshore holding company conducting our operations in China through our PRC subsidiaries, VIEs and their subsidiaries. We may make loans to our PRC subsidiaries, VIEs and their subsidiaries, or we may make additional capital contributions to our PRC subsidiaries, or we may establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, or we may acquire offshore entities with business operations in China in an offshore transaction.

        Most of these ways are subject to PRC regulations and approvals. For example, loans by us to our wholly owned PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE. If we decide to finance our wholly owned PRC subsidiaries by means of capital contributions, these capital contributions are subject to the requirement of making necessary filings in the Foreign Investment Comprehensive Management Information System and registration with other governmental authorities in China. Due to the restrictions imposed on loans in foreign currencies extended to any PRC domestic companies, we are not likely to make such loans to our consolidated affiliated entities, which are PRC domestic company. Further, we are not likely to finance the activities of our consolidated affiliated entities by means of capital contributions due to regulatory restrictions relating to foreign investment in PRC domestic enterprises engaged in internet information services, online games, online audio-visual program services and related businesses.

        SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or SAFE Circular 19, effective June 2015, in replacement of the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, the Notice from the State Administration of Foreign Exchange on Relevant Issues Concerning Strengthening the Administration of Foreign Exchange Businesses, and the Circular on Further Clarification and Regulation of the Issues Concerning the Administration of Certain Capital Account Foreign Exchange Businesses. According to SAFE Circular 19, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that RMB capital may not be used for the issuance of RMB entrusted loans, the repayment of inter-enterprise loans or the repayment of banks loans that have been transferred to a third party. Although SAFE Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within China, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. Thus, it is unclear whether SAFE will permit such capital to be used for equity investments in China in actual practice. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or SAFE Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-associated enterprises. Violations of SAFE Circular 19 and SAFE Circular 16 could result in administrative penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from this offering, to our PRC subsidiaries, which may adversely affect our liquidity and our ability to fund and expand our business in China.

        In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC subsidiary or with respect to future capital contributions by us to our PRC subsidiary. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we received from our initial public offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Fluctuation in the value of the RMB may have a material adverse effect on the value of your investment.

        The value of the RMB against the U.S. dollar and other currencies is affected by changes in China's political and economic conditions and China's foreign exchange policies, among other things. In 2005, the PRC government changed its decades-old policy of pegging the value of the RMB to the U.S. dollar, and the RMB appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system and we cannot assure you that Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between Renminbi and the U.S. dollar in the future.

        Substantially all of our revenues and costs are denominated in RMB, and substantially all of our financial assets are also denominated in RMB. Any significant depreciation of the RMB may materially adversely affect the value of, and any dividends payable on, our ADSs in U.S. dollars. To the extent that we need to convert U.S. dollars we receive from this offering into RMB for our operations, appreciation of the RMB against U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of paying dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the RMB would have an adverse effect on the U.S. dollar amount available to us.

Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.

        The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in Renminbi. Under our current corporate structure, our Cayman Islands holding company primarily relies on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of our PRC subsidiaries in China may be used to pay dividends to our company. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval to use cash generated from the operations of our PRC subsidiaries and VIEs to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi.

        In light of the flood of capital outflows of China in 2016 due to the weakening RMB, the PRC government has imposed more restrictive foreign exchange policies and stepped up scrutiny of major outbound capital movement including overseas direct investment. More restrictions and substantial vetting process are put in place by SAFE to regulate cross-border transactions falling under the capital account. If any of our shareholders regulated by such policies fails to satisfy the applicable overseas direct investment filing or approval requirement timely or at all, it may be subject to penalties from the relevant PRC authorities. The PRC government may at its discretion further restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs.

The audit report included in this prospectus is prepared by an auditor who is not inspected by the PCAOB and, as such, you are deprived of the benefits of such inspection.

        Our independent registered public accounting firm that issues the audit reports included in our prospectus filed with the US Securities and Exchange Commission, as auditors of companies that are traded publicly in the United States and a firm registered with the PCAOB, is required by U.S. laws to undergo regular inspections by the PCAOB to assess its compliance with U.S. laws and professional standards. Because our auditors are located in China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the PRC authorities, our auditors are not currently inspected by the PCAOB.

        Inspections of other firms that the PCAOB has conducted outside China have identified deficiencies in those firms' audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. This lack of PCAOB inspections in China prevents the PCAOB from regularly evaluating our auditor's audits and its quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

        The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our auditor's audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our financial statements.

Proceedings instituted by the SEC against the "big four" PRC-based accounting firms, including our independent registered public accounting firm, could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act.

        In late 2012, the SEC commenced administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act against the Chinese affiliates of the "big four" accounting firms (including our auditors). The Rule 102(e) proceedings initiated by the SEC relate to these firms' inability to produce documents, including audit work papers, in response to the request of the SEC pursuant to Section 106 of the Sarbanes-Oxley Act, as the auditors located in the PRC are not in a position lawfully to produce documents directly to the SEC because of restrictions under PRC law and specific directives issued by the China Securities Regulatory Commission, or the CSRC. The issues raised by the proceedings are not specific to our auditors or to us, but affect equally all audit firms based in China and all China-based businesses with securities listed in the United States.

        In January 2014, the administrative judge reached an Initial Decision that the Chinese affiliates of "big four" accounting firms should be barred from practicing before the SEC for six months. Thereafter, the accounting firms filed a Petition for Review of the Initial Decision, prompting the SEC Commissioners to review the Initial Decision, determine whether there had been any violation and, if so, determine the appropriate remedy to be placed on these audit firms.

        In February 2015, the Chinese affiliates of the "big four" accounting firms (including our auditors) each agreed to censure and pay a fine to the SEC to settle the dispute and avoid suspension of their ability to practice before the SEC and audit U.S. listed companies. The settlement requires the firms to follow detailed procedures and to seek to provide the SEC with access to the Chinese firms' audit documents via the CSRC. If future document productions fail to meet the specified criteria, the SEC retains the authority to impose a variety of additional measures (e.g., imposing penalties such as suspensions, restarting the administrative proceedings).

        In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act, and could result in delisting. Moreover, any negative news about the proceedings against these audit firms may cause investor uncertainty regarding China-based, United States-listed companies and the market price of our shares may be adversely affected. If our independent registered public accounting firm was denied, temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined to not be in compliance with the requirements of the Exchange Act.

Risks Related to Our ADSs and This Offering

An active trading market for our ordinary shares or our ADSs may not develop and the trading price for our ADSs may fluctuate significantly.

        Our ADSs have been approved for listing on the Nasdaq Global Select Market. We have no current intention to seek a listing for our ordinary shares on any stock exchange. Prior to the completion of this offering, there has been no public market for our ADSs or our ordinary shares, and we cannot assure you that a liquid public market for our ADSs will develop. If an active public market for our ADSs does not develop following the completion of this offering, the market price and liquidity of our ADSs may be materially and adversely affected. The initial public offering price for our ADSs was determined by negotiation between us and the underwriters based upon several factors, and we can provide no assurance that the trading price of our ADSs after this offering will not decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of their ADSs.

The trading price of our ADSs is likely to be volatile, which could result in substantial losses to investors.

        The trading price of our ADSs is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with operations located mainly in China that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for our ADSs may be highly volatile for factors specific to our own operations, including the following:

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  variations in our revenues, earnings, cash flow and data related to our user base or user engagement;

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  announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

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  announcements of new product and service offerings, solutions and expansions by us or our competitors;

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  changes in financial estimates by securities analysts;

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  detrimental adverse publicity about us, our products and services or our industry;

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  additions or departures of key personnel;

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  release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

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  actual or potential litigation or regulatory investigations.

        Any of these factors may result in large and sudden changes in the volume and price at which our ADSs will trade.

        In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management's attention and other resources from our business and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Our dual-class share structure with different voting rights will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class Z ordinary shares and ADSs may view as beneficial.

        Immediately prior to the completion of this offering, we expect to create a dual-class share structure such that our ordinary shares will consist of Class Y ordinary shares and Class Z ordinary shares. In respect of matters requiring the votes of shareholders, holders of Class Z ordinary shares will be entitled to one vote per share, while holders of Class Y ordinary shares will be entitled to ten votes per share based on our proposed dual-class share structure. We will sell Class Z ordinary shares represented by our ADSs in this offering. Each Class Y ordinary share is convertible into one Class Z ordinary share at any time by the holder thereof, while Class Z ordinary shares are not convertible into Class Y ordinary shares under any circumstances. Upon any sale of Class Y ordinary shares by a holder thereof to any person other than Rui Chen, Yi Xu and Ni Li or any entity which is not ultimately controlled by any of Rui Chen, Yi Xu or Ni Li, such Class Y ordinary shares shall be automatically and immediately converted into the same number of Class Z ordinary shares.

        Immediately prior to the completion of this offering, three of our directors, Rui Chen, Yi Xu and Ni Li, will beneficially own all of our issued Class Y ordinary shares. These Class Y ordinary shares will constitute approximately 30.7% of our total issued and outstanding share capital immediately after the completion of this offering and 81.6% of the aggregate voting power of our total issued and outstanding share capital immediately after the completion of this offering due to the disparate voting powers associated with our dual-class share structure, assuming the underwriters do not exercise their over-allotment option. See "Principal Shareholders." As a result of the dual-class share structure and the concentration of ownership, holders of Class Y ordinary shares will have considerable influence over matters such as decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. Such holders may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of our ADSs. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class Z ordinary shares and ADSs may view as beneficial.

The dual-class structure of our ordinary shares may adversely affect the trading market for our ADSs.

        S&P Dow Jones and FTSE Russell have recently announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, to exclude companies with multiple classes of shares and companies whose public shareholders hold no more than 5% of total voting power from being added to such indices. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of our ordinary shares may prevent the inclusion of our ADSs representing Class Z ordinary shares in such indices and may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for our ADSs. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of our ADSs.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our ADSs, the market price for our ADSs and trading volume could decline.

        The trading market for our ADSs will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade our ADSs, the market price for our ADSs would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our ADSs to decline.

The sale or availability for sale of substantial amounts of our ADSs could adversely affect their market price.

        Sales of substantial amounts of our ADSs in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our ADSs and could materially impair our ability to raise capital through equity offerings in the future. The ADSs sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. There will be 42,000,000 ADSs (equivalent to 42,000,000 Class Z ordinary shares) outstanding immediately after this offering, or 48,300,000 ADSs (equivalent to 48,300,000 Class Z ordinary shares) if the underwriters exercise their over-allotment option in full. In connection with this offering, we, our officers, directors, existing shareholders and certain option holders have agreed not to sell any ordinary shares or ADSs for 180 days after the date of this prospectus without the prior written consent of the representatives of the underwriters, subject to certain exceptions. However, the underwriters may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our ADSs. See "Underwriting" and "Shares Eligible for Future Sales" for a more detailed description of the restrictions on selling our securities after this offering.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our ADSs for return on your investment.

        We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ADSs as a source for any future dividend income.

        Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ADSs will likely depend entirely upon any future price appreciation of our ADSs. There is no guarantee that our ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in our ADSs and you may even lose your entire investment in our ADSs.

We have not determined a specific use for a portion of the net proceeds from this offering, and we may use these proceeds in ways with which you may not agree.

        We have not determined a specific use for a portion of the net proceeds of this offering, and our management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. We cannot assure you that the net proceeds will be used in a manner that would improve our results of operations or increase our ADS price, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

You may be subject to PRC income tax on dividends from us or on any gain realized on the transfer of our ADSs.

        Under the PRC Enterprise Income Tax Law and its implementation rules, subject to any applicable tax treaty or similar arrangement between China and your jurisdiction of residence that provides for a different income tax arrangement, PRC withholding tax at the rate of 10% is normally applicable to dividends from PRC sources payable to investors that are non-PRC resident enterprises, which do not have an establishment or place of business in China, or which have such establishment or place of business if the relevant income is not effectively connected with the establishment or place of business. Any gain realized on the transfer of ADSs or ordinary shares by such non-PRC resident enterprise investors is also subject to 10% PRC income tax if such gain is regarded as income derived from sources within China, unless a tax treaty or similar arrangement provides otherwise. Under the PRC Individual Income Tax Law and its implementation rules, dividends from sources within China paid to foreign individual investors who are not PRC residents are generally subject to a PRC withholding tax at a rate of 20% and gains from PRC sources realized by such investors on the transfer of ADSs or ordinary shares are generally subject to 20% PRC income tax, in each case, subject to any reduction or exemption set forth in applicable tax treaties and similar arrangements and PRC laws. Although substantially all of our business operations are in China, it is unclear whether dividends we pay with respect to our ADSs, or the gain realized from the transfer of our ADSs, would be treated as income derived from sources within China and as a result be subject to PRC income tax if we were considered a PRC resident enterprise, as described above. See "Risk Factors—Risks Related to Doing Business in China—Under the PRC Enterprise Income Tax Law, we may be classified as a PRC resident enterprise, which could result in unfavorable tax consequences to us and our shareholders and have a material adverse effect on our results of operations and the value of your investment." If PRC income tax were imposed on gains realized through the transfer of our ADSs or on dividends paid to our non-PRC resident investors, the value of your investment in our ADSs may be materially and adversely affected. Furthermore, our ADS holders whose jurisdictions of residence have tax treaties or similar arrangements with China may not qualify for benefits under such tax treaties or arrangements.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. Holders of our ADSs or ordinary shares.

        A non-U.S. corporation will be a PFIC for any taxable year if either (i) at least 75% of its gross income for such year consists of certain types of "passive" income; or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income (the "asset test"). Although the law in this regard is unclear, we intend to treat our VIEs as being owned by us for U.S. federal income tax purposes, not only because we exercise effective control over the operation of these entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their results of operations in our consolidated financial statements. Assuming that we are the owner of our VIEs for U.S. federal income tax purposes, and based on our current and expected income and assets (taking into account the expected cash proceeds and our anticipated market capitalization following this offering), we do not believe we were a PFIC for the taxable year ended December 31, 2017 and we do not presently expect to be a PFIC for the current taxable year or the foreseeable future. However, no assurance can be given in this regard because the determination of whether we are or will become a PFIC is a fact-intensive inquiry made on an annual basis that depends, in part, upon the composition of our income and assets. Fluctuations in the market price of our ADSs may cause us to become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the asset test may be determined by reference to the market price of our ADSs. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. In addition, if it were determined that we do not own the stock of our VIEs for U.S. federal income tax purposes, our risk of being a PFIC may substantially increase.

        If we are a PFIC in any taxable year, a U.S. Holder (as defined in "Taxation—U.S. Federal Income Tax Considerations") may incur significantly increased U.S. federal income tax on gain recognized on the sale or other disposition of the ADSs or ordinary shares and on the receipt of distributions on the ADSs or ordinary shares to the extent such gain or distribution is treated as an "excess distribution" under U.S. federal income tax rules and such holder may be subject to burdensome reporting requirements. Further, if we are a PFIC for any year during which a U.S. Holder holds our ADSs or ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our ADSs or ordinary shares. See "Taxation—U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Rules."

The approval of the CSRC may be required in connection with this offering under PRC law.

        The M&A Rules, which were adopted in 2006 by six PRC regulatory agencies, including the CSRC, and amended in 2009, purport to require offshore special purpose vehicles that are controlled by PRC companies or individuals and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies or assets to obtain CSRC approval prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. The interpretation and application of the regulations remain unclear, and this offering may ultimately require approval from the CSRC. If CSRC approval is required, it is uncertain how long it will take us to obtain the approval. Any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies, which could include fines and penalties on our operations in China, restrictions or limitations on our ability to pay dividends outside of China, and other forms of sanctions that may materially and adversely affect our business, results of operations and financial condition.

        Our PRC counsel, Commerce & Finance Law Offices, has advised us that, based on its understanding of the current PRC laws and regulations, we are not required to submit an application to the CSRC for the approval of the listing and trading of our ADSs on the Nasdaq Global Select Market because (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this regulation, and (ii) our wholly owned PRC subsidiaries were directly established by us as wholly foreign-owned enterprises, and we have not acquired any equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules that are our beneficial owners after the effective date of the M&A Rules, and no provision in the M&A Rules clearly classifies the contractual arrangements among Hode Technology, our VIEs and their shareholders as a type of transaction subject to the M&A Rules. However, we cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC counsel, and hence we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of the ADSs. The CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the ADSs offered hereby. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such approval requirement could have a material adverse effect on the trading price of the ADSs.

Our memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares and ADSs.

        We have adopted a sixth amended and restated memorandum and articles of association that will become effective immediately prior to the completion of this offering. Our new memorandum and articles of association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. Our proposed dual-class voting structure gives disproportionate voting power to the Class Y ordinary shares. In addition, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, in the form of ADS or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ADSs may fall and the voting and other rights of the holders of our ordinary shares and ADSs may be materially and adversely affected.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

        We are an exempted company limited by shares registered under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Law (2016 Revision) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

        Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

        As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Law of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see "Description of Share Capital—Differences in Corporate Law."

Certain judgments obtained against us by our shareholders may not be enforceable.

        We are a Cayman Islands company and all of our assets are located outside of the United States. Substantially all of our current operations are conducted in China. In addition, a majority of our current directors and officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see "Enforceability of Civil Liabilities."

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

        We are an "emerging growth company," as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we remain an emerging growth company until the fifth anniversary from the date of our initial listing. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an "emerging growth company."

        Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and Nasdaq Stock Market, impose various requirements on the corporate governance practices of public companies. As a company with less than US$1.07 billion in revenues for our last fiscal year, we qualify as an "emerging growth company" pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, in the assessment of the emerging growth company's internal control over financial reporting. The JOBS Act also permits an emerging growth company to delay adopting new or revised accounting standards until such time as those standards apply to private companies. However, we have elected to "opt out" of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

        We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. After we are no longer an "emerging growth company," we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq corporate governance listing standards.

        As a Cayman Islands company listed on the Nasdaq Stock Market, we are subject to the Nasdaq corporate governance listing standards. However, the Nasdaq corporate governance listing standards permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq corporate governance listing standards. Currently, we do not plan to rely on home country practice with respect to our corporate governance after we complete this offering. However, if we choose to follow home country practice in the future, our shareholders may be afforded less protection than they would otherwise enjoy under the Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

        Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of U.S. securities rules and regulations that are applicable to U.S. domestic issuers, including:

  •
  the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

  •
  the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

  •
  the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

  •
  the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

        We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the Nasdaq Stock Market. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a U.S. domestic issuer.

The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to vote your Class Z ordinary shares.

        Holders of ADSs do not have the same rights as our registered shareholders. As a holder of our ADSs, you will not have any direct right to attend general meetings of our shareholders or to cast any votes at such meetings. You will only be able to exercise the voting rights which are carried by the underlying Class Z ordinary shares represented by your ADSs in directly by giving voting instructions to the depositary in accordance with the provisions of the deposit agreement. Under the deposit agreement, you may vote by giving voting instructions to the depositary. Upon receipt of your voting instructions, the depositary will try, as far as is practicable, to vote the Class Z ordinary shares underlying your ADSs in accordance with your instructions. If we ask for your instructions, then upon receipt of your voting instructions, the depositary will try to vote the underlying Class Z ordinary shares in accordance with these instructions. If we do not instruct the depositary to ask for your instructions, the depositary may still vote in accordance with instructions you give, but it is not required to do so. You will not be able to directly exercise your right to vote with respect to the underlying Class Z ordinary shares unless you withdraw the shares, and become the registered holder of such shares prior to the record date for the general meeting. When a general meeting is convened, you may not receive sufficient advance notice of the meeting to withdraw the shares underlying your ADSs and become the registered holder of such shares to allow you to attend the general meeting and to vote directly with respect to any specific matter or resolution to be considered and voted upon at the general meeting. In addition, under our post-offering amended and restated articles of association that will become effective prior to completion of this offering, for the purposes of determining those shareholders who are entitled to attend and vote at any general meeting, our directors may close our register of members and/or fix in advance a record date for such meeting, and such closure of our register of members or the setting of such a record date may prevent you from withdrawing the Class Z ordinary shares underlying your ADSs and becoming the registered holder of such shares prior to the record date, so that you would not be able to attend the general meeting or to vote directly. If we ask for your instructions, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We have agreed to give the depositary at least 30 business days' prior notice of shareholder meetings. Nevertheless, we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the underlying Class Z ordinary shares represented by your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. The deposit agreement provides that if the depositary does not timely receive voting instructions from the ADS holders and if voting is by poll, then such holder shall be deemed, and the depositary shall deem such holder, to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the Class Z ordinary shares underlying the relevant ADSs, with certain limited exceptions. This means that you may not be able to exercise your right to direct how the shares underlying your ADSs are voted and you may have no legal remedy if the shares underlying your ADSs are not voted as you requested.

You may experience dilution of your holdings due to inability to participate in rights offerings.

        We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

You may be subject to limitations on transfer of your ADSs.

        Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of our ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward looking statements are contained principally in the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Known and unknown risks, uncertainties and other factors, including those listed under "Risk Factors," may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

        You can identify some of these forward-looking statements by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "is/are likely to," "potential," "continue" or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

  •
  our goals and strategies;

  •
  our future business development, financial conditions and results of operations;

  •
  the expected growth of the online entertainment and mobile games industries in China;

  •
  our expectations regarding demand for and market acceptance of our products and services;

  •
  our expectations regarding our relationships with users, content providers, game developers and publishers, advertisers and other partners;

  •
  competition in our industry; and

  •
  relevant government policies and regulations relating to our industry.

        These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in "Prospectus Summary—Our Challenges," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," "Regulation" and other sections in this prospectus. You should read thoroughly this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

        This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. The online entertainment industry may not grow at the rate projected by market data, or at all. Failure of this market to grow at the projected rate may have a material and adverse effect on our business and the market price of our ADSs. In addition, the rapidly evolving nature of the online entertainment industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

        The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

        We estimate that we will receive net proceeds from this offering of approximately US$443.3 million, or approximately US$510.6 million if the underwriters exercise their over-allotment option in full, after deducting underwriting discounts and the estimated offering expenses payable by us. These estimates are based upon an assumed initial public offering price of US$11.50 per ADS, the mid-point of the price range shown on the front cover page of this prospectus. A US$1.00 increase (decrease) in the assumed initial public offering price of US$11.50 per ADS would increase (decrease) the net proceeds to us from this offering by US$39.1 million, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

        The primary purposes of this offering are to create a public market for our shares for the benefit of all shareholders, retain talented employees by providing them with equity incentives, and obtain additional capital. We plan to use the net proceeds of this offering as follows:

  •
  approximately US$150.0 million for research and development, to continue to invest in and develop our technologies, particularly artificial intelligence technology, big data capability and cloud technology;

  •
  approximately US$50.0 million for selling and marketing, including marketing and promotional activities to acquire users and strengthen our brand; and

  •
  the balance for general corporate purposes, which may include working capital needs, content acquisition and licensing and potential strategic acquisitions, investments and alliances.

        The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. See "Risk Factors—Risks Related to Our ADSs and This Offering—We have not determined a specific use for a portion of the net proceeds from this offering, and we may use these proceeds in ways with which you may not agree."

        Pending any use described above, we plan to invest the net proceeds in short-term, interest-bearing, debt instruments.

        In using the proceeds of this offering, we are permitted under PRC laws and regulations as an offshore holding company to provide funding to our PRC subsidiaries only through loans or capital contributions and to our VIEs only through loans, subject to satisfaction of applicable government registration and approval requirements. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See "Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from using the proceeds of our initial public offering to make loans to our PRC subsidiaries and our VIEs and their subsidiaries, or to make additional capital contributions to our PRC subsidiaries."

 DIVIDEND POLICY

        Our board of directors has complete discretion on whether to distribute dividends, subject to certain requirements of Cayman Islands law. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

        We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

        We are a holding company incorporated in the Cayman Islands. We may rely on dividends from our subsidiaries in China for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See "Regulation—Regulations Related to Dividend Distributions."

        If we pay any dividends on our ordinary shares, we will pay those dividends which are payable in respect of the Class Z ordinary shares underlying our ADSs to the depositary, as the registered holder of such Class Z ordinary shares, and the depositary then will pay such amounts to our ADS holders in proportion to Class Z ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See "Description of American Depositary Shares." Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

 CAPITALIZATION

        The following table sets forth our capitalization as of December 31, 2017:

  •
  on an actual basis;

  •
  on a pro forma basis to reflect (i) the redesignation of 84,260,279 ordinary shares beneficially owned by Rui Chen, Yi Xu and Ni Li into Class Y ordinary shares on a one-for-one basis immediately prior to the completion of this offering, (ii) the redesignation of all of the remaining ordinary shares into Class Z ordinary shares on a one-for-one basis immediately prior to the completion of this offering, (iii) the automatic conversion and the redesignation of 1,104,535 preferred shares beneficially owned by Rui Chen on a one-for-one basis into Class Y ordinary shares immediately prior to the completion of this offering, and (iv) the automatic conversion and the redesignation of all of the remaining issued and outstanding preferred shares on a one-for-one basis into Class Z ordinary shares immediately prior to the completion of this offering; and

  •
  on a pro forma as adjusted basis to reflect (i) the redesignation of 84,260,279 ordinary shares beneficially owned by Rui Chen, Yi Xu and Ni Li into Class Y ordinary shares on a one-for-one basis immediately prior to the completion of this offering, (ii) the redesignation of all of the remaining ordinary shares into Class Z ordinary shares on a one-for-one basis immediately prior to the completion of this offering, (iii) the automatic conversion and the redesignation of 1,104,535 preferred shares beneficially owned by Rui Chen on a one-for-one basis into Class Y ordinary shares immediately prior to the completion of this offering, (iv) the automatic conversion and the redesignation of all of the remaining issued and outstanding preferred shares on a one-for-one basis into Class Z ordinary shares immediately prior to the completion of this offering, and (v) the sale of 42,000,000 Class Z ordinary shares in the form of ADSs by us in this offering at an assumed initial public offering price of US$11.50 per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming the underwriters do not exercise the over-allotment option.

        Unaudited pro forma basic and diluted net loss per ordinary share reflects the effect of the conversion of preferred shares and other permanent equities as follows, as if the conversion occurred as of the beginning of the period or the original date of issuance, if later.

        You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As of December 31, 2017
					Pro Forma As Adjusted(1)
	Actual		Pro Forma
	(in thousands)
	RMB	US$	RMB	US$	RMB	US$
Mezzanine equity:
Series A convertible redeemable preferred shares (US$0.0001 par value; 7,078,502 shares authorized, issued and outstanding; no shares issued and outstanding on a pro-forma basis and on a pro-forma as adjusted basis)	16,625	2,555	—	—	—	—
Series A+ convertible redeemable preferred shares (US$0.0001 par value; 14,643,281 shares authorized, issued and outstanding; no shares issued and outstanding on a pro-forma basis and on a pro-forma as adjusted basis)	85,681	13,169	—	—	—	—
Series B convertible redeemable preferred shares (US$0.0001 par value; 22,794,876 shares authorized, issued and outstanding; no shares issued and outstanding on a pro-forma basis and on a pro-forma as adjusted basis)	325,559	50,038	—	—	—	—
Series C convertible redeemable preferred shares (US$0.0001 par value; 27,996,184 shares authorized, issued and outstanding; no shares issued and outstanding on a pro-forma basis and on a pro-forma as adjusted basis)	797,355	122,551	—	—	—	—
Series C1 convertible redeemable preferred shares (US$0.0001 par value; 42,585,304 shares authorized, issued and outstanding; no shares issued and outstanding on a pro-forma basis and on a pro-forma as adjusted basis)	1,442,351	221,685	—	—	—	—
Series C2 convertible redeemable preferred shares (US$0.0001 par value; 954,605 shares authorized, issued and outstanding; no shares issued and outstanding on a pro-forma basis and on a pro-forma as adjusted basis)	36,763	5,650	—	—	—	—
Series D1 convertible redeemable preferred shares (US$0.0001 par value; 13,101,189 shares authorized, issued and outstanding; no shares authorized, issued and outstanding on a pro-forma basis and on a pro-forma as adjusted basis)	586,385	90,126	—	—	—	—
Series D2 convertible redeemable preferred shares, (US$0.0001 par value; 13,759,564 shares authorized, issued and outstanding; no shares authorized, issued and outstanding on a pro-forma basis and on a pro-forma as adjusted basis)	724,324	111,327	—	—	—	—

Total mezzanine equity	4,015,043	617,101	—	—	—	—

Shareholders' deficit
Ordinary shares:
Class A ordinary shares (US$0.0001 par value; 332,854,142 shares authorized, 69,336,926 shares issued and outstanding; No shares authorized, issued and outstanding on a pro-forma basis and on a pro-forma as adjusted basis)	45	7	—	—	—	—
Class Y ordinary shares, (US$0.0001 par value; No shares authorized, issued and outstanding; 100,000,000 shares authorized, 85,364,814 shares issued and outstanding on a pro-forma basis and on a pro-forma as adjusted basis)	—	—	56	9	59	9
Class Z ordinary shares, (US$0.0001 par value; No shares authorized, issued and outstanding; 9,800,000,000 shares authorized, 151,117,970 shares issued and outstanding on a pro-forma basis; 9,800,000,000 shares authorized 193,117,970 shares issued and outstanding on a pro-forma as adjusted basis)	—	—	98	15	124	19
Other permanent equities:
Class B ordinary shares (US$0.0001 par value; 13,600,000 shares authorized, issued and outstanding; no shares authorized, issued and outstanding on a pro-forma basis and on a pro-forma as adjusted basis)	16,356	2,514	—	—	—	—
Class C ordinary shares (US$0.0001 par value; 8,500,000 shares authorized, issued and outstanding; no shares authorized, issued and outstanding on a pro-forma basis and on a pro-forma as adjusted basis)	16,944	2,604	—	—	—	—
Class D ordinary shares (US$0.0001 par value; 2,132,353 shares authorized, issued and outstanding; no shares authorized, issued and outstanding on a pro-forma basis and on a pro-forma as adjusted basis)	6,911	1,062	—	—	—	—
Additional paid-in capital(2)	208,884	32,105	4,264,029	655,369	7,148,029	1,098,632
Statutory reserves	4,075	626	4,075	626	4,075	626
Accumulated other comprehensive income	30,047	4,618	30,047	4,618	30,047	4,618
Accumulated deficit	(2,222,774)	(341,634)	(2,222,774)	(341,634)	(2,222,774)	(341,634)

Total Bilibili Inc.'s shareholders' deficit(2)	(1,939,512)	(298,098)	2,075,531	319,003	4,959,560	762,270

Total capitalization(2)	2,075,531	319,003	2,075,531	319,003	4,959,560	762,270

Notes:

(1)
The pro forma as adjusted information discussed above is illustrative only. Our additional paid-in capital, total shareholders' equity and total capitalization following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing.

(2)
Assuming the number of ADSs offered by us as set forth on the cover page of this prospectus remains the same, and after deduction of underwriting discounts and commissions and the estimated offering expenses payable by us, a US$1.00 change in the assumed initial public offering price of US$11.50 per ADS, the midpoint of the range set forth on the cover page of this prospectus, would, in the case of an increase, increase and, in the case of a decrease, decrease each of additional paid-in capital, total shareholders' equity and total capitalization by US$39.1 million.

 DILUTION

        If you invest in our ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

        Our net tangible book value as of December 31, 2017 was approximately US$230.2 million, or US$2.46 per ordinary share as of that date and US$2.46 per ADS. Net tangible book value represents the amount of our total consolidated assets, excluding intangible assets, goodwill, production cost, prepaid content cost and jointly invested content cost, less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per ordinary share, after giving effect to the additional proceeds we will receive from this offering, from the assumed initial public offering price of US$11.50 per ordinary share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus adjusted to reflect the ADS-to-ordinary share ratio, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Because the Class Y ordinary shares and Class Z ordinary shares have the same dividend and other rights, except for voting and conversion rights, the dilution is presented based on all issued and outstanding ordinary shares, including Class Y ordinary shares and Class Z ordinary shares.

        Without taking into account any other changes in net tangible book value after December 31, 2017, other than to give effect to our sale of the ADSs offered in this offering at the assumed initial public offering price of US$11.50 per ADS, the midpoint of the estimated range of the initial public offering price, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2017 would have been US$673.5 million, or US$2.35 per ordinary share and US$2.35 per ADS. This represents an immediate increase in net tangible book value of US$1.38 per ordinary share and US$1.38 per ADS to the existing shareholders and an immediate dilution in net tangible book value of US$9.15 per ordinary share and US$9.15 per ADS to investors purchasing ADSs in this offering. The following table illustrates such dilution:

	Per Ordinary Share		Per ADS
Assumed initial public offering price	US$	11.50	US$	11.50
Net tangible book value as of December 31, 2017	US$	2.46	US$	2.46
Pro forma net tangible book value after giving effect to the conversion of our preferred shares	US$	0.97	US$	0.97
Pro forma as adjusted net tangible book value after giving effect to the conversion of our preferred shares and this offering	US$	2.35	US$	2.35
Amount of dilution in net tangible book value to new investors in this offering	US$	9.15	US$	9.15

        A US$1.00 increase (decrease) in the assumed public offering price of US$11.50 per ADS would increase (decrease) our pro forma as adjusted net tangible book value after giving effect to this offering by US$39.1 million, the pro forma as adjusted net tangible book value per ordinary share and per ADS after giving effect to this offering by US$0.14 per ordinary share and US$0.14 per ADS and the dilution in pro forma as adjusted net tangible book value per ordinary share and per ADS to new investors in this offering by US$0.86 per ordinary share and US$0.86 per ADS, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and other offering expenses.

        The following table summarizes, on a pro forma as adjusted basis as of December 31, 2017, the differences between existing shareholders and the new investors with respect to the number of ordinary shares (in the form of ADSs or shares) purchased from us, the total consideration paid and the average price per ordinary share and per ADS paid before deducting the underwriting discounts and commissions and estimated offering expenses. The total number of ordinary shares does not include ordinary shares underlying the ADSs issuable upon the exercise of the over-allotment option granted to the underwriters.

	Ordinary Shares Purchased
			Total Consideration			Average Price Per Ordinary Share
								Average Price Per ADS
	Number	Percent	Amount		Percent
Existing shareholders*	244,732,784	85.4%	US$	529,943,601	52.3%	US$	2.17	US$	2.17
New investors	42,000,000	14.6%	US$	483,000,000	47.7%	US$	11.50	US$	11.50

Total	286,732,784	100.0%	US$	1,012,943,601	100.0%

Note:

*
Including 142,913,505 ordinary shares resulting from the automatic conversion of all of our outstanding preferred shares upon the completion of the offering, and 8,250,000 ordinary shares issuable upon exercise of outstanding share options at a nominal exercise price to directors and senior management.

        The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

        As of the date of this prospectus, there are 19,364,209 ordinary shares issuable upon exercise of outstanding share options at a nominal exercise price. To the extent that any of these options other than ordinary shares issuable upon exercise of outstanding share options granted to directors and senior management are exercised, there will be further dilution to new investors.

EXCHANGE RATE INFORMATION

        Our reporting currency is the Renminbi because our business is mainly conducted in China and all of our revenues are denominated in Renminbi. This prospectus contains translations of Renminbi amounts into U.S. dollars at specific rates solely for the convenience of the reader. The conversion of Renminbi into U.S. dollars in this prospectus is based on the exchange rate set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus were made at a rate of RMB6.5063 to US$1.00, the exchange rate on December 29, 2017 set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade. On March 16, 2018, the exchange rate for Renminbi was RMB6.3300 to US$1.00.

        The following table sets forth information concerning exchange rates between the Renminbi and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you.

	Certified Exchange Rate
Period	Period End	Average(1)	Low	High
	(RMB per US$1.00)
2013	6.0537	6.1412	6.2438	6.0537
2014	6.2046	6.1704	6.2591	6.0402
2015	6.4778	6.2869	6.4896	6.1870
2016	6.9430	6.6549	6.9580	6.4480
2017	6.5063	6.7350	6.9575	6.4773
August	6.5888	6.6670	6.7272	6.5888
September	6.6533	6.5690	6.6591	6.4773
October	6.6328	6.6254	6.6533	6.5712
November	6.6090	6.6200	6.6385	6.5967
December	6.5063	6.5392	6.6210	6.5063
2018
January	6.2841	6.4233	6.5263	6.2841
February	6.3280	6.3183	6.3471	6.2649
March (through March 16)	6.3300	6.3297	6.3565	6.3093

Source: Federal Reserve Statistical Release

Note:

(1)
Annual averages were calculated by using the average of the exchange rates on the last day of each month during the relevant year. Monthly averages are calculated by using the average of the daily rates during the relevant month.

 ENFORCEABILITY OF CIVIL LIABILITIES

        We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws than the United States and provides less protection for investors. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States.

        Substantially all of our assets are located outside the United States. In addition, most of our directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

        We have appointed Law Debenture Corporate Services Inc. as our agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York in connection with this offering under the federal securities laws of the United States or the securities laws of any State in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York in connection with this offering under the securities laws of the State of New York.

        Walkers, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (1) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (2) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

        Walkers has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment in personam obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (i) is given by a competent foreign court with jurisdiction to give the judgment, (ii) imposes a specific positive obligation on the judgment debtor (such as an obligation to pay a liquidated sum or perform a specified obligation), (iii) is final and conclusive, (iv) is not in respect of taxes, a fine or a penalty; and (v) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands.

        Commerce & Finance Law Offices, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would (1) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

        Commerce & Finance Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in China will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against a company in China for disputes relating to contracts or other property interests, the PRC court may accept a course of action based on the laws or the parties' express mutual agreement in contracts choosing PRC courts for dispute resolution if (i) the contract is signed and/or performed within China, (ii) the subject of the action is located within China, (iii) the company (as defendant) has seizable properties within China, (iv) the company has a representative organization within China, or (v) other circumstances prescribed under the PRC law. The action may be initiated by a shareholder through filing a complaint with the PRC court. The PRC court will determine whether to accept the complaint in accordance with the PRC Civil Procedures Law. The shareholder may participate in the action by itself or entrust any other person or PRC legal counsel to participate on behalf of such shareholder. Foreign citizens and companies will have the same rights as PRC citizens and companies in an action unless the home jurisdiction of such foreign citizens or companies restricts the rights of PRC citizens and companies.

        In addition, it will be difficult for U.S. shareholders to originate actions against us in China in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding our ADSs or ordinary shares, to establish a connection to China for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

 CORPORATE HISTORY AND STRUCTURE

        Our website was first launched in June 2009 and was officially named "bilibili" in January 2010. We commenced our commercial operations in 2011 and established Shanghai Hode Information Technology Co., Ltd., or Shanghai Hode, to expand our operations in May 2013. Subsequently, we obtained control over Shanghai Kuanyu Digital Technology Co., Ltd., or Shanghai Kuanyu, in July 2014 to further expand our operations.

        We incorporated Bilibili Inc. under the laws of the Cayman Islands as our offshore holding company in December 2013. In February 2014, we established Hode HK Limited, or Hode HK, a wholly-owned Hong Kong subsidiary. In September 2014, Hode HK established a wholly-owned PRC subsidiary, Hode Shanghai Limited, which we refer to as Hode Technology or our WFOE in this prospectus.

        Due to restrictions imposed by PRC laws and regulations on foreign ownership of companies that engage in internet and other related business, our WFOE later entered into a series of contractual arrangements with Shanghai Hode and Shanghai Kuanyu, which two entities we collectively refer to as our VIEs in this prospectus, and their respective shareholders. For more details, please see "—Contractual Arrangements with Our VIEs and Their Respective Shareholders." As a result of our direct ownership in our WFOE and the variable interest entity contractual arrangements, we are regarded as the primary beneficiary of our VIEs. We treat them and their subsidiaries as our consolidated affiliated entities under U.S. GAAP., and have consolidated the financial results of these entities in our consolidated financial statements in accordance with U.S. GAAP.

        The following diagram illustrates our corporate structure, including our principal subsidiaries and our VIEs and their respective principal subsidiaries, as of the date of this prospectus:

Notes:

(1)
Rui Chen is a beneficial owner of the shares of Bilibili Inc. and holds 100% equity interests in Shanghai Kuanyu. He is also the chairman of our board of directors and our chief executive officer.

(2)
Rui Chen, Yi Xu, Qian Wei, Ni Li and Xi Cao are beneficial owners of the shares of Bilibili Inc. and hold 52.3%, 34.8%, 7.0%, 3.4% and 2.5% equity interests in Shanghai Hode, respectively. Among them, Mr. Chen, Mr. Xu and Ms. Li are also directors and officers of our company.

Contractual Arrangements with Our VIEs and Their Respective Shareholders

        The following is a summary of the currently effective contractual arrangements by and among our wholly-owned subsidiary, Hode Technology (our WFOE), our VIEs and their respective shareholders. These contractual arrangements enable us to (i) exercise effective control over our VIEs; (ii) receive substantially all of the economic benefits of our VIEs; and (iii) have an exclusive option to purchase all or part of the equity interests in and assets of them when and to the extent permitted by PRC law.

  Agreements that provide us effective control over our VIEs

        Powers of Attorney.    On June 2, 2015, Mr. Rui Chen, the shareholder of Shanghai Kuanyu, executed a power of attorney to irrevocably appoint Hode Technology or its designated person as his attorney-in-fact to exercise all of his rights as a shareholder of Shanghai Kuanyu, including, but not limited to, the right to convene and attend shareholders' meeting, vote on any resolution that requires a shareholder vote, such as the appointment or removal of directors and executive officers, and other voting rights pursuant to the then-effective articles of association of Shanghai Kuanyu. The power of attorney will remain in force for so long as the shareholder remains a shareholder of Shanghai Kuanyu.

        On October 10, 2017, each of Messrs. Yi Xu, Rui Chen and Xi Cao, and Mses. Qian Wei and Ni Li, the shareholders of Shanghai Hode, executed a power of attorney, which contains terms substantially similar to the power of attorney executed by the shareholder of Shanghai Kuanyu described above.

        Equity Pledge Agreements.    Pursuant to the equity pledge agreement, dated June 2, 2015, among Hode Technology, Shanghai Kuanyu and Mr. Rui Chen, the shareholder of Shanghai Kuanyu, Mr. Chen pledged all of his equity interests in Shanghai Kuanyu to guarantee his and Shanghai Kuanyu's performance of their obligations under the contractual arrangements including the exclusive technology consulting and service agreement, the exclusive option agreement and the power of attorney. In the event of a breach by Shanghai Kuanyu or Mr. Chen of contractual obligations under these agreements, Hode Technology, as pledgee, will have the right to dispose of the pledged equity interests in Shanghai Kuanyu. Mr. Chen also undertakes that, during the term of the equity pledge agreements, he will not dispose of the pledged equity interests or create or allow any encumbrance on the pledged equity interests. During the term of the equity pledge agreement, Hode Technology has the right to receive all of the dividends and profits distributed on the pledged equity interests.

        On October 10, 2017, Hode Technology, Shanghai Hode and each of the shareholders of Shanghai Hode entered into an equity pledge agreement, which contains terms substantially similar to the equity pledge agreement described above. We have completed the registration of the equity pledges with the relevant Office of the State Administration for Industry and Commerce in accordance with the PRC Property Rights Law.

        Spousal Consent Letters.    Pursuant to the spousal consent letter, dated June 2, 2015, the spouse of Mr. Rui Chen, the sole shareholder of Shanghai Kuanyu, unconditionally and irrevocably agreed that the equity interest in Shanghai Kuanyu held by and registered in the name of Mr. Chen will be disposed of pursuant to the equity interest pledge agreement, the exclusive option agreement and the power of attorney. The spouse agreed not to assert any rights over the equity interest in Shanghai Kuanyu held by her spouse. In addition, in the event that the spouse obtains any equity interest in Shanghai Kuanyu held by her spouse for any reason, she agreed to be bound by the contractual arrangements.

        On October 10, 2017, the respective spouse of Rui Chen, Xi Cao and Qian Wei, each a shareholder of Shanghai Hode, executed a spousal consent letter, which contains terms substantially similar to the spousal consent letter described above.

  Agreements that allow us to receive economic benefits from our VIEs

        Exclusive Technology Consulting and Services Agreements.    Under the exclusive technology consulting and services agreement between Hode Technology and Shanghai Kuanyu, dated June 2, 2015, Hode Technology has the exclusive right to provide to Shanghai Kuanyu consulting and services related to, among other things, research and development, system operation, advertising, internal training and technical support. Hode Technology has the exclusive ownership of intellectual property rights created as a result of the performance of this agreement. Shanghai Kuanyu agrees to pay Hode Technology an annual service fee, at an amount that is agreed by Hode Technology. This agreement will remain effective for a 10-year term and then be automatically renewed, unless Hode Technology gives Shanghai Kuanyu a termination notice 90 days before the term ends.

        On October 10, 2017, Hode Technology and Shanghai Hode entered into an exclusive technology consulting and services agreement, which contains terms substantially similar to the exclusive technology consulting and services agreement described above.

  Agreements that provide us with the option to purchase the equity interests in our VIEs

        Exclusive Call Option Agreements.    Pursuant to the exclusive call option agreement, dated June 2, 2015, among Hode Technology, Shanghai Kuanyu and Mr. Rui Chen, the shareholder of Shanghai Kuanyu, Mr. Chen irrevocably granted Hode Technology an exclusive option to purchase, or have its designated person to purchase, at its discretion, to the extent permitted under PRC law, all or part of his equity interests in Shanghai Kuanyu, and the purchase price shall be the lowest price permitted by applicable PRC law. In addition, Shanghai Kuanyu has granted Hode Technology an exclusive option to purchase, or have its designated person to purchase, at its discretion, to the extent permitted under PRC law, all or part of Shanghai Kuanyu's assets at the book value of such assets, or at the lowest price permitted by applicable PRC law, whichever is higher. Mr. Chen undertakes that, without the prior written consent of Hode Technology or us, he may not increase or decrease the registered capital, dispose of its assets, incur any debts or guarantee liabilities, enter into any material purchase agreements, conduct any merger, acquisition or investments, amend its articles of association or provide any loans to third parties. The exclusive call option agreement will remain effective until all equity interests in Shanghai Kuanyu held by Mr. Chen and all assets of Shanghai Kuanyu are transferred or assigned to Hode Technology or its designated representatives.

        On October 10, 2017, Hode Technology, Shanghai Hode and each of the shareholders of Shanghai Hode entered into an exclusive call option agreement, which contains terms substantially similar to the exclusive call option agreement described above.

        In the opinion of Commerce & Finance Law Offices, our PRC legal counsel:

  •
  the ownership structures of Hode Technology, Shanghai Kuanyu and Shanghai Hode, both currently and immediately after giving effect to this offering, will not result in any violation of PRC laws or regulations currently in effect; and

  •
  the contractual arrangements among Hode Technology, Shanghai Kuanyu and Shanghai Hode and their shareholders governed by PRC law both currently and immediately after giving effect to this offering are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect.

        However, we have been further advised by our PRC legal counsel that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules. Accordingly, the PRC regulatory authorities may in the future take a view that is contrary to or otherwise different from the above opinion of our PRC legal counsel. If the PRC government finds that the agreements that establish the structure for operating our online entertainment business do not comply with PRC government restrictions on foreign investment in our businesses, we could be subject to severe penalties including being prohibited from continuing operations. See "Risk Factors—Risks Related to Our Corporate Structure—We rely on contractual arrangements with our VIEs and their shareholders for our operations in China, which may not be as effective in providing operational control as direct ownership." and "Risk Factors—Risks Related to Doing Business in China—If we fail to obtain and maintain the requisite licenses and approvals required under the complex regulatory environment applicable to our businesses in China, or if we are required to take compliance actions that are time-consuming or costly, our business, financial condition and results of operations may be materially and adversely affected."

SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected consolidated statements of comprehensive loss data for the years ended December 31, 2015, 2016 and 2017, selected consolidated balance sheet data as of December 31, 2015, 2016 and 2017 and selected consolidated statements of cash flow data for the years ended December 31, 2015, 2016 and 2017 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods. You should read this Selected Consolidated Financial Data section together with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	For the Year Ended December 31,
	2015	2016	2017
	RMB	RMB	RMB	US$
	(in thousands, except for share and per share data)
Selected Consolidated Statements of Comprehensive Loss Data:
Net revenues	130,996	523,310	2,468,449	379,394
Cost of revenues(1)	(303,568)	(772,812)	(1,919,241)	(294,982)

Gross (loss)/profit	(172,572)	(249,502)	549,208	84,412
Operating expenses:
Selling and marketing expenses(1)	(17,689)	(102,659)	(232,489)	(35,733)
General and administrative expenses(1)	(153,707)	(451,334)	(260,898)	(40,099)
Research and development expenses(1)	(24,915)	(91,222)	(280,093)	(43,050)

Total operating expenses	(196,311)	(645,215)	(773,480)	(118,882)

Loss from operations	(368,883)	(894,717)	(224,272)	(34,470)
Other income/(expenses):
Investment income, net	—	9,795	22,957	3,528
Interest income	2,345	1,502	1,483	228
Exchange (losses)/gains	(3,732)	(21,267)	6,445	991
Other, net	(793)	(3,668)	18,518	2,846

Loss before tax	(371,063)	(908,355)	(174,869)	(26,877)
Income tax	(2,425)	(3,141)	(8,881)	(1,365)

Net loss	(373,488)	(911,496)	(183,750)	(28,242)
Accretions to preferred shares redemption value	(57,942)	(161,933)	(258,554)	(39,739)
Deemed dividend in connection with repurchase of preferred shares	(139,522)	(113,151)	(129,244)	(19,864)
Net loss attributable to noncontrolling interests	1,912	1,430	—	—

Net loss attributable to the Bilibili Inc.'s shareholders	(569,040)	(1,185,150)	(571,548)	(87,845)

Net loss	(373,488)	(911,496)	(183,750)	(28,242)
Other comprehensive income/(loss)
Foreign currency translation adjustments	47,729	58,048	(75,695)	(11,634)

Total other comprehensive income/(loss)	47,729	58,048	(75,695)	(11,634)

Total comprehensive loss	(325,759)	(853,448)	(259,445)	(39,876)
Accretions to preferred shares redemption value	(57,942)	(161,933)	(258,554)	(39,739)
Deemed dividend in connection with repurchase of preferred shares	(139,522)	(113,151)	(129,244)	(19,864)
Net loss attributable to noncontrolling interests	1,912	1,430	—	—

Comprehensive loss attributable to the Bilibili Inc.'s shareholders	(521,311)	(1,127,102)	(647,243)	(99,479)

	For the Year Ended December 31,
	2015	2016	2017
	RMB	RMB	RMB	US$
	(in thousands, except for share and per share data)
Net loss per share, basic	(9.72)	(20.42)	(8.17)	(1.26)
Net loss per share, diluted	(9.72)	(20.42)	(8.17)	(1.26)
Weighted average number of ordinary shares, basic	58,548,310	58,038,570	69,938,570	69,938,570
Weighted average number of ordinary shares, diluted	58,548,310	58,038,570	69,938,570	69,938,570

Note:

(1)
Share-based compensation expenses were allocated as follows:

	For the Year Ended December 31,
	2015	2016	2017
	RMB	RMB	RMB	US$
	(in thousands)
Cost of revenues	476	3,775	7,936	1,220
Selling and marketing expenses	94	3,029	3,423	526
General and administrative expenses	100,228	353,806	56,746	8,722
Research and development expenses	119	4,878	11,849	1,821

Total	100,917	365,488	79,954	12,289

	As of December 31,
	2015	2016	2017
	RMB	RMB	RMB	US$
	(in thousands)
Selected Consolidated Balance Sheet Data:
Current assets:
Cash and cash equivalents	689,663	387,198	762,882	117,253
Accounts receivable, net	16,639	110,666	392,942	60,394
Prepayments and other current assets	86,143	185,378	477,265	73,354
Short-term investments	50,000	712,564	488,391	75,064
Non-current assets:
Intangible assets, net	109,515	282,472	426,292	65,520
Long-term investments	160,644	377,031	635,952	97,744
Total assets	1,156,943	2,166,710	3,473,525	533,870
Total current liabilities	308,202	628,100	1,397,994	214,867
Total mezzanine equity	1,394,477	2,861,613	4,015,043	617,101
Total shareholders' deficit	(545,736)	(1,323,003)	(1,939,512)	(298,098)

	For the Year Ended December 31,
	2015	2016	2017
	RMB	RMB	RMB	US$
	(in thousands)
Selected Consolidated Statements of Cash Flow Data:
Net cash (used in)/provided by operating activities	(191,935)	(198,967)	464,550	71,398
Net cash used in investing activities	(365,558)	(1,177,191)	(716,254)	(110,084)
Net cash provided by financing activities	1,099,184	1,024,087	675,533	103,828
Effect of exchange rate changes on cash and cash equivalents held in foreign currencies	42,953	49,606	(48,145)	(7,400)

Net increase/(decrease) in cash and cash equivalents	584,644	(302,465)	375,684	57,742
Cash and cash equivalents at beginning of the year	105,019	689,663	387,198	59,511

Cash and cash equivalents at end of the year	689,663	387,198	762,882	117,253

Non-GAAP Measures

        We use EBITDA, adjusted EBITDA and adjusted net loss, each a non-GAAP financial measure, in evaluating our operating results and for financial and operational decision-making purposes.

        We believe that EBITDA, adjusted EBITDA and adjusted net loss help identify underlying trends in our business that could otherwise be distorted by the effect of certain expenses that we include in loss from operations and net loss. We believe that EBITDA, adjusted EBITDA and adjusted net loss provide useful information about our results of operations, enhance the overall understanding of our past performance and future prospects and allow for greater visibility with respect to key metrics used by our management in its financial and operational decision-making.

        EBITDA, adjusted EBITDA and adjusted net loss should not be considered in isolation or construed as an alternative to loss from operations, net loss or any other measure of performance or as an indicator of our operating performance. Investors are encouraged to review the historical non-GAAP financial measures to the most directly comparable GAAP measures. EBITDA, adjusted EBITDA and adjusted net loss presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to our data. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

        EBITDA represents net loss excluding depreciation, amortization, interest income and income tax. Adjusted EBITDA represents net loss excluding share-based compensation expenses, depreciation,

amortization, interest income and income tax. The table below sets forth a reconciliation of our net loss to EBITDA and adjusted EBITDA for the periods indicated:

	For the Year Ended December 31,
	2015	2016	2017
	RMB	RMB	RMB	US$
	(in thousands)
Net loss	(373,488)	(911,496)	(183,750)	(28,242)
Add:
Depreciation of property, plant and equipment	5,721	18,868	38,356	5,895
Amortization of intangible assets(1)	1,002	1,637	7,860	1,208
Income tax	2,425	3,141	8,881	1,365
Subtract:
Interest income	2,345	1,502	1,483	228

EBITDA	(366,685)	(889,352)	(130,136)	(20,002)
Add:
Share-based compensation expenses	100,917	365,488	79,954	12,289

Adjusted EBITDA	(265,768)	(523,864)	(50,182)	(7,713)

Note:

(1)
Excluding amortization of licensed copyrights of video content and licensed rights of online games, and including amortization expense related to intangible assets acquired through business acquisition.

        Adjusted net loss represents net loss excluding share-based compensation expenses and amortization expense related to intangible assets acquired through business acquisition. The table below sets forth a reconciliation of our net loss to adjusted net loss for the periods indicated:

	For the Year Ended December 31,
	2015	2016	2017
	RMB	RMB	RMB	US$
	(in thousands)
Net loss	(373,488)	(911,496)	(183,750)	(28,242)
Add:
Share-based compensation expenses	100,917	365,488	79,954	12,289
Amortization expense related to intangible assets acquired through business acquisition	—	500	2,536	390

Adjusted net loss	(272,571)	(545,508)	(101,260)	(15,563)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion together with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties about our business and operations. Our actual results may differ materially from those we currently anticipate as a result of various factors, including those we describe under "Risk Factors" and elsewhere in this prospectus. See "Special Note Regarding Forward-Looking Statements."

Overview

        We represent the iconic brand of online entertainment for young generations in China. We provide high-quality content and an immersive entertainment experience, and have built our platform based on the strong emotional connections of our users to our content and communities. We started as a content community inspired by ACG, and have evolved into a full-spectrum online entertainment world covering a wide array of genres and media formats, including videos, live broadcasting and mobile games.

        We have a young and culturally aspirational user base willing to invest in a high-quality entertainment experience. In the fourth quarter of 2017, we had 71.8 million average MAUs, an increase of 45.3% from 49.4 million in the same period of 2016. Our user base has demonstrated strong engagement and loyalty to our communities. In 2017, the average daily time spent per active user on our mobile app was approximately 76.3 minutes, as compared to 72.2 minutes in 2016.

        We attract our users with engaging content, retain users with our vibrant communities, and curate the right content to satisfy our users' entertainment needs. We have successfully developed an ecosystem comprised of highly-engaged users, talented content creators, as well as business partners, forming a virtuous cycle for monetization. We primarily generate revenues from mobile games, live broadcasting and online advertising. Our net revenues grew from RMB131.0 million (US$20.1 million) in 2015 to RMB523.3 million (US$80.4 million) in 2016 and further to RMB2,468.4 million (US$379.4 million) in 2017. We incurred net loss of RMB373.5 million (US$57.4 million), RMB911.5 million (US$140.1 million) and RMB183.8 million (US$28.2 million) in 2015, 2016 and 2017, respectively. We derived 65.7%, 65.4% and 83.4% of our revenues from mobile games in 2015, 2016 and 2017, respectively, and we derive a significant portion of mobile game revenues from a limited number of games. In 2017, two mobile games accounted for more than 10% of our total mobile game revenues, one for 71.8% and the other for 12.7%.

Key Factors Affecting Our Results of Operations

  User growth and engagement

        Our business depends on our ability to grow our user base, and maintain and increase user engagement. We have experienced rapid user growth since our inception. The following table sets forth our average MAUs for each of the quarters indicated:

	For the Three Months Ended
	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017
	(in thousands)
Average MAUs	28,505.7	33,575.3	47,182.5	49,377.1	57,297.3	65,479.2	73,937.2	71,758.3

        We have generally achieved continuous growth in our user base during these periods. The decrease in the average MAUs in the fourth quarter of 2017 was primarily attributable to the seasonal effect associated with school holidays as our user base expanded significantly during the summer break of 2017.

        Our MAUs include our mobile app MAUs and PC MAUs after eliminating duplicates of users who utilize both terminals. Our active users generally view and consume a multitude of content offered on our platform, including videos, live broadcasting, mobile games and other content. Our mobile games are generally free to play, and we offer in-game virtual items that are available for sale, through which we generate our mobile game revenues. We seek to expand our user base and stimulate our users to engage actively on our platform, which incentivizes the growth of PUGC creation and forms the foundation of our business model. We derive a substantial percentage of revenues from our mobile game services, and, to a lesser extent, from live broadcasting and VAS and advertising. In 2017, our average monthly active users for mobile games were 9.1 million, as compared to 3.1 million in 2016, representing an increase of 194%. The number of our users and the level of their engagement on our platform indirectly affect our revenues because the more users we have, the more mobile game players, live broadcasting hosts and advertisers we have. In particular, mobile game user base growth and engagement are primarily driven by the launch of new games and the release of updates of our existing games.

  Monetization of our user base with increasingly diversified product and service offerings

        Our revenues and results of operations depend on our ability to monetize our large user base, to convert more users to paying users and to increase the spending of our paying users. Paying users on our platform include users who make payments for various products and services on our platform, including purchases in mobile games offered on our platform, and payments for virtual items in our live broadcasting programs and for VAS. A user who makes payments across different products and services offered on our platform using the same registered account is counted as one paying user.

        The following table sets forth our average MAUs, our average monthly paying users, average monthly paying users for mobile games, average monthly revenue per paying user and average monthly revenue per paying user for mobile games for each of the quarters indicated:

	For the Three Months Ended
	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017
	(in thousands)
Average MAUs	28,505.7	33,575.3	47,182.5	49,377.1	57,297.3	65,479.2	73,937.2	71,758.3
Average monthly paying users	191.3	321.6	313.9	667.1	828.2	1,023.9	1,109.2	1,066.2
Average monthly paying users for mobile games	122.4	172.6	203.6	516.1	463.0	585.8	743.6	644.6
	(in RMB)
Average monthly revenue per paying user	97.5	77.7	105.4	95.8	155.8	173.5	193.3	209.8
Average monthly revenue per paying user for mobile games	128.0	110.7	120.1	106.4	251.3	279.7	269.0	319.3

        The number of average monthly paying users has generally been increasing as we expanded our mobile games operations and diversify our live broadcasting and other value-added services offerings. We started to experience significant growth in the number of average monthly paying users since the fourth quarter of 2016, primarily due to the exclusive launch of Fate/Grand Order in China in September 2016 and the success of this game. However, the number of average monthly paying users and average monthly paying users for mobile games may vary from quarter to quarter and is subject to certain seasonal fluctuations. For example, the number of average monthly paying users and average monthly paying users for mobile games decreased in the fourth quarter of 2017 primarily due to the seasonal effect associated with school terms as our user and game player base returned to school after the summer holidays. See "—Selected Quarterly Results of Operations" for additional details regarding the effects of seasonality on our results of operations. In addition, our average monthly revenue per paying user and average monthly revenue per paying user for mobile games have also generally been increasing as we continued to strengthen our monetization capabilities. The significant increase in the average monthly revenue per paying user and average monthly revenue per paying user for mobile games since the fourth quarter of 2016 was also primarily due to the launch and success of Fate/Grand Order. However, the average monthly revenue per paying user and average monthly revenue per paying user for mobile games may also fluctuate on a quarterly basis as they are often affected by a variety of factors such as seasonality and the number and type of promotions that may be conducted from time to time.

        We expect the number of our average monthly paying users to further grow in the near future. However, certain factors inherent in our business and industry could cause our actual results to be materially different from our expectations. See "Risk Factors—Risks Related to Our Business and Industry—If we fail to anticipate user preferences and provide products and services to attract and retain users, or if we fail to keep up with rapid changes in technologies and their impact on user behavior, we may not be able to attract sufficient user traffic to remain competitive, and our business and prospects may be materially and adversely affected."

        We have also disclosed a series of operating data in 2016 and 2017 throughout this prospectus, including (i) the average monthly number of active content creators, (ii) the number of video submissions, (iii) the number of monthly active users for mobile games, (iv) the average daily time spent per active user on mobile app, (v) the users who participated in social interactions monthly, (vi) the number of average monthly social interactions, and (vii) the percentage of PUG video views. We believe that although these operating data generally are not directly correlated with revenues, they are indicators of the overall health and development of our platform, and their increases tend to coincide with the growth of our revenues.

        We are continuing to diversify our product and service offerings and refine our monetization avenues without compromising user experience. We plan to deepen our partnership with third-party game developers to offer more games tailored to our platform and our users and enhance our capabilities to develop games in-house. We expect to increase revenues from advertising, particularly from performance-based advertising and in-program advertising. We will also continue to build our live broadcasting program, VAS, and advertising services, including extending exclusive cooperation with additional live broadcasting hosts who are popular on our platform, developing more comprehensive marketing solutions for our key account advertisers, and offering more innovative performance-based advertisements and in-program advertisements. Our revenue growth will be affected by our ability to effectively execute our monetization strategies and expand our paying user base.

  Our brand recognition and market leadership

        Our iconic brand, "bilibili", elicits highly favorable sentiments among users and represents the destination for discovering cultural trends and phenomena for young generations in China. Our ability to maintain our prominent market leadership and brand recognition as the leading online entertainment platform is key to our ability to maintain and enhance relationships with our users, content providers, advertisers, game developers and other business partners, and increase our revenues. In addition, the reputation and attractiveness of our platform among young users also serves as a highly efficient marketing channel for our products and services, such as mobile games.

  Our ability to manage our costs and expenses

        Our results of operations depend on our ability to manage our costs and expenses. Our cost of revenues consists primarily of revenue-sharing costs, content costs, server and bandwidth costs and staff costs. We expect our revenue-sharing costs and content costs will increase in absolute amount as our user base expands and we continue to procure quality content. In addition, we expect the absolute amount of our server and bandwidth costs and our staff costs to increase as we grow our business. We will also invest in the growth by incurring selling and marketing expenses. However, we expect our costs and operating expenses to decrease as a percentage of revenue as we improve operating efficiency.

  Investment in technology and talent

        Our technology is critical for us to retain and attract users, other customers and business partners. We must continue to innovate to keep pace with the growth of our business and bring forward cutting-edge technologies. Our current research and development efforts are primarily focused on enhancing our artificial intelligence technology, big data analytics capabilities and cloud technology, which we believe are crucial for us to integrate and scale our products and services and improve operating efficiency. For example, leveraging our cloud technology, we were able to procure internet bandwidth cost effectively while we increased internet bandwidth capacities to keep up with the growth of our user base and increasing bandwidth needs. In addition, there is a strong demand in China's internet industry for talented and experienced personnel. We must recruit, retain and motivate talented employees while controlling our personnel-related expenses, including share-based compensation expenses.

Key Components of Results of Operations

  Net revenues

        The following table sets forth the components of our net revenues by amounts and percentages of our total net revenues for the periods presented:

	For the Year Ended December 31,
	2015		2016		2017
	RMB	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Net revenues:
Mobile games	86,123	65.7%	342,382	65.4%	2,058,226	316,344	83.4%
Live broadcasting and VAS	6,201	4.7%	79,656	15.2%	176,443	27,119	7.1%
Advertising	18,926	14.5%	60,727	11.6%	159,160	24,462	6.5%
Others	19,746	15.1%	40,545	7.8%	74,620	11,469	3.0%

Total net revenues	130,996	100.0%	523,310	100.0%	2,468,449	379,394	100.0%

        Mobile games.    We primarily offer exclusively distributed mobile games and jointly operated mobile games developed by third-party game developers. For exclusively distributed mobile games, we are responsible for game launch, hosting and maintenance of game servers, the operation of in-game promotions and customer services. We also develop localized versions for such games licensed from overseas developers. For jointly operated mobile game services, we offer our mobile game platform for mobile games developed by third-party game developers. We earn game promotion service revenue within the applicable contract periods by providing payment solutions and market promotion services, while game developers are responsible for providing game products, hosting and maintaining game servers and determining the pricing of in-game virtual items. As of December 31, 2017, we operated eight exclusively distributed mobile games and 63 games under joint operating arrangements. Additionally, we also have operated one self-developed game since August 2017. We expect the number of games in all these three categories to increase in the future. Our revenues from mobile games depend on the number of paying users and average revenue per paying user, and ultimately are determined by our ability to select, procure and offer engaging games tailored to our platform and our user preferences.

        Live broadcasting and VAS.    We generate revenues from our live broadcasting program by sales of in-channel virtual items for use in our live broadcasting program so that users can send them to hosts to show their support. The virtual items sold by us comprise of either consumable items, such as gifts and items that create special visual effects, or time-based items, such as privileges and titles. Under the arrangements with hosts of our live broadcasting program, we share with them a portion of the revenues derived from the sales of virtual items. Meanwhile, we also generate revenues from VAS including membership subscription, paid content and virtual items on our video platform. We expect revenues from live broadcasting and VAS to continue to grow.

        Advertising.    We generate advertising revenues primarily from display advertising arrangements, and we expect to increase performance-based advertisements and in-program advertisements. Display advertising arrangements allow advertisers to place advertisements on particular areas of our platform, in particular formats and over particular periods. Performance-based advertisements allow advertisers to connect with users who are likely to have demand for the advertisers' products and services based on users' activity and demographic data collected on our platform. We have also worked with our content creators and licensed content providers to offer advertisers in-program advertisements. We expect our advertising revenues to increase in the foreseeable future as we introduce new advertising and marketing solutions and attract more advertisers. We launched performance-based feed advertising services in December 2017, which we expect to become an important growth driver for our advertising business and improve our gross margin.

        Other services.    Our other services primarily consist of sales of products on our e-commerce platform and sales relating to our offline events. In 2017, we spun-off our offline events-related business by distributing 100% of our interests in certain PRC entities that operated such business to our existing shareholders. As such, we will not generate revenues from this business thereafter. For additional information, see "Related Party Transactions—Other Related Party Transactions."

  Cost of revenues

        The following table sets forth the components of our cost of revenues by amounts and percentages of cost of revenues for the periods presented:

	For the Year Ended December 31,
	2015		2016		2017
	RMB	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Cost of revenues:
Revenue-sharing costs	17,932	5.9%	151,252	19.6%	926,315	142,372	48.3%
Content costs	46,145	15.2%	146,088	18.9%	261,534	40,197	13.6%
Staff costs	28,614	9.4%	88,608	11.5%	128,268	19,714	6.7%
Server and bandwidth costs	177,202	58.4%	322,649	41.7%	468,903	72,069	24.4%
Others	33,675	11.1%	64,215	8.3%	134,221	20,630	7.0%

Total cost of revenues	303,568	100.0%	772,812	100.0%	1,919,241	294,982	100.0%

        Revenue-sharing costs consist of fees paid to game developers, distribution channels (app stores) and payment channels, as well as fees we pay to hosts of our live broadcasting program and content creators in accordance with our revenue-sharing arrangements. Content costs consist of amortized costs of purchased licensed content from copyright owners or content distributors. Staff costs consist of salaries and benefits for our employees involved in the operation of our app/websites, mobile game services and live broadcasting program. Server and bandwidth costs are the fees we pay to telecommunication carriers and other service providers for telecommunication services, hosting our servers at their internet data centers, and providing content delivery network and application services.

  Operating expenses

        The following table sets forth the components of our operating expenses by amounts and percentages of operating expenses for the periods presented:

	For the Year Ended December 31,
	2015		2016		2017
	RMB	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Operating expenses:
Selling and marketing expenses	17,689	9.0%	102,659	15.9%	232,489	35,733	30.1%
General and administrative expenses	153,707	78.3%	451,334	70.0%	260,898	40,099	33.7%
Research and development expenses	24,915	12.7%	91,222	14.1%	280,093	43,050	36.2%

Total operating expenses	196,311	100.0%	645,215	100.0%	773,480	118,882	100.0%

        Selling and marketing expenses.    Selling and marketing expenses consist primarily of general marketing and promotional expenses, as well as salaries and benefits, including share-based compensation expenses, for our selling and marketing personnel. We expect our selling and marketing expenses to increase in absolute amounts in the foreseeable future due to increasing investment to maintain our brand awareness and leadership.

        General and administrative expenses.    General and administrative expenses consist primarily of salaries and expenses, including share-based compensation expenses, professional fees and rental expenses. We expect our general and administrative expenses to increase in absolute amounts in the foreseeable future due to the anticipated growth of our business as well as accounting, insurance, investor relations and other public company costs.

        Research and development expenses.    Research and development expenses consist primarily of salaries and benefits, including share-based compensation expenses, for research and development personnel dedicated to the development and enhancement of our app/websites and development of online games. We expect our research and development expenses to increase as we expand our research and development team, to enhance our artificial intelligence technology, big data analytics capabilities and cloud technology and develop new features and functionalities on our platform.

Taxation

  Cayman Islands

        The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. In addition, the Cayman Islands does not impose withholding tax on dividend payments.

  Hong Kong

        Our subsidiaries incorporated in Hong Kong, Hode HK and Bilibili HK Limited, are subject to 16.5% Hong Kong profit tax on their taxable income generated from operations in Hong Kong. Under the Hong Kong tax laws, we are exempted from the Hong Kong income tax on our foreign-derived income. In addition, payments of dividends from our Hong Kong subsidiaries to us are not subject to any Hong Kong withholding tax.

  PRC

        Generally, our PRC subsidiaries, VIEs and their subsidiaries are subject to enterprise income tax on their taxable income in China at a statutory rate of 25%. The enterprise income tax is calculated based on the entity's global income as determined under PRC tax laws and accounting standards.

        We are subject to value-added tax at a rate of 17% on sales and 6% on the services (research and development services, technology services, information technology services and/or culture and creativity services), in each case less any deductible value-added tax we have already paid or borne. We are also subject to surcharges on value-added tax payments in accordance with PRC law.

        Dividends paid by our wholly foreign-owned subsidiaries in China to our intermediary holding company in Hong Kong will be subject to a withholding tax rate of 10%, unless the relevant Hong Kong entity satisfies all the requirements under the Arrangement between China and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion with respect to Taxes on Income and Capital and receives approval from the relevant tax authority. If our Hong Kong subsidiary satisfies all the requirements under the tax arrangement and receives approval from the relevant tax authority, then the dividends paid to the Hong Kong subsidiary would be subject to withholding tax at the standard rate of 5%. Effective from November 1, 2015, the above mentioned approval requirement has been abolished, but a Hong Kong entity is still required to file application package with the relevant tax authority, and settle the overdue taxes if the preferential 5% tax rate is denied based on the subsequent review of the application package by the relevant tax authority. See "Risk Factors—Risks Related to Our Corporate Structure—We may rely on dividends paid by our PRC subsidiaries to fund cash and financing requirements. Any limitation on the ability of our PRC subsidiaries to pay dividends to us could have a material adverse effect on our ability to conduct our business and to pay dividends to holders of the ADSs and our ordinary shares."

        If our holding company in the Cayman Islands or any of our subsidiaries outside of China were deemed to be a "resident enterprise" under the PRC Enterprise Income Tax Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%. See "Risk Factors—Risks Related to Doing Business in China—Under the PRC Enterprise Income Tax Law, we may be classified as a PRC resident enterprise, which could result in unfavorable tax consequences to us and our shareholders and have a material adverse effect on our results of operations and the value of your investment."

Results of Operations

        The following table sets forth a summary of our consolidated results of operations for the periods presented, both in absolute amount and as a percentage of our revenues for the periods presented. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations in any period are not necessarily indicative of our future trends.

	For the Year Ended December 31,
	2015		2016		2017
	RMB	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Summary Consolidated Comprehensive Loss Data
Net revenues	130,996	100.0%	523,310	100.0%	2,468,449	379,394	100.0%
Cost of revenues(1)	(303,568)	(231.7)%	(772,812)	(147.7)%	(1,919,241)	(294,982)	(77.8)%

Gross (loss)/profit	(172,572)	(131.7)%	(249,502)	(47.7)%	549,208	84,412	22.2%
Operating expenses:
Selling and marketing expenses(1)	(17,689)	(13.5)%	(102,659)	(19.6)%	(232,489)	(35,733)	(9.4)%
General and administrative expenses(1)	(153,707)	(117.3)%	(451,334)	(86.2)%	(260,898)	(40,099)	(10.6)%
Research and development expenses(1)	(24,915)	(19.0)%	(91,222)	(17.5)%	(280,093)	(43,050)	(11.3)%

Total operating expenses	(196,311)	(149.8)%	(645,215)	(123.3)%	(773,480)	(118,882)	(31.3)%

Loss from operations	(368,883)	(281.5)%	(894,717)	(171.0)%	(224,272)	(34,470)	(9.1)%
Other income/(expenses):
Investment income, net	—	—	9,795	1.9%	22,957	3,528	0.9%
Interest income	2,345	1.8%	1,502	0.3%	1,483	228	0.1%
Exchange (losses)/gains	(3,732)	(2.9)%	(21,267)	(4.1)%	6,445	991	0.3%
Other, net	(793)	(0.6)%	(3,668)	(0.7)%	18,518	2,846	0.7%

Loss before income tax	(371,063)	(283.2)%	(908,355)	(173.6)%	(174,869)	(26,877)	(7.1)%
Income tax	(2,425)	(1.9)%	(3,141)	(0.6)%	(8,881)	(1,365)	(0.4)%

Net loss	(373,488)	(285.1)%	(911,496)	(174.2)%	(183,750)	(28,242)	(7.5)%

Note:

(1)
Share-based compensation expenses were allocated as follows:

	For the Year Ended December 31,
	2015	2016	2017
	RMB	RMB	RMB	US$
	(in thousands)
Cost of revenues	476	3,775	7,936	1,220
Selling and marketing expenses	94	3,029	3,423	526
General and administrative expenses	100,228	353,806	56,746	8,722
Research and development expenses	119	4,878	11,849	1,821

Total	100,917	365,488	79,954	12,289

Year ended December 31, 2017 compared to year ended December 31, 2016

  Net revenues

        Our net revenues, which consisted of revenues from mobile games, live broadcasting and VAS, advertising and other services, increased by 372% from RMB523.3 million in 2016 to RMB2,468.4 million (US$379.4 million) in 2017. This increase was primarily due to increases in revenues from mobile games. Across our platform, our average monthly paying users increased by 170% from approximately 373,500 in 2016 to approximately 1,006,900 in 2017. For mobile games, live broadcasting and VAS, average monthly revenue per paying user increased from approximately RMB94 in 2016 to approximately RMB185 in 2017 as a result of our enhanced mobile game operations as well as expanded and diversified live broadcasting offerings.

        Mobile games.    Our net revenues from mobile games increased substantially from RMB342.4 million in 2016 to RMB2,058.2 million (US$316.3 million) in 2017, primarily attributable to a 140% increase in average monthly paying users from approximately 253,700 in 2016 to approximately 609,300 in 2017. The increase was primarily due to the increasing popularity of our existing mobile games, particularly the success of Fate/Grand Order, which was launched in September 2016, as well as the launch of new mobile games, such as the launch of Azur Lane in May 2017. On an overall basis, 19.0% of the increase in net revenues from mobile games is attributable to the new mobile games launched during 2017 while the remaining 81.0% is attributable to the existing mobile games that were launched prior to 2017.

        Live broadcasting and VAS.    Our net revenues from live broadcasting and VAS increased by 122% from RMB79.7 million in 2016 to RMB176.4 million (US$27.1 million) in 2017, mainly attributable to growth in the number and popularity of our hosts as well as an increase in diversity of live broadcasting programs offered on our platform.

        Advertising.    Our net revenues from advertising increased by 162% from RMB60.7 million in 2016 to RMB159.2 million (US$24.5 million) in 2017. This increase was driven by (i) an increase in the number of our average MAUs, and (ii) marketing and promotional efforts undertaken by our marketing team to promote and strengthen our brand and reputation, both of which further enhanced our attractiveness to advertisers.

        Others.    We had RMB40.5 million and RMB74.6 million (US$11.5 million) of other net revenues in 2016 and 2017, respectively. The increase was primarily attributable to an increase in sales of products through our e-commerce platform and sales of tickets for our offline events.

  Cost of revenues

        Our cost of revenues increased by 148% from RMB772.8 million in 2016 to RMB1,919.2 million (US$295.0 million) in 2017 as all components of cost of revenues increased due to our business growth and the expansion of our user base.

        Server and bandwidth costs increased by 45.3% from RMB322.6 million in 2016 to RMB468.9 million (US$72.1 million) in 2017, primarily due to an increase in server and bandwidth capacity to keep pace with the expansion of our user base and the increase in active users.

        Revenue-sharing costs, which primarily consisted of the portion of revenues shared with game developers, certain popular live broadcasting hosts and content creators, increased substantially from RMB151.3 million in 2016 to RMB926.3 million (US$142.4 million) in 2017, primarily due to an increase in payments made to developers of exclusively distributed games, in particular Fate/Grand Order and Azur Lane, and to a lesser extent, due to an increase in payments made to hosts of live broadcasting programs and content creators on our platform.

        Content costs increased by 79.0% from RMB146.1 million in 2016 to RMB261.5 million (US$40.2 million) in 2017 as we continued to acquire licensed content to expand and diversify our content offerings.

        Staff costs increased by 44.8% from RMB88.6 million in 2016 to RMB128.3 million (US$19.7 million) in 2017, primarily due to an increase in headcount for employees dedicated to the operations of our app/websites, mobile game services and live broadcasting programs to maintain our service quality and keep pace with the growth of our user base.

  Gross profit/(loss)

        As a result of the foregoing, we had gross profit of RMB549.2 million (US$84.4 million) in 2017, compared to gross loss of RMB249.5 million in 2016.

  Operating expenses

        Our total operating expenses increased by 19.9% from RMB645.2 million in 2016 to RMB773.5 million (US$118.9 million) in 2017, as selling and marketing expenses and research and development expenses increased due to our business growth and the expansion of our user base.

        Selling and marketing expenses.    Our selling and marketing expenses increased by 126% from RMB102.7 million in 2016 to RMB232.5 million (US$35.7 million) in 2017, primarily attributable to the costs of the marketing campaigns associated with the launch of Azur Lane and the overseas version of Fate/Grand Order, as well as marketing and promotional costs for our platform.

        General and administrative expenses.    Our general and administrative expenses decreased by 42.2% from RMB451.3 million in 2016 to RMB260.9 million (US$40.1 million) in 2017. The decrease was primarily attributable to a decrease in share-based compensation expenses, partially offset by an increase in rental payments and an increase in average compensation for administrative personnel as well as an increase in advisory and professional service fees related to this offering.

        Research and development expenses.    Our research and development expenses increased by 207% from RMB91.2 million in 2016 to RMB280.1 million (US$43.1 million) in 2017, primarily due to an increase in headcount for our research and development personnel dedicated to enhancing our platform operations and mobile game services.

  Loss from operations

        As a result of the foregoing, we incurred loss from operations of RMB224.3 million (US$34.5 million) in 2017, compared to loss from operations of RMB894.7 million in 2016.

  Other income/(expenses)

        Investment income, net.    Net investment income primarily includes return earned on wealth management products issued by banks and investments in money market funds. We had net investment income of RMB23.0 million (US$3.5 million) in 2017, compared to RMB9.8 million in 2016.

        Interest income.    Interest income represents interest earned on bank deposits. We had interest income of RMB1.5 million and RMB1.5 million (US$0.2 million) in 2016 and 2017, respectively.

        Exchange (losses)/gains.    We had exchange gains of RMB6.4 million (US$1.0 million) in 2017, compared to exchange losses of RMB21.3 million in 2016, primarily due to the appreciation of Renminbi against the U.S. dollar.

        Others, net.    Other, net primarily consists of non-operating expenses, bank charges, interest expenses and government subsidies. We had other net gain of RMB18.5 million (US$2.8 million) in 2017, compared to other net loss of RMB3.7 million in 2016. The increase was primarily attributable to subsidies income we recorded in 2017.

  Income tax

        We recorded income tax of RMB8.9 million (US$1.4 million) in 2017, compared to RMB3.1 million in 2016.

  Net loss

        As a result of the foregoing, we incurred net loss of RMB183.8 million (US$28.2 million) in 2017, compared to net loss of RMB911.5 million in 2016.

Year ended December 31, 2016 compared to year ended December 31, 2015

  Net revenues

        Our net revenues, which consisted of revenues from mobile games, live broadcasting and VAS, advertising and other services, increased by 299% from RMB131.0 million in 2015 to RMB523.3 million in 2016. This increase was primarily due to increases in revenues from mobile games and the increased contribution of revenues from live broadcasting and VAS. Across our platform, our average monthly paying users increased by 367% from approximately 79,900 in 2015 to approximately 373,500 in 2016. For mobile games, live broadcasting and VAS, average monthly revenue per paying user decreased slightly from approximately RMB96 in 2015 to approximately RMB94 in 2016 as we focused on increasing the number of paying users across our platform.

        Mobile games.    Our net revenues from mobile games increased by 298% from RMB86.1 million in 2015 to RMB342.4 million in 2016, primarily attributable to the launch of Yume-100, a role-playing puzzle mobile game, in December 2015, as well as the launch of Fate/Grand Order in September 2016. On an overall basis, 70.6% of the increase in net revenues from mobile games is attributable to the new mobile games launched during 2016 while the remaining 29.4% is attributable to the existing mobile games that were launched prior to 2016.

        Live broadcasting and VAS.    Our net revenues from live broadcasting and VAS increased substantially from RMB6.2 million in 2015 to RMB79.6 million in 2016, mainly attributable to the increase in the number and popularity of our hosts, as well as the expansion of virtual item offerings on our platform.

        Advertising.    Our net revenues from advertising increased by 221% from RMB18.9 million in 2015 to RMB60.7 million in 2016. This increase was driven by (i) our strengthening brand and market position among young users, which is a particularly attractive demographic group to advertisers, (ii) the significant increase in the number of our average MAUs, making advertising on our platform more attractive, and (iii) the effective efforts of our marketing team in promoting advertising services on our platform.

        Others.    We had RMB19.7 million and RMB40.5 million of other net revenues in 2015 and 2016 respectively. The increase was primarily attributable to the increase in sales of products through our e-commerce platform and sales of tickets for our offline events.

  Cost of revenues

        Our cost of revenues increased by 155% from RMB303.6 million in 2015 to RMB772.8 million in 2016 as all components of cost of revenues increased due to our business growth and the expansion of our user based activity.

        Server and bandwidth costs increased by 82.1% from RMB177.2 million in 2015 to RMB322.6 million in 2016, primarily due to an increase in the server capacity required as we provided quality video streaming to an increasing number of users and the number of active users on our platform increased.

        Revenue-sharing costs, which primarily consisted of the portion of revenues shared with game developers, certain popular live broadcasting hosts and content creators, increased substantially from RMB17.9 million in 2015 to RMB151.3 million in 2016 primarily due to the increase in sales of virtual items across our platform.

        Content costs increased by 217% from RMB46.1 million in 2015 to RMB146.1 million in 2016 as we expanded our licensed content library.

        Staff costs increased by 210% from RMB28.6 million to RMB88.6 million in 2016, primarily due to an increase in headcount for employees dedicated to the operation of our app/websites, mobile game services and live broadcasting programs to serve our rapidly growing user base in these areas.

  Gross loss

        As a result of the foregoing, we incurred gross loss of RMB249.5 million in 2016, compared to gross loss of RMB172.6 million in 2015.

  Operating expenses

        Our total operating expenses increased by 229% from RMB196.3 million in 2015 to RMB645.2 million in 2016, as all components of operating expenses increased due to our business growth and the expansion of our user base.

        Selling and marketing expenses.    Our selling and marketing expenses increased by 480% from RMB17.7 million in 2015 to RMB102.7 million in 2016, primarily attributable to the marketing and promotional costs associated with the launch of Fate/Grand Order and other new mobile games, including celebrity endorsement fees and costs for promotional events, and the marketing costs for pre-installed products on mobile devices.

        General and administrative expenses.    Our general and administrative expenses increased by 194% from RMB153.7 million in 2015 to RMB451.3 million in 2016. Share-based compensation expense is a large component of our general and administrative expenses, which increased from RMB100.2 million in 2015 to RMB353.8 million due to awards to our management team members.

        Research and development expenses.    Our research and development expenses increased by 266% from RMB24.9 million in 2015 to RMB91.2 million in 2016, primarily due to a significant increase in salaries and other benefits for research and development personnel, which was in turn mainly driven by an increase in our research and development staff, especially engineers, from 146 as of December 31, 2015 to 393 as of December 31, 2016.

  Loss from operations

        As a result of the foregoing, we incurred loss from operations of RMB894.7 million in 2016, compared to loss from operations of RMB368.9 million in 2015.

  Other income/(expenses)

        Investment income, net.    Net investment income primarily includes return earned on wealth management products issued by banks and investments in money market funds. We had net investment income of RMB9.8 million in 2016, compared to nil in 2015.

        Interest income.    Interest income represents interest earned on bank deposits. We had interest income of RMB2.3 million and RMB1.5 million in 2015 and 2016, respectively.

        Exchange losses.    We incurred exchange losses of RMB21.3 million in 2016, compared to exchange losses of RMB3.7 million in 2015, primarily due to the depreciation of Renminbi against the U.S. dollar.

        Others, net.    Other, net primarily consists of non-operating expenses, bank charges, interest expenses and government subsidies. We incurred other net loss of RMB3.7 million in 2016, compared to RMB0.8 million in 2015.

  Income tax

        We recorded income tax of RMB3.1 million in 2016, compared to RMB2.4 million in 2015.

  Net loss

        As a result of the foregoing, we incurred net loss of RMB911.5 million in 2016, compared to net loss of RMB373.5 million in 2015.

Selected Quarterly Results of Operations

        The following table sets forth our unaudited consolidated quarterly results of operations for each of the eight quarters from January 1, 2016 to December 31, 2017. You should read the following table in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. We have prepared this unaudited condensed consolidated quarterly financial data on the same basis as we have prepared our audited consolidated financial statements. The unaudited condensed consolidated financial data includes all adjustments, consisting only of normal and recurring adjustments, that our management considered necessary for a fair statement of our financial position and operating results for the quarters presented.

	For the Three Months Ended,
	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017
	(Unaudited)
	(in RMB thousands)
Net revenues	70,835	99,032	135,880	217,563	424,140	582,896	727,700	733,713
Cost of revenues(1)	(135,600)	(179,635)	(215,249)	(242,328)	(363,008)	(445,238)	(552,984)	(558,011)

Gross (loss)/profit	(64,765)	(80,603)	(79,369)	(24,765)	61,132	137,658	174,716	175,702
Operating expenses:
Selling and marketing expenses(1)	(15,889)	(15,531)	(25,437)	(45,802)	(40,915)	(51,850)	(74,902)	(64,822)
General and administrative expenses(1)	(20,732)	(92,755)	(55,232)	(282,615)	(42,682)	(75,080)	(57,213)	(85,923)
Research and development expenses(1)	(14,814)	(19,601)	(27,168)	(29,639)	(55,223)	(63,390)	(74,496)	(86,984)

Total operating expenses	(51,435)	(127,887)	(107,837)	(358,056)	(138,820)	(190,320)	(206,611)	(237,729)

Loss from operations	(116,200)	(208,490)	(187,206)	(382,821)	(77,688)	(52,662)	(31,895)	(62,027)
Other income/(expenses):
Investment income/(loss), net	27	1,797	4,131	3,840	5,687	(1,682)	11,378	7,574
Interest income	356	523	232	391	196	137	354	796
Exchange gains/(losses)	3,643	(7,276)	(2,141)	(15,493)	2,960	3,700	668	(883)
Other, net	313	(54)	(2,053)	(1,874)	3,236	2,414	7,234	5,634

Loss before income tax	(111,861)	(213,500)	(187,037)	(395,957)	(65,609)	(48,093)	(12,261)	(48,906)
Income tax	—	—	(36)	(3,105)	(1,816)	(2,323)	(2,324)	(2,418)

Net loss	(111,861)	(213,500)	(187,073)	(399,062)	(67,425)	(50,416)	(14,585)	(51,324)

Note:

(1)
Share-based compensation expenses were allocated as follows:

	For the Three Months Ended
	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017
	(in RMB thousands)
Cost of revenues	719	836	1,206	1,014	1,320	1,648	2,659	2,309
Selling and marketing expenses	435	662	959	973	905	870	954	694
General and administrative expenses	1,118	71,626	29,840	251,222	3,234	31,769	4,028	17,715
Research and development expenses	494	754	1,753	1,877	2,127	2,423	2,996	4,303

Total	2,766	73,878	33,758	255,086	7,586	36,710	10,637	25,021

        Our net revenues increased substantially during these periods, primarily due to increases in our revenues from mobile games, which in turn was attributable to the increasing popularity of our existing mobile games. We started to experience significant growth in net revenues since the fourth quarter of 2016, primarily due to the exclusive launch of Fate/Grand Order in China in September 2016 and the success of the game. Growth in other segments also has contributed to a lesser extent to the increase in our net revenues. Across our platform, we believe that our enhanced ability to procure and offer content tailored to our user base resulted in improved monetization. Our cost of revenues also increased substantially during these periods, especially revenue-sharing costs as we operated more mobile games and hence made more payments to game developers, which was in line with the increase of mobile game revenues. Among the eight quarters from January 1, 2016 to December 31, 2017, we incurred the highest amount of operating expenses in the fourth quarter of 2016 due to share-based compensation expenses related to awards to our management team members. Excluding the share-based compensation expenses, each category of our operating expenses increased generally in these periods as we grew our business and expanded our user base, but decreased as a percentage of our net revenues due to our increasing economics of scale and improved operating efficiency. Our selling and marketing expenses decreased slightly in the first and fourth quarters of 2017, primarily due to reduced marketing campaigns and promotional activities in these periods.

        Our results of operations are also subject to seasonal fluctuations. For example, the growth of active users tends to accelerate during school holidays, such as summer and winter breaks, and slow down at the beginning and during certain parts of the school year, as well as the holiday season starting in the fourth quarter and ending with the Chinese New Year holidays, which typically fall in the first half of the first quarter. We conduct marketing campaigns and promotional activities from time to time, which may result in fluctuations in the number of and/or spending by our paying users. Seasonal fluctuations have not thus far posed material operational and financial challenges to us, as such periods tend to be brief and predictable, allowing us to re-allocate resources and improve efficiency ahead of time.

Liquidity and Capital Resources

        The following table sets forth a summary of our cash flows for the periods presented:

	For the Year Ended December 31,
	2015	2016	2017
	RMB	RMB	RMB	US$
	(in thousands)
Summary Consolidated Cash Flow Data:
Net cash (used in)/provided by operating activities	(191,935)	(198,967)	464,550	71,398
Net cash used in investing activities	(365,558)	(1,177,191)	(716,254)	(110,084)
Net cash provided by financing activities	1,099,184	1,024,087	675,533	103,828
Effect of exchange rate changes on cash and cash equivalents held in foreign currencies	42,953	49,606	(48,145)	(7,400)

Net increase/(decrease) in cash and cash equivalents	584,644	(302,465)	375,684	57,742
Cash and cash equivalents at beginning of the year	105,019	689,663	387,198	59,511

Cash and cash equivalents at end of the year	689,663	387,198	762,882	117,253

        To date, we have financed our operating and investing activities through cash generated by historical equity financing activities. As of December 31, 2015, 2016 and 2017, respectively, our cash and cash equivalents were RMB689.7 million, RMB387.2 million and RMB762.9 million (US$117.3 million). Our cash and cash equivalents primarily consist of cash at banks and cash held in accounts with third-party online payment platforms.

        We believe that our current cash and cash equivalents and our anticipated cash flows from operations will be sufficient to meet our anticipated working capital requirements and capital expenditures for at least the next 12 months. After this offering, we may decide to enhance our liquidity position or increase our cash reserve for future investments through additional capital and finance funding. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

        As of December 31, 2017, 78.8% of our cash and cash equivalents were held in China, and 13.1% were held by our VIEs and denominated in Renminbi. Although we consolidate the results of our VIEs and their subsidiaries, we only have access to the assets or earnings of our VIEs and their subsidiaries through our contractual arrangements with our VIEs and their shareholders. See "Corporate History and Structure—Contractual Arrangements with Our VIEs and Their Respective Shareholders." For restrictions and limitations on liquidity and capital resources as a result of our corporate structure, see "—Holding Company Structure."

        In utilizing the proceeds we expect to receive from this offering, we may make additional capital contributions to our PRC subsidiaries, establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, make loans to our PRC subsidiaries, or acquire offshore entities with operations in China in offshore transactions. However, most of these uses are subject to PRC regulations.

        See "Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from using the proceeds of our initial public offering to make loans to our PRC subsidiaries and consolidated affiliated entities and their subsidiaries, or to make additional capital contributions to our PRC subsidiaries" and "Use of Proceeds."

        A majority of our future revenues are likely to continue to be in the form of Renminbi. Under existing PRC foreign exchange regulations, Renminbi may be converted into foreign exchange for current account items, including profit distributions, interest payments and trade-and service-related foreign exchange transactions.

        We expect that substantially all of our future revenues will be denominated in Renminbi. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior SAFE approval as long as certain routine procedural requirements are fulfilled. Therefore, our PRC subsidiaries are allowed to pay dividends in foreign currencies to us without prior SAFE approval by following certain routine procedural requirements. However, approval from or registration with competent government authorities is required where the Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future.

  Operating activities

        Net cash provided by operating activities in 2017 was RMB464.6 million (US$71.4 million), as compared to net loss of RMB183.8 million (US$28.2 million) in the same period. The difference was primarily due to an increase of RMB356.4 million (US$54.8 million) in deferred revenue and an increase of RMB271.9 million (US$41.8 million) in accounts payable, partially offset by an increase in prepayments and other current assets of RMB247.5 million (US$38.0 million) and an increase in accounts receivable of RMB283.2 million (US$43.5 million). The increases in deferred revenue, accounts payable, prepayments and other current assets and accounts receivable were attributable to our business expansion. The principal non-cash items affecting the difference between our net loss and our net cash provided by operating activities in 2017 were RMB304.4 million (US$46.8 million) in depreciation and amortization, RMB80.0 million (US$12.3 million) in share-based compensation expenses and RMB16.0 million (US$2.5 million) in impairment of long-term investments.

        Net cash used in operating activities in 2016 was RMB199.0 million, as compared to net loss of RMB911.5 million in the same period. The difference was primarily due to an increase of RMB194.6 million in deferred revenue and an increase of RMB149.6 million in accounts payable, partially offset by an increase in prepayments and other current assets of RMB125.4 million, an increase in accounts receivable of RMB92.6 million, and an increase in receivables from related parties of RMB5.0 million. The increases in deferred revenue, accounts payable, prepayments and other current assets and accounts receivable were attributable to the growth of our business. In particular, the increase in deferred revenue was attributable to growth in advanced payments from mobile game players. The principal non-cash items affecting the difference between our net loss and our net cash used in operating activities in 2016 were RMB365.5 million in share-based compensation expenses, RMB161.5 million in depreciation and amortization, and RMB21.3 million in unrealized exchange losses.

        Net cash used in 2015 was RMB191.9 million, as compared to net loss of RMB373.5 million in the same period. The difference was primarily due to an increase of RMB54.7 million in accounts payable and an increase of RMB13.9 million in salary and welfare payables, partially offset by an increase in prepayments and other current assets of RMB29.3 million. The increases in accounts payable and prepayments and other current assets were attributable to the growth of our business. The increase in salary and welfare payables was attributable to increase in employee headcount. The principal non-cash items affecting the difference between our net loss and our net cash used in operating activities in 2015 were RMB100.9 million in share-based compensation expenses, RMB42.2 million in depreciation and amortization and RMB3.7 million in unrealized exchange losses.

  Investing activities

        Net cash used in investing activities in 2017 was RMB716.3 million (US$110.0 million), primarily due to purchase of short-term investments of RMB4,708.5 million (US$723.7 million), purchase of intangible assets of RMB485.9 million (US$74.7 million), purchase of property and equipment of RMB144.9 million(US$22.3 million), and cash paid on long-term investments of RMB320.1 million (US$49.2 million), partially offset by proceeds from maturities of short-term investments of RMB4,932.4 million (US$758.1 million).

        Net cash used in investing activities in 2016 was RMB1,177.2 million, primarily due to purchase of short-term investments of RMB3,069.8 million, purchase of intangible assets of RMB246.2 million, purchase of property and equipment of RMB42.2 million, and cash paid on long-term investments of RMB216.4 million, partially offset by proceeds from maturities of short-term investments of RMB2,414.6 million.

        Net cash used in investing activities in 2015 was RMB365.6 million, primarily due to cash paid on long-term investments of RMB160.6 million, purchase of intangible assets of RMB119.1 million, and purchase of property and equipment of RMB25.7 million.

  Financing activities

        Net cash provided by financing activities in 2017 was RMB675.5 million (US$103.8 million), primarily attributable to proceeds from our issuance of Series D2 preferred shares to investors.

        Net cash provided by financing activities in 2016 was RMB1,024.1 million, primarily attributable to proceeds from our issuance of Series C1 preferred shares to investors.

        Net cash provided by financing activities in 2015 was RMB1,099.2 million, primarily attributable to proceeds from our issuance of Series C preferred shares to investors.

  Capital expenditures

        Our capital expenditures are primarily incurred for purchases of intangible assets, property and equipment. Our capital expenditures were RMB144.8 million in 2015, RMB288.4 million in 2016 and RMB630.8 million (US$97.0 million) in 2017. Purchases of intangible assets, which primarily consist of licensed copyrights of video content, accounted for 82.3%, 85.4% and 77.0% of our total capital expenditures in 2015, 2016 and 2017, respectively. We intend to fund our future capital expenditures with our existing cash balance and proceeds from this offering. We will continue to make capital expenditures to meet the expected growth of our business.

Contractual obligations

        The following table sets forth our contractual obligations as of December 31, 2017:

	Payment due by December 31,
	Total	2018	2019	2020	2021	after
	(in RMB thousands)
Operating lease commitments(1)	216,571	41,190	37,521	38,507	42,297	57,056
Advertising fee commitments(2)	23,000	16,000	7,000	—	—	—

Total	239,571	57,190	44,521	38,507	42,297	57,056

Notes:

(1)
Operating lease commitments consist of the commitments under the lease agreements for our office premises.

(2)
Advertising fee commitments consist of the commitments related to certain marketing expenses.

        Other than as shown above, we did not have any significant capital and other commitments, long-term obligations or guarantees as of December 31, 2017.

Off-Balance Sheet Commitments and Arrangements

        We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our shares and classified as shareholder's equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Critical Accounting Policies

        An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements.

        We prepare our financial statements in conformity with U.S. GAAP, which requires us to make judgments, estimates and assumptions. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experiences and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates. Some of our accounting policies require a higher degree of judgment than others in their application and require us to make significant accounting estimates.

        The following descriptions of critical accounting policies, judgments and estimates should be read in conjunction with our consolidated financial statements and accompanying notes and other disclosures included in this prospectus. When reviewing our financial statements, you should consider (i) our selection of critical accounting policies, (ii) the judgments and other uncertainties affecting the application of such policies and (iii) the sensitivity of reported results to changes in conditions and assumptions.

  Basis of presentation and use of estimates

        Subsidiaries are those entities in which we, directly or indirectly, (i) control more than one half of the voting power, (ii) have the power to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of board of directors, or (iii) have the power to govern the financial and operating policies under a statute or agreement among the shareholders or equity holders.

        A consolidated variable interest entity is an entity in which we, or our subsidiaries, through contractual arrangements, have the power to direct the activities that most significant impact the entity's economic performance, bear the risks of and enjoy the rewards normally associated with ownership of the entity, and therefore are the primary beneficiary of.

        We consolidate our subsidiaries and the variable interest entities of which we are the primary beneficiary. On a periodic basis, we reconsider the initial determination of whether a legal entity is a consolidated entity upon the occurrence of certain events listed in ASC 810-10-35-4. We also continually reconsider whether we are the primary beneficiary of our affiliated entities as facts and circumstances change.

  Revenue recognition

        We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectability is reasonably assured.

  Mobile game services

  •
  Exclusively distributed mobile games

        We primarily operate these games and generate revenues from the sale of in-game virtual items that enhance the game-playing experience.

        In accordance with ASC 605-45, Revenue Recognition: Principal Agent Considerations, we evaluate agreements with the game developers, distribution channels and payment channels in order to determine whether or not we act as the principal or as an agent in the arrangement with each party, which we consider in determining if relevant revenues should be reported gross or net of the pre-determined amount of proceeds shared with the other party. Such determination of whether to record the revenues gross or net is based on an assessment of various factors, including but not limited to whether we (i) are the primary obligor in the arrangement, (ii) have general inventory risk, (iii) change the product or perform part of the services, (iv) have latitude in establishing the selling price, and (v) have involvement in the determination of product and service specifications.

        We record revenue generated from exclusively distributed mobile games on a gross basis as we are acting as the principal to fulfill all obligations related to the mobile game operation. We act as the primary obligor, responsible for the launch of the game, hosting and maintenance of game servers and decide when and how to operate the in-game promotions. We also determine the pricing of in-game virtual items and make localized version for games licensed from overseas developers.

        Proceeds earned from selling in-game virtual items are shared between us and the game developers, with the amount paid to the developers generally calculated based on amount paid by players, after deducting the fees paid to the payment channels and the distribution channels including the credit allowable for deduction, multiplied by a predetermined percentage for each game. Fees paid to game developers, distribution channels (app stores) and payment channels are recorded as cost of revenues.

        For the purposes of determining when services have been provided to players, we determined that an implied obligation exists for us to provide on-going services to the players who purchased virtual items to gain an enhanced game-playing experience over an estimated average playing period of the paying players for each game. Accordingly, we recognize the revenues ratably over such estimated average playing period, starting from the point in time when virtual items are delivered to the players' accounts and all other revenue recognition criteria are met.

        We consider the average period that players typically play the games and other player behavior patterns, as well as various other factors, to arrive at the best estimates for the playing period of the paying players for each game, usually from three to six months. To compute the estimated average playing period for paying users, we consider the initial purchase date as the starting point of a player's lifespan. We track populations of paying players who made their initial purchase during the 10-days interval period, which we refer to as cohorts, and track each cohort to understand the number of players from each cohort who played the game after the initial purchase. To determine the ending point of a paying user's lifespan beyond the date for which observable data are available, we extrapolate the actual observed attrition rate to arrive at an estimated weighted average playing lifespan for paying users of the selected games. If a new game is launched and only a limited period of paying player data are available, then we consider other qualitative factors, such as the behavior patterns for paying players of other games with similar characteristics and similar paying player behavior patterns, such as targeted players and purchasing frequency. While we believe our estimates to be reasonable based on available game player information, we may revise such estimates based on new information indicating a change in the game player behavior patterns. Any such adjustments are applied prospectively.

  •
  Jointly operated mobile game publishing services

        We also offer publishing services for mobile games developed by third-party game developers. For such games, we act as a distribution channel, and publish the games on our own app or websites. In other words, we provide a game portal through which game players can download the mobile games to their mobile devices and we earn game promotion service revenue.

        With respect to the jointly operated license arrangements between us and the game developers, we considered the factors that (i) the developers are responsible for providing the game products desired by them; (ii) the developers have the responsibility of hosting and maintenance of game servers for running the games; and (iii) the developers have the right to change the pricing of in-game virtual items. Our responsibilities are publishing, providing payment solution and market promotion service. Therefore, we view the game developers as our customers and considers us as the agent of the game developers in these arrangements. Accordingly, we record the game publishing service revenue from these games net of amounts paid to the game developers.

  Advertising services

        We derive our advertising revenues principally from short-term online advertising contracts. Advertising service contracts may consist of multiple elements with a typical term of less than three months. Such elements generally represent different formats of advertisement, including but not limited to banners, text-links, videos, logos, buttons and rich media. Each element is time-based and the service period of the element is usually within three months. In accordance with ASU 2009-13, Revenue Recognition: Multiple Deliverable Revenue Arrangements, we treat advertising contracts with multiple deliverable elements as separate units of accounting for revenue recognition purposes and recognize revenue over the advertising period in the contract when each deliverable element of advertisements is provided and all the other revenue recognition criteria are met. Since the contract price is for all deliverables, we allocate the arrangement consideration to all deliverables at the inception of the arrangement on the basis of their relative selling price according to the selling price hierarchy established by ASU 2009-13. We use (a) vendor-specific objective evidence of selling price, if it exists, or otherwise (b) third-party evidence of selling price. If neither (a) nor (b) exists, we use (c) the management's best estimate of the selling price for that deliverable. As the deliverables are not sold separately, the best estimate of the selling price has taken into consideration of (i) the pricing of advertising areas of our platform with similar popularities, (ii) advertisements with similar formats, and (iii) quoted prices from competitors and other market conditions.

        We provide cash incentives in the form of sales rebate to certain advertising agencies, and account for such incentives as a reduction of revenue. We have estimated and recorded the rebates based on historical transactions and the rebate rate with certain advertising agencies.

  Live broadcasting and VAS

        Users can purchase the virtual currency on our platform named "B-coin" via debit and credit cards or through bank transfers via online payment systems provided by third-party payment systems. "B-coin" can be used to purchase virtual items of live broadcasting and other valued-added services. Proceeds received from the sales of "B-coin" to users but not yet consumed are recorded as deferred revenues. Revenue is recognized upon conversion or consumption, and is recognized according to the respective prescribed revenue recognition policies discussed below.

        We operate and maintain live broadcasting channels whereby users can enjoy live performances provided by hosts and interact with hosts. Most of the hosts host the performance on their own. We create and sell virtual items to users so that the users present them simultaneously to hosts to show their support. The virtual items sold by us comprise of either consumable items or time-based items. Under arrangements with hosts, we share with them a portion of the revenues derived from the sales of virtual items. Revenues derived from the sale of virtual items are recorded on a gross basis as we act as the principal to fulfill all obligations related to the sale of virtual items. Accordingly, revenue is recognized when the virtual item is delivered and consumed, in the case of consumable item, or, recognized ratably over the period each virtual item is made available to the user, which does not exceed one year, in the case of time-based item. The portion paid to hosts is recognized as cost of revenues. The other VAS include sales of virtual items for video content and membership subscription. Revenues from sales of virtual items are recognized on item basis, which is consistent with the revenue recognition approach for live broadcasting. Revenues from membership subscription are recognized ratably over the period of subscription when services are rendered.

  Other revenues

        Other revenues consist of other fee-based premium services, which are mainly from the sales of products through our e-commerce platform, as well as revenues from holding certain offline performance activities. We evaluate whether it is appropriate to record the net amount earned as commissions or the gross amount of product sales. When we are not the primary obligor, do not bear the inventory risk and do not have the ability to establish the price, revenues are recorded on a net basis. Otherwise revenues are recorded on a gross basis. Discount coupons for the customers to use in purchases are treated as a reduction of revenue when the related transaction is recognized.

  Other Estimates and Judgments

        We estimate revenue of mobile game, live broadcasting and other valued added service from third-party payment processors in the current period when reasonable estimates of these amounts can be made. The processors provide reliable interim preliminary reporting within a reasonable time following the end of each month and we maintains records of sales data, both of which allow us to make reasonable estimates of revenue and therefore recognize revenue during the reporting period.

Determination of the appropriate amount of revenue recognized involves judgments and estimates that we believe are reasonable, but actual results may differ from our estimates. When we receive the final reports, to the extent not received within a reasonable time frame following the end of each month, we record any differences between estimated revenue and actual revenue in the reporting period when we determine the actual amounts. The revenue on the final revenue report has not differed materially from the reported revenue for the periods presented.

  Share-based compensation expenses

        Share-based compensation expenses arise from share-based awards, including share options for the purchase of ordinary shares. We account for share-based awards granted to employees in accordance with ASC 718 Stock Compensation and share-based awards granted to non-employees in accordance with ASC 505. For share options for the purchase of ordinary shares granted to employees classified as equity awards, the related share-based compensation expenses are recognized in the consolidated financial statements based on the fair value of the awards on the grant date, which is calculated using the binomial option pricing model. The determination of the fair value is affected by the share price as well as assumptions regarding a number of complex and subjective variables, including the expected share price volatility, actual and projected employee share option exercise behavior, risk-free interest rates and expected dividends. The fair value of the ordinary shares is assessed using the income approach/discounted cash flow method, with a discount for lack of marketability, given that the shares underlying the awards were not publicly traded at the time of grant. Share-based compensation expenses are recorded net of estimated forfeitures using straight-line method in accordance with the service period requirement, such that expenses are recorded only for those share-based awards that are expected to ultimately vest.

        For share options granted with service condition and the occurrence of an initial public offering as performance condition, cumulative share-based compensation expenses for the options that have satisfied the service condition will be recorded upon the completion of the initial public offering.

        Share-based compensation expenses for share options granted to non-employees are measured at fair value at the earlier of the performance commitment date or the date service is completed, and recognized over the period during which the service is provided. We apply the guidance in ASC 505-50 to measure share options granted to non-employees based on the then-current fair value at each reporting date.

  Fair value of our ordinary shares

        We are a private company with no quoted market prices for our ordinary shares. We therefore need to make estimates of the fair value of our ordinary shares at various dates in order to determine the fair value of our ordinary shares at the date of the grant of a share-based compensation award to our employees. Estimates will not be necessary to determine the fair value of new awards once the American depositary shares underlying our ordinary shares begin trading.

        The following table sets forth the fair value of our ordinary shares estimated taking into account independent valuations advice:

Date	Fair Value Per Share (US$)	DLOM	Discount Rate	Type of Valuation
November 3, 2014	$0.18	22%	32.0%	Retrospective
July 15, 2015	$1.94	21%	23.0%	Retrospective
January 1, 2016	$1.94	19%	22.5%	Retrospective
March 31, 2016	$2.12	19%	22.0%	Retrospective
May 10, 2016	$2.69	19%	20.5%	Retrospective
October 1, 2016	$2.74	18%	20.0%	Retrospective
January 1, 2017	$2.80	17%	20.0%	Retrospective
April 1, 2017	$3.84	16%	19.0%	Retrospective
June 30, 2017	$4.32	12%	19.0%	Retrospective
September 30, 2017	$5.72	10%	18.0%	Retrospective
December 31, 2017	$6.94	10%	17.0%	Retrospective

        The option-pricing method was used to allocate equity value of our company to preferred and ordinary shares, taking into account the guidance prescribed by the AICPA Audit and Accounting Practice Aid. This method requires making estimates of the anticipated timing of a potential liquidity event, such as a sale of our company or an initial public offering, and estimates of the volatility of our equity securities. The anticipated timing is based on the plans of our board and management.

        The other major assumptions used in calculating the fair value of ordinary shares include:

  •
  Weighted average cost of capital, or WACC: The WACCs were determined in consideration of factors including risk-free rate, comparative industry risk, equity risk premium, company size and non-systematic risk factors.

  •
  Comparable companies: In deriving the WACCs, which are used as the discount rates under the income approach, certain publicly traded companies in the online entertainment industry were selected for reference as our guideline companies.

  •
  Discount for lack of marketability, or DLOM: DLOM was quantified by the Finnerty's Average-Strike put options mode. Under this option-pricing method, which assumed that the put option is struck at the average price of the stock before the privately held shares can be sold, the cost of the put option was considered as a basis to determine the DLOM. This option pricing method is one of the methods commonly used in estimating DLOM as it can take into consideration factors such as timing of a liquidity event, for instance an initial public offering, and estimated volatility of our shares. The farther the valuation date is from an expected liquidity event, the higher the put option value is and thus the higher the implied DLOM is. The lower DLOM is used for the valuation, the higher the determined fair value of the ordinary shares becomes. DLOM remained in the range of 22% to 10% in the period from 2014 to September 30, 2017.

  Significant factors contributing to the difference in fair value determined

        The determined fair value of our ordinary shares increased from US$0.18 per share as of November 3, 2014 to $1.94 per share as of July 15, 2015. We believe the increase in the fair value of our ordinary shares was primarily attributable to the following factors:

  •
  We raised additional capital by issuing Series A+ preferred shares at US$0.8 per share on December 23, 2014 to certain investors, Series B preferred shares at US$1.94 per share on January 14, 2015 and Series C preferred shares at US$4.11 per share on July 15, 2015, which provided us with additional capital for our business expansion;

  •
  We experienced and expected to continue to experience rapid and substantial growth in revenue and the number of registered users. We expected these would result in economies of scale and improvement in operating results;

  •
  As we progressed towards an initial public offering, the lead time to an expected liquidity event decreased, resulting in a decrease of DLOM from 22% as of November 3, 2014 to 21% as of July 15, 2015;

  •
  As a result of milestone events described above and the continuous growth of our business, the discount rate decreased from 32.0% as of November 3, 2014 to 23.0% as of July 15, 2015; and

  •
  We adjusted our financial forecasts to reflect the anticipated higher revenue growth rate.

        The determined fair value of our ordinary shares increased from US$1.94 per share as of July 15, 2015 to US$2.12 per share as of March 31, 2016 and further to US$2.69 per share as of May 10, 2016. We believe the increase in the fair value of our ordinary shares was primarily attributable to the following factors:

  •
  We raised additional capital by issuing Series C1 preferred shares at US$4.68 per share and Series C2 preferred shares at US$5.24 on May 10, 2016, which provided us with additional capital for our business expansion;

  •
  Our net revenue grew significantly;

  •
  As we progressed towards an initial public offering, the lead time to an expected liquidity event decreased, resulting in a decrease of DLOM from 21% as of July 15, 2015 to 19% as of May 10, 2016;

  •
  As a result of milestone events described above and the continuous growth of our business, the discount rate decreased from 23.0% as of July 15, 2015 to 20.5% as of May 10, 2016; and

  •
  We adjusted our financial forecast to reflect the anticipated higher revenue growth rate and better financial performance in the future due to the abovementioned developments.

        The determined fair value of our ordinary shares increased from US$2.69 per share as of May 10, 2016 to US$2.80 per share as of January 1, 2017 and further to US$3.84 per share as of April 1, 2017. We believe the increase in the fair value of our ordinary shares was primarily attributable to the following factors:

  •
  We raised additional capital by issuing Series D1 preferred shares at US$6.19 per share and Series D2 preferred shares at US$7.27 on April 1, 2017, which provided us with additional capital for our business expansion;

  •
  Our net revenue grew significantly from RMB131.0 million in 2015 to RMB523.3 million in 2016, representing a 299% annual growth rate;

  •
  As we progressed towards an initial public offering, the lead time to an expected liquidity event decreased, resulting in a decrease of DLOM from 19% as of May 10, 2016 to 16% as of April 1, 2017;

  •
  As a result of milestone events described above and the growth of our business, the discount rate decreased from 20.5% as of May 10, 2016 to 19.0% as of April 1, 2017; and

  •
  We adjusted our financial forecast to reflect the anticipated higher revenue growth rate and improved financial performance in the future due to the abovementioned developments.

        The determined fair value of our ordinary shares increased from US$3.84 per share as of April 1, 2017 to US$4.32 per share as of June 30, 2017 and further to US$5.72 per share as of September 30,

2017. We believe the increase in the fair value of our ordinary shares was primarily attributable to the following factors:

  •
  Our net revenue grew significantly during 2017;

  •
  As we progressed towards an initial public offering, the lead time to an expected liquidity event decreased, resulting in a decrease of DLOM from 16% as of April 1, 2017 to 10% as of September 30, 2017;

  •
  As a result of milestone events described above and the growth of our business, the discount rate decreased from 19.0% as of April 1, 2017 to 18.0% as of September 30, 2017; and

  •
  We adjusted our financial forecast to reflect the anticipated higher revenue growth rate and improved financial performance in the future due to the abovementioned developments.

        The determined fair value of our ordinary shares increased from US$5.72 per share as of September 30, 2017 to $6.94 per share as of December 31, 2017. We believe the increase in the fair value of our ordinary shares was primarily attributable to the following factors:

  •
  Our net revenue grew significantly from RMB523.3 million in 2016 to RMB2,468.4 million in 2017, representing a 372% annual growth rate;

  •
  As we developed a longer track record in achieving revenue growth, we reduced the discount rate from 18.0% as of September 30, 2017 to 17.0% as of December 31, 2017; and

  •
  As we progressed further towards this offering, we increased our estimated probability of a successful initial public offering. As our preferred shares would be automatically converted into and redesignated as ordinary shares upon the completion of this offering, the increase in the estimated probability of initial public offering's success results in an allocation of a higher portion of our business enterprise value to ordinary shares.

        The increase in the fair value of the ordinary shares from US$6.94 per ordinary share as of December 31, 2017 to US$11.50 per ordinary share, the estimated mid-point of the estimated range of the initial public offering price, was primarily attributable to the following factors:

  •
  the launch of this offering on March 16, 2018 reduced the uncertainties associated with our initial public offering, and significantly lowered the discount for lack of marketability from 10.0% as of December 31, 2017 to 0.0% upon the completion of this offering;

  •
  we achieved significant growth in active users to 76.4 million average monthly active users in the first two months of 2018 from 71.8 million in the fourth quarter of 2017;

  •
  as we developed a longer track record in achieving revenue growth target successfully, we further reduced our discount rate;

  •
  as we progressed further towards the initial public offering, we increased our estimated probability of a successful initial public offering; as our preferred shares would be automatically converted into and re-designated as ordinary shares upon the completion of this offering, the increase in the estimated probability of initial public offering's success results in an allocation of a higher portion of our business enterprise value to ordinary shares; and

  •
  the launch of this offering, which will provide us with additional capital, enhances our ability to access capital markets to grow business and raise our profile.

  Income taxes

        Current income taxes are provided on the basis of income/(loss) for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions. Deferred income taxes are provided using the liability method. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The tax base of an asset or liability is the amount attributed to that asset or liability for tax purposes. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statement of operations and comprehensive loss in the period of change. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of the deferred tax assets will not be realized.

        In order to assess uncertain tax positions, we apply a "more likely than not" threshold and a two-step approach for tax position measurement and financial statement recognition. Under the two-step approach, the first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. We recognize interest and penalties, if any, under accrued expenses and other current liabilities on its consolidated balance sheet and under other expenses in its consolidated statement of operations and comprehensive loss. We did not have any significant unrecognized uncertain tax positions as of and for the years ended December 31, 2015 and 2016.

  Intangible assets

        Intangible assets acquired through business acquisitions are recognized as assets separate from goodwill if they satisfy either the "contractual-legal" or "separability" criterion. Purchased intangible assets are recognized and measured at fair value.

        The licensed copyrights of video content are recorded in "Intangible assets, net", at the lower of amortized cost or net realizable value. In accordance with ASC Topic 920, Entertainment-Broadcasters, costs incurred in purchasing copyrights of video content are capitalized and amortized over the shorter of the license period and the projected useful life of the video content. Any licensed copyrights that do not meet the criteria are included in the commitments disclosure. We amortize the costs incurred in purchasing licensed copyrights in "Cost of revenues" on a straight line basis. If expectations of the usefulness of a video content are revised downward, the unamortized cost is written down to the estimated net realizable value. A write-down from unamortized cost to a lower estimated net realizable value establishes a new cost basis.

Internal Control Over Financial Reporting

        Prior to this offering, we have been a private company with limited accounting personnel and other resources with which we address our internal control over financial reporting. In connection with the audits of our consolidated financial statements as of and for the years ended December 31, 2015, 2016 and 2017, we and our independent registered public accounting firm identified one material weakness in our internal control over financial reporting. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a "material weakness" is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

        The material weakness identified related to our lack of sufficient resources regarding financial reporting and accounting personnel with understanding of U.S. GAAP, in particular, to address complex U.S. GAAP technical accounting issues, related disclosures in accordance with U.S. GAAP and financial reporting requirements set forth by the SEC. The material weakness, if not timely remedied, may lead to significant misstatements in our consolidated financial statements in the future.

        We have implemented and plan to implement a number of measures to address the material weakness that has been identified in connection with the audits of our consolidated financial statements as of and for the years ended December 31, 2015, 2016 and 2017. We have hired additional qualified financial and accounting staff with working experience of U.S. GAAP and SEC reporting requirements. We have also established clear roles and responsibilities for accounting and financial reporting staff to address accounting and financial reporting issues. Furthermore, we will continue to further expedite and streamline our reporting process and develop our compliance process, including establishing a comprehensive policy and procedure manual, to allow early detection, prevention and resolution of potential compliance issues, and establishing an ongoing program to provide sufficient and appropriate training for financial reporting and accounting personnel, especially training related to U.S. GAAP and SEC reporting requirements. We intend to conduct regular and continuous U.S. GAAP accounting and financial reporting programs and send our financial staff to attend external U.S. GAAP training courses. We also intend to hire additional resources to strengthen the financial reporting function and set up a financial and system control framework. However, we cannot assure you that all these measures will be sufficient to remediate our material weakness in time, or at all. See "Risk Factors—Risks Related to Our Business and Industry—If we fail to implement and maintain an effective system of internal controls to remediate our material weakness over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud, and investor confidence and the market price of our ADSs may be materially and adversely affected."

        As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an "emerging growth company" pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company's internal control over financial reporting.

Holding Company Structure

        Bilibili Inc. is a holding company with no material operations of its own. We conduct our operations primarily through our PRC subsidiaries, our VIEs and their subsidiaries in China. As a result, Bilibili Inc.'s ability to pay dividends depends upon dividends paid by our PRC subsidiaries. If our existing PRC subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our wholly foreign-owned subsidiaries in China are permitted to pay dividends to us only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of our subsidiaries and our VIEs in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of their registered capital. In addition, our wholly foreign-owned subsidiaries in China may allocate a portion of their after-tax profits based on PRC accounting standards to enterprise expansion funds and staff bonus and welfare funds at their discretion, and our VIEs may allocate a portion of its after-tax profits based on PRC accounting standards to a surplus fund at their discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by SAFE. Our PRC subsidiaries have not paid dividends and will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds.

Inflation

        To date, inflation in China has not materially affected our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 2015, 2016 and 2017 were increases of 1.6%, 2.1% and 1.6%, respectively. Although we have not been materially affected by inflation in the past, we may be affected if China experiences higher rates of inflation in the future.

Quantitative and Qualitative Disclosures about Market Risk

  Foreign exchange risk

        Substantially all of our revenues and expenses are denominated in RMB. We do not believe that we currently have any significant direct foreign exchange risk and have not used any derivative financial instruments to hedge exposure to such risk. Although our exposure to foreign exchange risks should be limited in general, the value of your investment in our ADSs will be affected by the exchange rate between U.S. dollar and Renminbi because the value of our business is effectively denominated in RMB, while our ADSs will be traded in U.S. dollars.

        The value of Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar. Following the removal of the U.S. dollar peg, the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the PRC government has allowed the Renminbi to appreciate slowly against the U.S. dollar again, and it has appreciated more than 10% since June 2010. On August 11, 2015, the People's Bank of China announced plans to improve the central parity rate of the Renminbi against the U.S. dollar by authorizing market-makers to provide parity to the China Foreign Exchange Trading Center operated by the People's Bank of China with reference to the interbank foreign exchange market closing rate of the previous day, the supply and demand for foreign currencies as well as changes in exchange rates of major international currencies. Effective from October 1, 2016, the International Monetary Fund added Renminbi to its Special Drawing Rights currency basket. Such change and additional future changes may increase volatility in the trading value of the Renminbi against foreign currencies. The PRC government may adopt further reforms of its exchange rate system, including making the Renminbi freely convertible in the future. Accordingly, it is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between Renminbi and the U.S. dollar in the future.

        To the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of Renminbi against the U.S. dollar would reduce the Renminbi amount we receive from the conversion. Conversely, if we decide to convert Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs, servicing our outstanding debt, or for other business purposes, appreciation of the U.S. dollar against the Renminbi would reduce the U.S. dollar amounts available to us.

        As of December 31, 2017, we had Renminbi-denominated cash and cash equivalents of RMB128.9 million. A 10% depreciation of Renminbi against the U.S. dollar based on the foreign exchange rate on December 29, 2017 would result in a decrease of US$1.8 million in cash and cash equivalents. A 10% appreciation of Renminbi against the U.S. dollar based on the foreign exchange rate on December 29, 2017 would result in an increase of US$2.2 million in cash and cash equivalents.

  Interest rate risk

        Our exposure to interest rate risk primarily relates to the interest income generated by excess cash, which is mostly held in interest-bearing bank deposits. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed to material risks due to changes in interest rates, and we have not used any derivative financial instruments to manage our interest risk exposure. However, our future interest income may fall short of expectations due to changes in market interest rates.

Recently Issued Accounting Pronouncements

        A list of recently issued accounting pronouncements that are relevant to us is included in note 2(bb) to our consolidated financial statements included elsewhere in this prospectus.

INDUSTRY

Generation Z Redefining Online Entertainment Industry in China

        Online entertainment is a large and fast growing industry in China. According to the iResearch Report, China's online entertainment industry market reached RMB205.8 billion in 2016 and is expected to grow at a CAGR of 29.6% to RMB752.7 billion in 2021. In particular, Generation Z, the demographic cohort in China of individuals born from 1990 to 2009, is the key driving force of the evolution of China's online entertainment industry. According to the iResearch Report, the population of Generation Z has reached 328 million in 2017. Their market share contribution to the online entertainment industry in China in terms of dollar spending is expected to grow from 45.8% in 2014, to 54.8% in 2017 and further to 62.1% in 2020.

Source: iResearch Report

        Generation Z have grown up in a unique socio-environment that enable them to think, behave and value differently from the previous generations in China, as mainly demonstrated in the following respects.

        Consumption upgrades to address cultural needs.    Generation Z have grown up in an era of rapid economic growth in China and therefore raised in better-educated and wealthier households compared to previous generations. With improved living standards and better education, Generation Z are more exposed to cultural products from all over the world and have the ability to appreciate their value. Therefore, they are also willing to spend on cultural needs in addition to material needs, and tend to have the discretionary income to do so.

        Deep internet adoption in daily lives.    Growing up in the internet boom, Generation Z are native internet users. They are used to using internet for nearly every aspects of their lives, including information acquisition, socialization, recreation and entertainment. According to the iResearch Report, 284 million of Generation Z are internet users, implying an internet penetration rate of 86.7%, which is far above the national average rate of 55.8%.

        Strong desire for self-expression.    Many of Generation Z are the only child of their families, and they look to build self-image, establish personal views and express original creative ideas. They tend to be especially active in interest-based communities, where they can find opportunities of self-expression, which in turn stimulate cultural consumption.

        Online entertainment powered by mobile internet and technology, diversified content and interactive features has become the mainstream media format, as traditional media outlets, which provide content covering limited themes and subjects through a simplex "one-way" form, can no longer satisfy the evolving entertainment needs. China's online entertainment industry, comprised of verticals such as video, game, live broadcasting, music and literature, has been expanding rapidly to meet the increasing demand of Generation Z for quality content. Such content covers a wide variety of themes, including anime and comics, game, music, fashion, lifestyle, technology, movie and television serial drama, and will continue to diversify and grow.

        Content is the core of the online entertainment industry, and users drive the growth of this industry. Quality content attracts and retains users, which in turn incentivize content providers to create more engaging content. This virtuous cycle propels the healthy development of the online entertainment industry. According to the iResearch Report, as of the end of 2016, there were 636 million online entertainment consumers in China, who on average spent 1.4 hours every day on online entertainment. Among them, 282 million were Generation Z, and they on average spent more than 1.6 hours every day on online entertainment.

        A large number of Generation Z are actively involved in content generation and promotion, rather than passive content viewing and consumption. Their increasing content consumption and participation in the online entertainment industry are mainly demonstrated in the following respects.

        More content generation.    Generation Z tend to have a strong and evolving desire to express themselves and showcase their talents by creating content. They are an emerging group of creators of content.

        More interaction through content.    As online interaction become more frequent, internet users, especially Generation Z, have increasing demand to look for socialization in addition to entertainment on entertainment platforms. Open online entertainment platforms allow users to socialize and exchange opinions with content providers and other audiences through sharing, commenting and features such as "liking". User interactions have become more frequent and diversified, which have enhanced the breadth and depth of content offered.

        Stronger "fans effect".    A large portion of Generation Z are teenagers who are developing their cultural tastes and more likely to be influenced by trends. Therefore, peer-driven or social-driven decision has a significant impact on Generation Z's entertainment consumption choices. This generation has demonstrated strong attachment and loyalty to specific brands and content. Among them, there are many hardcore fans of idols, opinion leaders and advocates, copyrighted works and their adaptations, as well as platforms. The strong "fan effect" further substantiates the virtuous interaction between content and users.

Key Sectors of China's Online Entertainment Industry

        Driven by the increasing demand on a diverse range of entertainment content, key sectors of the online entertainment industry, including video, games and live broadcasting, have been growing exponentially. However, currently few one-stop platforms in China can fulfill users' demands at once and users typically visit different online platforms for specific entertainment purposes. Platforms offering full-spectrum multi-media content tend to resonate well with users and are better positioned to capture the significant growth potential of China's online entertainment industry.

  Online Video

        China's online video market reached RMB62.1 billion in 2016 and is expected to reach RMB224.9 billion in 2021, representing a CAGR of 29.3%, according to the iResearch Report. Online video platforms in China typically include the service providers that host and store video content and enable users to upload and view video content online, and do not include the service providers that operate solely in the online video search or aggregation domain. Generation Z's contribution to this market is also expected to grow from 35.2% in 2014 to 46.5% in 2017 and further to 66.6% in 2020, according to the iResearch Report. PUG video market has been exceptionally popular among Generation Z due to its user-creation origin and the positive interaction among users. Therefore, this market has been the key growing portion of online video market.

Source: iResearch Report

        Online video platforms in China mainly monetize through online advertising. As more users are willing to pay for premium content and services, those platforms are also starting to generate revenues through membership or content fees.

        Online advertising.    Content platforms are attractive to advertisers because of the valuable high-quality and stable user traffic generation. Online advertising has therefore become a key revenue stream for content platforms. According to the iResearch Report, China's online video advertising market reached RMB30.6 billion in 2016 and is expected to grow to RMB112.0 billion in 2021, representing a CAGR of 29.6%. As online entertainment platforms by nature are suitable for content generation and display, advertising format on these platforms can be diversified, from traditional display advertisements to those well integrated into the native content of the hosting platforms.

        Paid content services.    Content platforms can generate revenues through paid content services where users pay a membership fee to access premium content for a fixed time period or pay for specific content without becoming a member of such platform. Generation Z have grown up during the high growth period of the entertainment industry in China. They are able to recognize the value of quality content, which contributes to their willingness to pay for it. They are also more accustomed to pay for content and premium services as they grow up, compared to previous generations.

  Mobile Games

        With the rapid development of mobile technology and users' growing demand to utilize fragmented time, mobile games have achieved higher growth than client-based games and web-based online games. According to the iResearch Report, China's mobile games market reached RMB102.3 billion in 2016, and is expected to further grow at a CAGR of 24.4% to RMB304.5 billion in 2021. Generation Z's contribution to this market is also expected to grow from 56.0% in 2014 to 63.8% in 2017 and further to 65.7% in 2020, according to the iResearch Report. Generation Z users on average spend 0.9 hours on mobile games every day.

Source: iResearch Report

        The market of mobile games with anime and comics themes, such as Onmyoji, Fate/Grand Order and Honkai Impact series, emerged in China in 2014 and has significantly outgrown the overall mobile games market, driven by the strong demand from a large Generation Z user base. According to the iResearch Report, it reached RMB6.8 billion in 2016, and is expected to reach RMB37.5 billion by 2021, representing a CAGR of 40.8% from 2016 to 2021. In China, the number of players for anime and comics themed mobile games was 42 million as of 2016, and is expected to increase to 62 million in 2017, approximately 68.9% of whom are Generation Z, according to the iResearch Report. More than 80.0% of Generation Z players for anime and comics themed mobile games have paid for games, according to the iResearch Report.

Source: iResearch Report

        In-game sale of virtual items is the key monetization model for online games, especially for mobile games. There are various in-game virtual items for players, which can either be functional to help players upgrade or advance in games, or decorative, such as different skins and styles, or even collectable, such as rare or limited edition items, to fulfill players' different demands.

  Live Broadcasting

        In China, live broadcasting started in the form of showroom broadcasting in 2008 and has gradually built up its user and market scale since then. According to the iResearch Report, China's live broadcasting market reached RMB23.3 billion in 2016, with 344 million users, and is expected to expand to RMB113.7 billion in 2021, representing a CAGR of 37.4%. Generation Z's contribution to this market is also expected to grow from 22.2% in 2014 to 37.7% in 2017 and further to 45.5% in 2020, according to the iResearch Report.

Source: iResearch Report

        The live broadcasting market has seen intensified competition and increasingly homogenized content. In this context, user-centered platforms focusing on user generated content have generally outperformed its competitors and gained market share as they are able to utilize their large base of user generated content and bring differentiated content to users.

        Payment by audience is the main monetization model for online live broadcasting. Users can participate in live broadcasting through purchasing virtual items and gifting them to broadcasting hosts to demonstrate their appreciation or interact with those hosts. Platforms typically take a percentage of the payment as commission.

        Overall, China's online entertainment market is massive and expected to grow at high speed. As Generation Z is core to future growth, catering to their demand for diversified and interactive content via one-stop platforms is essential to outperform in the competitive market. As licensed content acquisition costs continue to go up under heated competition, platforms where users natively generate high-quality PUGC have a competitive edge.

BUSINESS

Our Mission

        Enrich the everyday life of young generations in China.

Overview

        We represent the iconic brand of online entertainment for young generations in China. We provide high-quality content and an immersive entertainment experience, and have built our platform based on the strong emotional connections of our users to our content and communities. We started as a content community inspired by ACG, and have evolved into a full-spectrum online entertainment world covering a wide array of genres and media formats, including videos, live broadcasting and mobile games. We have now become the welcoming home of diverse cultures and interests and destination for discovering cultural trends and phenomena for young generations in China. We rank No.1 in terms of monthly average time spent per device and monthly average visits per device among online video platforms, an integral part of online entertainment in China, on an monthly aggregate basis in 2017, according to QuestMobile. We believe China will become the world's largest online entertainment market in the future and our brand recognition and market leadership among the young generations in China position us well to capture the significant opportunities.

        We have a young and culturally aspirational user base willing to invest in a high-quality entertainment experience. According to QuestMobile, as of February 2018, approximately 81.7% of our user base were Generation Z, individuals born from 1990 to 2009 in China. They typically receive quality education and are technology savvy, with strong demand for culture products and avenues for self-expression and social interaction. In the fourth quarter of 2017, we had 71.8 million average monthly active users, an increase of 45.3% from 49.4 million in the same period of 2016. We have continued to achieve growth in our active users. In the first two months of 2018, we had 76.4 million average monthly active users. We believe our users will be the driving force and trend-setters of entertainment consumption in China as they grow with us.

        We capture the hearts and minds of our users with superior content experience and carefully designed interactive features. Our user base has demonstrated strong engagement and loyalty to our communities. In 2017, the average daily time spent per active user on our mobile app was approximately 76.3 minutes, as compared to 72.2 minutes in 2016. We pioneered the "bullet chatting" feature, a live commenting function that has transformed the viewing experience by displaying thoughts and feelings of other audience viewing the same video. This signature feature fosters a highly interactive and enjoyable viewing experience and allows our users to benefit from the strong emotional bonds with other users who share similar aspiration and interests.

        Our vibrant communities fuel the ever-growing supply of creative PUGC. We have developed a robust system and nurtured an encouraging community culture that respects and rewards content creators and motivates the creation of inspirational content. The average monthly number of our active content creators grew by 104% from approximately 100,200 in 2016 to approximately 204,100 in 2017. In addition to PUGC, our diversified content offerings include licensed videos, live broadcasting and mobile games. We focus on offering content that caters to the evolving and diversified interests of our users and our communities.

        We attract our users with engaging content, retain users with our vibrant communities, and curate the right content to satisfy our users' entertainment needs. We have successfully developed an ecosystem comprised of highly-engaged users, talented content creators, as well as business partners, forming a virtuous cycle for monetization. We primarily generate revenues from mobile games, live broadcasting and online advertising. Our net revenues grew from RMB131.0 million (US$20.1 million) in 2015 to RMB523.3 million (US$80.4 million) in 2016 and further to RMB2,468.4 million

(US$379.4 million) in 2017. We incurred net loss of RMB373.5 million (US$57.4 million), RMB911.5 million (US$140.1 million) and RMB183.8 million (US$28.2 million) in 2015, 2016 and 2017, respectively. We derived 65.7%, 65.4% and 83.4% of our revenues from mobile games in 2015, 2016 and 2017, respectively, and we derive a significant portion of mobile game revenues from a limited number of games. In 2017, two mobile games accounted for more than 10% of our total mobile game revenues, one for 71.8% and the other for 12.7%.

Our Strengths

        We believe that the following competitive strengths contribute to our success and differentiate us from our competitors:

  Iconic brand for online entertainment serving the young generations in China

        We represent the iconic brand for online entertainment serving the young generations in China. We focus on high-quality content and immersive entertainment experience, and have built our platform based on the strong emotional connection of our users to our content and communities. Our "bilibili" brand elicits highly favorable sentiments among users. We were ranked as the top searched keyword among people born in the 2000s according to Baidu Search Index of 2016. We believe China will become world's largest addressable market for entertainment consumption with significant headroom for growth. We rank No.1 in terms of monthly average time spent per device and monthly average visits per device among online video platforms in China on a monthly aggregate basis in 2017, according to QuestMobile. In December 2017, the monthly average time spent per device by our users was 539.3 minutes and the number of monthly average visits per device of our users was 66.0 times, based on the same source. We believe our brand recognition and prominent leadership among the young generations in China will empower us to capture the significant growth potential presented by this market.

        We started as an ACG-inspired content community and have grown to be a full spectrum online entertainment world to meet our users' evolving entertainment needs. Our online platform covers 21 genres and a wide array of media formats. We serve cultural advocates of various interests, and empower them to discover, share, consume and create high-quality content. On our platform, users can always find their own connections and sense of belonging through our robust artificial intelligence empowered, interest-based content curation. As a result, we have become the welcoming home of diverse cultures and interests and destination for discovering cultural trends and phenomena for young generations in China.

  Aspirational and fast growing user base

        We have developed a young and culturally aspirational user base willing to invest in high-quality entertainment content. According to QuestMobile, as of February 2018, approximately 81.7% of our users were Generation Z. They typically receive quality education and are technology savvy, with strong demand for cultural products and avenues for self-expression and social interaction. A large number of Generation Z are actively involved in content creation and promotion, as well as socialization through content. We believe our users will become the driving force and trend-setters of entertainment consumption in China as they grow with our platform.

        Strong demand for quality entertainment content has fueled the rapid expansion of our user base. In the fourth quarter of 2017, we had 71.8 million monthly active users, representing 45.3% growth over the same period of 2016. Driven by our aspirational and fast growing user base, across our platform, daily number of video views averaged 210.8 million in the fourth quarter of 2017, as compared to 80.2 million in the same period of 2016.

  Highly sticky communities with a strong sense of belonging

        We capture the hearts and minds of our users with superior content experience, and offer a wide array of carefully designed interactive features such as commentaries, favorites and virtual gifting to drive user engagement and loyalty. Our "bullet chatting" feature has embedded a robust social networking component and fostered a highly interactive and enjoyable viewing experience. In 2017, we had an average of 15.2 million users who participated in social interactions monthly, generating a total of 221.1 million interactions on a monthly basis, as compared to 8.4 million and 113.5 million in 2016. These interactive features allow our users to resonate with other users of similar aspirations and interests, and therefore spend more time and remain active on our platform. In 2017, the average daily time spent per active user on our mobile app was approximately 76.3 minutes, as compared to 72.2 minutes in 2016.

        We have pioneered an examination system to distinguish hardcore users and offer privileged identity as official members and more interactive features to them. As of December 31, 2017, we had 31.6 million official members who passed our membership exam, as compared to 21.8 million as of December 31, 2016. Our membership examination system has fostered a strong sense of belonging and ownership among our users. As a result, our official members have demonstrated even more engagement and loyalty. In the fourth quarter of 2017, 75.0% of monthly active official members participated in social interactions. For official members who visited our platform in each month of 2016, our 12th-month retention rate was above 79.0%.

  Ever-growing supply of creative content

        Our diversified content offerings comprise PUG videos, licensed videos, live broadcasting, short video clips and mobile games. Our full spectrum, multi-media content ecosystem enables us to become a one-stop entertainment platform, and allows our users to fully showcase their talent.

        Inspired and motivated by the encouraging community culture, our users frequently upload quality content to our platform, building a massive and ever-growing PUG video library, which is a strong value proposition to our users and critical to our thriving content ecosystem. In 2017, we had approximately 204,100 average monthly active content creators, compared to approximately 100,200 in 2016, and received an average of approximately 835,900 monthly video submissions in 2017, compared to approximately 358,100 in 2016. In 2017, PUG video views accounted for 85.5% of our total video views, as compared to 74.5% in 2016.

        We systematically encourage and embrace a constructive community culture that conveys the utmost respect for content creators and the high-quality content they provide. The users contribute commentaries and closely follow their favorite content creators to show strong support. As of December 31, 2017, the number of content creators with more than 10,000 followers had more than doubled since December 31, 2016. The vibrant community culture fuels quality content creation, motivating content creators to create inspirational content and pioneer new genres to cater to the evolving and diversified interests of our user base.

  A thriving ecosystem fueling strong monetization potential

        We attract our users with engaging content, retain users with our vibrant communities, and curate the right content to satisfy our users' consumption needs. We have successfully created an ecosystem comprised of users, content creators, as well as third-party partners including licensed content providers, game operators, advertisers, and e-commerce partners. Our ecosystem participants are motivated and rewarded in a sustainable way. The virtuous cycle formed by highly-engaged users, talented content creators and business partners lends itself well for monetization. As a result, we are able to derive revenue through adjacent offerings without diluting the quality of our user experience.

        By offering content most compatible with our communities and user preference, we have attracted and retained an active and engaged user base who are loyal to our "bilibili" brand. Through their activities on our platform, we are able to deepen our understanding of our users through analyzing their interests and behaviors, and can curate the right content to continually satisfy their evolving entertainment needs. This full-spectrum, multi-media content ecosystem provides us with multiple avenues for growth and monetization opportunities. Initially, we mainly monetize through mobile games by selling virtual items through in-app purchases. In 2017, our monthly active users for mobile games were 9.1 million, as compared to 3.1 million in 2016. We have recently started to monetize through advertising and live broadcasting as well. Across our platform, the number of our average monthly paying users in the fourth quarter of 2017 was approximately 1.1 million, an increase of 60.0% from the same period in 2016.

  Visionary, experienced and passionate management team

        We benefit from the vision and experience of our senior management team. Our chairman and chief executive officer, Mr. Rui Chen, is a serial entrepreneur and has more than 15 years of experience in the internet and technology-related industries in China. He co-founded Cheetah Mobile (NYSE: CMCM) and served in senior management capacity at Kingsoft (HK: 3888), before he led the pioneering innovation in our company. The rest of our senior management team are all industry experts joining from leading internet companies in China, with extensive expertise across technology, product design, operations, and financial management.

        Our management team brings with them passion and conviction for the growth prospects of China's online content consumption. They are cultural advocates themselves. As peers, they understand Generation Z's passion and interests. Their insights into young generation's content needs have helped guide our business expansion in the rapidly changing entertainment industry. The user-centric corporate culture they adhere to has helped reinforce our market leadership and brand recognition among our users.

Our Strategies

        We intend to achieve our mission and further solidify our unique position by pursuing the following strategies:

  Enhance our content offerings

        We strive to systematically enhance the content offerings on our platform, and we believe incentivizing and supporting content creators is crucial to this strategy. We will increase our initiatives and allocate more resources to enable content creators to thrive in our communities. For example, we plan to make more tools and features available to them to improve the process of content creation. Furthermore, we intend to expand and enhance the avenues through which content creators can realize the commercial potential of their works, which will incentivize content creators and in turn enhance our content offerings. We also intend to broaden the variety of content themes and media formats on our platform. We believe this strategy will lead to enhanced user retention and user base expansion.

  Improve user experience on our platform

        We seek to improve multiple aspects of user experience on our platform, from content discovery, content-based interaction to content consumption, which we believe will lead to stronger user engagement and community resonance. The scale and engagement of our user base enable us to accumulate a massive volume of user data on our platform. We plan to further leverage our machine-based data analytic capabilities to develop deeper insights into user behavior and preference to personalize content feed to our users and improve user experience. Moreover, our users are young, energetic and dynamic, with evolving interests and inspirations. We will cater to their emerging needs and expand suitable content genres and media formats, which could in turn cultivate new cultures among young generations.

  Further enhance our technologies and infrastructure

        Our leading technologies are important pillars to our rapid growth, strengthening our user engagement, monetization capabilities and cost management. We will continue to invest in and develop our technologies, particularly artificial intelligence, big data analytics and cloud technology. We will enhance our recommendations feed and native search access to rich content by leveraging artificial intelligence technology, which will enhance user engagement. We will continue to strengthen our big data analytics capability of the rich user footprint and behavior on our platform, and improve our monetization capabilities. We will manage our bandwidth cost through improvement in cloud technology. We intend to make additional investments in our infrastructure to support the growth in our user base and traffic. We also plan to attract, train and retain more talent for these purposes.

  Strengthen our monetization capabilities

        We generate revenue mostly through mobile games, live broadcasting and advertising, and we plan to strengthen our monetization capabilities for all three categories. We will continue to work with game developers to source, localize and distribute high-quality mobile games that appeal to our users. In addition, we plan to expand our live broadcasting business by promoting closer interaction between hosts and users, adopting creative ways for virtual gifting, and enabling hosts to integrate relevant advertisements or promote merchandise during broadcasting. Furthermore, we plan to further develop our performance-based advertisement system by growing user base, enhancing user engagement and increasing the frequency of feed advertising and work closely with advertisers on native advertising content, targeting the audience in our communities while minimizing disturbance to user experience.

Our Users

        We have built an extensive user base for our platform. According to QuestMobile, as of February 2018, approximately 81.7% of our users were Generation Z. They typically receive quality education and are technology savvy, with strong demand for culture products and platform for self-expression and social interaction.

        We started as an ACG-inspired content community and have grown into a full-spectrum online entertainment platform by empowering users to create, discover and share quality content, attracting new users with diverse interests and backgrounds, and adding new channels and sub-channels to our platform. As a result, we have become a welcoming home of diverse cultures and interests and the go-to destination for the followers of these cultures and interests.

        Any user who visits our platform can watch or search content, and then he or she must register to activate the basic interactive features on our platform, such as liking videos and following content creators. Additional interactive features, such as bullet chatting and commenting, will become available to registered users once they become our "official members" by passing our multiple-choice membership exam consisting of 100 questions.

        Our users have demonstrated high level of engagement on our platform. In the fourth quarter of 2017, we had an average of 71.8 million MAUs, as compared to 49.4 million for the same period in 2016. In 2017, the average daily time spent per active user on our mobile app was approximately 76.3 minutes, as compared to 72.2 minutes in 2016. Our official members are even more engaged. As of December 31, 2017, we had over 31.6 million official members, as compared to 21.8 million as of

December 31, 2016. For official members who visited our platform in each month of 2016, our 12th-month retention rate was above 79.0%.

        Our users also actively engage with a variety of social features offered on our platform, such as sending B-chats, commenting and messaging, as well as interactive features that enable them to interact with content creators, such as sending free or paid virtual items to show their support and appreciation. In 2017, we had an average of 15.2 million users who participated in social interactions monthly, generating a total of 221.1 million interactions on a monthly basis, as compared to 8.4 million and 113.5 million in 2016. In the fourth quarter of 2017, 75.0% of our official members participated in social interactions.

Our Content

        We are one of the all-inclusive multi-media platforms in China that offer a full spectrum of entertainment content, including PUG videos, licensed videos, live broadcasting, short video clips, pictures, blogs and mobile games. Our content offerings cover a wide variety of themes, among which lifestyle, game, variety shows and celebrity, technology, music and animation were the six most popular themes in terms of number of video views in the fourth quarter of 2017. The average time spent for entertainment content offered on our platform spans widely from less than one minute to more than an hour, depending on the format and genre of the content:

  PUG videos

        Professional user generated videos, or PUG videos, have recently emerged as a highly popular category of content as it combines the content breadth offered by user generated content and the quality and specialization offered by professional generated content. With the development of affordable and easy-to-use hardware including digital camcorders and mobile devices with high-resolution video cameras, as well as advances in software technology such as desktop editing software, the barrier for producing quality video content is gradually vanishing. Video production is now done by a wide range of participants, from amateurs, to professional users who have certain level of production and editing capabilities and to professionals from production studios or workshops, and the lines that separate each category of content providers are becoming increasingly blurred.

        We offer content creators tools and outlets for individualized creative expression outside traditional mainstream content formats. Since our inception in 2011, our PUG video content has experienced strong growth in terms of not only the number of users who upload videos produced or aggregated by themselves, but also the number and varieties of videos uploaded every day and the number of daily video views. In the fourth quarter of 2017, an average of approximately 31,400 new submissions were made to our platform each day, covering a wide range of interest areas including anime, game, music, fashion, lifestyle and technology, and different editorial styles such as live documentary, spoof videos and others, as compared to a daily average of approximately 14,300 new submissions in the same period of 2016. PUG videos are popular among and well received by our users due to their originality and creativity as well as their sharing and interactive characteristics. In 2017, PUG video views accounted for approximately 85.5% of our total video views, as compared to 74.5% in 2016.

  Licensed videos

        Licensed videos are another important category of our content offerings. Our licensed videos mainly include anime, television serial drama, movies, documentaries and variety shows. We believe that we have one of the largest libraries for anime and documentaries in China. We have partnered with reputable content providers for licensed videos, including leading PRC and overseas television networks and studios.

        We strive to acquire content that is appealing to Generation Z as this demographic group forms the substantial majority of our existing users. In addition, we have been a strong advocate of Chinese traditional culture and have made conscious efforts to help our users discover and understand China's rich and profound history and cultural heritage through our content offerings. For example, we procured Chinese amines such as Monkey King: Hero is Back, an animated movie featuring the hero of one of the four most well-known Chinese classic novels, Journey to the West, and documentaries such as Masters in the Forbidden City, a documentary featuring the Forbidden City's cultural relics and the unsung life stories of conservator-restorers of cultural relics working inside the Forbidden City, and Finding Craftsmanship, a five-episode documentary series that recounts the trip of three individuals traveling around China to find the best craftsmanship and craftsman. Each of them has enjoyed great popularity among our users.

  Live broadcasting

        Live broadcasting provides an open venue for users to register and set up channels so that viewers with common interests can gather online and interact with hosts and among themselves. Unlike traditional recorded videos, live broadcasting allows the users to interact with the hosts on a real-time basis and therefore facilitates a more vibrant social experience among hosts and users. Our live broadcasting channels cover a wide array of interests including music, dancing, drawing, ACG, animals and pets, and lifestyle.

        Our live broadcasting content differs from that offered on many other live broadcasting platforms as our users primarily utilize live broadcasting as an arena to display and showcase their artistic talents. To date, music, dancing and drawing shows have accounted for a substantial majority of the content offered on our live broadcasting program. Furthermore, we provide diversified live broadcasting content instead of relying on specific hosts to attract users.

  Short video clips, pictures and blogs

        Besides PUG videos, our users can also upload shorter and more spontaneous video clips made by amateurs using mobile phones with video camera functions. To facilitate the instant creation, sharing and viewing of content, we launched a feature that allows users to record and upload short video clips directly on our mobile app in November 2016. Our friendly interface enables users to record and edit short video clips entirely on their mobile devices. The length of a short video clip on our platform ranges from 10 to 233 seconds and is generally less than one minute. This feature has been well-received by our users. In addition, we also launched features in October 2016 that allow user to upload pictures of cosplay, drawings and paintings, fashion as well as blogs to further increase the variety of content formats we provide to our users and content creators.

  Mobile games

        There are a large population of game lovers among our users. Game is the second most popular genre on our platform based on video views in the fourth quarter of 2017. We offer animation and comics themed mobile games that are compatible with our communities and user preferences, some of which are designed based on popular content on our platform. The games we offer are all immersive games, covering some of the most popular and engaging genres, such as massively multiplayer online role-playing games. In these games, users play online in a virtual environment existing on network game servers that connect a large number of players simultaneously to interact with each other within the games.

        We have achieved a strong growth in mobile game content offering and strong growth in mobile game active users. As of December 31, 2017, we operated eight exclusively distributed mobile games, 63 jointly operated mobile games and one self-developed mobile game.

        The most popular mobile games on our platform include Fate/Grand Order and Azur Lane. Fate/Grand Order is an online role playing game based on the Fate series, an anime collective that began with the visual novel Fate/stay night and has since gathered a number of derivative works and adaptations bearing the same "Fate" name. Animation of the series have been viewed more than 180 million times in aggregate on our platform. Noticing the popularity of the Fate series on our platform, we strategically localized and launched Fate/Grand Order on an exclusive basis in China in September 2016. The game attracted 4.5 million players within the first 30 days after launch.

Our Content Creators

        We encourage and support content creators' creation of original PUG videos, which has been the primary source of user traffic and the key driver for the growth of our user base and communities. In 2017, we had approximately 204,100 average monthly active content creators, compared to approximately 100,200 in 2016, and received an average of approximately 835,900 monthly video submissions in 2017, compared to approximately 358,100 in 2016, and 68.6% of the submissions were original PUG videos. As of December 31, 2017, the number of content creators with more than 10,000 followers had more than doubled since December 31, 2016. Below are stories of some of the most popular and influential content creators on our platform and screenshots of their representative videos:

" " (Wanglaoju) is a game-themed content creator and professional game commentator. He began to upload videos on our platform in 2013. Because of his humorous style, gaming skills and editing techniques, he quickly became an influential key opinion leader among console game players. As of December 31, 2017, he had uploaded a total of 180 videos and had more than 1.3 million followers on our platform. In aggregate, his videos had been viewed more than 180 million times on our platform.

"LexBurner" is an anime-themed content creator on our platform and works as an educator after college. He began to upload videos on our platform since 2014. He is known for his satirical and cultured anime reviews. As of December 31, 2017, he had uploaded a total of 275 videos that attracted more than 250 million views and had approximately 2.6 million followers on our platform.

" " (Yaorenmao) is a dance-themed content creator and popular dancer on our platform. She began to upload videos on our platform since 2011. As a member of a user-idol group named "Team 155", she became a representative figure of ACG-inspired dance culture in China because of her "adorkable" style. As of December 31, 2017, she had uploaded a total of 76 videos that attracted 110 million views and had approximately 1.6 million followers on our platform. Her most popular video has been viewed more than 12 million times.

" Moyun" is a music-themed content creator and is currently studying abroad. She began to upload videos on our platform since 2014. Her superb "zither" skills have earned her great fame among our users, and she is considered a key figure in leading the revival of traditional Chinese culture by many of our users. As of December 31, 2017, she had approximately 779,500 followers on our platform, and her video "Senbon Zakura" was the most popular video on our platform and had been viewed more than 15 million times.

" " (Yilishabaishu) is an auto-tune remix-themed content creator and medical school student. Auto-tune remix refers to a video genre where a video is created by completely altering its original soundtrack and frames and re-editing with audio or video collected from various sources. He began to create auto-tune remix videos on our platform since 2013. One of his most popular auto-tune remix videos, "Here we go", has been played more than 12 million times. As of December 31, 2017, he had approximately 2.2 million followers on our platform.

        It is essential for us to have our network of content creators upload and contribute quality PUGC to our platform, especially PUG videos. We have taken a number of initiatives to encourage and facilitate production of creative PUG videos by content creators. We also entered into contracts with select content creators and offer them economic incentives to compensate and reward them for the quality contents generated on our platform. Most of these content creators are individuals or studio teams that enjoy great popularity on our platform. We plan to enter into more contracts with content creators to incentivize them to continue to generate popular and appealing PUGC. We have also introduced certain creative, quality PUGC to advertisers directly to create revenue-generating opportunities for content creators.

Our Platform

        Our platform includes our "bilibili" mobile app, mobile and PC websites and a variety of related features, functionalities, tools and services that we provide to users and content creators. For mobile devices, users typically access our content through our dedicated "bilibili" mobile app or a mobile website that is largely similar in terms of functionality and appearance to our mobile app. Our mobile app is available for user download from the Apple and Android app stores. We also provide a PC website at www.bilibili.com. The majority of our active users are on mobile, and our mobile products continue to grow faster than our PC products.

        We utilize our big data analytical capabilities in our feed system to categorize and recommend content based on user data captured on our platform and analytics produced by our deep learning algorithms. The basic features we offer on our platform include content uploading, viewing and commenting. Our platform also can categorize, rank, search for, curate and recommend content uploaded and viewed to simplify the content discovery process. Below are screenshots of our mobile app interface, mobile website interface and PC website interface:

  Our social and interactive features

        Our communities are built on creative content as well as vibrant interactions among users. Users' interactions on our platform revolve around content. Content is also the media for users who share similar interests and hobbies to find and engage with each other and establish a common bond. We provide the following social and interactive features for our users. Through these features, our users from different backgrounds develop strong and positive relationships among themselves, and bond over common values where each user's backgrounds and circumstances are appreciated and positively valued.

        Bullet chatting.    Bullet chatting is a live commenting function that enables content viewers to send comments that fly across the screen like bullets, and has become very popular among young internet users in China. We essentially pioneered the bullet chatting culture in China when we launched our website, and only registered users who passed our membership exam can send B-chats on our platform. B-chats are frame- and context-specific and can be seen by all viewers who watch the same content at different times, and therefore can intrigue interactive commenting among content viewers. The bullet chatting feature has transformed the video-viewing experience by displaying thoughts and feelings of other audience viewing the same video and thus introducing additional meaning and context beyond what can be communicated by the content itself.

        For example, when viewing the documentary Masters in the Forbidden City, users can also see previous viewers' B-chats, which provide introduction on the artwork contained in the documentary, background stories of the conservator-restorers of historic and artistic works and detailed explanations of the incredible skills those conservator-restorers displayed in restoring these artworks. Users are therefore exposed to additional information and different perspectives when they watch the documentary on our platform, and are able to communicate with each other and bond over the viewing experience. This unique and immersive viewing experience successfully drives significant traffic and promotes the less visited genre of Chinese documentary to the mainstream audience base. As of December 31, 2017, this documentary had been viewed over 3.0 million times on our platform since its release on our platform in February 2016. Below is a screenshot of the documentary:

        Liking and following.    Users can like content in several ways to encourage content creators, such as giving a "thumbs up", voting and adding to favorites. Users can also opt to follow a content creator, and then they will be able to see such content creator's timeline posts.

        Interacting with fans.    Content creators can use timeline and fans group to interact with their fans. Timeline enables users to express and share their interests and stories in the form of text and multimedia content such as pictures and short video clips. Content creators can utilize this feature to notify their followers when they upload and release new content on our platform. In addition, users can join fans group to interact with content creators, live broadcasting hosts and other followers.

        Gifting and rewarding.    Users can send free or paid virtual items to live broadcasting hosts and content creators to show their support and appreciation.

        Sharing and communicating.    Users can share and repost content uploaded by other users, add comments, send instant messages and view their history of interactions with other users.

        Community events.    Every year, we hold large festivals and community events for our users, including New Year Gala, Bilibili Dancing Festival and MOE Anime Character Popularity Contest. We invite content creators and hosts of our live broadcasting program to participate in the preparation of some of these events. New Year Gala is our signature community event that we started in 2010 where we invite all content creators to create and upload ACG-inspired videos and select the best among them to produce an extended program according to each year's theme to celebrate Chinese New Year with our users. As of December 31, 2017, our 2017 New Year Gala had been viewed more than 22 million times and generated 2.0 million B-chats. Below is a screenshot of New Year Gala's interface:

  Our support features for content creators

        It is essential to have our network of content creators upload and contribute quality content to our platform. We have developed the following support features and applications to encourage and facilitate production of creative content by content creators.

        Uploading tools.    We have developed a variety of uploading tools to enable users to efficiently upload multi-media content, including videos in different length, pictures, blogs and other forms of content. Some of our uploading tools also contain editing features which can help users add a variety of visual and audio effects to the content.

        Analytic tools.    Our analytic tools allow users to see a range of backstage data, such as demographics of followers and viewers, and data on user behavior, such as following/un-following, viewing, commenting and bullet chatting. Such information gives content creators insights into current trends and user preferences and help content creators improve and make their creative work more relevant.

  Community and member operations

        The vitality and integrity of our communities are cornerstones of our business. Our users come to our platform for creative content as well as for our strong and vibrant community culture. To preserve our culture and community values, we have employed the following features in operating our communities.

        Membership exam for registered users.    Registered users need to pass our multiple-choice membership exam consisting of 100 questions in order to become our "official members", after which additional interactive and community features, such as bullet chatting and commenting, will become available to them. In the membership exam, 30 out of 100 questions are on community etiquette regarding uploading videos and sending B-chats, and registered users must answer all of them correctly in order to pass the membership exam. In addition, registered users need to answer another ten questions on community culture and then choose 60 questions from a range of topics with which they are familiar, such as anime, music, games and technology, and answer a total of 30 questions correctly to pass the membership exam. Only those registered users who have passed our membership exam are eligible to upload content to our platform. Our membership examination system has promoted fairness and fostered a strong sense of belonging and ownership among our users. As of December 31, 2017, we had 31.6 million official members who passed our membership exam.

        Community management.    Our veteran users have voluntarily formed a community discipline committee to monitor and report any inappropriate content that has been posted on our platform, which has proven to be an effective means to regulate our users' behavior in our communities. To support their efforts, we have worked with and provided them with technical means to help them carry out their activities more effectively and enforce their disciplinary decisions. If we confirm that a user has uploaded content that contains provocative and hate speech, personal attacks, fraudulent information or other offensive information, we may temporarily suspend or permanently terminate such user's account, and display such user's account information and reason for the disciplinary action under "Dark Chamber" tab, which is open to all users on our platform. This measure also allows users to participate in the management of our communities and helps us educate users and foster a self-regulating environment to protect and strengthen the community values that we hold dear. See "—Content Management and Review."

Our Monetization Model

        Our monetization efforts are based on the integrated goals of offering quality content to attract users, building vibrant communities to retain users, and stimulating content consumption to achieve monetization. We generate revenues primarily from mobile games, live broadcasting and VAS, and advertising services.

  Mobile games

        We started to publish mobile games on our platform for third-party developers in January 2014, and launched our first self-developed game in August 2017. Our users access the mobile games on our platform and log into and play with their bilibili accounts. They purchase in-game virtual items that enhance their game-playing experience. The mobile games on our platform are selected and curated based on content, themes, cultural characteristics and features that appeal to the existing users in our communities.

        As of December 31, 2017, we operated eight exclusively distributed mobile games, 63 jointly operated mobile games and one self-developed mobile game. For our exclusively distributed mobile games, we generally were granted royalty-bearing license with the exclusive right to market and distribute mobile games in China. We also entered into joint operating agreements with game developers and distributors pursuant to which we were granted non-exclusive licenses to promote and distribute games on our platform.

        We routinely customize our exclusively distributed mobile games and adapt them to our users' preferences and provide operation and servicing support with our own servers to optimize the game experience for our users. For jointly operated mobile games, we generally provide publishing, payment solutions and market promotion services, while game developers are responsible for providing game products, hosting and maintenance of game servers and determining the pricing of in-game virtual items.

        The high relevance and popularity of our game content has translated into sizeable active user base and high conversion of active users and paying users from our video platform. In 2017, our monthly active users for mobile games were 9.1 million, as compared to 3.1 million in 2016.

  Live broadcasting and VAS

        We offer various live broadcasting content covering a broad range of interests and topics. We offer various virtual items for sale on our live broadcasting program. These virtual items can produce special effects on the screen, such as storms and fireworks. These items can be purchased with the virtual currency on our platform named "B-coin". Each B-coin is worth RMB1. Users can also use B-coins to purchase virtual items on other parts of our platform, and send the virtual items to their favorite content creators to show appreciation and provide them with monetary rewards.

        We share with the hosts the revenues generated on our live broadcasting program. We have entered into exclusive cooperation agreements with certain popular hosts on our platform, pursuant to which we agreed to pay certain level of salary to these hosts in addition to the revenue-sharing arrangements, and we plan to enter into cooperation agreements with more hosts in the future to secure popular hosts and further expand our live broadcasting program.

  Advertising services

        We offer advertisers with customized advertising services to help them deliver advertising cost-effectively to their targeted audience. We value user experience, and strive to creatively utilize our integrated service interface in designing a particular advertising campaign for advertisers by focusing on the content, style, design and interactive features of the advertisements so that they will appear native to our users. We also take into account the preferences and tastes of our users in selecting advertisers. Furthermore, by working with our popular content creators to offer in-program advertisements, we are able to offer these creators additional monetary rewards for their contribution, which in turn enhances their loyalty to our platform and incentivizes them to create more appealing content.

        We offer advertising services in different placement formats, including (i) background advertisements that appear above or below a selected video screen concurrently with a user viewing a video, (ii) advertisements placed at the launch screen of our mobile apps, (iii) in-program advertisements and (iv) performance-based feed advertisements. We launched feed advertising services in December 2017. This format allows us to push personalized feed advertisements to users throughout our platform. It has become the fastest growing advertising format on our mobile platform. Our brand advertisers include international and domestic companies that operate in a variety of industries, including consumer retail, electronic products and games. We also work with our popular content creators and offer brand advertisers customized in-program advertisements.

Technology, Research and Development

        Our technology platform has been designed for reliability, scalability and flexibility and is administered by our in-house technology department. We have access to a network of 4,599 self-owned and more than 1,951 leased servers across China with power supply and power generator backup. This structure, along with other features described below, contributes to the reliability, scalability and efficiency of our network.

        Artificial intelligence.    Artificial intelligence, or AI, is particularly suitable for reviewing and screening content by recognizing and analyzing patterns and connections. The massive volume of data collected on our platform every day also enables us to enhance our AI technology and increase its accuracy. As the varieties and quantity of content and user interactions continue to increase, AI capabilities are critical for us to control our operating costs and enhance user experience.

        Big data analytics.    We utilize big data analytics to create an interest profile for each user account based on user's actions such as post, bullet chatting, comment, like and follow, and demographic data such as age, gender and geography. Combined with our AI capabilities, our interest profile allows us to personalize user interface and push content to our users that they are more likely to find interesting and relevant.

        Cloud.    Due to the nature of the products and services we offer, we have a high demand for storage and computing capacities to enhance the functionalities of our web video player, store and support massive volume of data being generated every day on our platform, and run algorithms to produce content recommendations. We have developed an advanced cloud system that meets the operational needs of our platform while reducing operating costs.

        Content distribution network.    Our web server technology focuses on reducing bandwidth use while enhancing user experience through utilizing our content distribution network, or CDN, system. A copy of data is being placed at various points in our CDN to maximize bandwidth for access to the data from users throughout the network. Our CDN components are strategically deployed in the cities where our users concentrate, enabling users to access a copy of the data closet to them so that content loading time is minimized. Our proprietary CDN system enhances network efficiency by managing and optimizing the workload of the servers through real-time optimization and distribution. This technology allows users to upload content without compression and enables viewing of content in higher definition.

        Real-time monitoring and support.    Our internet data center and regional data center servers automatically report any detected malfunction on a real-time basis to our network control center. This allows us to quickly respond to and resolve network and other malfunction issues. We have a network operation support team responsible for stability and security of our network on a 24-hour, seven-days-a-week basis. The primary responsibilities of the team members consist of monitoring system performance, troubleshooting, detecting system error, random sample testing on servers, maintaining equipment, and testing, evaluating and installing hardware and software.

        Data back-up technology.    Different servers share and back up the data of one another, which increases the security of our network by allowing us to provide backup to failed servers and prevent system-wide failures caused by area network failures.

        We are passionate about developing new and innovative products and services that will create more exciting experience for our users. As of December 31, 2017, our technology team consisted of 839 members, including software engineers, designers, and product managers. They are responsible for developing, operating and maintaining our app/websites, live broadcasting program, cloud-based databases, social media, mobile games and online communities.

Intellectual Property

        We seek to protect our technology, including our proprietary technology infrastructure and core software system, through a combination of patents, copyrights, trademarks, trade secrets and confidentiality agreements. As of December 31, 2017, we have registered 21 patents, 64 registered copyrights, 140 registered domain names, including www.bilibili.com, and 686 registered trademarks, including " ". In addition, we had submitted 122 additional patent applications and 489 trademark applications.

        We intend to protect our technology and proprietary rights vigorously, but there can be no assurance that our efforts will be successful. Even if our efforts are successful, we may incur significant costs in defending our rights. From time to time, third parties may initiate litigation against us alleging infringement of their proprietary rights or declaring their non-infringement of our intellectual property rights. See "Risk Factors—Risks Related to Our Business and Industry—We may be subject to intellectual property infringement claims or other allegations, which could result in material damage to our reputation and brand image, payment of substantial damages, penalties and fines, removal of relevant content from our platform or seeking license arrangements which may not be available on commercially reasonable terms" and "Risk Factors—Risks Related to Our Business and Industry—We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position."

Branding and Marketing

        We have built our brand and user communities with modest marketing expenditures to date as we primarily rely on viral marketing, word of mouth referrals and repeat user visits driven by superior user experience. We are focused on improving the quality of our content and product offerings, as well as user experience. We believe that the better our content and product offerings become, the more users we will attract and retain, which in turn incentivizes more content creators to contribute creative and appealing content to our platform, thus forming a self-reinforcing virtuous cycle. Our market position benefits significantly from our large user base and our strong brand recognition in China.

        In addition, we have initiated various marketing activities to further promote our brand awareness among existing and potential users and advertisers. For example, we market our services through direct marketing, trade shows and other media events.

User Privacy and Safety

        The vitality and integrity of our communities are cornerstones of our business. We dedicate significant resources to the goal of strengthening our communities through developing and implementing programs designed to protect user privacy, promote a safe environment, and ensure the security of user data.

        Our users come to our platform for creative content as well as for our strong, vibrant and safe communities. We consider the protection of the personal privacy of each of our users to be of paramount importance. The user privacy section of our user agreement describes our data use practices and how privacy works on our platform. Specifically, we provide users with adequate notice as to what data are being collected and undertake to manage and use the data collected in accordance with applicable laws and make reasonable efforts to prevent the unauthorized use, loss or leak of user data. In addition, we use a variety of technologies to protect the data with which we are entrusted and have a team of privacy professionals dedicated to the ongoing review and monitoring of data security practices. For example, we store all user data in encrypted format and strictly limit the number of personnel who can access those servers that store user data. For our external interfaces, we also utilize firewalls to protect against potential attacks or unauthorized access.

Content Management and Review

        We are committed to the protection of third-party copyrights. We have invested significant resources to develop robust copyright protection technologies and policies.

        We maintain two levels of content management and review procedures to monitor the content uploaded to our platform to help ensure that no content that may be deemed to be prohibited by government rules and regulations is posted and to promptly remove any infringing content. The first level of review procedure is conducted through our proprietary artificial intelligence-based screening system. This system automatically flags and screens out newly uploaded videos that have piracy issues or contain illegal or inappropriate content by comparing them with copyrighted or objectionable videos stored in our own in-house "black list" databases and identifying those with similar codes. Once the content is processed by our technology screening system, our system then extracts fingerprint trails from the content and sends them to our content screening team for the second-level review. As of the date of this prospectus, our content screening team consists of over 200 employees dedicated to screening and monitoring the content uploaded on our platform on a 24-hour, 7-day basis. They work around the clock to ensure that the flagged content identified by our screening system is reviewed and confirmed before it can be released. We provide initial training during the onboarding process for new hires. We also offer periodic training sessions to keep these employees apprised of any regulatory and policy changes, and supervise and monitor their work. All of the content needs to go through these two levels of review procedures before it is released on our platform.

        All of the other content, primarily consisting of B-chats posted by users, is also automatically filtered by our screening system, which utilizes an artificial intelligence-based screening system to conduct semantic analysis on B-chats to analyze, identify and screen out inappropriate B-chats. With respect to live broadcasting, we have a separate monitoring team to review and monitor the content and activities of hosts of our live broadcasting program as well as the B-chats posted by viewers.

        We utilize a real-name system to authenticate the identities of our content creators and live broadcasting hosts. In addition, before each upload, we require the user to confirm that the user has agreed to the terms and conditions set forth in the user agreement of our platform. Pursuant to such user agreement, each user undertakes not to upload or distribute content that violates any PRC laws or regulations or infringes the intellectual property rights of any third party, and agrees to indemnify us for all damages arising from third-party claims against us caused by violating or infringing content uploaded or linked by the user. Cooperation agreements with our popular content creators also provide for standard clauses that restrict the content creators from uploading infringing content on our platform. We also remove users' uploads when we are notified or made aware by copyright owners or from other sources authorized by copyright owners of copyright infringements, such as lists of inappropriate or infringing content that the regulatory authorities publish from time to time and market information on releases of movies and television serial drama.

        Our abuse reporting infrastructure also allows any of our users to report inappropriate, offensive or dangerous content to us through "report" links easily found on our platform. We have enhanced this reporting system with our community discipline committee, which is comprised of our veteran users who volunteer to monitor and report any inappropriate content that has been posted on our platform. In addition, if we confirm that user has uploaded content that contains provocative and hate speech, personal attacks, fraudulent information or other offensive information, we may temporarily suspend or permanently terminate such user's account, and display such user's account information and reason for the disciplinary action under "Dark Chamber" tab, which is open to all users on our platform.

Competition

        Our business is characterized by innovation, rapid change and disruptive technology. We face significant competition primarily from companies that operate online entertainment platforms in China designed to engage users, especially Generation Z, and capture their time spent on mobile devices and online. In particular, our competitors mainly include large online video streaming platforms, social media platforms and other platforms offering video products. We compete to attract, engage and retain users, to attract and retain advertisers, and to attract and retain content providers to improve and expand our content library and unique offerings. Our competitors may compete with us in a variety of ways, including by obtaining exclusive online distribution rights for popular content, conducting brand promotions and other marketing activities, and making acquisitions. We have exclusive distribution rights only for certain PUGC content on our platform. Our content creators are generally free to post their content on our competitors' platforms, which may divert user traffic from our platform.

        We believe that we can compete effectively with our competitors on the basis of the following factors: (i) the strength and reputation of our brand, (ii) our ability to provide creative and quality PUGC, (iii) the demographic composition and engagement of our user base, (iv) the performance and reliability of our platform, and (v) our ability to develop new products and services and enhancements to existing products and services to keep up with user preferences and demands.

        As we introduce new products and services on our platform, as our existing products continue to evolve, or as other companies introduce new products and services, we may become subject to additional competition.

Employees

        We had 1,094 and 1,903 employees as of December 31, 2016 and 2017, respectively. The following table sets forth the numbers of our employees categorized by function as of December 31, 2017:

As of December 31, 2017
Function:
Platform operations	193
Products and technology	950
Content operations	329
Content audit	306
Management, sales, finance and administration	125

Total	1,903

        As of December 31, 2017, we had 1,816 employees in Shanghai, 23 employees in Beijing and 64 employees in other locations.

        As required under PRC regulations, we participate in housing funds and various employee social security plans that are organized by applicable local municipal and provincial governments, including housing, pension, medical, work-related injury and unemployment benefit plans, under which we make contributions at specified percentages of the salaries of our employees. We also purchase commercial health and accidental insurance for our employees. Bonuses are generally discretionary and based in part on employee performance and in part on the overall performance of our business. We have granted and plan to continue to grant share-based incentive awards to our employees in the future to incentivize their contributions to our growth and development.

        We enter into standard confidentiality and employment agreements with our key employees. The contracts with our key personnel typically include a standard non-compete agreement that prohibits the employee from competing with us, directly or indirectly, during his or her employment and for at least one year after the termination of his or her employment.

        We believe that we maintain a good working relationship with our employees and we did not experience any significant labor disputes or any difficulty in recruiting staff for our operations.

Properties

        Our headquarters is located at Wujiaochang commercial district in Shanghai, where we lease and occupy the office building with an aggregate floor area of approximately 18,325 square meters. A substantial majority of our employees are based at our headquarters in Shanghai. Our servers and network facilities for internal administrative functions are located at our headquarters. We also lease and occupy an office building located at Pudong Avenue in Shanghai with an aggregate floor area of approximately 810 square meters. We have sales and marketing, accounting and anime production personnel as well as game development teams at our regional offices in Beijing and Tokyo. We lease and occupy approximately 283 square meters of office space in Beijing and approximately 611 square meters of office space in Tokyo. These leases vary in duration from one to ten years.

Insurance

        We do not maintain insurance policies covering damages to our network infrastructures or information technology systems. We also do not maintain business interruption insurance or general third-party liability insurance, nor do we maintain product liability insurance or key-man insurance. We consider our insurance coverage to be in line with that of other companies in the same industry of similar size in China.

Legal Proceedings

        We are currently not a party to any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management's time and attention.

REGULATION

        This section sets forth a summary of the most significant rules and regulations that affect our business activities in China or the rights of our shareholders to receive dividends and other distributions from us.

Regulations Related to Foreign Investment

        Industry Catalogue Related to Foreign Investment.    Investment activities in China by foreign investors are principally governed by the Guidance Catalogue of Industries for Foreign Investment, which was promulgated by MOFCOM and the National Development and Reform Commission, as amended from time to time. Industries listed in the catalogue are divided into three categories: encouraged, restricted and prohibited. Industries not listed in the catalogue are generally open to foreign investment unless specifically restricted by other PRC regulations. Establishment of wholly foreign-owned enterprises is generally allowed in encouraged industries. For some restricted industries, foreign investors can only conduct investment activities through equity or contractual joint ventures, while in some cases PRC partners are required to hold the majority interests in such joint ventures. In addition, projects in the restricted category are subject to higher-level governmental approvals. Foreign investors are not allowed to invest in industries in the prohibited category.

        Foreign Investment in Telecommunication Business.    Regulations for Administration of Foreign-Invested Telecommunications Enterprises, promulgated by the PRC State Council in 2001 and most recently amended in February 2016, set forth detailed requirements with respect to, among others, capitalization, investor qualifications and application procedures in connection with the establishment of a foreign-invested telecommunications enterprise. These regulations prohibit a foreign entity from owning more than 50% of the total equity interest in any value-added telecommunications service business in China and the major foreign investor in any value-added telecommunications service business in China shall have good track record in such industry.

        In 2006, the Ministry of Information Industry, or MII, the predecessor of the MIIT, issued the Circular on Strengthening the Administration of Foreign Investment in and Operation of Value-added Telecommunications Business, pursuant to which a PRC company that holds an ICP License is prohibited from leasing, transferring or selling the ICP License to foreign investors in any form, and from providing any assistance, including resources, sites or facilities, to foreign investors that conduct value-added telecommunications business illegally in China. Further, the domain names and registered trademarks used by an operating company providing value-added telecommunications service shall be legally owned by such company and/or its shareholders. In addition, such company's operation premises and equipment must comply with its approved ICP License, and such company should establish and improve its internal internet and information security policies and standards and emergency management procedures.

Regulations Related to Value-added Telecommunications Services

        In 2000, the PRC State Council promulgated the Telecommunications Regulations, most recently amended in February 2016. The Telecommunications Regulations categorize all telecommunications businesses in China as either basic or value-added. Value-added telecommunications services are defined as telecommunications and information services provided through public network infrastructures. The "Classified Catalogue of Telecommunications Services", an attachment to the Telecommunications Regulations, most recently updated in December 2015, categorizes various types of telecommunications and telecommunications-related activities into basic or value-added telecommunications services. According to the catalogue, internet information services, or ICP services, are classified as value-added telecommunications services. Under the Telecommunications Regulations, commercial operators of value-added telecommunications services must first obtain an ICP License from the MIIT or its provincial level counterparts.

        According to the Administrative Measures on Internet Information Services, promulgated by the State Council in 2000 and amended in 2011, "internet information services" refer to the provision of information through the internet to online users, and is divided into "commercial internet information services" and "non-commercial internet information services." A commercial ICP service operator must obtain an ICP License from the relevant governmental authorities before engaging in any commercial ICP service within China, while ICP License is not required if the operator will only provide internet information on a non-commercial basis.

        The Administrative Measures for Telecommunications Business Operating License, promulgated by the MIIT in 2001 and most recently amended in 2017, set forth more specific provisions regarding the types of licenses required to operate value-added telecommunications services, the qualifications and procedures for obtaining such licenses and the administration and supervision of such licenses. Under these measures, a commercial ICP service operator must first obtain an ICP License from the MIIT or its provincial level counterparts, otherwise such operator might be subject to sanctions including corrective orders and warnings from the competent governmental authority, imposition of fines and confiscation of illegal gains and, in the case of significant infringements, orders to close the website.

        In addition to the regulations and measures above, provision of commercial internet information services on mobile internet applications are regulated by the Administrative Provisions on Information Services of Mobile Internet Applications, promulgated by the State Internet Information Office in June 2016. Information service providers of mobile internet applications are subject to these provisions, including acquiring relevant qualifications and being responsible for management of information security.

Regulations Related to Online Transmission of Audio-Visual Programs

        In 2005, the State Council promulgated the Certain Decisions on the Entry of the Non-State-owned Capital into the Cultural Industry. In the same year, five PRC regulatory agencies, namely, the MOC, the State Administration of Radio, Film and Television, or the SARFT, the General Administration of Press and Publication, or the GAPP, the CSRC and MOFCOM, jointly adopted the Several Opinions on Canvassing Foreign Investment into the Cultural Sector. According to these regulations, non-State-owned capital and foreign investors are not allowed to conduct the business of transmitting audio-visual programs via information network.

        In 2007, the SARFT and MII jointly promulgated the Administrative Provisions on Internet Audio-visual Program Service, or the Audio-visual Program Provisions, effective 2008 and amended in August 2015. The Audio-visual Program Provisions apply to the provision of audio-visual program services to the public via internet (including mobile network) within China. Providers of internet audio-visual program services are required to obtain a License for Online Transmission of Audio-visual Programs issued by the SARFT or complete certain registration procedures with the SARFT. Providers of internet audio-visual program services are generally required to be either state-owned or state-controlled by the PRC government, and the business to be carried out by such providers must satisfy the overall planning and guidance catalog for internet audio-visual program service determined by the SARFT. In a press conference jointly held by the SARFT and MII in 2008, the SARFT and MII clarified that providers of internet audio-visual program services who had engaged in such services prior to the promulgation of the Audio-visual Program Provisions shall be eligible to register their businesses and continue their operations of internet audio-visual program services so long as those providers have not been in violation of the laws and regulations.

        In 2008, the SARFT issued a Notice on Relevant Issues Concerning Application and Approval of License for Online Transmission of Audio-visual Programs, as amended in August 2015, which further sets forth detailed provisions concerning the application and approval process regarding the License for Online Transmission of Audio-visual Programs. The notice also provides that providers of internet audio-visual program services who engaged in such services prior to the promulgation of the Audio-

visual Program Provisions shall also be eligible to apply for the license so long as their violation of the laws and regulations is minor and can be rectified timely and they have no records of violation during the latest three months prior to the promulgation of the Audio-visual Program Provisions. The SARFT further issued the Notice on Strengthening the Administration of Television Drama and Films Transmitted via internet in 2007 and the Notice on Further Implementing the Administration of Overseas Television Drama and Films Transmitted via internet in September 2014. According to these notices, the audio-visual programs of film and drama category published to the public through information network shall be television drama under the Permit for Issuance of Television Drama, films under the Permit for Public Projection of Films, cartoons under the Permit for Issuance of Cartoons or academic literature movies and television plays under the Permit for Public Projection of Academic Literature Movies and Television Plays. Providers of such services shall obtain the prior consents from copyright owners of all such audio-visual programs.

        Further, in 2009, the SARFT issued the Notice on Strengthening the Administration of the Content of Internet Audio-visual Programs, which reiterates the requirement of obtaining the relevant permit of audio-visual programs to be published to the public through information network, where applicable, and prohibits certain types of internet audio-visual programs containing violence, pornography, gambling, terrorism, superstitious or other hazardous factors. The SARFT issued a Notice on Improving the Administration of Online Audio-visual Content Including Internet Drama and Micro Films in 2012, and a Supplemental Notice on Improving the Administration of Online Audio-visual Content Including Internet Drama and Micro Films in 2014. These two notices stress that entities producing online audio-visual content, such as internet drama and micro films, must obtain a permit for radio and television program production and operation, and that online audio-visual content service providers should not release any internet drama or micro films that were produced by any entity lacking such permit. For internet drama or micro films produced and uploaded by individual users, the online audio-visual service providers transmitting such content will be deemed responsible as a producer. Further, under these two notices, online audio-visual service providers can only transmit content uploaded by individuals whose identity has been verified and such content shall comply with the relevant content management rules. These notices also require that online audio-visual content, including internet drama and micro films, to be filed with the relevant authorities before release.

        In April 2016, the SARFT promulgated the Provisions on the Administration of Private Network and Targeted Transmission Audio-visual Program Services, which apply to the provision of radio, television programs and other audio-visual programs to targeted audience on television and all types of handheld electronic equipment. These provision covers the internet and other information networks as targeted transmission channels, including the provision of content, integrated broadcast control, transmission and distribution and other activities conducted in such forms as internet protocol television, private network mobile television and internet television. Anyone who provides private network and targeted transmission audio-visual program services must obtain a License for Online Transmission of Audio-visual Program issued by the SARFT and operate its business pursuant to the scope as provided in such license. Foreign-invested enterprises are not allowed to engage in the above referenced business.

        In July 2016, the MOC promulgated Notice on Strengthening the Administration of Network Performance, which regulates the behavior of entities conducting businesses related to network performance and performers. Entities operating network performance shall be responsible for the services and content posted on their website by performers. They must refine their content management mechanism, and shut down the channel and stop the dissemination of any network performance as soon as they realize that such network performance is in violation of relevant laws and regulations. Network performers shall be responsible for their performances and shall not perform any program containing violence, pornography, or other similarly prohibited elements.

        In addition, the SARFT issued Notice on Strengthening the Management of Live-Streaming Service for the Network Audio-visual Programs in September 2016, pursuant to which an internet live-streaming service provider shall (i) equip personnel to review the content of the live-stream; (ii) establish the technical methods and work mechanisms in order to emergently replace the unlawful content by using the backup program; (iii) record the live-streaming program and keep the records for at least 60 days to fulfil the inspections requirements from the competent administrative authorities. The State Internet Information Office promulgated the Administrative Provisions on Internet Live-Streaming Services in November 2016, pursuant to which an internet live-streaming service provider shall (i) establish a live-streaming content review platform; (ii) conduct authentication registration of internet live-streaming issuers based on their identity certificates, business licenses and organization code certificates, etc.; and (iii) enter into a service agreement with internet live-streaming services user to specify both parties' rights and obligations.

        In March 2018, the SAPPRFT issued the Notice on Further Regulating the Transmission Order of Internet Audio-Visual Programs, which requires that, among others, audio-visual platforms shall: (i) not produce or transmit programs intended to parody or denigrate classic works, (ii) not re-edit, re-dub, re-caption or otherwise ridicule classic works, radio and television programs, or original internet audio-visual programs without authorization, (iii) not transmit re-edited programs which unfairly distort the original content, (iv) strictly monitor the adapted content uploaded by platform users and not provide transmission channels for illicit content, (v) immediately take down unauthorized content upon receipt of complaints from copyright owners, radio and television stations, or film and television production institutions, (vi) strengthen the administration of movie trailers and prevent improper broadcasting of movie clips and trailers prior to authorized release, and (vii) strengthen the administration of sponsorship and endorsement for internet audio-visual programs. Pursuant to this notice, the provincial branches of SAPPRFT shall have the authority to supervise radio and television stations and websites that offer audio-visual programs within its jurisdiction and require them to further improve their content management systems and implement relevant management requirements.

Regulations Related to Foreign Television Programs

        Broadcast of foreign television programs is under strict regulation by the SARFT. In 1997, the State Council promulgated the Administrative Regulations on Television and Radio, as most recently amended in March 2017, under which any foreign television drama or other foreign television program to be broadcast by television or radio stations shall be subject to the prior inspection and approval by the SARFT or its authorized entities.

        In addition, in 2004, the SARFT promulgated the Administrative Regulations on the Introduction and Broadcasting of Foreign Television Programs, pursuant to which only organizations designated by the SARFT are qualified to apply to the SARFT or its authorized entities for introduction or broadcasting of foreign television drama or foreign television programs. Approval of such application is subject to the general plan of the SARFT and contents of such foreign television drama or programs may not by any means threaten the national security or violate any laws or regulations. In 2012, the SARFT issued the Notice on Further Strengthening the Administration of the Introduction and Broadcasting of Foreign Television Programs, emphasizing that the aforesaid regulations shall be strictly followed.

Regulations Related to Production of Radio and Television Programs

        In 2004, the SARFT promulgated the Regulations on the Administration of Production of Radio and Television Programs, or the Radio and TV Programs Regulations, as amended in August 2015. Under the Radio and TV Programs Regulations, any entities that engage in the production of radio and television programs are required to apply for a license from the SARFT or its provincial level counterparts. Entities with the Permit for Production and Operation of Radio and TV Programs shall conduct their operations strictly in compliance with the approved scope of production and operation and other than radio and TV stations, such entities shall not produce radio and TV programs regarding current political news or similar subjects and columns.

Regulations Related to Online Cultural Activities

        The MOC promulgated the Provisional Measures on Administration of Internet Culture in 2011, as most recently amended in 2017, and further issued the Notice on Issues Relating to Implementing the Provisional Measures on Administration of Internet Culture in the same year, which apply to entities that engage in activities related to "online cultural products". "Online cultural products" are classified as cultural products developed, published and disseminated via internet which mainly include: (i) online cultural products particularly developed for publishing via internet, such as, among other things, online music and video files, network games and online animation features and cartoons (including flash animation); and (ii) online cultural products converted from audio and visual products, games, performing arts, artworks and animation features and cartoons, and published via internet. Pursuant to these legislations, entities are required to obtain the Online Culture Operating Permits from the applicable provincial level counterpart of the MOC if they intend to commercially engage in any of the following types of activities:

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  production, duplication, import, release or broadcasting of online cultural products;

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  publishing of online cultural products on the internet or transmission thereof to computers, fixed-line or mobile phones, radios, television sets or gaming consoles for the purpose of browsing, reading, reviewing, using or downloading such products by online users; or

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  exhibitions or contests related to online cultural products.

        In 2006, the MOC issued Several Suggestions on the Development and Administration of the Internet Music, or the Suggestions, which reiterate, among other things, the requirement for the internet service provider to obtain an internet culture business permit to carry on any business relating to internet music products. In addition, foreign investors are prohibited from operating internet culture businesses. However, the laws and regulations on internet music products are still evolving, and there have not been any provisions stipulating whether or how music video will be regulated by the Suggestions.

        In October 2015, the MOC issued its Notice on Further Strengthening and Improving the Management of Online Music Content. According to this notice, the entities should examine and verify the content of online music by themselves, while the culture management administration should supervise in the act and afterwards.

        In August 2013, the MOC issued the Administrative Measures for Content Self-review by Internet Culture Business Entities, which requires internet culture business entities to review the content of products and services to be provided prior to providing such content and services to the public. The content management system of an internet culture business entity is required to specify the responsibilities, standards and processes for content review as well as accountability measures, and is required be filed with the provincial level counterpart of the MOC.

Regulations Related to the Internet Follow-up Comment Services

        Pursuant to the Administrative Provisions on Internet Follow-up Comment Services promulgated by the State Internet Information Office, effective October 2017, an internet follow-up comment services provider shall strictly assume the primary responsibilities and discharge the following obligations:

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  verify the real identity information of registered users;

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  establish and improve a user information protection system;

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  establish a system of reviewing at first and then publishing comments if they offer internet follow-up comment services to news information;

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  furnish corresponding static information content on the same platform and page at the same time if they provide internet follow-up comment services by way of bullet chatting;

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  establish and improve an internet follow-up comment review and administration, real-time check, emergency response and other information security administration systems, timely identify and process illicit information and submit a report to the relevant competent authorities;

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  develop internet follow-up comment information protection and administration technologies, innovate internet follow-up comment administration modes, R&D and utilize an anti-spam administration system and improve the spam handling capability;

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  timely identify security flaws and loopholes and other risks existing in internet follow-up comment services, take remedial measures and submit a report to the relevant competent authorities;

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  build a reviewing and editing team in line with service scale and improve the professionalism of editors;

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  assist the relevant competent authorities in carrying out the supervision and inspection work and provide necessary technologies, materials and data support; and

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  enter into an agreement with their registered users to stipulate the detailed rules on internet follow-up comment services and administration, the performance of the obligations of disclosing relevant internet laws and regulations.

Regulations Related to Online Games

        The MOC and the SAPPRFT (the successor of the GAPP and the SARFT) are the governmental agencies primarily responsible for regulating online games in China. In 2004, the MOC promulgated Notice on Strengthening the Examination of Online Game Product Content, pursuant to which, the MOC has set up a content review committee which is responsible for examining the contents of imported online game products. The office of the review committee is responsible for the daily work of the examination of the contents of the imported online game products. In 2010, the MOC promulgated the Provisional Measures on the Administration of Online Games, as most recently amended in 2017, pursuant to which ICP service operators engaging in any activities involving the operation of online games, issuance or trading of virtual currency shall obtain the Online Culture Operating Permit. Regarding virtual currency trading, ICP service operators can only issue virtual currency in exchange of the service provided by itself rather than trading for service or products for the third parties. ICP service operators cannot appropriate the advance payment by the players and are not allowed to provide trading service of virtual currencies to the minors. All the transactions in the accounts shall be kept in records for minimum 180 days.

        In addition, in 2007, the MOC, the People's Bank of China and other relevant governmental authorities jointly issued the Notice on Further Strengthening Administrative Work on the Internet Cafes and Online Games, or the Internet Cafes Notice, pursuant to which the People's Bank of China is directed to strengthen the administration of virtual currency in online games to avoid any adverse impact on the economy and financial system. This notice provides that the total amount of virtual currency issued by online game operators and the amount purchased by individual game players should be strictly limited, with a strict and clear division between virtual transactions and real transactions carried out by way of e-commerce. It also provides that virtual currency shall only be used to purchase virtual items. In 2009, the MOC and MOFCOM jointly issued the Notice on Strengthening the Administrative Work on Virtual Currency of Online Games, pursuant to which no enterprise may concurrently provide both virtual currency issuance service and virtual currency transaction service.

        Further, the online publication of online games is subject to the regulation of the GAPP under the Internet Publication Measures and ICP service operators shall obtain the Internet Publication License prior to publication of any online games. In 2009, the GAPP, the National Copyright Administration and the National Office of Combating Pornography and Illegal Publications jointly published the Notice Regarding the Consistent Implementation of the "Stipulations on 'Three Provisions' of the State Council and the Relevant Interpretations of the State Commission Office for Public Sector Reform and the Further Strengthening of the Administration of Pre-examination and Approval of Internet Games and the Examination and Approval of Imported Internet Games", which expressly requires that all online games need to be screened by the GAPP through the advanced approvals before they are operated online, and any updated online game versions or any change to the online games shall be subject to further advanced approvals before they can be operated online.

        In May 2016, the SAPPRFT issued a Notice on Administration of Mobile Game Publishing Services, or the Mobile Game Notice, which provides that the content of mobile games is subject to review, and that mobile game publishers and operators must apply for publishing and authorization codes for the games. Under the Mobile Game Notice, significant upgrades and expansion packs for mobile games that have previously been approved for publishing may be regarded as new works, and the operators will be required to obtain approval for such upgrades and expansion packs before they are released. In the event of any failure to meet these license and approval requirements, an operator may face heavy penalties, such as being ordered to stop operation, or having its business license revoked.

Regulations Related to Anti-fatigue System, Real-name Registration System and Parental Guardianship Project

        In 2007, the GAPP and several other government agencies issued a circular requiring the implementation of an anti-fatigue system and a real-name registration system by all PRC online game operators to curb addictive online game playing by minors. Under the anti-fatigue system, three hours or less of continuous playing by minors, defined as game players under 18 years of age, is considered to be "healthy," three to five hours to be "fatiguing," and five hours or more to be "unhealthy." Game operators are required to reduce the value of in-game benefits to a minor player by half if the minor has reached the "fatiguing" level, and to zero once reaching the "unhealthy" level.

        To identify whether a game player is a minor and thus subject to the anti-fatigue system, a real-name registration system must be adopted to require online game players to register their real identity information before playing online games. The online game operators are also required to submit the identity information of game players to the public security authority for verification. In 2011, the GAPP, together with several other government agencies, jointly issued the Notice on Initializing the Verification of Real-name Registration for the Anti-Fatigue System on Online Games, or the Real-name Registration Notice, to strengthen the implementation of the anti-fatigue and real-name registration system. The main purpose of the Real-name Registration Notice is to curb addictive online game playing by minors and protect their physical and mental health. This notice indicates that the National Citizen Identity Information Center of the Ministry of Public Security will verify identity information of game players submitted by online game operators. The Real-name Registration Notice also imposes stringent penalties on online game operators that do not implement the required anti-fatigue and real-name registration systems properly and effectively, including terminating their online game operations.

        In 2011, the MOC, together with several other government agencies, jointly issued a Circular on Printing and Distributing Implementation Scheme regarding Parental Guardianship Project for Minors Playing Online Games to strengthen the administration of online games and protect the legitimate rights and interests of minors. This circular indicates that online game operators must have person in charge, set up specific service webpages and publicize specific hotlines to provide parents with necessary assistance to prevent or restrict minors' improper game playing behavior. Online game operators must also submit a report regarding its performance under the Parental Guardianship Project to the provincial level counterpart of the MOC each quarter.

Regulations Related to Internet Publication

        The SAPPRFT is the governmental agency responsible for regulating publishing activities in China. In February 2016, the MIIT and the SAPPRFT jointly promulgated the Administrative Provisions on Online Publishing Services, or the Online Publishing Provisions, which took effect in March 2016. According to the Online Publishing Provisions, all online publishing services provided within the territory of China are subject to the Online Publishing Provisions, and an online publishing services permit shall be obtained to provide online publishing services. Pursuant to the Online Publishing Provisions, "online publishing services" refer to providing online publications to the public through information networks; and "online publications" refer to digital works with publishing features such as having been edited, produced or processed and are made available to the public through information networks, including: (i) written works, pictures, maps, games, cartoons, audio-visual reading materials and other original digital works containing useful knowledge or ideas in the field of literature, art, science or other fields; (ii) digital works of which the content is identical to that of any published book, newspaper, periodical, audio-visual product, electronic publication or the like; (iii) network literature databases or other digital works, derived from any of the aforesaid works by selection, arrangement, collection or other means; and (iv) other types of digital works as may be determined by the SAPPRFT.

Regulations Related to Advertising Business

        According to the PRC laws and regulations, companies that engage in advertising activities must obtain from State Administration for Industry and Commerce or its local branches a business license which specifically includes operating an advertising business within its business scope. An enterprise engaging in advertising business as specified in its business scope does not need to apply for an advertising operation license, provided that such enterprise is not a radio station, television station, newspaper or magazine publisher or any other entity as specified in laws or administrative regulations. Enterprises conducting advertising activities without such a license may be subject to penalties, including fines, confiscation of advertising income and orders to cease advertising operations. The business license of an advertising company is valid for the duration of its existence, unless the license is suspended or revoked due to a violation of any relevant law or regulation. PRC advertising laws and regulations set forth certain content requirements for advertisements in China including, among other things, prohibitions on false or misleading content, superlative wording, socially destabilizing content or content involving obscenities, superstition, violence, discrimination or infringement of the public interest. Advertisers, advertising agencies, and advertising distributors are required by PRC advertising laws and regulations to ensure that the content of the advertisements they prepare or distribute is true and in full compliance with applicable law. In providing advertising services, advertising operators and advertising distributors must review the supporting documents provided by advertisers for advertisements and verify that the content of the advertisements complies with applicable PRC laws and regulations. Prior to distributing advertisements that are subject to government censorship and approval, advertising distributors are obligated to verify that such censorship has been performed and approval has been obtained. Violation of these regulations may result in penalties, including fines, confiscation of advertising income, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. In circumstances involving serious violations, the State Administration for Industry and Commerce or its local branches may revoke violators' licenses or permits for their advertising business operations.

        In July 2016, the State Administration for Industry and Commerce issued the Interim Measures for the Administration of Internet Advertising, or the Internet Advertising Measures, pursuant to which internet advertising refers to the commercial advertising for direct or indirect marketing goods or services in the form of text, image, audio, video, or others means through websites, webpages, internet applications, or other internet media. The Internet Advertising Measures specifically sets out the following requirements: (a) advertisements must be identifiable and marked with the word "advertisement" enabling consumers to distinguish them from non-advertisement information; (b) sponsored search results must be clearly distinguished from organic search results; (c) it is forbidden to send advertisements or advertisement links by email without the recipient's permission or induce internet users to click on an advertisement in a deceptive manner; and (d) internet information service providers who do not participate in the business activities of internet advertising are required to stop publishing illegal advertisement only if they know or should have known the advertising is illegal.

Regulations Related to Internet Information Security and Privacy Protection

        PRC government authorities have enacted laws and regulations with respect to internet information security and protection of personal information from any abuse or unauthorized disclosure. Internet information in China is regulated and restricted from a national security standpoint. The Standing Committee of the National People's Congress enacted the Decisions on Maintaining Internet Security in 2000, which may subject violators to criminal punishment in China for any effort to: (i) gain improper entry into a computer or system of strategic importance; (ii) disseminate politically disruptive information; (iii) leak state secrets; (iv) spread false commercial information; or (v) infringe intellectual property rights. The Ministry of Public Security has promulgated measures that prohibit use of the internet in ways which, among other things, result in a leakage of state secrets or a spread of socially destabilizing content. If an internet information service provider violates these measures, the Ministry of Public Security and the local security bureaus may revoke its operating license and shut down its websites.

        Under the Several Provisions on Regulating the Market Order of Internet Information Services issued by the MIIT in 2011, an internet information service provider may not collect any user personal information or provide any such information to third parties without the consent of the users and it must expressly inform the users of the method, content and purpose of the collection and processing of such user personal information and may only collect such information necessary for the provision of its services. An internet information service provider is also required to properly maintain the user personal information, and in case of any leak or likely leak of the user personal information, the internet information service provider must take immediate remedial measures and, in severe circumstances, make an immediate report to the telecommunications regulatory authority. In addition, pursuant to the Decision on Strengthening the Protection of Online Information issued by the Standing Committee of the National People's Congress in December 2012 and the Order for the Protection of Telecommunication and Internet User Personal Information issued by the MIIT in July 2013, any collection and use of user personal information must be subject to the consent of the user, abide by the principles of legality, rationality and necessity and be within the specified purposes, methods and scopes. An internet information service provider must also keep such information strictly confidential, and is further prohibited from divulging, tampering or destroying any such information, or selling or providing such information to other parties. An internet information service provider is required to take technical and other measures to prevent the collected personal information from any unauthorized disclosure, damage or loss. Any violation of these laws and regulations may subject the internet information service provider to warnings, fines, confiscation of illegal gains, revocation of licenses, cancellation of filings, closedown of websites or even criminal liabilities.

        In addition, pursuant to the Notice on Legally Punishing Criminal Activities Infringing upon the Personal Information of Citizens issued by of the Supreme People's Court, the Supreme People's Procuratorate and the Ministry of Public Security in 2013, and the Interpretation on Several Issues regarding Legal Application in Criminal Cases Infringing upon the Personal Information of Citizens issued by the Supreme People's Court and the Supreme People's Procuratorate in May 2017, the following activities may constitute the crime of infringing upon a citizen's personal information: (i) providing a citizen's personal information to specified persons or releasing a citizen's personal information online or through other methods in violation of relevant national provisions; (ii) providing legitimately collected information relating to a citizen to others without such citizen's consent (unless the information is processed, not traceable to a specific person and not recoverable); (iii) collecting a citizen's personal information in violation of applicable rules and regulations when performing a duty or providing services; or (iv) collecting a citizen's personal information by purchasing, accepting or exchanging such information in violation of applicable rules and regulations.

        Further, pursuant to the Ninth Amendment to the Criminal Law issued by the Standing Committee of the National People's Congress in August 2015, which became effective in November 2015, any internet service provider that fails to fulfill the obligations related to internet information security administration as required by applicable laws and refuses to rectify upon orders is subject to criminal penalty for the result of (i) any dissemination of illegal information in large scale; (ii) any severe effect due to the leakage of the client's information; (iii) any serious loss of criminal evidence; or (iv) other severe situation, and any individual or entity that (i) sells or provides personal information to others in a way violating the applicable law, or (ii) steals or illegally obtain any personal information is subject to criminal penalty in severe situation.

        In November 2016, the Standing Committee of the National People's Congress promulgated the Network Security Law of the People's Republic of China, or the Network Security Law, effective June 1, 2017. The Network Security Law is formulated to maintain the network security, safeguard the cyberspace sovereignty, national security and public interests, protect the lawful rights and interests of citizens, legal persons and other organizations, and requires that a network operator, which includes, among others, internet information services providers, take technical measures and other necessary measures in accordance with the provisions of applicable laws and regulations as well as the compulsory requirements of the national and industrial standards to safeguard the safe and stable operation of the networks, effectively respond to the network security incidents, prevent illegal and criminal activities, and maintain the integrity, confidentiality and availability of network data. The Network Security Law emphasizes that any individuals and organizations that use networks is required to comply with the PRC Constitution and laws, abide by public order and cannot endanger network security or make use of networks to engage in unlawful activities such as endangering national security, economic order and social order, and infringing the reputation, privacy, intellectual property rights and other lawful rights and interests of other people. The Network Security Law has reaffirmed the basic principles and requirements as specified in other existing laws and regulations on personal information protections, such as the requirements on the collection, use, processing, storage and disclosure of personal information, and internet service providers being required to take technical and other necessary measures to ensure the security of the personal information they have collected and prevent the personal information from being divulged, damaged or lost. Any violation of the provisions and requirements under the Network Security Law may subject the internet service provider to warnings, fines, confiscation of illegal gains, revocation of licenses, cancellation of filings, closedown of websites or even criminal liabilities.

Regulations Related to E-Commerce

        In 2005, the General Office of the State Council issued Several Opinions on Accelerating the Development of Electronic Commerce to thoroughly stress the significance of the Electronic Commerce and regulate the development of e-commerce. In 2007, MOFCOM promulgated the Guiding Opinions on Online Trading (for Tentative Implementation), under which, the term of "Online Trading" is defined as "the commodity or service trading conducted between the buyer and the seller by making use of internet" and the behaviors of online trading participants are normalized.

        According to the Opinions of the Ministry of Commerce on Promoting the Regularized Development of the E-Commerce promulgated by MOFCOM in 2007, it is required to, among others, regularize the information release and transmission behaviors of all parties concerned to online trading, applaud legal, regularized, fair and equitable online marketing, electronic contracting, after-sale services and other e-commerce trading acts, prevent and settle various kinds of trading disputes, regularize electronic payment acts and ensuring the safe flow of funds.

        Implementing Opinions on Promoting E-Commerce Application was promulgated by MOFCOM in October 2013, which aims to further promote the development of e-commerce, guide the healthy and speedy development of network retailing, strengthen the development of e-commerce for rural villages and agricultural products, support the development of urban community e-commerce application system and promote innovative application of cross-border e-commerce.

        In May 2015, the State Council promulgated the Opinions on Striving to Develop E-commerce to Speed Up the Cultivation of New Economic Driving Force in order to lower the requirements for market access, further simplify the registration of registered capital, deeply promote the reform from "certificate before license" to "license before certificate" in the field of e-commerce and simplify the approval process for the overseas listing of e-commerce enterprises in the territory and encourage the cross-border RMB direct investment in the field of e-commerce.

        Further, Guiding Opinions on Fully Enhancing the Credit Construction in the E-commerce Sector was issued by the State Administration for Industry and Commerce and other governmental authorities in December 2016. These opinions require that e-commerce platforms shall (a) establish and perfect internal credit constraint mechanisms, and make full use of big data technologies to strengthen the credit control in terms of commodity quality, intellectual property rights, service level, etc.; (b) establish the business credit early risk warning system, and promptly publish the relevant information to society and risk prompts for seriously dishonest businesses selling forged and fake commodities and hyping credit by malicious scalping, according to requirements of relevant industrial competent and regulatory authorities; (c) establish and improve a report and complaint handling mechanism and responsively submit clues on suspected illegalities and irregularities identified to relevant industrial competent and regulatory authorities, and coordinate with relevant authorities concerning investigation and treatment. As for any e-commerce platform not actively fulfilling the subject responsibilities, the relevant industrial competent or regulatory authority shall promptly take measures such as talk and notification, and impose administrative punishments in accordance with the law.

Regulations Related to Torts and the Internet Infringement of Intellectual Property Rights

        The Tort Law was promulgated by the Standing Committee of the National People's Congress, effective 2010. Under this law, if an internet service provider is aware that an internet user is infringing upon the civil right or interest of another person, such as rights of reputation, portraiture, privacy and copyrights, through its network services, and fails to take necessary measures, the internet service provider shall be jointly liable for such infringement with such internet user. Once the internet service provider is found to be jointly liable for the infringement by internet users, it may be ordered by the court to remove the infringing content, eliminate adverse impact, make public apology, pay economic compensation to the legal right holders and assume other liabilities in accordance with the law.

        In October 2015, the General Office of the State Council issued "Opinions of the General Office of the State Council on Strengthening the Governance of Infringement and Counterfeiting on the Internet" to (i) take special actions to crack down online infringements and piracy and strengthen the monitoring and regulation in the key fields of internet (mobile phone) literature, music, film and TV, games, animation, software and standards with copyright to detect and punish infringement and piracy timely; (ii) expand the key scopes of copyright regulation, extend copyright regulation to new forms of transmission including mobile application, cloud storage, micro-blog and WeChat, and (iii) handle online patent dispute cases, strengthen law enforcement and safeguard patent rights in the field of e-commerce. In May 2017, in order to ramp up the efforts to clean up infringements and counterfeiting in the field of internet, the General Office of the State Council further issued "Circular of the General Office of the State Council on Issuing the Major Tasks in Nationwide Crackdown on the Infringement of Intellectual Property Rights and Production and Sale of Counterfeit and Shoddy Goods in 2017." Meanwhile, the regulatory authorities have been conducting an annual "Clean Up the Internet" campaign in the past several years to combat the internet infringement of intellectual property.

Regulations Related to Intellectual Property Rights

        The PRC authorities have adopted comprehensive legislation governing intellectual property rights, including copyrights, patents and trademarks.

  Copyright

        Under the Copyright Law, issued in 1990 and most recently amended in 2010, or the Copyright Law, and its related Implementing Regulations, issued in 2002 and amended in 2013, creators of protected works enjoy personal and property rights with respect to publication, authorship, alteration, integrity, reproduction, distribution, lease, exhibition, performance, projection, broadcasting, dissemination via information network, production, adaptation, translation, compilation and related activities. The term of a copyright, other than the rights of authorship, alteration and integrity of an author shall be unlimited in time, is life plus 50 years for individual authors and 50 years for corporations. In consideration of the social benefits and costs of copyrights, the PRC authorities balance copyright protections with limitations that permit certain uses, such as for private study, research, personal entertainment and teaching, without compensation to the author or prior authorization.

        To address the problem of copyright infringement related to the content posted or transmitted over the internet, the PRC National Copyright Administration and MII jointly promulgated the Measures for Administrative Protection of Copyright Related to Internet, effective 2005. These measures apply to acts of automatically providing such functions as uploading, storing, linking or searching works, audio or video products, or other contents through the internet based on the instruction of website users who publish contents on internet, without editing, amending or selecting any stored or transmitted content. A copyright administration authority shall, when imposing administrative penalties upon the act infringing upon the right of communication through information network, apply the Measures for Imposing Copyright Administrative Penalties issued by the PRC National Copyright Administration in 2009.

        The State Council promulgated the Regulation on Protection of the Right of Communication through Information Network, effective in 2006 and amended in March 2013. Under this regulation, an ICP service provider may be exempted from indemnification liabilities under the following circumstances:

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  any ICP service provider, who provides automatic internet access service upon instructions of its users or provides automatic transmission service of works, performance and audio-visual products provided by its users, will not be required to assume the indemnification liabilities if (i) it has not chosen or altered the transmitted works, performance and audio-visual products; and (ii) it provides such works, performance and audio-visual products to the designated user and prevents any person other than such designated user from obtaining the access.

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  any ICP service provider who, for the sake of improving network transmission efficiency, automatically stores and provides to its own users, based on the technical arrangement, the relevant works, performances and audio-visual products obtained from any other ICP service providers will not be required to assume the indemnification liabilities if (i) it has not altered any of the works, performance or audio-visual products that are automatically stored; (ii) it has not affected such original ICP service provider in grasping the circumstances where the users obtain the relevant works, performance and audio-visual products; and (iii) when the original ICP service provider revises, deletes or shields the works, performance and audio-visual products, it will automatically revise, delete or shield the same based on the technical arrangement.

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  any ICP service provider, who provides its users with information memory space for such users to provide the works, performance and audio-visual products to the general public via the information network, will not be required to assume the indemnification liabilities if (i) it clearly indicates that the information memory space is provided to the users and publicizes its own name, contact person and web address; (ii) it has not altered the works, performance and audio-visual products that are provided by the users; (iii) it is not aware of or has reason to know the infringement of the works, performance and audio-visual products provided by the users; (iv) it has not directly derived any economic benefit from the provision of the works, performance and audio-visual products by its users; and (v) after receiving a notice from the right holder, it has deleted such works, performance and audio-visual products as alleged for infringement pursuant to such regulation.

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  any ICP service provider, who provides its users with search services or links, will not be required to assume the indemnification liabilities if, after receiving a notice from the right holder, it has deleted the works, performance and audio-visual products as alleged for copyright infringement pursuant to this regulation. However, the ICP service provider shall be subject to joint liabilities for copyright infringement if it is aware of or has reason to know the infringement of the works, performance and audio-visual products to which it provides links.

        In December 2012, the Supreme People's Court of China promulgated the Provisions on Certain Issues Related to the Application of Law in the Trial of Civil Cases Involving Disputes over Infringement of the Right of Dissemination through Information Networks, which provides that the courts will require ICP service providers to remove not only links or content that have been specifically mentioned in the notices of infringement from rights holders, but also links or content they "should have known" to contain infringing content. The provisions further provide that where an ICP service provider has directly obtained economic benefits from any content made available by an internet user, it has a higher duty of care with respect to internet users' infringement of third-party copyrights.

  Patent

        The National People's Congress adopted the Patent Law in 1984, as most recently amended in 2008. A patentable invention, utility model or design must meet three conditions: novelty, inventiveness and practical applicability. Patents cannot be granted for scientific discoveries, rules and methods for intellectual activities, methods used to diagnose or treat diseases, animal and plant breeds or substances obtained by means of nuclear transformation. The Patent Office under the State Council is responsible for receiving, examining and approving patent applications. A patent is valid for a twenty-year term in the case of an invention and a ten-year term in the case of a utility model or design, starting from the application date. A third-party user must obtain consent or a proper license from the patent owner to use the patent except for certain specific circumstances provided by law. Otherwise, the use will constitute an infringement of the patent rights.

  Trademark

        Registered trademarks are protected under the Trademark Law adopted in 1982 and most recently amended in 2013. The PRC Trademark Office of the State Administration for Industry and Commerce is responsible for the registration and administration of trademarks throughout China. The Trademark

Law has adopted a "first-to-file" principle with respect to trademark registration. Where a trademark for which a registration has been made is identical or similar to another trademark that has already been registered or been subject to a preliminary examination and approval for use on the same kind of or similar commodities or services, the application for registration of such trademark may be rejected. Any person applying for the registration of a trademark shall not prejudice the existing right of others obtained by priority, nor shall any person register in advance a trademark that has already been used by another person and has already gained "sufficient degree of reputation" through that person's use. After receiving an application, the PRC Trademark Office will make a public announcement if the relevant trademark passes the preliminary examination. Within three months after such public announcement, any person may file an opposition against a trademark that has passed a preliminary examination. The PRC Trademark Office's decisions on rejection, opposition or cancellation of an application may be appealed to the PRC Trademark Review and Adjudication Board, whose decision may be further appealed through judicial proceedings. If no opposition is filed within three months after the public announcement period or if the opposition has been overruled, the PRC Trademark Office will approve the registration and issue a registration certificate, upon which the trademark is registered and will be effective for a renewable ten-year period, unless otherwise revoked.

  Domain name

        The domain names are protected under the Administrative Measures on the Internet Domain Names promulgated by MII, effective in November 2017. The MIIT is the major regulatory body responsible for the administration of the PRC internet domain names, under supervision of which China Internet Network Information Center, or CNNIC, is responsible for the daily administration of CN domain names and PRC domain names. CNNIC promulgated the Implementation Rules of Registration of Domain Name, or the CNNIC Rules, effective in May 2012. Pursuant to the Administrative Measures on the Internet Domain Names and the CNNIC Rules, the registration of domain names adopts the "first to file" principle and the registrant shall complete the registration via the domain name registration service institutions. In the event of a domain name dispute, the disputed parties may lodge a complaint to the designated domain name dispute resolution institution to trigger the domain name dispute resolution procedure in accordance with the CNNIC Measures on Resolution of the Domain Name Disputes, file a suit to the People's Court or initiate an arbitration procedure.

  Software Copyright

        In order to further implement the Computer Software Protection Regulations promulgated by the State Council in 2001 and amended in January 2013, the National Copyright Administration issued the Computer Software Copyright Registration Procedures in 2002, which apply to software copyright registration, license contract registration and transfer contract registration.

Regulations Related to Foreign Exchange Control and Administration

        The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations, promulgated by the State Council in 1996 and most recently amended in 2008. Under the PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. By contrast, approval from or registration with appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of foreign currency-denominated loans.

        In November 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment, which substantially amends and simplifies the current foreign exchange procedures. Pursuant to this circular, the opening of various special purpose foreign exchange accounts, such as pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of Renminbi proceeds derived by foreign investors in China, and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer require the approval or verification of SAFE, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible previously. In addition, SAFE promulgated another circular in May 2013, which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in China must be conducted by way of registration and banks must process foreign exchange business relating to the direct investment in China based on the registration information provided by SAFE and its branches. In February 2015, SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, pursuant to which, instead of applying for approvals regarding foreign exchange registrations of foreign direct investment and overseas direct investment from SAFE, entities and individuals may apply for such foreign exchange registrations from qualified banks. The qualified banks, under the supervision of SAFE, may directly review the applications and conduct the registration.

        In March 2015, SAFE issued the Circular of the State Administration of Foreign Exchange on Reforming the Management Approach regarding the Settlement of Foreign Exchange Capital of Foreign-invested Enterprises, or SAFE Circular 19. Pursuant to SAFE Circular 19, the foreign currency capital contribution to a foreign invested enterprise, or an FIE, in its capital account may be converted into Renminbi on a discretional basis. Furthermore, in June 2016, SAFE promulgated Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or SAFE Circular 16, pursuant to which, in addition to foreign currency capital, enterprises registered in China may also convert their foreign debts, as well as repatriated funds raised through overseas listing, from foreign currency to Renminbi on a discretional basis. SAFE Circular 16 also reiterates that the use of capital so converted shall follow "the principle of authenticity and self-use" within the business scope of the enterprise. According to SAFE Circular 16, the Renminbi funds so converted shall not be used for the purposes of, whether directly or indirectly, (i) paying expenditures beyond the business scope of the enterprises or prohibited by laws and regulations; (ii) making securities investment or other investments (except for banks' principal-secured products); (iii) granting loans to non-affiliated enterprises, except as expressly permitted in the business license; and (iv) purchasing non-self-used real estate (except for the foreign-invested real estate enterprises).

        In January 2017, SAFE promulgated the Circular on Further Improving Reform of Foreign Exchange Administration and Optimizing Genuineness and Compliance Verification, or SAFE Circular 3, which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (i) under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (ii) domestic entities shall hold income to account for previous years' losses before remitting the profits. Further, pursuant to SAFE Circular 3, domestic entities shall make detailed explanations of the sources of capital and utilization arrangements, and provide board resolutions, contracts and other proof when completing the registration procedures in connection with an outbound investment.

Regulations Related to Dividend Distributions

        The principal regulations governing the distribution of dividends paid by wholly foreign-owned enterprises include the Wholly Foreign-Owned Enterprise Law issued in 1986 and most recently amended in 2016, and the Implementation Regulations on the Wholly Foreign-Owned Enterprise Law issued in 1990 and most recently amended in 2014. Under these regulations, wholly foreign-owned enterprises in China may pay dividends only out of their accumulated profits, if any, as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise in China is required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserves until its cumulative total reserve funds reaches 50% of its registered capital. These reserve funds, however, may not be distributed as cash dividends.

Regulations Related to Foreign Exchange Registration of Offshore Investment by PRC Residents

        In July 2014, SAFE issued the Circular of the State Administration of Foreign Exchange on Issues concerning Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or SAFE Circular 37, to replace the Circular on Several Issues concerning Foreign Exchange Administration for Domestic Residents to Engage in Financing and in Return Investments via Overseas Special Purpose Companies. SAFE Circular 37 regulates foreign exchange matters in relation to the use of special purpose vehicles, or SPVs, by PRC residents or entities to seek offshore investment and financing or conduct round trip investment in China. Under SAFE Circular 37, an SPV refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or entities for the purpose of seeking offshore financing or making offshore investment, using legitimate domestic or offshore assets or interests, while "round trip investment" refers to the direct investment in China by PRC residents or entities through SPVs, namely, establishing foreign-invested enterprises to obtain the ownership, control rights and management rights. SAFE Circular 37 requires that, before making contribution into an SPV, PRC residents or entities are required to complete foreign exchange registration with SAFE or its local branch. SAFE Circular 37 further provides that option or share-based incentive tool holders of a non-listed SPV can exercise the options or share incentive tools to become a shareholder of such non-listed SPV, subject to registration with SAFE or its local branch. In February 2015, SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Circular 13. SAFE Circular 13 has amended SAFE Circular 37 by requiring PRC residents or entities to register with qualified banks instead of SAFE or its local branch in connection with their establishment of an SPV.

        PRC residents who have contributed legitimate domestic or offshore interests or assets to SPVs but have yet to obtain SAFE registration before the implementation of SAFE Circular 37 shall register their ownership interests or control in such SPVs with SAFE or its local branch. An amendment to the registration is required if there is a material change involving the SPV registered, such as any change of basic information (including change of such PRC residents, change of name and operation term of the SPV), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions. Failure to comply with the registration procedures set forth in SAFE Circular 37 and SAFE Circular 13, misrepresent on or failure to disclose controllers of foreign-invested enterprise that is established through round-trip investment, may result in restrictions on the foreign exchange activities of the relevant foreign-invested enterprises, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent company or affiliates and the capital inflow from the offshore parent company, and may also subject the relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations.

Regulations Related to Employee Share Options

        In February 2012, SAFE issued the Circular of the State Administration of Foreign Exchange on Issues concerning the Administration of Foreign Exchange Used for Domestic Individuals' Participation in Equity Incentive Plans of Companies Listed Overseas, or SAFE Circular 7, replacing the Implementation Rules of the Administrative Measures for Individual Foreign Exchange issued in 2007, to regulate the foreign exchange administration of PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year, with a few exceptions, who participate in stock incentive plans of overseas publicly-listed companies. According to SAFE Circular 7 and other related rules and regulations, such individuals who participate in any employee stock ownership plan or stock option plan of an overseas listed company, are required to register with SAFE or its local branches through a qualified PRC agent, which could be the PRC subsidiaries of such overseas listed company or other qualified institution selected by the PRC subsidiaries, and complete other procedures with respect to the stock incentive plan. In addition, the PRC agent is required to amend SAFE registration with respect to the stock incentive plan if there is any material change to the stock incentive plan, the PRC agent or other material changes. The PRC agent must, on behalf of these individuals who have the right to exercise the employee share options, apply to SAFE or its local branches for an annual quota for the payment of foreign currencies in connection with these individuals' exercise of the employee share options. Such individuals' foreign exchange income received from the sale of stocks and dividends distributed by the overseas listed company and any other income shall be fully remitted into a collective foreign currency account in China opened and managed by the PRC subsidiaries of the overseas listed company or the PRC agent before distribution to such individuals. We and our executive officers and other employees who are PRC citizens or non-PRC citizens who reside in China for a continuous period of not less than one year and have been granted options will be subject to these regulations upon the completion of this offering. Failure of our PRC option holders or restricted shareholders to complete their SAFE registrations may subject us and these employees to fines and other legal sanctions.

        In addition, the State Administration for Taxation has issued certain circulars concerning employee share options. Under these circulars, our employees working in China who exercise share options will be subject to PRC individual income tax. Our PRC subsidiaries have obligations to file documents related to employee share options with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options. If our employees fail to pay or we fail to withhold their income taxes according to relevant laws and regulations, we may face sanctions imposed by the tax authorities or other PRC governmental authorities.

Regulations Related to M&A and Overseas Listings

        In 2006, six PRC regulatory agencies, including the CSRC, jointly adopted the M&A Rules, amended in 2009. The M&A Rules purport, among other things, to require an offshore special purpose vehicles controlled by PRC companies or individuals and formed for overseas listing purposes through acquisitions of PRC domestic interest held by such PRC companies or individuals, to obtain the approval from the CSRC prior to publicly listing their securities on an overseas stock exchange. In 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted to it by the offshore special purpose vehicle seeking CSRC approval of its overseas listing. While the application of the M&A Rules remains unclear, our PRC counsel has advised us that based on its understanding of current PRC laws, rules and regulations and the M&A Rules, prior approval from the CSRC is not required under the M&A Rules for the listing and trading of our ADSs given that (i) our PRC subsidiaries were directly established by us as wholly foreign-owned enterprises and we have not acquired any equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules that are our beneficial owners after the effective date of the M&A Rules, and (ii) no provision in the M&A Rules clearly classifies the contractual arrangements as a type of transaction subject to the M&A Rules.

        However, our PRC counsel has further advised us that uncertainties still exist as to how the M&A Rules will be interpreted and implemented and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. If the CSRC or other PRC regulatory agencies subsequently determine that prior CSRC approval was required, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. See "Risk Factors—Risks Related to Our ADSs and This Offering—The approval of the CSRC may be required in connection with this offering under PRC law."

        The M&A Rules also establish procedures and requirements that could make some acquisitions of PRC companies by foreign investors more time-consuming and complex, including requirements in some instances that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. In addition, the Rules on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors issued by MOFCOM in 2011 specify that mergers and acquisitions by foreign investors that raise "national defense and security" concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise "national security" concerns are subject to strict review by MOFCOM, and prohibit any activities attempting to bypass such security review, including by structuring the transaction through a proxy or contractual control arrangement. See "Risk Factors—Risks Related to Doing Business in China—China's M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of PRC companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China."

MANAGEMENT

Directors and Executive Officers

        The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Rui Chen	40	Chairman of the Board of Directors and Chief Executive Officer
Yi Xu	28	Founder, Director and President
Ni Li	32	Vice Chairman of the Board of Directors and Chief Operating Officer
Ruigang Li*	48	Director
Lijun Lin*	44	Director
Chen Tong*	32	Director
Wenji Jin*	45	Director
JP Gan	46	Independent Director
Eric He**	57	Independent Director Appointee
Xin Fan	38	Chief Financial Officer
Feng Zhang	39	Vice President
Yang Liu	43	Vice President
Kai Qu	38	Vice President
Yao Liu	42	Vice President
Ming Hsien Chan	39	Vice President

*
Each of these directors will resign from our board of directors effective and conditional upon the completion of this offering.

**
Mr. He has accepted our appointment to be a director of our company, effective upon the SEC's declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

        Rui Chen has served as chairman of our board of directors and our chief executive officer since November 2014. Mr. Chen is a serial entrepreneur and has over 15 years of experience in the internet and technology-related industries in China. Prior to joining us, he co-founded Cheetah Mobile (NYSE: CMCM), a leading mobile internet company in China. In 2008, Mr. Chen founded Beike Internet Security Co., Ltd. and served as its chief executive officer from 2008 to 2010. Prior to that, Mr. Chen served as general manager of internet security research and development at Kingsoft (HK: 3888), a leading software and internet service company in China, from 2001 to 2008. In 2016, Mr. Chen was named by Fortune as one of China's "40 Under 40," a list of the most influential people in business under the age of 40 in China. Mr. Chen received his bachelor's degree from Chengdu University of Information Technology in 2001.

        Yi Xu founded our website in 2009 and has served as our director and president since December 2013. Mr. Xu has been an opinion leader in our communities since the inception of our company and led the prosperity of our community culture among users. Mr. Xu received his associate degree from Beijing University of Posts and Telecommunications in 2010.

        Ni Li has served as our chief operating officer since November 2014 and vice chairman of our board of directors since January 2015. Ms. Li oversees our platform operations, sales and commercial cooperations, content ecosystem partnership, and strategic planning and investments. Prior to joining our company, Ms. Li was in charge of human resources operations at Cheetah Mobile from 2012 to 2014. Prior to that, Ms. Li founded Goalcareer, a provider of consulting services to companies in the technology, media and telecommunication sector, and served as its chief executive officer from 2008 to 2012. Ms. Li received her bachelor's degree in law from Lingnan Normal University in 2008.

        Ruigang Li has served as our director since May 2017. Mr. Li has had extensive experience in the media and entertainment industry over the last twenty years. He is the founding chairman and chief executive officer of CMC Holdings and CMC Capital Partners, collectively known as CMC, a leading investor and operator in the media and entertainment, internet and technology, and lifestyle and consumer sectors in China and global markets. Prior to that, Mr. Li was the chairman and chief executive officer of Shanghai Media Group which he successfully transformed from a province-level broadcaster into China's leading media conglomerate with diversified media assets of national market coverage. Mr. Li started his career in broadcast journalism as a reporter, and then a producer at Shanghai TV Station. Mr. Li received his bachelor's and master's degree in journalism from Fudan University. Mr. Li was nominated to be our director by CMC Beacon Holdings, a subsidiary of CMC Holdings pursuant to a shareholders' agreement we entered into with our shareholders.

        Lijun Lin has served as our director since May 2016. Mr. Lin is the founder and currently serves as the managing partner of Loyal Valley Capital, an investment institution focusing on investing in entrepreneurship and innovation. Prior to that, Mr. Lin founded China Universal Asset Management Co., Ltd. in 2004, and served as its president from April 2004 to April 2015. Mr. Lin previously also served as a manager at State Street Corp. and an assistant to president at the listing department of the Shanghai Stock Exchange. Mr. Lin currently serves as a board member of several private companies. Mr. Lin received his bachelor's degree in world economy from Fudan University in 1997 and received his MBA from Harvard Business School in 2002. Mr. Lin was nominated to be our director by Loyal Valley Capital pursuant to a shareholders' agreement we entered into with our shareholders.

        Chen Tong has served as our director since May 2016. Mr. Tong is a principal at IDG Capital, a global network of private equity and venture capital firms, mainly focusing on the internet and mobile internet industry. Prior to joining IDG Capital, he had one year of entrepreneurial experience and served as director of product management at Axdia International GmbH, a Germany-based company that manufactures IT and consumer electronics. Mr. Tong currently serves as a board member of several private internet and technology companies based in China. Mr. Tong received his bachelor's degree in information security from Tongji University in 2008 and his master's degree in media information from the University of Aachen in Germany in 2010. Mr. Tong was nominated to be our director by IDG-Accel China Growth Fund III pursuant to a shareholders' agreement we entered into with our shareholders.

        Wenji Jin has served as our director since May 2016. Mr. Jin is a managing director at Legend Capital, an investment company focusing on innovation and growth enterprises in the technology, media and telecommunication sector in China. Mr. Jin has held various positions in Legend Capital since 2007. Prior to joining Legend Capital, Mr. Jin served as a senior manager in the software development department at Synopsys (Nasdaq: SNPS). Mr. Jin received his bachelor's degree from University of Science and Technology of China and his master's degree from Louisiana State University. Mr. Jin was nominated to be our director by Legend Capital pursuant to a shareholders' agreement we entered into with our shareholders.

        JP Gan has served as our director since January 2015. Mr. Gan has been a managing partner of Qiming Venture Partners since 2006. From 2005 to 2006, Mr. Gan was the chief financial officer of KongZhong Corporation, a wireless internet company. Prior to joining KongZhong, Mr. Gan was a director of The Carlyle Group responsible for venture capital investments in the Greater China region from 2000 to 2005. Mr. Gan is also an independent director of Ctrip (Nasdaq: CTRP). Mr. Gan received his bachelor's degree in business administration from the University of Iowa in 1994 and his MBA degree from the University of Chicago Booth School of Business in 1999. Mr. Gan was

nominated to be our director by Qiming Venture Partners pursuant to a shareholders' agreement we entered into with our shareholders.

        Eric He will serve as our director commencing from the SEC's declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. He currently also serves as an independent director of 51job (Nasdaq: JOBS). Mr. He had served as chief financial officer of YY Inc. (Nasdaq: YY) from August 2011 to April 2017. Prior to that, Mr. He served as chief financial officer of Giant Interactive Group, Inc. from March 2007 to August 2011. He served as chief strategy officer of Ninetowns Internet Technology Group from 2004 to 2007. From 2002 to 2004, he served as a private equity investment director for AIG Global Investment Corp (Asia) Ltd. Mr. He received a bachelor's degree in accounting from National Taipei University and an MBA degree from the Wharton School of Business at the University of Pennsylvania. Mr. He is a Certified Public Accountant and Chartered Financial Analyst in the United States.

        Xin Fan has served as our chief financial officer since September 2017. Prior to that, Mr. Fan served as our vice president of finance since April 2016. Before joining our company, Mr. Fan served as a finance director at NetEase (Nasdaq: NTES) from 2011 to 2016. Prior to 2011, Mr. Fan held various positions at KPMG Huazhen for an aggregate of eight years and served as a senior manager there from 2008 to 2011. Mr. Fan received his bachelor's degree in international accounting from Shanghai University of Finance and Economics in 2001. Mr. Fan is a regular member of the American Institute of Certified Public Accountants and a certified public accountant in China. He also holds licenses as chartered global management accountant and chartered certified accountant in the United Kingdom.

        Feng Zhang has served as our vice president of game and PUG video operations since April 2016. Prior to joining our company, Mr. Zhang served as a vice president at Chukong Technologies, an international mobile entertainment platform company based in China, from 2014 to 2016. From 2011 to 2014, Mr. Zhang served as general manager of gaming business at Sogou (NYSE: SOGO), where he oversaw Sogou's online gaming business. Prior to that, Mr. Zhang served as associate director of game operations center at Renren (NYSE: RENN) since 2008. From 2006 to 2008, Mr. Zhang served as marketing manager at Kingsoft. Mr. Zhang received his bachelor's degree in automobile manufacturing from China Agricultural University in 2001.

        Yang Liu has served as our vice president of technology since September 2017. Prior to joining our company, Mr. Liu served as an executive director at Baidu (Nasdaq: BIDU), where he oversaw Baidu's cloud business from 2014 to 2017, and managed Baidu's search ads engineering from 2010 to 2014. From 2006 to 2010, Mr. Liu served as a staff engineer at Google (Nasdaq: GOOG), where he was a tech lead for Google AdSense. Prior to that, Mr. Liu served as a staff engineer at Sybase, an enterprise software and services company, from 2004 to 2006, where he was a tech lead for Sybase's development of integrated development environment. Mr. Liu received his bachelor's degree and master's degree in engineering from Shanghai Jiao Tong University in 1997 and 2000, respectively.

        Kai Qu has served as our vice president of user experience since October 2014. Prior to joining our company, Mr. Qu served as a general manager of UCWeb browser and product partner at UCWeb Inc., a PRC mobile internet company that offers mobile browser-related products and services, since 2009, where he was responsible for the design of user interface for UCWeb's products. From 2005 and 2008, Mr. Qu served as design director of mobile multi-media lab at Orange, formerly known as France Telecom. Prior to that, Mr. Qu served as a user interface designer and manager of online gaming department at Kingsoft. Mr. Qu received his bachelor's degree in industrial design from Shenyang Institute of Technology in 2001.

        Yao Liu has served as our vice president of commercial operations since September 2017. Prior to joining our company, Mr. Liu held various senior positions at Tencent (HK: 0700) from 2007 to 2017, including general manager of online media products, general manager of advertising products and general manager of media yield management. From 2001 to 2007, Mr. Liu served as an operations director at Ogilvy and Guangdong Advertising Group, where he provided operational support and digital media marketing services to key accounts such as IBM, Audi and China Telecom. Mr. Liu received his bachelor's degree in industrial design from Beijing Institute of Technology in 1998.

        Ming Hsien Chan has served as our vice president of animation production since July 2016. Prior to joining our company, Mr. Chan served as the chief executive officer of Children's Playground Entertainment Inc., an anime production company we acquired in 2016. From 2001 to 2007, Mr. Chan held various positions at Hong Ying Universe, a leading anime production company in China, where his responsibilities included storyline development, budget planning and project management. Mr. Chan received his bachelor's degree in business administration from Capilano University in Canada in 2001.

Board of Directors

        Our board of directors will consist of five directors upon the completion of this offering. A director is not required to hold any shares in our company by way of qualification. A director may vote with respect to any contract, proposed contract or arrangement in which he is materially interested provided (a) such director, if his interest in such contract or arrangement is material, has declared the nature of his interest at the earliest meeting of the board at which it is practicable for him to do so, either specifically or by way of a general notice and (b) if such contract or arrangement is a transaction with a related party, such transaction has been approved by the audit committee. The directors may exercise all the powers of the company to borrow money, mortgage its undertaking, property and uncalled capital, and issue debentures or other securities whenever money is borrowed or as security for any obligation of the company or of any third party. None of our non-executive directors has a service contract with us that provides for benefits upon termination of service.

Committees of the Board of Directors

        We will establish three committees under the board of directors immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part: an audit committee, a compensation committee and a nominating and corporate governance committee. We have adopted a charter for each of the three committees. Each committee's members and functions are described below.

        Audit Committee. Our audit committee will consist of Eric He, JP Gan and Ni Li. Eric He will be the chairman of our audit committee. We have determined that Eric He and JP Gan each satisfies the "independence" requirements of Rule 5605(c)(2) of the Nasdaq Stock Market Rules and meet the independence standards under Rule 10A-3 under the Exchange Act, as amended. We have determined that Eric He qualifies as an "audit committee financial expert." The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

  •
  appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

  •
  reviewing with the independent auditors any audit problems or difficulties and management's response;

  •
  discussing the annual audited financial statements with management and the independent auditors;

  •
  reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

  •
  reviewing and approving all proposed related party transactions;

  •
  meeting separately and periodically with management and the independent auditors; and

  •
  monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

        Compensation Committee.    Our compensation committee will consist of JP Gan, Eric He and Ni Li. JP Gan will be the chairman of our compensation committee. We have determined that JP Gan and Eric He each satisfies the "independence" requirements of Rule 5605(a)(2) of the Nasdaq Stock Market Rules. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

  •
  reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

  •
  reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

  •
  reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

  •
  selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person's independence from management.

        Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee will consist of JP Gan, Eric He and Ni Li. JP Gan will be the chairman of our nominating and corporate governance committee. JP Gan and Eric He each satisfies the "independence" requirements of Rule 5605(a)(2) of the Nasdaq Stock Market Rules. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

  •
  selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

  •
  reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

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  making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

  •
  advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

        Under Cayman Islands law, our directors have a duty to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association and the class rights vested thereunder in the holders of the shares. A shareholder may in certain circumstances have rights to damages if a duty owed by the directors is breached.

        Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

  •
  convening shareholders' annual general meetings and reporting its work to shareholders at such meetings;

  •
  declaring dividends and distributions;

  •
  appointing officers and determining the term of office of the officers;

  •
  exercising the borrowing powers of our company and mortgaging the property of our company; and

  •
  approving the transfer of shares in our company, including the registration of such shares in our share register.

Terms of Directors and Officers

        Our officers are elected by and serve at the discretion of the board of directors. Our directors are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution of the shareholders or by the board. A director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; or (ii) is found by our company to be or becomes of unsound mind.

Employment Agreements and Indemnification Agreements

        We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for a specified time period. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. We may also terminate an executive officer's employment without cause upon three-month advance written notice. In such case of termination by us, we will provide severance payments to the executive officer as expressly required by applicable law of the jurisdiction where the executive officer is based. The executive officer may resign at any time with a three-month advance written notice.

        Each executive officer has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our clients or prospective clients, or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. The executive officers have also agreed to disclose in confidence to us all inventions, designs and trade secrets which they conceive, develop or reduce to practice during the executive officer's employment with us and to assign all right, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

        In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and typically for one year following the last date of employment. Specifically, each executive officer has agreed not to (i) approach our suppliers, clients, customers or contacts or other persons or entities introduced to the executive officer in his or her capacity as a representative of us for the purpose of doing business with such persons or entities that will harm our business relationships with these persons or entities; (ii) assume employment with or provide services to any of our competitors, or engage, whether as principal, partner, licensor or otherwise, any of our competitors, without our express consent; or (iii) seek directly or indirectly, to solicit the services of any of our employees who is employed by us on or after the date of the executive officer's termination, or in the year preceding such termination, without our express consent.

        We have also entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Compensation of Directors and Executive Officers

        For the fiscal year ended December 31, 2017, we paid an aggregate of approximately RMB4.6 million (US$0.7 million) in cash to our executive officers, and we did not pay any compensation to our non-executive directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. Our PRC subsidiaries and VIEs are required by law to make contributions equal to certain percentages of each employee's salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

Global Share Incentive Plan

        In November 2014, our board of directors approved a global share incentive plan, which we refer to as the Global Share Plan, to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants and promote the success of our business. As of the date of this prospectus, the maximum aggregate number of ordinary shares which may be issued pursuant to all awards under the Global Share Plan is 19,880,315 ordinary shares, subject to amendment. As of the date of this prospectus, awards to purchase 19,364,209 ordinary shares under the Global Share Plan have been granted and outstanding, excluding awards that were forfeited or cancelled after the relevant grant dates.

        The following paragraphs describe the principal terms of the Global Share Plan.

        Types of awards.    The Global Share Plan permits the awards of options, restricted shares, restricted share units or any other type of awards approved by the plan administrator.

        Plan administration.    Our chairman of the board of directors or a committee of one or more members of the board of directors will administer the Global Share Plan. The chairman or the committee, as applicable, will determine the participants to receive awards, the type and number of awards to be granted to each participant, and the terms and conditions of each award. The full board of directors will conduct the general administration of the Global Share Plan if required by applicable laws and with respect to awards granted to the chairman of the board of directors, the committee members (if applicable), independent directors and executive officers of our company.

        Award agreement.    Awards granted under the Global Share Plan are evidenced by an award agreement that sets forth terms, conditions and limitations for each award, which may include the term of the award, the provisions applicable in the event that the grantee's employment or service terminates, and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind the award.

        Eligibility.    We may grant awards to our employees, directors and consultants of our company.

        Vesting schedule.    In general, the plan administrator determines the vesting schedule, which is specified in the relevant award agreement.

        Exercise of options.    The plan administrator determines the exercise price for each award, which is stated in the award agreement. The vested portion of option will expire if not exercised prior to the time as the plan administrator determines at the time of its grant. However, the maximum exercisable term is ten years from the date of a grant.

        Transfer restrictions.    Awards may not be transferred in any manner by the participant other than in accordance with the exceptions provided in the Global Share Plan or the relevant award agreement or otherwise determined by the plan administrator, such as transfers by will or the laws of descent and distribution.

        Termination and amendment of the Global Share Plan.    Unless terminated earlier, the Global Share Plan has a term of ten years. The plan administrator has the authority to terminate, amend or modify the plan. Except with respect to amendments made by the plan administrator, no termination, amendment or modification may adversely affect in any material way any awards previously granted pursuant to the Global Share Plan unless agreed by the participant.

        The following table summarizes, as of the date of this prospectus, the options granted under the Global Share Plan to several of our executive officers, excluding awards that were forfeited or cancelled after the relevant grant dates.

Name	Ordinary Shares Underlying Options Awarded	Exercise Price (US$/Share)	Date of Grant	Date of Expiration
Rui Chen	—
Yi Xu	—
Ni Li	*	Nominal	September 1, 2016	September 1, 2022
Xin Fan	*	Nominal	April 18, 2016	April 18, 2022
	*	Nominal	April 17, 2017	April 17, 2023
	*	Nominal	September 10, 2017	September 10, 2023
Feng Zhang	*	Nominal	March 8, 2016	March 8, 2022
	*	Nominal	January 1, 2017	January 1, 2023
	*	Nominal	September 10, 2017	September 10, 2023
Yang Liu	*	Nominal	September 30, 2017	September 30, 2023
Kai Qu	*	Nominal	October 8, 2014	October 8, 2020
Yao Liu	*	Nominal	September 30, 2017	September 30, 2023
Other grantees	11,114,209	Nominal	July 28, 2014 to December 10, 2017	From July 28, 2020 to December 10, 2023

Total	19,364,209

Note:

*
Less than 1% of our total outstanding shares.

2018 Share Incentive Plan

        In February 2018, our shareholders and board of directors adopted the 2018 Share Incentive Plan, which we refer to as the 2018 Plan in this prospectus, to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants and promote the success of our business. The maximum aggregate number of shares which may be issued pursuant to all awards under the 2018 Plan is 2.5% of the total number of the outstanding ordinary shares immediately after this offering. As of the date of this prospectus, no award has been granted under the 2018 Plan.

        The following paragraphs describe the principal terms of the 2018 Plan.

        Types of Awards.    The 2018 Plan permits the awards of options, restricted shares, restricted share units or any other type of awards approved by the plan administrator.

        Plan Administration.    Our board of directors or a committee of one or more members of the board of directors will administer the 2018 Plan. The committee or the full board of directors, as applicable, will determine the participants to receive awards, the type and number of awards to be granted to each participant, and the terms and conditions of each award.

        Award Agreement.    Awards granted under the 2018 Plan are evidenced by an award agreement that sets forth terms, conditions and limitations for each award, which may include the term of the award, the provisions applicable in the event that the grantee's employment or service terminates, and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind the award.

        Eligibility.    We may grant awards to our employees, directors and consultants of our company. However, we may grant options that are intended to qualify as incentive share options only to our employees and employees of our parent companies and subsidiaries.

        Vesting Schedule.    In general, the plan administrator determines the vesting schedule, which is specified in the relevant award agreement.

        Exercise of Options.    The plan administrator determines the exercise price for each award, which is stated in the award agreement. The vested portion of option will expire if not exercised prior to the time as the plan administrator determines at the time of its grant. However, the maximum exercisable term is ten years from the date of a grant.

        Transfer Restrictions.    Awards may not be transferred in any manner by the recipient other than in accordance with the exceptions provided in the 2018 Plan, such as transfers by will or the laws of descent and distribution.

        Termination and Amendment of the 2018 Plan.    Unless terminated earlier, the 2018 Plan has a term of ten years. Our board of directors has the authority to amend or terminate the plan. However, no such action may adversely affect in any material way any awards previously granted unless agreed by the recipient.

Equity Incentive Trusts

        Bilibili Inc. Global Share Incentive Trust and Bilibili Inc. Special Share Incentive Trust, which we collectively refer to as the Equity Incentive Trusts, were established under their respective trust deeds, each dated November 28, 2017, between us and Ark Trust (Hong Kong) Limited, or Ark Trust, as trustee of each of the Equity Incentive Trusts. Through the Equity Incentive Trusts, our ordinary shares and other rights and interests under awards granted pursuant to our Global Share Plan may be provided to certain of recipients of equity awards. As of the date of this prospectus, the participants in the Equity Incentive Trusts include our employees and certain of our executive officers.

        Participants in the Equity Incentive Trusts transfer their equity awards to Ark Trust to be held for their benefit. Upon satisfaction of vesting conditions and request by grant recipients, Ark Trust will exercise the equity awards and transfer the relevant ordinary shares and other rights and interest under the equity awards to the relevant grant recipients with the consent of the trust administrator. Each of the trust deeds provides that Ark Trust shall not exercise the voting rights attached to such ordinary shares unless otherwise directed by the trust administrator, which is an authorized representative of our company.

PRINCIPAL SHAREHOLDERS

        Except as specifically noted, the following table sets forth information with respect to the beneficial ownership of our ordinary shares as of the date of this prospectus by:

  •
  each of our directors and executive officers; and

  •
  each person known to us to own beneficially more than 5% of our ordinary shares.

        The calculations in the table below are based on 236,482,784 ordinary shares on a pro forma basis outstanding as of the date of this prospectus, and 85,364,814 Class Y ordinary shares and 193,117,970 Class Z ordinary shares outstanding immediately after the completion of this offering, assuming the underwriters do not exercise their over-allotment option.

        Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

			Ordinary Shares Beneficially Owned After This Offering
	Ordinary Shares Beneficially Owned Prior to This Offering
					Total Ordinary Shares on an as- Converted Basis
							% of Aggregate Voting Power†
			Class Y Ordinary Shares	Class Z Ordinary Shares		% of Beneficial Ownership
	Number	%
Directors and Executive Officers**:
Rui Chen(1)	50,828,431	21.5%	47,299,006	3,529,425	50,828,431	18.3%	45.5%
Yi Xu(2)	30,865,808	13.1%	30,865,808	—	30,865,808	11.1%	29.5%
Ni Li(3)	9,000,000	3.8%	7,200,000	1,800,000	9,000,000	3.2%	7.0%
Ruigang Li(4)	30,183,974	12.8%	—	30,183,974	30,183,974	10.8%	2.9%
Lijun Lin(5)	21,353,524	9.0%	—	21,353,524	21,353,524	7.7%	2.0%
Chen Tong(6)	—	—	—	—	—	—	—
Wenji Jin(7)	—	—	—	—	—	—	—
JP Gan(8)	11,474,689	4.9%	—	11,474,689	11,474,689	4.1%	1.1%
Eric He***	—	—	—	—	—	—	—
Xin Fan	*	*	—	*	*	*	*
Feng Zhang	*	*	—	*	*	*	*
Yang Liu	—	—	—	—	—	—	—
Kai Qu	*	*	—	*	*	*	*
Yao Liu	—	—	—	—	—	—	—
Ming Hsien Chan	*	*	—	*	*	*	*
All Directors and Executive Officers as a Group	156,231,426	64.9%	85,364,814	70,866,612	156,231,426	55.2%	88.0%
Principal Shareholders:
Entities affiliated with Rui Chen(9)	50,828,431	21.5%	47,299,006	3,529,425	50,828,431	18.3%	45.5%
Kami Sama Limited(10)	30,865,808	13.1%	30,865,808	—	30,865,808	11.1%	29.5%
CMC Bullet Holdings Limited and CMC Beacon Holdings Limited(11)	30,183,974	12.8%	—	30,183,974	30,183,974	10.8%	2.9%
Loyal Valley Capital(12)	21,353,524	9.0%	—	21,353,524	21,353,524	7.7%	2.0%
IDG-Accel China Funds(13)	17,996,974	7.6%	—	17,996,974	17,996,974	6.5%	1.7%
Legend Capital(14)	14,032,447	5.9%	—	14,032,447	14,032,447	5.0%	1.3%
Tencent entities(15)	12,186,067	5.2%	—	12,186,067	12,186,067	4.4%	1.2%

Notes:

†
For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our Class Y and Class Z ordinary shares as a single class. Each holder of Class Z ordinary shares is entitled to one vote per share and each holder of our Class Y ordinary shares is entitled to ten votes per share on all matters submitted to them for a vote. Our Class Y ordinary shares and Class Z ordinary shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Our Class Y ordinary shares are convertible at any time by the holder thereof into Class Z ordinary shares on a one-for-one basis.

*
Less than 1% of our total outstanding shares.

**
Except as otherwise indicated below, the business address of our directors and executive officers is c/o Shanghai Hode Information Technology Co., Ltd., Building 3, Guozheng Center, No. 485 Zhengli Road, Yangpu District, Shanghai, People's Republic of China.

***
Mr. He has accepted our appointment to be a director of our company, effective upon the SEC's declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

†
For each person and group included in this column, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the total number of shares outstanding, which is 236,482,784 on an as-converted basis as of the date of this prospectus, and the number of shares such person or group has the right to acquire upon exercise of option, warrant or other right within 60 days after the date of this prospectus.

(1)
Represents (i) 27,362,118 Class A ordinary shares, 9,200,000 Class B ordinary shares, 7,500,000 Class C ordinary shares, 2,132,353 Class D ordinary shares and 1,104,535 Series C1 preferred shares directly held by Vanship Limited, a business company limited by shares incorporated in British Virgin Islands, (ii) 1,031,992 Series B preferred shares directly held by Grand Stream Fund L.P., a Cayman Islands exempted limited partnership, (iii) 133,945 Series C preferred shares directly held by Windforce Limited, a business company limited by shares incorporated in British Virgin Islands, and (iv) 1,520,000 Class A ordinary shares and 843,488 Series C1 preferred shares directly held by Fairy Chess Fund L.P. Vanship Limited is controlled by The Le Petit Prince Trust, a trust established under the laws of Cayman Islands and managed by TMF (Cayman) Ltd. as the trustee. Mr. Rui Chen is the settlor of The Le Petit Prince Trust, and Mr. Chen and his family members are the trust's beneficiaries. Under the terms of this trust, Mr. Chen has the power to direct the trustee with respect to the retention or disposal of, and the exercise of any voting and other rights attached to, the shares held by Vanship Limited in our company. The general partner of each of Grand Stream Fund L.P. and Fairy Chess Fund L.P. is Diamond Dust Limited, a Cayman Islands exempted company. Mr. Chen is a director of Diamond Dust Limited, and indirectly holds 100% equity interests in Diamond Dust Limited through Vanship Limited. Windforce Limited is controlled by Diamond Dust Limited, which in turn is controlled by Mr. Chen. All of the ordinary and preferred shares held by Vanship Limited will be automatically converted to (in the case of preferred shares) and redesignated as Class Y ordinary shares immediately prior to the completion of this offering. All of the other preferred shares set forth in this note will be automatically converted to and redesignated as Class Z ordinary shares immediately prior to the completion of this offering.

(2)
Represents 27,865,808 Class A ordinary shares and 3,000,000 Class B ordinary shares directly held by Kami Sama Limited, a business company limited by shares incorporated in British Virgin Islands. Kami Sama Limited is controlled by The Homur Trust, a trust established under the laws of Cayman Islands and managed by TMF (Cayman) Ltd. as the trustee. Mr. Yi Xu is the settlor of The Homur Trust, and Mr. Xu and his family members are the trust's beneficiaries. Under the terms of this trust, Mr. Xu has the power to direct the trustee with respect to the retention or disposal of, and the exercise of any voting and other rights attached to, the shares held by Kami Sama Limited in our company. All of the ordinary shares held by Kami Sama Limited will be redesignated as Class Y ordinary shares immediately prior to the completion of this offering.

(3)
Represents 4,800,000 Class A ordinary shares, 1,400,000 Class B ordinary shares, 1,000,000 Class C ordinary shares, options to purchase 1,500,000 Class Z ordinary shares directly held by Saber Lily Limited, a business company limited by shares incorporated in British Virgin Islands, and option to purchase 300,000 Class Z ordinary shares held by Ms. Ni Li. Saber Lily Limited is controlled by The Fortuna Trust, a trust established under the laws of Cayman Islands and managed by TMF (Cayman) Ltd. as the trustee. Ms. Li is the settlor of The Fortuna Trust, and Ms. Li and her family members are the trust's beneficiaries. Under the terms of this trust, Ms. Li has the power to direct the trustee with respect to the retention or disposal of, and the exercise of any voting and other rights attached to, the shares held by Saber Lily Limited in our company. All of the ordinary shares held by Saber Lily Limited will be redesignated as Class Y ordinary shares immediately prior to the completion of this offering.

(4)
Both CMC Bullet Holdings Limited and CMC Beacon Holdings Limited are ultimately controlled by Mr. Ruigang Li. Mr. Li disclaims beneficial ownership of the shares held by CMC Bullet Holdings Limited and CMC Beacon Holdings Limited, except to the extent of his pecuniary interests therein. The business address of Mr. Li is 35/F, HKRI Centre One, HKRI Taikoo Hui, 288 Shimen Road (No.1), Shanghai, People's Republic of China.

(5)
Mr. Lijun Lin is a director of LVC Super Unicorn Fund LP, which indirectly holds 100% of equity interests in both Sunrise View Investments Limited and Starry Concept Group Limited. The business address of Mr. Lin is No. 11 Building, No. 1257 Mingyue Road, Pudong New District, Shanghai, People's Republic of China.

(6)
The business address of Mr. Chen Tong is 6/F, Tower A, COFCO Plaza, No.8 Jianguomennei Ave., Dongcheng District, Beijing, People's Republic of China.

(7)
The business address of Mr. Wenji Jin is Room 3704-3707, Building 2, No. 1366, Nanjing West Road, Shanghai, People's Republic of China.

(8)
Represents (i) 10,592,518 Series B preferred shares and 530,953 Series C preferred shares directly held by Qiming Venture Partners IV, L.P., a Cayman Islands exempted limited partnership, and (ii) 334,453 Series B preferred shares and 16,765 Series C preferred shares directly held by Qiming Managing Directors Fund IV, L.P., a Cayman Islands exempted limited partnership. All of these preferred shares will be automatically converted to and redesignated as Class Z ordinary shares immediately prior to the completion of this offering. Both Qiming Venture Partners IV, L.P. and Qiming Managing

  Directors Fund IV, L.P. are ultimately controlled by Mr. JP Gan. Mr. Gan disclaims beneficial ownership of the shares held by Qiming Venture Partners IV, L.P. and Qiming Managing Directors Fund IV, L.P., except to the extent of his pecuniary interests therein. The business address of Mr. Gan is Suite 3901 Jinmao Tower, 88 Century Boulevard, Pudong New District, Shanghai, People's Republic of China.

(9)
Represents (i) 27,362,118 Class A ordinary shares, 9,200,000 Class B ordinary shares, 7,500,000 Class C ordinary shares, 2,132,353 Class D ordinary shares and 1,104,535 Series C1 preferred shares directly held by Vanship Limited, (ii) 1,031,992 Series B preferred shares directly held by Grand Stream Fund L.P., (iii) 133,945 Series C preferred shares directly held by Windforce Limited and (iv) 1,520,000 Class A ordinary shares and 843,488 Series C1 preferred shares directly held by Fairy Chess Fund L.P. The registered address of Vanship Limited is Start Chambers, Wickham's Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands. The registered address of Grand Stream Fund L.P. is Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite #5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands. The registered address of Windforce Limited is Start Chambers, Wickham's Cay II., P.O. Box 2221, Road Town, Tortola, British Virgin Islands. The registered address of Fairy Chess Fund L.P. is Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands. All of the ordinary and preferred shares held by Vanship Limited will be automatically converted to (in the case of preferred shares) and redesignated as Class Y ordinary shares immediately prior to the completion of this offering. All of the other preferred shares set forth in this note will be automatically converted to and redesignated as Class Z ordinary shares immediately prior to the completion of this offering.

(10)
Represents 27,865,808 Class A ordinary shares and 3,000,000 Class B ordinary shares directly held by Kami Sama Limited, a business company limited by shares incorporated in British Virgin Islands. The registered address of Kami Sama Limited is Start Chambers, Wickham's Cay II., P.O. Box 2221, Road Town, Tortola, British Virgin Islands. All of the ordinary shares held by Kami Sama Limited will be redesignated as Class Y ordinary shares immediately prior to the completion of this offering.

(11)
Represents (i) 6,191,950 Series B preferred shares and 730,291 Series C preferred shares directly held by CMC Bullet Holdings Limited, a Cayman Islands limited company, and (ii) 11,345,786 Series D1 preferred shares and 11,915,947 Series D2 preferred shares directly held by CMC Beacon Holdings Limited, a Cayman Islands limited company. All of these preferred shares will be automatically converted to and redesignated as Class Z ordinary shares immediately prior to the completion of this offering. Both CMC Bullet Holdings Limited and CMC Beacon Holdings Limited are ultimately controlled by Mr. Ruigang Li. The registered address of each of CMC Bullet Holdings Limited and CMC Beacon Holdings Limited is 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands.

(12)
Represents (i) 10,676,762 Series C1 preferred shares directly held by Sunrise View Investments Limited, a business company limited by shares incorporated in British Virgin Islands, and (ii) 10,676,762 Series C1 preferred shares directly held by Starry Concept Group Limited, a business company limited by shares incorporated in British Virgin Islands. All of these preferred shares will be automatically converted to and redesignated as Class Z ordinary shares immediately prior to the completion of this offering. Sunrise View Investments Limited and Starry Concept Group Limited are collectively referred to as Loyal Valley Capital. Both Sunrise View Investments Limited and Starry Concept Group Limited are wholly owned indirectly by LVC Super Unicorn Fund LP, a Cayman Islands exempted limited partnership, which is controlled by Mr. Lijun Lin, its director. The registered address of each of Sunrise View Investments Limited and Starry Concept Group Limited is P.O Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

(13)
Represents (i) 6,609,905 Series A preferred shares, 7,690,118 Series A+ preferred shares and 2,505,552 Series B preferred shares directly held by IDG-Accel China Growth Fund III L.P., a Cayman Islands exempted limited partnership, and (ii) 468,597 Series A preferred shares, 545,176 Series A+ preferred shares and 177,626 Series B preferred shares directly held by IDG-Accel China III Investors L.P., a Cayman Islands exempted limited partnership. All of these preferred shares will be automatically converted to and redesignated as Class Z ordinary shares immediately prior to the completion of this offering. IDG-Accel China Growth Fund III L.P. and IDG-Accel China III Investors L.P. are collectively referred to as IDG-Accel China Funds. The general partner of IDG-Accel China Growth Fund III L.P. is IDG-Accel China Growth Fund III Associates, L.P., which in turn is controlled by IDG-Accel China Growth Fund GP III Associates Ltd., a Cayman Islands limited company. The general partner of IDG-Accel China III Investors L.P. is IDG-Accel China Growth Fund GP III Associates Ltd. IDG-Accel China Growth Fund GP III Associates Ltd. is controlled by Mr. Quan Zhou and Mr. Chi Sing Ho, its two board members. The registered address of each of IDG-Accel China Growth Fund III L.P. and IDG-Accel China III Investors L.P. is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9908, Cayman Islands.

(14)
Represents (i) 4,313,307 Series C1 preferred shares, 1,154,643 Series D1 preferred shares and 1,212,667 Series D2 preferred shares directly held by Cheerford Limited, a business company limited by shares incorporated in British Virgin Islands, and (ii) 7,351,830 Series C1 preferred shares directly held by Blissful Day Limited, a business company limited by shares incorporated in British Virgin Islands. All of these preferred shares will be automatically converted to and redesignated as Class Z ordinary shares immediately prior to the completion of this offering. Cheerford Limited and Blissful Day Limited are collectively referred to as Legend Capital. Both of Cheerford Limited and Blissful Day Limited are ultimately controlled by Legend Capital Management Co., Ltd., a PRC limited company. The registered address of each of Cheerford Limited and Blissful Day Limited is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

(15)
Represents (i) 10,954,357 Series C preferred shares directly held by OPH B Limited, a company limited by shares incorporated in British Virgin Islands, and (ii) 600,760 Series D1 preferred shares and 630,950 Series D2 preferred shares directly held by Tencent Mobility Limited, a limited company incorporated in Hong Kong. All of these preferred shares will be automatically converted to and redesignated as Class Z ordinary shares immediately prior to the completion of this offering. OPH B Limited and Tencent Mobility Limited are investing entities ultimately controlled by Tencent Holdings

  Limited, and are collectively referred to as Tencent entities. The registered address of OPH B Limited is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. The registered address of Tencent Mobility Limited is 27/F, Three Pacific Place, No.1 Queen's Road East, Wanchai, Hong Kong.

        As of the date of this prospectus, none of our ordinary shares or preferred shares are held by record holder in the United States.

        The ADSs that we issue in this offering will represent Class Z ordinary shares.

        We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company. See "Description of Share Capital—History of Securities Issuances" for historical changes in our shareholding structure.

 RELATED PARTY TRANSACTIONS

Contractual Arrangements with Our VIEs and Their Respective Shareholders

        See "Corporate History and Structure."

Private Placements

        See "Description of Share Capital—History of Securities Issuances."

Shareholders Agreement

        See "Description of Share Capital—History of Securities Issuances—Shareholders Agreement."

Employment Agreements and Indemnification Agreements

        See "Management—Employment Agreements and Indemnification Agreements."

Share Incentive Plan

        See "Management—Global Share Incentive Plan."

Other Related Party Transactions

        In 2017, we spun-off our offline events-related business by distributing 100% of our interests in certain PRC entities that operated such business to our existing shareholders. As of December 31, 2017, the amount due from the spun-off entities was RMB6.9 million, which primarily consisted of RMB6.0 million of working capital support provided by us prior to the distribution. As of December 31, 2017, the amount due to the spun-off entities was RMB5.7 million, which relates to the advertising services provided to us by the spun-off entities after the distribution. Following the spinoff transaction, we also disposed several long-term investments to the spun-off entities for a consideration of RMB12.8 million, which was the carrying value of these investments as of the date of the disposition. We have received and expect to continue to receive certain services from the spun-off entities on an arm's length basis.

        In December 2017, we granted interest-free loans of RMB15.2 million and RMB7.6 million to Mr. Rui Chen and Mr. Yi Xu, respectively. The loans were subsequently repaid by Mr. Yi Xu in January 2018 and expected to be repaid by Mr. Rui Chen in early March 2018.

        In December 2017, to focus our efforts and resources on our core businesses, our board of directors approved a transfer of several equity investments to an investment fund to be established by certain of our existing shareholders and management team members. In February 2018, our existing shareholders executed a unanimous written consent that approved this transfer. Shanghai Hode is expected to subscribe for certain partnership interest in this investment fund. The equity investments to be transferred are investments in privately held companies' preferred shares with no readily determinable fair value. These investments are measured at cost and currently categorized as long-term investments in our consolidated balance sheet. The consideration of the transfer is expected to be approximately RMB500.0 million in cash, which represents a premium of approximately RMB53.7 million over the carrying value of these investments.

        In 2016, we granted a one-year interest-free loan of RMB5.0 million to Mr. Rui Chen. The loan was fully repaid in 2017.

        In 2016, we acquired 100% equity interests in Beijing Huarenyidian Technology Co., Ltd. to enhance our research and development capabilities. Since Mr. Rui Chen was a minority shareholder of this company, we acquired the 7% equity interest beneficially held by him for RMB4.2 million.

 DESCRIPTION OF SHARE CAPITAL

        We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association and the Companies Law (2016 Revision) of the Cayman Islands, which we refer to as the Companies Law below.

        As of the date of this prospectus, our authorized share capital is US$50,000.00 divided into 500,000,000 shares, par value of US$0.0001 each, of which (i) 332,854,142 shares are designated as Class A ordinary shares; (ii) 13,600,000 shares are designated as Class B ordinary shares, (iii) 8,500,000 shares are designated as Class C ordinary shares; (iv) 2,132,353 shares are designated as Class D ordinary shares; (v) 7,078,502 shares are designated as Series A preferred shares; (vi) 14,643,281 shares are designated as Series A+ preferred shares; (vii) 22,794,876 shares are designated as Series B preferred shares; (viii) 27,996,184 shares are designated as Series C preferred shares; (ix) 42,585,304 shares are designated as Series C1 preferred shares, (x) 954,605 shares are designated as Series C2 preferred shares; (xi) 13,101,189 shares are designated as Series D1 preferred shares, and (xii) 13,759,564 shares are designated as Series D2 preferred shares. As of the date of this prospectus, 69,336,926 Class A ordinary shares, 13,600,000 Class B ordinary shares, 8,500,000 Class C ordinary shares, 2,132,353 Class D ordinary shares, 7,078,502 Series A preferred shares, 14,643,281 Series A+ preferred shares, 22,794,876 Series B preferred shares, 27,996,184 Series C preferred shares, 42,585,304 Series C1 preferred shares, 954,605 Series C2 preferred shares, 13,101,189 Series D1 preferred shares and 13,759,564 Series D2 preferred shares are issued and outstanding.

        Immediately prior to the completion of this offering, our authorised share capital will be changed into US$1,000,000 divided into 10,000,000,000 shares comprising of (i) 100,000,000 Class Y ordinary shares of a par value of US$0.0001 each, (ii) 9,800,000,000 Class Z ordinary shares of a par value of US$0.0001 each and (iii) 100,000,000 shares of a par value of US$0.0001 each. We will have 85,364,814 Class Y ordinary shares issued and outstanding, and 193,117,970 Class Z ordinary shares issued and outstanding, assuming the underwriters do not exercise the over-allotment option. All of our shares issued and outstanding prior to the completion of the offering are and will be fully paid, and all of our shares to be issued in the offering will be issued as fully paid.

Our Post-Offering Memorandum and Articles

        We have adopted a sixth amended and restated memorandum and articles of association, which will become effective and replace our current fifth amended and restated memorandum and articles of association in its entirety immediately prior to the completion of this offering. The following are summaries of material provisions of the post-offering amended and restated memorandum and articles of association that we have adopted and of the Companies Law, insofar as they relate to the material terms of our ordinary shares.

        Objects of Our Company.    Under our post-offering amended and restated memorandum and articles of association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

        Ordinary Shares.    Our ordinary shares are divided into Class Y ordinary shares and Class Z ordinary shares. Holders of our Class Y ordinary shares and Class Z ordinary shares will have the same rights except for voting and conversion rights. Each Class Z Ordinary Share shall entitle the holder thereof to one (1) vote on all matters subject to vote at our general meetings, and each Class Y ordinary share shall entitle the holder thereof to ten (10) votes on all matters subject to vote at our general meetings. Our ordinary shares are issued in registered form and are issued when registered in our register of members.

        Conversion.    Each Class Y ordinary share is convertible into one Class Z ordinary share at any time by the holder thereof. Class Z ordinary shares are not convertible into Class Y ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of Class Y ordinary shares by a holder thereof to any person other than Rui Chen, Yi Xu and Ni Li or any entity which is not ultimately controlled by any of Rui Chen, Yi Xu or Ni Li, such Class Y ordinary shares shall be automatically and immediately converted into the same number of Class Z ordinary shares.

        Dividends.    The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. Our post-offering amended and restated articles of association provide that dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our board of directors determine is no longer needed. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Law. Under the laws of the Cayman islands, our company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

        Voting Rights.    Holders of our ordinary shares have the right to receive notice of, attend, speak and vote at general meetings of our company. Each holder of Class Z ordinary shares is entitled to one vote per share and each holder of our Class Y ordinary shares is entitled to ten votes per share on all matters submitted to them for a vote. Our Class Y ordinary shares and Class Z ordinary shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman.

        A quorum required for a meeting of shareholders consists of one or more shareholders holding not less than one-third of all paid up voting share capital of our company present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Advance notice of at least ten calendar days is required for the convening of our annual general meeting and other shareholders meetings.

        An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting. A special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the outstanding shares at a meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Law and our post-offering amended and restated memorandum and articles of association. A special resolution will be required for important matters such as a change of name or making changes that will affect the rights, preferences, privileges or powers of the preferred shareholders.

        General Meetings of Shareholders.    As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders' annual general meetings. Our post-offering memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

        Shareholders' general meetings may be convened by the chairman or a majority of our board of directors. Advance notice of at least ten (10) calendar days is required for the convening of our annual general shareholders' meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of at least one shareholder present or by proxy, representing not less than one-third of all votes attaching to all of our shares in issue and entitled to vote.

        The Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company's articles of association. Our post-offering memorandum and articles of association provide that upon the requisition of shareholders representing in aggregate not less than one-third of the votes attaching to the outstanding shares of our company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our post-offering memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

        Transfer of Ordinary Shares.    Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in writing, and shall be executed by or on behalf of the transferor, and if the directors so requires, signed by the transferee.

        Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

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  the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

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  the instrument of transfer is in respect of only one class of ordinary shares;

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  the instrument of transfer is properly stamped, if required;

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  in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

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  a fee of such maximum sum as the Nasdaq Stock Market may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

        If our directors refuse to register a transfer they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

        The registration of transfers may, after compliance with any notice required of the Nasdaq Stock Market, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine.

        Liquidation.    On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.

        Calls on Shares and Forfeiture of Shares.    Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

        Redemption, Repurchase and Surrender of Shares.    We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors, or by the shareholders by special resolutions. Our Company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Law, the redemption or repurchase of any share may be paid out of our Company's profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

        Variations of Rights of Shares.    If at any time, our share capital is divided into different classes of shares, the rights attached to any class of shares (unless otherwise provided by the terms of issue of the shares of that class), whether or not our company is being wound-up, may be varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a resolution passed at a separate meeting of the holders of the shares of the class by the holders of two-thirds of the issued shares of that class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

        Issuance of Additional Shares.    Our post-offering amended and restated memorandum of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

        Our post-offering amended and restated memorandum of association also authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

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  the designation of the series;

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  the number of shares of the series;

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  the dividend rights, dividend rates, conversion rights, voting rights; and

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  the rights and terms of redemption and liquidation preferences.

        Our board of directors may issue preference shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

        Inspection of Books and Records.    Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See "Where You Can Find Additional Information."

        Anti-Takeover Provisions.    Some provisions of our post-offering memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

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  authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

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  limit the ability of shareholders to requisition and convene general meetings of shareholders.

        However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our post-offering memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

        Exempted Company.    We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

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  does not have to file an annual return of its shareholders with the Registrar of Companies;

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  is not required to open its register of members for inspection;

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  does not have to hold an annual general meeting;

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  may issue negotiable or bearer shares or shares with no par value;

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  may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

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  may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

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  may register as an exempted limited duration company; and

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  may register as a segregated portfolio company.

        "Limited liability" means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company.

Differences in Corporate Law

        The Companies Law is modeled after that of England but does not follow recent English statutory enactments and differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

        Mergers and Similar Arrangements.    The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) "merger" means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a "consolidation" means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company's articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

        A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a "parent" of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

        The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

        Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Law. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

        Separate from the statutory provisions relating to mergers and consolidations, the Companies Law also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

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  the statutory provisions as to the required majority vote have been met;

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  the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

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  the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

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  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

        The Companies Law also contains a statutory power of compulsory acquisition which may facilitate the "squeeze out" of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

        If an arrangement and reconstruction is thus approved, or if a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

        Shareholders' Suits.    In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

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  a company acts or proposes to act illegally or ultra vires;

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  the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

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  those who control the company are perpetrating a "fraud on the minority."

        Indemnification of Directors and Executive Officers and Limitation of Liability.    Cayman Islands law does not limit the extent to which a company's memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-offering amended and restated memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

        In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our post-offering amended and restated memorandum and articles of association.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        Directors' Fiduciary Duties.    Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

        As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

        Shareholder Action by Written Consent.    Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our post-offering amended and restated articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

        Shareholder Proposals.    Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

        The Companies Law provide shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company's articles of association. Our post-offering amended and restated articles of association allow our shareholders holding in aggregate not less than one-third of all votes attaching to the outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders' meeting, our post-offering amended and restated articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders' annual general meetings.

        Cumulative Voting.    Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder's voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our post-offering amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

        Removal of Directors.    Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering amended and restated articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

        Transactions with Interested Shareholders.    The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target's outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target's board of directors.

        Cayman Islands law has no comparable statute.    As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

        Dissolution; Winding up.    Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

        Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Law and our post-offering amended and restated articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

        Variation of Rights of Shares.    Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our post-offering amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of a majority of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

        Amendment of Governing Documents.    Under the Delaware General Corporation Law, a corporation's governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our post-offering amended and restated memorandum and articles of association may only be amended with a special resolution of our shareholders.

        Rights of Non-resident or Foreign Shareholders.    There are no limitations imposed by our post-offering amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

        The following is a summary of our securities issuances in the past three years.

  Ordinary Shares

        On July 15, 2015 and May 10, 2016, we issued an aggregate of 5,000,000 Class A ordinary shares to Saber Lily Limited, a business company limited by shares incorporated in British Virgin Islands wholly owned by our director and chief operating officer, Ms. Ni Li, for her past and future services to us. 500,000 of these shares were subsequently repurchased by us.

        On December 29, 2016, we issued 12,796,395 Class A ordinary shares to Vanship Limited, a business company limited by shares incorporated in British Virgin Islands wholly owned by our chairman of the board of directors, Mr. Rui Chen for his past and future services to us.

  Preferred Shares

        On January 14, 2015, we issued an aggregate of 22,794,876 Series B preferred shares to Qiming Venture Partners IV, L.P., Qiming Managing Directors Fund IV, L.P., CMC Bullet Holdings Limited, IDG-Accel China Growth Fund III L.P., IDG-Accel China III Investors L.P., IDG China Media Fund II L.P., Huaxing Capital Partners, L.P. and FingerFun (HK) Limited for an aggregate consideration of US$44.2 million.

        On July 15, 2015, we issued an aggregate of 39,297,373 Series C preferred shares to Internet Fund III Pte. Ltd., OPH B Limited, H Capital II, L.P., Qiming Venture Partners IV, L.P., Qiming Managing Directors Fund IV, L.P., CMC Bullet Holdings Limited, Windforce Limited and Lighthouse Venture International, Inc. for an aggregate consideration of US$161.4 million.

        On May 10, 2016, we re-designated and reclassified 1,104,535 Class A ordinary shares as Series C1 preferred shares, and issued an aggregate of 41,480,769 Series C1 preferred shares to Starry Concept Group Limited, Sunrise View Investments Limited, Cheerford Limited, Blissful Day Limited, HaiTong XuYu International Limited, GP TMT Holdings Limited, Golden Pujiang River International (BVI) Limited, Green Bridge Group Limited, Lighthouse Capital International Inc. and Ying Tai International Limited for an aggregate consideration of US$194.3 million. On the same day, we also issued 954,605 Series C2 preferred shares to Green Bridge Group Limited for a consideration of US$5.0 million.

        On May 2, 2017, we re-designated and reclassified 11,301,189 Series C preferred shares and 645,357 Class A ordinary shares as Series D1 preferred shares, and issued an aggregate of 1,154,643 Series D1 preferred shares to Cheerford Limited for an aggregate consideration of US$7.2 million. On the same day, we also issued a total of 13,759,564 Series D2 preferred shares to CMC Beacon Holdings Limited, Tencent Mobility Limited and Cheerford Limited for an aggregate consideration of US$100.0 million.

  Option Grants

        We have granted options to purchase our ordinary shares to certain of our directors, executive officers and employees. See "Management—Global Share Incentive Plan."

  Shareholders Agreement

        We entered into our shareholders agreement on April 1, 2017 with our shareholders, which consist of holders of ordinary shares and preferred shares.

        The shareholders agreement provides for certain special rights, including right of first refusal, co-sale rights, preemptive rights and contains provisions governing the board of directors and other corporate governance matters. Those special rights, as well as the corporate governance provisions, will automatically terminate upon the completion of a qualified initial public offering.

  Registration Rights

        Pursuant to our shareholders agreement dated April 1, 2017, we have granted certain registration rights to our shareholders. Set forth below is a description of the registration rights granted under the agreement.

        Demand Registration Rights.    Holders holding at least 10% or more of the issued and outstanding registrable securities (on an as converted basis) held by the preferred shareholders, the Class D ordinary shareholders, Class C ordinary shareholders or Class B ordinary shareholders have the right to demand in writing that we file a registration statement covering the registration of at least 25% of their registrable securities. We have the right to defer filing of a registration statement for a period of not more than 90 days if our board of directors determines in good faith that filing of a registration statement in the near future will be materially detrimental to us or our shareholders, but we cannot exercise the deferral right more than once for more than once during any twelve-month period and cannot register any other securities during such period. We are not obligated to effect more than three demand registrations. Further, if the registrable securities are offered by means of an underwritten offering, and the managing underwriter advises us that marketing factors require a limitation of the number of securities to be underwritten, the underwriters may decide to exclude (i) all of the registrable securities in our initial public offering, or (ii) up to 75% of the registrable securities and the number of the registrable securities will be allocated among the holders on a pro rata basis according to the number of registrable securities then outstanding held by each holder requesting registration, provided that all other equity securities are first excluded.

        Registration on Form F-3 or Form S-3.    Any holder may request us to file a registration statement on Form F-3 or Form S-3 if we qualify for registration on Form F-3 or Form S-3. The holders are entitled to an unlimited number of registrations on Form F-3 or Form S-3 so long as such registration offerings are in excess of US$500,000. We, however, are not obligated to consummate a registration if we have consummated two registrations within any twelve month period. We have the right to defer filing of a registration statement for a period of not more than 90 days if our board of directors determines in good faith that filing of a registration statement in the near future will be materially detrimental to us or our shareholders, but we cannot exercise the deferral right more than once for more than once during any twelve-month period and cannot register any other securities during such period.

        Piggyback Registration Rights.    If we propose to register for a public offering or our securities other than relating to any share incentive plan or a corporate reorganization, we must offer holders of our registrable securities an opportunity to be included in such registration. If the underwriters advise in writing that market factors require a limitation of the number of registrable securities to be underwritten, the underwriters may decide to exclude (i) all of the registrable securities in our initial public offering, or (ii) up to 75% of the registrable securities and the number of the registrable securities will be allocated among the holders on a pro rata basis according to the number of registrable securities then outstanding held by each holder requesting registration, provided that all other equity securities are first excluded (except for securities sold for the account of our company).

        Expenses of Registration.    We will bear all registration expenses, other than the underwriting discounts and selling commissions applicable to the sale of registrable securities, incurred in connection with registrations, filings or qualification pursuant to the shareholders agreement.

        Termination of Obligations.    We have no obligation to effect any demand, piggyback or Form F-3 or Form S-3 registration upon the later of (i) the fifth anniversary from the date of closing of a QIPO as defined in the shareholders agreement, and (ii) with respect to any holder, the date following a QIPO on which such holder holds less than 1% of the equity securities of our company and all registrable securities may be sold under Rule 144 of the Securities Act in any 90-day period.

 DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

        Deutsche Bank Trust Company Americas, as depositary, will register and deliver the ADSs. Each ADS will represent ownership of one Class Z ordinary share, deposited with Deutsche Bank AG, Hong Kong Branch, as custodian for the depositary. Each ADS will also represent ownership of any other securities, cash or other property which may be held by the depositary. The depositary's corporate trust office at which the ADSs will be administered is located at 60 Wall Street, New York, NY 10005, USA. The principal executive office of the depositary is located at 60 Wall Street, New York, NY 10005, USA.

        The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

        We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the Class Z ordinary shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs.

        The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents, see "Where You Can Find Additional Information."

Holding the ADSs

How will you hold your ADSs?

        You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. ADSs will be issued through DRS, unless you specifically request certificated ADRs. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

        The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on Class Z ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Class Z ordinary shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our Class Z ordinary shares) set by the depositary with respect to the ADSs.

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  Cash.  The depositary will convert or cause to be converted any cash dividend or other cash distribution we pay on the Class Z ordinary shares or any net proceeds from the sale of any Class Z ordinary shares, rights, securities or other entitlements under the terms of the deposit agreement into U.S. dollars if it can do so on a practicable basis, and can transfer the U.S.

    dollars to the United States and will distribute promptly the amount thus received. If the depositary shall determine in its judgment that such conversions or transfers are not practical or lawful or if any government approval or license is needed and cannot be obtained at a reasonable cost within a reasonable period or otherwise sought, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold or cause the custodian to hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid and such funds will be held for the respective accounts of the ADS holders. It will not invest the foreign currency and it will not be liable for any interest for the respective accounts of the ADS holders.

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  Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See "Taxation." It will distribute only whole U.S. dollars and cents and will round down fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

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  Shares.  For any Class Z ordinary shares we distribute as a dividend or free distribution, either (1) the depositary will distribute additional ADSs representing such Class Z ordinary shares or (2) existing ADSs as of the applicable record date will represent rights and interests in the additional Class Z ordinary shares distributed, to the extent reasonably practicable and permissible under law, in either case, net of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary will only distribute whole ADSs. It will try to sell Class Z ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. The depositary may sell a portion of the distributed Class Z ordinary shares sufficient to pay its fees and expenses, and any taxes and governmental charges, in connection with that distribution.

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  Elective Distributions in Cash or Shares.  If we offer holders of our Class Z ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must timely first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practicable to make such elective distribution available to you. In such case, the depositary shall, on the basis of the same determination as is made in respect of the Class Z ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing Class Z ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of Class Z ordinary shares.

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  Rights to Purchase Additional Shares.  If we offer holders of our Class Z ordinary shares any rights to subscribe for additional shares, the depositary shall having received timely notice as described in the deposit agreement of such distribution by us, consult with us, and we must determine whether it is lawful and reasonably practicable to make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal or reasonably practicable to make the rights available but that it is lawful and reasonably practicable to sell the rights, the depositary will endeavor to sell the rights and in a riskless principal capacity or otherwise, at such place and upon such terms (including public or private sale) as it may deem proper distribute the net proceeds in the same way as it does with cash.

    The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

    If the depositary makes rights available to you, it will establish procedures to distribute such rights and enable you to exercise the rights upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The Depositary shall not be obliged to make available to you a method to exercise such rights to subscribe for Class Z ordinary shares (rather than ADSs).

    U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

    There can be no assurance that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of Class Z ordinary shares or be able to exercise such rights.

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  Other Distributions.  Subject to receipt of timely notice, as described in the deposit agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will distribute to you anything else we distribute on deposited securities by any means it may deem practicable, upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. If any of the conditions above are not met, the depositary will endeavor to sell, or cause to be sold, what we distributed and distribute the net proceeds in the same way as it does with cash; or, if it is unable to sell such property, the depositary may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration, such that you may have no rights to or arising from such property.

        The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if we and/or the depositary determines that it is illegal or not practicable for us or the depositary to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

        The depositary will deliver ADSs if you or your broker deposit Class Z ordinary shares or evidence of rights to receive Class Z ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

        Except for Class Z ordinary shares deposited by us in connection with this offering, no shares will be accepted for deposit during a period of 180 days after the date of this prospectus. The 180 day lock up period is subject to adjustment under certain circumstances as described in the section entitled "Shares Eligible for Future Sales—Lock-up Agreements."

How do ADS holders cancel an American Depositary Share?

        You may turn in your ADSs at the depositary's corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the Class Z ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, to the extent permitted by law.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

        You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

        You may instruct the depositary to vote the Class Z ordinary shares or other deposited securities underlying your ADSs at any meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities. Otherwise, you could exercise your right to vote directly if you withdraw the Class Z ordinary shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the Class Z ordinary shares.

        If we ask for your instructions and upon timely notice from us by regular, ordinary mail delivery, or by electronic transmission, as described in the deposit agreement, the depositary will notify you of the upcoming meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, and arrange to deliver our voting materials to you. The materials will include or reproduce (a) such notice of meeting or solicitation of consents or proxies; (b) a statement that the ADS holders at the close of business on the ADS record date will be entitled, subject to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the Class Z ordinary shares or other deposited securities represented by such holder's ADSs; and (c) a brief statement as to the manner in which such instructions may be given or deemed given in accordance with the second to last sentence of this paragraph if no instruction is received, to the depositary to give a discretionary proxy to a person designated by us. Voting instructions may be given only in respect of a number of ADSs representing an integral number of Class Z ordinary shares or other deposited securities. For instructions to be valid, the depositary must receive them in writing on or before the date specified. The depositary will try, as far as practical, subject to applicable law and the provisions of our memorandum and articles of association, to vote or to have its agents vote the Class Z ordinary shares or other deposited securities (in person or by proxy) as you instruct. The depositary will only vote or attempt to vote as you instruct. If we timely requested the depositary to solicit your instructions but no instructions are received by the depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities. However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the depositary we do not wish such proxy given, substantial opposition exists or the matter materially and adversely affects the rights of holders of the Class A ordinary shares.

        We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the Class Z ordinary shares underlying your ADSs. In addition, there can be no assurance that ADS holders and beneficial owners generally, or any holder or beneficial owner in particular, will be given the opportunity to vote or cause the custodian to vote on the same terms and conditions as the holders of our Class Z ordinary shares.

        The depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the Class Z ordinary shares underlying your ADSs are not voted as you requested.

        In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will give the depositary notice of any such meeting and details concerning the matters to be voted at least 30 business days in advance of the meeting date.

Compliance with Regulations

Information Requests

        Each ADS holder and beneficial owner shall (a) provide such information as we or the depositary may request pursuant to law, including, without limitation, relevant Cayman Islands law, any applicable law of the United States of America, our memorandum and articles of association, any resolutions of our Board of Directors adopted pursuant to such memorandum and articles of association, the requirements of any markets or exchanges upon which the Class Z ordinary shares, ADSs or ADRs are listed or traded, or to any requirements of any electronic book-entry system by which the ADSs or ADRs may be transferred, regarding the capacity in which they own or owned ADRs, the identity of any other persons then or previously interested in such ADRs and the nature of such interest, and any other applicable matters, and (b) be bound by and subject to applicable provisions of the laws of the Cayman Islands, our memorandum and articles of association, and the requirements of any markets or exchanges upon which the ADSs, ADRs or Class Z ordinary shares are listed or traded, or pursuant to any requirements of any electronic book-entry system by which the ADSs, ADRs or Class Z ordinary shares may be transferred, to the same extent as if such ADS holder or beneficial owner held Class Z ordinary shares directly, in each case irrespective of whether or not they are ADS holders or beneficial owners at the time such request is made.

Disclosure of Interests

        Each ADS holder and beneficial owner shall comply with our requests pursuant to Cayman Islands law, the rules and requirements of the New York Stock Exchange and any other stock exchange on which the Class Z ordinary shares are, or will be, registered, traded or listed or our memorandum and articles of association, which requests are made to provide information, inter alia, as to the capacity in which such ADS holder or beneficial owner owns ADS and regarding the identity of any other person interested in such ADS and the nature of such interest and various other matters, whether or not they are ADS holders or beneficial owners at the time of such requests.

Fees and Expenses

        As an ADS holder, you will be required to pay the following service fees to the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs):

Service	Fees

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To any person to which ADSs are issued or to any person to which a distribution is made in respect of ADS distributions pursuant to stock dividends or other free distributions of stock, bonus distributions, stock splits or other distributions (except where converted to cash)

Up to US$0.05 per ADS issued
• Cancellation of ADSs, including the case of termination of the deposit agreement	Up to US$0.05 per ADS cancelled
• Distribution of cash dividends	Up to US$0.05 per ADS held
• Distribution of cash entitlements (other than cash dividends) and/or cash proceeds from the sale of rights, securities and other entitlements	Up to US$0.05 per ADS held
• Distribution of ADSs pursuant to exercise of rights.	Up to US$0.05 per ADS held
• Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to US$0.05 per ADS held
• Depositary services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary bank

        As an ADS holder, you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs) such as:

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  Fees for the transfer and registration of Class Z ordinary shares charged by the registrar and transfer agent for the Class Z ordinary shares in the Cayman Islands (i.e., upon deposit and withdrawal of Class Z ordinary shares).

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  Expenses incurred for converting foreign currency into U.S. dollars.

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  Expenses for cable, telex and fax transmissions and for delivery of securities.

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  Taxes and duties upon the transfer of securities, including any applicable stamp duties, any stock transfer charges or withholding taxes (i.e., when Class Z ordinary shares are deposited or withdrawn from deposit).

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  Fees and expenses incurred in connection with the delivery or servicing of Class Z ordinary shares on deposit.

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  Fees and expenses incurred in connection with complying with exchange control regulations and other regulatory requirements applicable to Class Z ordinary shares, deposited securities, ADSs and ADRs.

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  Any applicable fees and penalties thereon.

        The depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

        The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients' ADSs in DTC accounts in turn charge their clients' accounts the amount of the fees paid to the depositary banks.

        In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

        The depositary may make payments to us or reimburse us for certain costs and expenses, by making available a portion of the ADS fees collected in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.

Payment of Taxes

        You will be responsible for any taxes or other governmental charges payable, or which become payable, on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register or transfer your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for you. Your obligations under this paragraph shall survive any transfer of ADRs, any surrender of ADRs and withdrawal of deposited securities or the termination of the deposit agreement.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
Change the nominal or par value of our Class Z ordinary shares	The cash, shares or other securities received by the depositary will become deposited securities.
Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.

Distribute securities on the Class Z ordinary shares that are not distributed to you, or Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action
The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

        We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. If any new laws are adopted which would require the deposit agreement to be amended in order to comply therewith, we and the depositary may amend the deposit agreement in accordance with such laws and such amendment may become effective before notice thereof is given to ADS holders.

How may the deposit agreement be terminated?

        The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign, or if we have removed the depositary, and in either case we have not appointed a new depositary within 90 days. In either such case, the depositary must notify you at least 30 days before termination.

        After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver Class Z ordinary shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. After such sale, the depositary's only obligations will be to account for the money and other cash. After termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the depositary thereunder.

Books of Depositary

        The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the Company, the ADRs and the deposit agreement.

        The depositary will maintain facilities in the Borough of Manhattan, The City of New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

        These facilities may be closed at any time or from time to time when such action is deemed necessary or advisable by the depositary in connection with the performance of its duties under the deposit agreement or at our reasonable written request.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary and the Custodian; Limits on Liability to Holders of ADSs

        The deposit agreement expressly limits our obligations and the obligations of the depositary and the custodian. It also limits our liability and the liability of the depositary. The depositary and the custodian:

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  are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

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  are not liable if any of us or our respective controlling persons or agents are prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement and any ADR, by reason of any provision of any present or future law or regulation of the United States or any state thereof, the Cayman Islands or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of our memorandum and articles of association or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure);

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  are not liable by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our memorandum and articles of association or provisions of or governing deposited securities;

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  are not liable for any action or inaction of the depositary, the custodian or us or their or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, any person presenting Class Z ordinary shares for deposit or any other person believed by it in good faith to be competent to give such advice or information;

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  are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement;

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  are not liable for any special, consequential, indirect or punitive damages for any breach of the terms of the deposit agreement, or otherwise;

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  may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

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  disclaim any liability for any action or inaction or inaction of any of us or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, accountants, any person presenting Class Z ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information; and

  •
  disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADS.

        The depositary and any of its agents also disclaim any liability (i) for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, (ii) the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, (iii) any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, (iv) for any tax consequences that may result from ownership of ADSs, Class Z ordinary shares or deposited securities, or (v) for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary, provided that in connection with the issue out of which such potential liability arises the depositary performed its obligations without gross negligence or willful misconduct while it acted as depositary.

        In addition, the deposit agreement provides that each party to the deposit agreement (including each holder, beneficial owner and holder of interests in the ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any lawsuit or proceeding against the depositary or our company related to our shares, the ADSs or the deposit agreement.

        In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

        Before the depositary will issue, deliver or register a transfer of an ADS, split-up, subdivide or combine ADSs, make a distribution on an ADS, or permit withdrawal of Class Z ordinary shares, the depositary may require:

  •
  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Class Z ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

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  satisfactory proof of the identity and genuineness of any signature or any other matters contemplated in the deposit agreement; and

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  compliance with (A) any laws or governmental regulations relating to the execution and delivery of ADRs or ADSs or to the withdrawal or delivery of deposited securities and (B) such reasonable regulations and procedures as the depositary may establish, from time to time, consistent with the deposit agreement and applicable laws, including presentation of transfer documents.

        The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we determine that it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

        You have the right to cancel your ADSs and withdraw the underlying Class Z ordinary shares at any time except:

  •
  when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of Class Z ordinary shares is blocked to permit voting at a shareholders' meeting; or (3) we are paying a dividend on our Class Z ordinary shares;

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  when you owe money to pay fees, taxes and similar charges;

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  when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of Class Z ordinary shares or other deposited securities, or

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  other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time); or

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  for any other reason if the depositary or we determine, in good faith, that it is necessary or advisable to prohibit withdrawals.

        The depositary shall not knowingly accept for deposit under the deposit agreement any Class Z ordinary shares or other deposited securities required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such Class Z ordinary shares.

        This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

        In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

 SHARES ELIGIBLE FOR FUTURE SALES

        Upon completion of this offering, we will have 42,000,000 ADSs outstanding, representing approximately 21.7% of our outstanding Class Z ordinary shares, assuming the underwriters do not exercise their over-allotment option. All of the ADSs sold in this offering will be freely transferable by persons other than by our "affiliates" without restriction or further registration under the Securities Act. Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. Prior to this offering, there has been no public market for our ordinary shares or the ADSs. Our ADSs have been approved for listing on the Nasdaq Global Select Market, but we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lock-up Agreements

        We, our directors and executive officers, our existing shareholders and certain option holders have agreed, for a period of 180 days after the date of this prospectus, subject to certain exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or conrtact to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, our ordinary shares or ADSs or securities that are substantially similar to our ordinary shares or ADSs (including by entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership interests), whether any of these transactions are to be settled by delivery of ADSs, in cash or otherwise. The foregoing restrictions also apply to any ADSs acquired by our directors and executive officers in the offering pursuant to the directed ADS program, if any. These parties collectively own all of our outstanding ordinary shares, without giving effect to this offering.

        Other than this offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of our ADSs or ordinary shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our ADSs or ordinary shares may dispose of significant numbers of our ADSs or ordinary shares in the future. We cannot predict what effect, if any, future sales of our ADSs or ordinary shares, or the availability of ADSs or ordinary shares for future sale, will have on the trading price of our ADSs from time to time. Sales of substantial amounts of our ADSs or ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our ADSs.

Rule 144

        All of our ordinary shares that will be outstanding upon the completion of this offering, other than those ordinary shares sold in this offering, are "restricted securities" as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

  •
  1% of the then outstanding ordinary shares of the same class, in the form of ADSs or otherwise, which immediately after this offering will equal 1,931,179 Class Z ordinary shares, assuming the underwriters do not exercise their over-allotment option; or

  •
  the average weekly trading volume of our ordinary shares of the same class, in the form of ADSs or otherwise, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 701

        In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

TAXATION

        The following summary of the material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in our ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, China and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Walkers, our counsel as to Cayman Islands law, and to the extent it relates to PRC tax law, it represents the opinion of Commerce & Finance Law Offices, our counsel as to PRC law.

Cayman Islands Taxation

        The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

        Our company has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has obtained an undertaking from the Governor in Cabinet of the Cayman Islands as to tax concessions under the Tax Concessions Law (2011 Revision). In accordance with the provision of Section 6 of The Tax Concessions Law (2011 Revision), the Governor in Cabinet undertakes with our company:

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  that no law which is hereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to our company or its operations; and

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  in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

  •
  on or in respect of the shares, debentures or other obligations of our company; or

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  by way of the withholding, in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Law (2011 Revision).

        These concessions shall be for a period of 20 years from March 14, 2018.

PRC Taxation

        Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside China with "de facto management body" within China is considered a resident enterprise. The implementation rules define the term "de facto management body" as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the "de facto management body" of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation's general position on how the "de facto management body" text should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its "de facto management body" in China only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in China; (ii) decisions relating to the enterprise's financial and human resource matters are made or are subject to approval by organizations or personnel in China; (iii) the enterprise's primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in China; and (iv) at least 50% of voting board members or senior executives habitually reside in China.

        We believe that Bilibili Inc. is not a PRC resident enterprise for PRC tax purposes. Bilibili Inc. is not controlled by a PRC enterprise or PRC enterprise group and we do not believe that Bilibili Inc. meets all of the conditions above. Bilibili Inc. is a company incorporated outside China. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside China. In addition, we are not aware of any offshore holding companies with a similar corporate structure as ours ever having been deemed a PRC "resident enterprise" by the PRC tax authorities. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term "de facto management body."

        If the PRC tax authorities determine that Bilibili Inc. is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of our ADSs. In addition, non-resident enterprise shareholders (including our ADS holders) may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is treated as sourced from within China. It is unclear whether our non-PRC individual shareholders (including our ADS holders) would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. However, it is also unclear whether non-PRC shareholders of Bilibili Inc. would be able to claim the benefits of any tax treaties between their country of tax residence and China in the event that Bilibili Inc. is treated as a PRC resident enterprise. See "Risk Factors—Risks Related to Doing Business in China—Under the PRC Enterprise Income Tax Law, we may be classified as a PRC resident enterprise, which could result in unfavorable tax consequences to us and our shareholders and have a material adverse effect on our results of operations and the value of your investment."

U.S. Federal Income Tax Considerations

        The following discussion is a summary of U.S. federal income tax considerations relating to the ownership and disposition of our ADSs or ordinary shares by a U.S. Holder (as defined below) that acquires our ADSs in this offering and holds our ADSs as "capital assets" (generally, property held for investment) under the Internal Revenue Code of 1986, as amended, or the Code. This discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service, or the IRS, with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual investment circumstances, including investors subject to special tax rules (including for example, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, traders in securities that elect mark-to-market treatment, tax-exempt organizations (including private foundations), holders who are not U.S. Holders, holders who own (directly, indirectly or constructively) 10% or more of our stock, holders who acquire their ADSs or ordinary shares pursuant to any employee share option or otherwise as compensation, investors that will hold their ADSs or ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, or investors that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those discussed below). This discussion, moreover, does not address the U.S. federal estate and gift tax or alternative minimum tax consequences of the ownership or disposition of our ADSs or ordinary shares or the Medicare tax on net investment income. Each U.S. Holder is urged to consult its tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of an investment in our ADSs or ordinary shares.

  General

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of our ADSs or ordinary shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the law of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

        If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our ADSs or ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our ADSs or ordinary shares and their partners are urged to consult their tax advisors regarding an investment in our ADSs or ordinary shares.

        For U.S. federal income tax purposes, a U.S. Holder of ADSs will generally be treated as the beneficial owner of the underlying shares represented by the ADSs. Accordingly, deposits or withdrawals of Class Z ordinary shares for ADSs will generally not be subject to U.S. federal income tax.

  Passive Foreign Investment Company Considerations

        A non-U.S. corporation, such as our company, will be classified as a PFIC, for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of "passive" income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and assets readily convertible into cash are categorized as a passive asset and the company's goodwill and other unbooked intangibles are taken into account. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

        Although the law in this regard is not entirely clear, we treat our VIEs as being owned by us for U.S. federal income tax purposes, because we control their management decisions and we are entitled to substantially all of the economic benefits associated with these entities, and, as a result, we consolidate their results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we do not own the stock of our VIEs for U.S. federal income tax purposes, we may be treated as a PFIC for the current taxable year and any subsequent taxable year.

        Assuming that we are the owner of our VIEs for U.S. federal income tax purposes, and based upon our current and projected income and assets, including the proceeds from this offering, and projections as to the value of our assets, based in part on the projected market value of our ADSs following this offering, we do not believe we were a PFIC for the taxable year ended December 31, 2017 and we do not expect to be a PFIC for the current taxable year or in the foreseeable future. While we do not expect to be or become a PFIC in the current or future taxable years, the determination of whether we are or will become a PFIC will depend in part upon the value of our goodwill and other unbooked intangibles (which will depend upon the market value of our ADSs from time-to-time, which may be volatile). In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our anticipated market capitalization immediately following the close of this offering. Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may be or become a PFIC for the current or future taxable years. In addition, the composition of our income and our assets will be affected by how, and how quickly, we spend our liquid assets and the cash raised in this offering. Under circumstances where we determine not to deploy significant amounts of cash for capital expenditures and other general corporate purposes, our risk of becoming classified as a PFIC may substantially increase.

        Furthermore, because there are uncertainties in the application of the relevant rules, it is possible that the IRS may challenge our classification of certain income or assets as non-passive, or our valuation of our goodwill and other unbooked intangibles, each of which may result in our company becoming classified as a PFIC for the current or subsequent taxable years. Because determination of PFIC status is a fact-intensive inquiry made on an annual basis and will depend upon the composition of our assets and income, and the continued existence of our goodwill at that time, no assurance can be given that we are not or will not become classified as a PFIC. Our special U.S. counsel expresses no opinion with respect to our PFIC status and also expresses no opinion with respect to our expectations regarding our PFIC status. If we are classified as a PFIC for any year during which a U.S. Holder holds our ADSs or ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our ADSs or ordinary shares.

        The discussion below under "Dividends" and "Sale or Other Disposition of ADSs or Ordinary Shares" is written on the basis that we will not be classified as a PFIC for U.S. federal income tax purposes. The U.S. federal income tax rules that apply if we are treated as a PFIC are generally discussed below under "Passive Foreign Investment Company Rules."

  Dividends

        Subject to the discussion below under "Passive Foreign Investment Company Rules," any cash distributions (including the amount of any tax withheld) paid on our ADSs or ordinary shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a "dividend" for U.S. federal income tax purposes.

        A non-corporate U.S. Holder will generally be subject to tax on dividend income from a "qualified foreign corporation" at a lower applicable capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met. A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (ii) with respect to any dividend it pays on stock (or ADSs in respect of such stock) which is readily tradable on an established securities market in the United States. Our ADSs have been approved for listing on the Nasdaq Global Select Market. We believe that the ADSs will be readily tradable on an established securities market in the United States, and that we will be a qualified foreign corporation with respect to dividends paid on the ADSs. Since we do not expect that our ordinary shares will be listed on an established securities market, we do not believe that dividends that we pay on our ordinary shares that are not represented by ADSs will meet the conditions required for the reduced tax rate. There can be no assurance that our ADSs will continue to be considered readily tradable on an established securities market in later years.

        In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, we may be eligible for the benefits of the U.S.-PRC income tax treaty (which the U.S. Treasury Department has determined is satisfactory for this purpose) and in that case we would be treated as a qualified foreign corporation with respect to dividends paid on our ordinary shares,or ADSs. Each non-corporate U.S. Holder is advised to consult its tax advisors regarding the availability of the reduced tax rate applicable to qualified dividend income for any dividends we pay with respect to our ADSs or ordinary shares. Dividends received on our ADSs or ordinary shares will not be eligible for the dividends received deduction allowed to corporations.

        Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, a U.S. Holder may be subject to PRC withholding taxes on dividends paid on our ADSs or ordinary shares. See "Taxation—PRC Taxation." In that case, depending on the U.S. Holder's individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit not in excess of any applicable treaty rate in respect of any foreign withholding taxes imposed on dividends received on our ADSs or ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder's individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

  Sale or Other Disposition of ADSs or Ordinary Shares

        Subject to the discussion below under "Passive Foreign Investment Company Rules," a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of ADSs or ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder's adjusted tax basis in such ADSs or ordinary shares. Any capital gain or loss will be long-term if the ADSs or ordinary shares have been held for more than one year and will generally be U.S. source gain or loss for U.S. foreign tax credit purposes. Long-term capital gain of non-corporate U.S. Holders is generally eligible for a reduced rate of taxation. The deductibility of a capital loss may be subject to limitations. In the event that we are treated as a PRC "resident enterprise" under the Enterprise Income Tax Law and gain from the disposition of the ADSs or ordinary shares is subject to tax in the PRC, a U.S. Holder that is eligible for the benefits of the income tax treaty between the United States and the PRC may elect to treat the gain as PRC source income. If you are not eligible for the benefits of the income tax treaty or you fail to make the election to treat any gain as foreign source, then you may not be able to use the foreign tax credit arising from any PRC tax imposed on the disposition of the ADSs or ordinary shares unless such credit can be applied (subject to applicable limitations) against U.S. federal income tax due on other income derived from foreign sources in the same income category (generally, the passive category). U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our ADSs or ordinary shares, including the availability of the foreign tax credit under their particular circumstances and the election to treat any gain as PRC source.

  Passive Foreign Investment Company Rules

        If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder's holding period for the ADSs or ordinary shares), and (ii) any gain realized on the sale or other disposition, including a pledge, of ADSs or ordinary shares. Under the PFIC rules:

  •
  the excess distribution or gain will be allocated ratably over the U.S. Holder's holding period for the ADSs or ordinary shares;

  •
  the amount allocated to the current taxable year and any taxable years in the U.S. Holder's holding period prior to the first taxable year in which we are classified as a PFIC (each, a "pre-PFIC year"), will be taxable as ordinary income;

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  the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

  •
  the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

        If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares and any of our subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

        As an alternative to the foregoing rules, a U.S. Holder of "marketable stock" in a PFIC may make a mark-to-market election with respect to such stock. The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, or on a foreign exchange or market that the IRS determines is a qualified exchange that has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Although our ADSs have been approved for listing on the Nasdaq Global Select Market, we cannot guarantee that this exchange is qualified in the current or future taxable years for purposes of the mark-to-market election. Furthermore, we cannot guarantee that, once listed, our ADSs will continue to be listed and traded on the Nasdaq Global Select Market. If a U.S. Holder makes this election, the holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder's adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election. If a U.S. Holder makes a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the ADSs are no longer treated as marketable stock or the IRS consents to the revocation of the election. It should also be noted that it is intended that only the ADSs and not the ordinary shares will be listed on the Nasdaq Global Select Market. Consequently, if a U.S. Holder holds ordinary shares that are not represented by ADSs, such holder generally will not be eligible to make a mark-to-market election if we are or were to become a PFIC.

        Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder's indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

        We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

        As discussed above under "Dividends," dividends that we pay on our ADSs or ordinary shares will not be eligible for the reduced tax rate that applies to qualified dividend income if we are a PFIC for the taxable year in which the dividend is paid or the preceding taxable year. In addition, if a U.S. Holder owns our ADSs or ordinary shares during any taxable year that we are a PFIC, the holder must generally file an annual IRS Form 8621. Each U.S. Holder is urged to consult its tax advisor concerning the U.S. federal income tax consequences of purchasing, holding and disposing ADSs or ordinary shares if we are or become treated as a PFIC, including the possibility of making a mark-to-market election.

  Information Reporting

        Certain U.S. Holders are required to report information to the IRS relating to an interest in "specified foreign financial assets," including shares issued by a non-U.S. corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds US$50,000 (or a higher dollar amount prescribed by the IRS), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a U.S. financial institution). These rules also impose penalties if a U.S. Holder is required to submit such information to the IRS and fails to do so.

        In addition, U.S. Holders may be subject to information reporting to the IRS with respect to dividends on and proceeds from the sale or other disposition of our ADSs or ordinary shares. Each U.S. Holder is advised to consult with its tax advisor regarding the application of the U.S. information reporting rules to their particular circumstances.

 UNDERWRITING

        We and the underwriters named below have entered into an underwriting agreement with respect to the ADSs being offered. Under the terms and subject to the conditions contained in the underwriting agreement, each underwriter has severally agreed to purchase the number and ADSs indicated in the following table. Morgan Stanley & Co. International plc, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC are acting as joint bookrunners of this offering and as the representatives of the underwriters.

Underwriters	Number of ADSs
Morgan Stanley & Co. International plc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities LLC

Total	42,000,000

        The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated, severally and not jointly, to take and pay for all of the ADSs offered by this prospectus if any such ADSs are taken, other than the ADSs covered by the underwriters' option to purchase additional ADSs described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        The underwriters initially propose to offer part of the ADSs directly to the public at the public offering price listed on the cover page of this prospectus and part of the ADSs to certain dealers at a price that represents a concession not in excess of US$            per ADS from the initial public offering price. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the underwriters.

        Certain of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC.

Option to Purchase Additional ADSs

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 6,300,000 additional ADSs from us at the public offering price listed on the cover page of this prospectus, less underwriters discounts and commissions. To the extent the option is exercised, each underwriter will become severally obligated, subject to certain conditions, to purchase additional ADSs approximately proportionate to each underwriter's initial amount reflected in the table above.

Commissions and Expenses

        Total underwriting discounts and commissions to be paid to the underwriters represent            % of the total amount of the offering. The following table shows the per ADS and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional ADSs.

Total
	Per ADS	No exercise	Full exercise
Public offering price
Discounts and commissions paid by us

        The underwriters have agreed to reimburse us for a certain portion of our expenses in connection with our initial public offering.

        The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately US$5.9 million, which includes legal, accounting, and printing costs and various other fees associated with the registration of our Class Z ordinary shares and ADSs.

Lock-Up Agreements

        We, our directors and executive officers, our existing shareholders and certain option holders have agreed with the underwriters to certain lock-up restrictions in respect of our ordinary shares, ADSs or securities that are substantially similar to our ordinary shares or ADSs during the period ending 180 days after the date of this prospectus, subject to certain exceptions. See "Shares Eligible for Future Sales."

        The representatives, in their sole discretion, may release our ordinary shares and ADSs and other securities subject to the lock-up agreements described above in whole or in part at any time.

Nasdaq Listing

        Our ADSs have been approved for listing on the Nasdaq Global Select Market under the symbol "BILI."

Stabilization, Short Positions and Penalty Bids

        In connection with the offering, the underwriters may purchase and sell ADSs in the open market. These transactions may include short sales in accordance with Regulation M under the Exchange Act, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional ADSs in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to close out the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase additional ADSs pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for, or purchases of, ADSs made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by, or for the account of, such underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ADSs, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they are required to be conducted in accordance with applicable laws and regulations, and they may be discontinued at any time. These transactions may be effected on the Nasdaq Stock Select Market, the over-the-counter market or otherwise.

Electronic Distribution

        A prospectus in electronic format will be made available on the websites maintained by one or more of the underwriters or one or more securities dealers. One or more of the underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of ADSs for sale to their online brokerage account holders. ADSs to be sold pursuant to an Internet distribution will be allocated on the same basis as other allocations. In addition, ADSs may be sold by the underwriters to securities dealers who resell ADSs to online brokerage account holders.

Directed ADS Program

        At our request, the underwriters have reserved up to 5% of the ADSs being offered by this prospectus (assuming exercise in full by the underwriters of their option to purchase additional ADSs) for sale at the initial public offering price to certain of our directors, executive officers, employees, business associates and members of their families. The directed ADS program will be administered by Piper Jaffray & Co. We do not know if these individuals will choose to purchase all or any portion of these reserved ADSs, but any purchases they do make will reduce the number of ADSs that are available to the general public. Any reserved ADSs that are not so purchased will be offered by the underwriters to the general public on the same terms as the other ADSs offered by this prospectus.

Discretionary Sales

        The underwriters do not intend sales to discretionary accounts to exceed 5% of the total number of ADSs offered by them.

Indemnification

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Relationships

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include the sales and trading of securities, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, financing, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates may in the future perform a variety of such activities and services for us and for persons or entities with relationships with us for which they received or will receive customary fees, commissions and expenses.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates, directors, officers and employees may at any time purchase, sell or hold a broad array of investments, and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers. Such investment and trading activities may involve or relate to the assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments. In addition, the underwriters and their respective affiliates may at any time hold, or recommend to clients that they should acquire, long and short positions in such assets, securities and instruments.

Pricing of the Offering

        Prior to this offering, there has been no public market for our ordinary shares or ADSs. The initial public offering price was determined by negotiations between us and the representatives of the underwriters. Among the factors considered in determining the initial public offering price of the ADSs, in addition to prevailing market conditions, were our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

Selling Restrictions

        No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ADSs in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

        Australia.    This prospectus:

  •
  does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the "Corporations Act");

  •
  has not been, and will not be, lodged with the Australian Securities and Investments Commission ("ASIC"), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

  •
  does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a "retail client" (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

  •
  may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

        The ADSs may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the ADSs may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any ADSs may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the ADSs, you represent and warrant to us that you are an Exempt Investor.

        As any offer of ADSs under this prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the ADSs you undertake to us that you will not, for a period of 12 months from the date of issue of the ADSs, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

        Bermuda.    The ADSs may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation

        British Virgin Islands.    The ADSs are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by us or on our behalf. The ADSs may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands) (each a BVI Company), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

        This prospectus has not been, and will not be, registered with the Financial Services Commission of the British Virgin Islands. No registered prospectus has been or will be prepared in respect of the ADSs for the purposes of the Securities and Investment Business Act, 2010, or SIBA or the Public Issuers Code of the British Virgin Islands.

        The ADSs may be offered to persons located in the British Virgin Islands who are "qualified investors" for the purposes of SIBA. Qualified investors include (i) certain entities which are regulated by the Financial Services Commission in the British Virgin Islands, including banks, insurance companies, licensees under SIBA and public, professional and private mutual funds; (ii) a company, any securities of which are listed on a recognised exchange; and (iii) persons defined as "professional investors" under SIBA, which is any person (a) whose ordinary business involves, whether for that person's own account or the account of others, the acquisition or disposal of property of the same kind as the property, or a substantial part of our property; or (b) who has signed a declaration that he, whether individually or jointly with his spouse, has a net worth in excess of US$1,000,000 and that he consents to being treated as a professional investor.

  Canada

  Resale Restrictions

        The distribution of the ADSs in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the ADSs are made. Any resale of the ADSs in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

  Representations of Canadian Purchasers

        By purchasing ADSs in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

  •
  the purchaser is entitled under applicable provincial securities laws to purchase the ADSs without the benefit of a prospectus qualified under those securities laws as it is an "accredited investor" as defined under National Instrument 45-106—Prospectus Exemptions;

  •
  the purchaser is a "permitted client" as defined in National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations;

  •
  where required by law, the purchaser is purchasing as principal and not as agent; and

  •
  the purchaser has reviewed the text above under Resale Restrictions.

  Conflicts of Interest

        Canadian purchasers are hereby notified that the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105—Underwriting Conflicts from having to provide certain conflict of interest disclosure in this prospectus.

  Statutory Rights of Action

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the offering memorandum (including any amendment thereto) such as this prospectus contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

  Enforcement of Legal Rights

        All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

  Taxation and Eligibility for Investment

        Canadian purchasers of ADSs should consult their own legal and tax advisors with respect to the tax consequences of an investment in the ADSs in their particular circumstances and about the eligibility of the ADSs for investment by the purchaser under relevant Canadian legislation.

        Cayman Islands.    This prospectus does not constitute a public offer of the ADSs or ordinary shares, whether by way of sale or subscription, in the Cayman Islands. ADSs or ordinary shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

        Dubai International Financial Centre ("DIFC").    This prospectus relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority ("DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

        In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

        European Economic Area.    In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive was implemented in that Relevant Member State (the Relevant Implementation Date), an offer of the ADSs to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of ADSs may be made to the public in that Relevant Member State at any time:

  •
  to any legal entity which is a qualified investor as defined under the Prospectus Directive;

  •
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression "an offer of the ADSs to the public" in relation to any ADS in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression Prospectus Directive means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

        Hong Kong.    The ADSs may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules promulgated thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules promulgated thereunder.

        Japan.    ADSs will not be offered or sold directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws, rules and regulations of Japan. For purposes of this paragraph, "Japanese person" means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

        Korea.    The ADSs have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the "FSCMA"), and the ADSs have been and will be offered in Korea as a private placement under the FSCMA. None of the ADSs may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the "FETL"). Furthermore, the purchaser of the ADSs shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the ADSs. By the purchase of the ADSs, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the ADSs pursuant to the applicable laws and regulations of Korea.

        Kuwait.    Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 "Regulating the Negotiation of Securities and Establishment of Investment Funds," its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

        Malaysia.    No prospectus or other offering material or document in connection with the offer and sale of the ADSs has been or will be registered with the Securities Commission of Malaysia ("Commission") for the Commission's approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services Licence; (iii) a person who acquires the ADSs, as principal, if the offer is on terms that the ADSs may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the ADSs is made by a holder of a Capital Markets Services Licence who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

        People's Republic of China.    This prospectus may not be circulated or distributed in the PRC and the ADSs may not be offered or sold, and will not be offered or sold to any person for re-offering or resale directly or indirectly to any resident of the PRC or for the benefit of, legal or natural persons of the PRC except pursuant to applicable laws and regulations of the PRC. Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the ADSs or any beneficial interest therein without obtaining all prior PRC's governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this prospectus are required by the issuer and its representatives to observe these restrictions. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

        Qatar.    In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person's request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

        Saudi Arabia.    This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

        Singapore.    This prospectus or any other offering material relating to our ADSs has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore, or the SFA. Accordingly, (a) our ADSs have not been, and will not be, offered or sold or made the subject of an invitation for subscription or purchase of such ADSs in Singapore, and (b) this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our ADSs have not been and will not be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor as specified in Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275 of the SFA) and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        South Africa.    Due to restrictions under the securities laws of South Africa, the ADSs are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions applies:

  1.
  the offer, transfer, sale, renunciation or delivery is to:

  (a)
  persons whose ordinary business is to deal in securities, as principal or agent;

  (b)
  the South African Public Investment Corporation;

  (c)
  persons or entities regulated by the Reserve Bank of South Africa;

  (d)
  authorised financial service providers under South African law;

  (e)
  financial institutions recognised as such under South African law;

  (f)
  a wholly-owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorised portfolio manager for a pension fund or collective investment scheme (in each case duly registered as such under South African law); or

  (g)
  any combination of the person in (a) to (f); or

  2.
  the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000.

        No "offer to the public" (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted) (the "South African Companies Act")) in South Africa is being made in connection with the issue of the ADSs. Accordingly, this document does not, nor is it intended to, constitute a "registered prospectus" (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. Any issue or offering of the ADSs in South Africa constitutes an offer of the ADSs in South Africa for subscription or sale in South Africa only to persons who fall within the exemption from "offers to the public" set out in section 96(1)(a) of the South African Companies Act. Accordingly, this document must not be acted on or relied on by persons in South Africa who do not fall within section 96(1)(a) of the South African Companies Act (such persons being referred to as "SA Relevant Persons"). Any investment or investment activity to which this document relates is available in South Africa only to SA Relevant Persons and will be engaged in South Africa only with SA relevant persons.

        Switzerland.    The ADSs will not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to our company or the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of the ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the "CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the ADSs.

        Taiwan.    The ADSs have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorised to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the ADSs in Taiwan.

        United Arab Emirates.    The ADSs have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (1) in compliance with all applicable laws and regulations of the United Arab Emirates; and (2) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

        United Kingdom.    This prospectus is only being distributed to and is only directed at: (1) persons who are outside the United Kingdom; (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order"); or (3) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as "relevant persons"). The ADSs are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the ADSs will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

 EXPENSES RELATED TO THIS OFFERING

        Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee, and the Nasdaq application and listing fee, all amounts are estimates.

SEC Registration Fee	US$	75,167
FINRA Filing Fee		91,063
Nasdaq Application and Listing Fee		150,000
Printing and Engraving Expenses		400,000
Legal Fees and Expenses		1,972,000
Accounting Fees and Expenses		1,250,000
Miscellaneous		1,985,000

Total	US$	5,923,230

 LEGAL MATTERS

        We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Latham & Watkins with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Class Z ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Walkers. Certain legal matters as to PRC law will be passed upon for us by Commerce & Finance Law Offices and for the underwriters by Tian Yuan Law Firm. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Walkers with respect to matters governed by Cayman Islands law and Commerce & Finance Law Offices with respect to matters governed by PRC law. Latham & Watkins may rely upon Tian Yuan Law Firm with respect to matters governed by PRC law.

 EXPERTS

        The consolidated financial statements as of December 31, 2015, 2016 and 2017, and for each of the three years in the period ended December 31, 2017 included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The registered business address of PricewaterhouseCoopers Zhong Tian LLP is 6/F DBS Bank Tower, 1318, Lu Jia Zui Ring Road, Pudong New Area, Shanghai, the People's Republic of China.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to the underlying Class Z ordinary shares represented by the ADSs to be sold in this offering. We have also filed a related registration statement on Form F-6 with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and our ADSs.

        Immediately upon the effectiveness of the registration statement on Form F-1 of which this prospectus forms a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC's website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-732-0330 or visit the SEC website for further information on the operation of the public reference rooms.

        As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders' meetings and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, if we so request, will mail to all record holders of ADSs the information contained in any notice of a shareholders' meeting received by the depositary from us.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Bilibili Inc.

Opinion on the Financial Statements

        We have audited the accompanying consolidated balance sheets of Bilibili Inc. and its subsidiaries as of December 31, 2017, 2016 and 2015, and the related consolidated statements of operations and comprehensive loss, of shareholders' deficit and of cash flows for each of the three years in the period ended December 31, 2017, including the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2017 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

        These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

        Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/PricewaterhouseCoopers Zhong Tian LLP
Beijing, the People's Republic of China
March 2, 2018

We have served as the Company's auditor since 2017.

BILIBILI INC.

CONSOLIDATED BALANCE SHEETS

(All amounts in thousands, except for share and per share data)

	December 31, 2015	December 31, 2016	December 31, 2017	December 31, 2017	December 31, 2017	December 31, 2017
	RMB	RMB	RMB	US$	RMB	US$
				Note 2(e)	Pro forma	Note 2(e)
					(Note 28)	Pro forma
					(unaudited)	(Note 28)
						(unaudited)
Assets
Current assets:
Cash and cash equivalents	689,663	387,198	762,882	117,253	762,882	117,253
Time deposits	—	—	1,960	301	1,960	301
Restricted cash	10,109	—	—	—	—	—
Accounts receivable, net	16,639	110,666	392,942	60,394	392,942	60,394
Receivables due from related parties	—	5,000	29,660	4,559	29,660	4,559
Prepayments and other current assets	86,143	185,378	477,265	73,354	477,265	73,354
Short-term investments	50,000	712,564	488,391	75,064	488,391	75,064

Total current assets	852,554	1,400,806	2,153,100	330,925	2,153,100	330,925

Non-current assets:
Property and equipment, net	34,230	51,024	186,418	28,652	186,418	28,652
Production cost	—	4,410	20,796	3,196	20,796	3,196
Intangible assets, net	109,515	282,472	426,292	65,520	426,292	65,520
Goodwill	—	50,967	50,967	7,833	50,967	7,833
Long-term investments	160,644	377,031	635,952	97,744	635,952	97,744

Total non-current assets	304,389	765,904	1,320,425	202,945	1,320,425	202,945

Total assets	1,156,943	2,166,710	3,473,525	533,870	3,473,525	533,870

Liabilities
Current liabilities:
Accounts payable (including accounts payable of the consolidated VIEs without recourse to the primary beneficiary of RMB44.6 million, RMB241.9 million and RMB500.7 million as of December 31, 2015, 2016 and 2017, respectively)	122,762	316,859	596,507	91,681	596,507	91,681
Salary and welfare payables (including salary and welfare payables of the consolidated VIEs without recourse to the primary beneficiary of RMB8.0 million, RMB43.1 million and RMB60.4 million as of December 31, 2015, 2016 and 2017, respectively)	18,212	57,349	148,605	22,840	148,605	22,840
Taxes payable (including taxes payable of the consolidated VIEs without recourse to the primary beneficiary of RMB6.3 million, RMB10.3 million and RMB20.6 million as of December 31, 2015, 2016 and 2017, respectively)	6,771	10,982	24,992	3,841	24,992	3,841
Short-term loans (including short-term loans of the consolidated VIEs without recourse to the primary beneficiary of RMB10.0 million, nil and nil as of December 31, 2015, 2016 and 2017, respectively)	10,000	—	—	—	—	—
Deferred revenue (including deferred revenue of the consolidated VIEs without recourse to the primary beneficiary of RMB16.6 million, RMB215.7 million and RMB571.2 million as of December 31, 2015, 2016 and 2017, respectively)	16,564	218,396	572,848	88,045	572,848	88,045

The accompanying notes are an integral part of these consolidated financial statements.

BILIBILI INC.

CONSOLIDATED BALANCE SHEETS (Continued)

(All amounts in thousands, except for share and per share data)

	December 31, 2015	December 31, 2016	December 31, 2017	December 31, 2017	December 31, 2017	December 31, 2017
	RMB	RMB	RMB	US$	RMB	US$
				Note 2(e)	Pro forma	Note 2(e)
					(Note 28)	Pro forma
					(unaudited)	(Note 28)
						(unaudited)
Accrued liabilities and other payables (including accrued liabilities and other payables of the consolidated VIEs without recourse to the primary beneficiary of RMB4.4 million, RMB17.2 million and RMB29.3 million as of December 31, 2015, 2016 and 2017, respectively)	133,893	24,514	49,318	7,580	49,318	7,580
Amount due to related parties (including amount due to related parties of the consolidated VIEs without recourse to the primary beneficiary of nil,nil and RMB5.7 million as of December 31, 2015, 2016 and 2017, respectively)	—	—	5,724	880	5,724	880

Total current liabilities	308,202	628,100	1,397,994	214,867	1,397,994	214,867

Total liabilities	308,202	628,100	1,397,994	214,867	1,397,994	214,867

Commitments and contingencies (See Note 21)
Mezzanine equity:
Series A convertible redeemable preferred shares, US$0.0001 par value; 10,264,246 shares authorized, issued and outstanding with redemption value of RMB2.9, and liquidation value of RMB3.1, as of December 31, 2015; 7,078,502 shares authorized, issued and outstanding with redemption value of RMB3.1 and RMB2.9, and liquidation value of RMB3.5 and RMB3.4 as of December 31, 2016 and 2017, respectively; (No shares authorized, issued and outstanding on a pro-forma basis as of December 31, 2017)	22,511	15,640	16,625	2,555	—	—
Series A+ convertible redeemable preferred shares, US$0.0001 par value; 15,514,706 shares authorized, issued and outstanding with redemption value of RMB5.6 and liquidation value of RMB5.2, as of December 31, 2015, 14,643,281 shares authorized, issued and outstanding with redemption value of RMB6.3 and RMB6.3, and liquidation value of RMB5.6 and RMB5.2 as of December 31, 2016 and 2017, respectively; (No shares authorized, issued and outstanding on a pro-forma basis as of December 31, 2017)	78,860	79,349	85,681	13,169	—	—
Series B convertible redeemable preferred shares, US$0.0001 par value; 22,794,876 shares authorized, issued and outstanding with redemption value of RMB13.4, RMB15.3 and RMB15.3 as of December 31, 2015, 2016 and 2017, respectively; and liquidation value of RMB12.6, RMB13.4 and RMB12.7 as of December 31, 2015, 2016 and 2017, respectively; (No shares authorized, issued and outstanding on a pro-forma basis as of December 31, 2017)	282,188	302,257	325,559	50,038	—	—

The accompanying notes are an integral part of these consolidated financial statements.

BILIBILI INC.

CONSOLIDATED BALANCE SHEETS (Continued)

(All amounts in thousands, except for share and per share data)

	December 31, 2015	December 31, 2016	December 31, 2017	December 31, 2017	December 31, 2017	December 31, 2017
	RMB	RMB	RMB	US$	RMB	US$
				Note 2(e)	Pro forma	Note 2(e)
					(Note 28)	Pro forma
					(unaudited)	(Note 28)
						(unaudited)
Series C convertible redeemable preferred shares, US$0.0001 par value; 39,297,373 shares authorized, issued and outstanding with redemption value of RMB27.5 and RMB31.4, and liquidation value of RMB26.7 and RMB28.5 as of December 31, 2015 and 2016, respectively; 27,996,184 shares authorized, issued and outstanding with redemption value of RMB31.5, and liquidation value of RMB26.8 as of December 31, 2017 (No shares authorized, issued and outstanding on a pro-forma basis as of December 31, 2017)	1,010,918	1,085,154	797,355	122,551	—	—
Series C1 convertible redeemable preferred shares, US$0.0001 par value; No shares authorized, issued and outstanding, as of December 31, 2015; 42,585,304 shares authorized, issued and outstanding with redemption value of RMB34.0 and RMB34.1, and liquidation value of RMB32.5 and RMB30.6 as of December 31, 2016 and 2017, respectively; (No shares authorized, issued and outstanding on a pro-forma basis as of December 31, 2017)	—	1,344,896	1,442,351	221,685	—	—
Series C2 convertible redeemable preferred shares, US$0.0001 par value; No shares authorized, issued and outstanding, as of December 31, 2015, 954,605 shares authorized, issued and outstanding with redemption value of RMB38.0 and RMB38.2, and liquidation value of RMB36.3 and RMB34.2 as of December 31, 2016 and 2017, respectively; (No shares authorized, issued and outstanding on a pro-forma basis as of December 31, 2017)	—	34,317	36,763	5,650	—	—
Series D1 convertible redeemable preferred shares, US$0.0001 par value; No shares authorized, issued and outstanding as of December 31, 2015 and 2016; 13,101,189 shares authorized, issued and outstanding with redemption value of RMB42.6, liquidation value of RMB40.5 as of December 31, 2017. (No shares authorized, issued and outstanding on a pro-forma basis as of December 31, 2017)	—	—	586,385	90,126	—	—
Series D2 convertible redeemable preferred shares, US$0.0001 par value; No shares authorized, issued and outstanding as of December 31, 2015 and 2016; 13,759,564 shares authorized, issued and outstanding with redemption value of RMB50.0, liquidation value of RMB47.5 as of December 31, 2017. (No shares authorized, issued and outstanding on a pro-forma basis as of December 31, 2017)	—	—	724,324	111,327	—	—

Total mezzanine equity	1,394,477	2,861,613	4,015,043	617,101	—	—

The accompanying notes are an integral part of these consolidated financial statements.

BILIBILI INC.

CONSOLIDATED BALANCE SHEETS (Continued)

(All amounts in thousands, except for share and per share data)

	December 31, 2015	December 31, 2016	December 31, 2017	December 31, 2017	December 31, 2017	December 31, 2017
	RMB	RMB	RMB	US$	RMB	US$
				Note 2(e)	Pro forma	Note 2(e)
					(Note 28)	Pro forma
					(unaudited)	(Note 28)
						(unaudited)
Shareholders' deficit:
Ordinary shares:
Class A ordinary shares:
US$0.0001 par value; 387,896,446 , 348,413,706 and 332,854,142 shares authorized as of December 31, 2015, 2016 and 2017, 57,445,066, 71,136,926 and 69,336,926 shares issued and outstanding as of December 31, 2015, 2016 and 2017, respectively; (No shares authorized, issued and outstanding on a pro-forma basis as of December 31, 2017)	36	46	45	7	—	—
Class Y ordinary shares:
US$0.0001 par value; No shares authorized, issued and outstanding as of December 31, 2015, 2016 and 2017; (100,000,000 shares authorized, 85,364,814 shares issued and outstanding on a pro-forma basis as of December 31, 2017)	—	—	—	—	56	9
Class Z ordinary shares:
US$0.0001 par value; No shares authorized, issued and outstanding as of December 31, 2015, 2016 and 2017; (9,800,000,000 shares authorized, 151,117,970 shares issued and outstanding on a pro-forma basis as of December 31, 2017)	—	—	—	—	98	15
Other permanent equities (Note 16):
Class B ordinary shares:
US$0.0001 par value; 13,600,000 shares authorized, issued and outstanding as of December 31, 2015, 2016 and 2017, respectively; (No shares authorized, issued and outstanding on a pro-forma basis as of December 31, 2017)	16,356	16,356	16,356	2,514	—	—
Class C ordinary shares:
US$0.0001 par value; 8,500,000 shares authorized, issued and outstanding as of December 31, 2015, 2016 and 2017, respectively; (No shares authorized, issued and outstanding on a pro-forma basis as of December 31, 2017)	16,944	16,944	16,944	2,604	—	—
Class D ordinary shares:
US$0.0001 par value; 2,132,353 shares authorized, issued and outstanding as of December 31, 2015, 2016 and 2017, respectively; (No shares authorized, issued and outstanding on a pro-forma basis as of December 31, 2017)	6,911	6,911	6,911	1,062	—	—
Additional paid-in capital	23,173	307,036	208,884	32,105	4,264,029	655,369
Statutory reserves	617	1,595	4,075	626	4,075	626
Accumulated other comprehensive income	47,694	105,742	30,047	4,618	30,047	4,618
Accumulated deficit	(655,885)	(1,777,990)	(2,222,774)	(341,634)	(2,222,774)	(341,634)

Total Bilibili Inc.'s shareholders' (deficit)/equity	(544,154)	(1,323,360)	(1,939,512)	(298,098)	2,075,531	319,003

Noncontrolling interests	(1,582)	357	—	—	—	—

Total shareholders' (deficit)/equity	(545,736)	(1,323,003)	(1,939,512)	(298,098)	2,075,531	319,003

Total liabilities, mezzanine equity and shareholders' (deficit)/equity	1,156,943	2,166,710	3,473,525	533,870	3,473,525	533,870

The accompanying notes are an integral part of these consolidated financial statements.

BILIBILI INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(All amounts in thousands, except for share and per share data)

	For the Year Ended December 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	US$ Note 2(e)
Net revenues	130,996	523,310	2,468,449	379,394
Cost of revenues	(303,568)	(772,812)	(1,919,241)	(294,982)

Gross (loss)/profit	(172,572)	(249,502)	549,208	84,412
Operating expenses:
Sales and marketing expenses	(17,689)	(102,659)	(232,489)	(35,733)
General and administrative expenses	(153,707)	(451,334)	(260,898)	(40,099)
Research and development expenses	(24,915)	(91,222)	(280,093)	(43,050)

Total operating expenses	(196,311)	(645,215)	(773,480)	(118,882)

Loss from operations	(368,883)	(894,717)	(224,272)	(34,470)
Other income/(expenses):
Investment income, net	—	9,795	22,957	3,528
Interest income	2,345	1,502	1,483	228
Exchange (losses)/gains	(3,732)	(21,267)	6,445	991
Others, net	(793)	(3,668)	18,518	2,846

Loss before tax	(371,063)	(908,355)	(174,869)	(26,877)
Income tax	(2,425)	(3,141)	(8,881)	(1,365)

Net loss	(373,488)	(911,496)	(183,750)	(28,242)
Accretions to preferred shares redemption value	(57,942)	(161,933)	(258,554)	(39,739)
Deemed dividend in connection with repurchase of preferred shares	(139,522)	(113,151)	(129,244)	(19,864)
Net loss attributable to noncontrolling interests	1,912	1,430	—	—

Net loss attributable to the Bilibili Inc.'s shareholders	(569,040)	(1,185,150)	(571,548)	(87,845)
Net loss	(373,488)	(911,496)	(183,750)	(28,242)
Other comprehensive income/(loss):
Foreign currency translation adjustments	47,729	58,048	(75,695)	(11,634)

Total other comprehensive income/(loss)	47,729	58,048	(75,695)	(11,634)

Total comprehensive loss	(325,759)	(853,448)	(259,445)	(39,876)
Accretions to preferred shares redemption value	(57,942)	(161,933)	(258,554)	(39,739)
Deemed dividend in connection with repurchase of preferred shares	(139,522)	(113,151)	(129,244)	(19,864)
Net loss attributable to noncontrolling interests	1,912	1,430	—	—

Comprehensive loss attributable to the Bilibili Inc.'s shareholders	(521,311)	(1,127,102)	(647,243)	(99,479)

Net loss per share, basic	(9.72)	(20.42)	(8.17)	(1.26)
Net loss per share, diluted	(9.72)	(20.42)	(8.17)	(1.26)
Weighted average number of ordinary shares, basic	58,548,310	58,038,570	69,938,570	69,938,570
Weighted average number of ordinary shares, diluted	58,548,310	58,038,570	69,938,570	69,938,570
Share-based compensation expenses included in:
Cost of revenues	476	3,775	7,936	1,220
Selling and marketing expenses	94	3,029	3,423	526
General and administrative expenses	100,228	353,806	56,746	8,722
Research and development expenses	119	4,878	11,849	1,821

The accompanying notes are an integral part of these consolidated financial statements.

BILIBILI INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT

(All amounts in thousands, except for share and per share data)

	Ordinary shares		Other permanent equities
	Class A ordinary shares		Class B ordinary shares		Class C ordinary shares		Class D ordinary shares
											Accumulated other comprehensive income/(loss)
									Additional paid-in capital	Statutory reserve		Accumulated deficit	Noncontrolling interests	Total shareholders' deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
		RMB		RMB		RMB		RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance at December 31, 2014	59,886,000	37	13,600,000	16,356	8,500,000	16,944	2,132,353	6,911	31,546	—	(35)	(95,623)	171	(23,693)
Net loss	—	—	—	—	—	—	—	—	—	—	—	(371,576)	(1,912)	(373,488)
Share-based compensation	2,500,000	2	—	—	—	—	—	—	100,915	—	—	—	—	100,917
Redesignation of preferred shares to ordinary shares	—	—	—	—	—	—	—	—	11,822	—	—	—	—	11,822
Repurchase of Series A convertible redeemable preferred shares	—	—	—	—	—	—	—	—	(9,395)	—	—	(130,127)	—	(139,522)
Repurchase of Class A ordinary shares	(4,940,934)	(3)	—	—	—	—	—	—	(111,715)	—	—	—	—	(111,718)
Preferred shares redemption value accretion	—	—	—	—	—	—	—	—	—	—	—	(57,942)	—	(57,942)
Capital injection in subsidiaries by noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	—	159	159
Appropriation to statutory reserves	—	—	—	—	—	—	—	—	—	617	—	(617)	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	47,729	—	—	47,729

Balance at December 31, 2015	57,445,066	36	13,600,000	16,356	8,500,000	16,944	2,132,353	6,911	23,173	617	47,694	(655,885)	(1,582)	(545,736)

The accompanying notes are an integral part of these consolidated financial statements.

BILIBILI INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT (Continued)

(All amounts in thousands, except for share and per share data)

	Ordinary shares		Other permanent equities
	Class A ordinary shares		Class B ordinary shares		Class C ordinary shares		Class D ordinary shares
											Accumulated other comprehensive income/(loss)
									Additional paid-in capital	Statutory reserve		Accumulated deficit	Noncontrolling interests	Total shareholders' deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
		RMB		RMB		RMB		RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance at December 31, 2015	57,445,066	36	13,600,000	16,356	8,500,000	16,944	2,132,353	6,911	23,173	617	47,694	(655,885)	(1,582)	(545,736)
Net loss	—	—	—	—	—	—	—	—	—	—	—	(910,066)	(1,430)	(911,496)
Share-based compensation	13,691,860	10	—	—	—	—	—	—	331,569	—	—	—	—	331,579
Repurchase of Series A convertible redeemable preferred shares	—	—	—	—	—	—	—	—	(43,748)	—	—	(47,244)	—	(90,992)
Repurchase of Series A+ convertible redeemable preferred shares	—	—	—	—	—	—	—	—	(22,159)	—	—	—	—	(22,159)
Preferred shares redemption value accretion	—	—	—	—	—	—	—	—	—	—	—	(161,933)	—	(161,933)
Capital injection in subsidiaries by noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	—	1,485	1,485
Options issued for purchase of subsidiaries	—	—	—	—	—	—	—	—	18,201	—	—	—	—	18,201
Purchase of noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	(1,884)	1,884	—
Appropriation to statutory reserves	—	—	—	—	—	—	—	—	—	978	—	(978)	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	58,048	—	—	58,048

Balance at December 31, 2016	71,136,926	46	13,600,000	16,356	8,500,000	16,944	2,132,353	6,911	307,036	1,595	105,742	(1,777,990)	357	(1,323,003)

The accompanying notes are an integral part of these consolidated financial statements.

BILIBILI INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT (Continued)

(All amounts in thousands, except for share and per share data)

	Ordinary shares		Other permanent equities
	Class A ordinary shares		Class B ordinary shares		Class C ordinary shares		Class D ordinary shares
											Accumulated other comprehensive income/(loss)
									Additional paid-in capital	Statutory reserve		Accumulated deficit	Noncontrolling interests	Total shareholders' deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
		RMB		RMB		RMB		RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance at December 31, 2016	71,136,926	46	13,600,000	16,356	8,500,000	16,944	2,132,353	6,911	307,036	1,595	105,742	(1,777,990)	357	(1,323,003)
Net loss	—	—	—	—	—	—	—	—	—	—	—	(183,750)	—	(183,750)
Share-based compensation	—	—	—	—	—	—	—	—	69,480	—	—	—	—	69,480
Repurchase of Class A ordinary shares	(1,154,643)	(1)	—	—	—	—	—	—	(49,085)	—	—	—	—	(49,086)
Redesignation of Class A ordinary shares to Series D1 convertible redeemable preferred shares	(645,357)	—	—	—	—	—	—	—	(17,003)	—	—	—	—	(17,003)
Redesignation of Series C convertible redeemable preferred shares to Series D1 convertible redeemable preferred shares	—	—	—	—	—	—	—	—	(129,244)	—	—	—	—	(129,244)
Preferred shares redemption value accretion	—	—	—	—	—	—	—	—	—	—	—	(258,554)	—	(258,554)
Purchase of noncontrolling interests	—	—	—	—	—	—	—	—	(2,332)	—	—	—	(357)	(2,689)
Spin off transactions	—	—	—	—	—	—	—	—	30,032	—	—	—	—	30,032
Appropriation to statutory reserves	—	—	—	—	—	—	—	—	—	2,480	—	(2,480)	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	(75,695)	—	—	(75,695)

Balance at December 31, 2017	69,336,926	45	13,600,000	16,356	8,500,000	16,944	2,132,353	6,911	208,884	4,075	30,047	(2,222,774)	—	(1,939,512)

The accompanying notes are an integral part of these consolidated financial statements.

BILIBILI INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(All amounts in thousands, except for share and per share data)

	For the year ended December 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	US$
				Note 2(e)
Cash flows from operating activities:
Net loss	(373,488)	(911,496)	(183,750)	(28,242)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	5,721	18,868	38,356	5,895
Amortization of intangible assets and production cost	36,505	142,650	266,042	40,890
Share-based compensation expenses	100,917	365,488	79,954	12,289
Allowance for doubtful accounts	—	5,270	2,716	417
Unrealized exchange losses/(gains)	3,732	21,267	(115)	(18)
Fair value changes of short-term investments	—	(4,602)	(12,523)	(1,925)
Changes in operating assets and liabilities:
Accounts receivable	(11,103)	(92,568)	(283,218)	(43,530)
Receivables due from related parties	—	(5,000)	(24,660)	(3,790)
Prepayments and other current assets	(29,303)	(125,353)	(247,492)	(38,039)
Accounts payable	54,715	149,647	271,893	41,789
Salary and welfare payables	13,944	39,137	91,402	14,048
Taxes payable	6,636	4,211	13,514	2,077
Amount due to related parties	—	—	5,724	880
Deferred revenue	4,089	194,624	356,413	54,780
Accrued liabilities and other payables	(4,300)	(1,110)	74,305	11,420
Impairment of long-term investment	—	—	15,989	2,457

Net cash (used in)/generated from operating activities	(191,935)	(198,967)	464,550	71,398

Cash flows from investing activities:
Purchase of property and equipment	(25,702)	(42,204)	(144,906)	(22,272)
Purchase of intangible assets and production cost	(119,103)	(246,204)	(485,912)	(74,683)
Purchase of short-term investments	(50,000)	(3,069,813)	(4,708,514)	(723,684)
Proceeds from maturities of short-term investments	—	2,414,560	4,932,376	758,092
Cash consideration paid for purchase of subsidiaries, net of cash acquired	—	(27,252)	—	—
Cash paid for long-term investments including loans	(160,644)	(216,387)	(320,088)	(49,196)
Cash received from disposal of long-term investment	—	—	12,750	1,960
Transfer (to)/from restricted cash	(10,109)	10,109	—	—
Placement of time deposits	—	—	(1,960)	(301)

Net cash used in investing activities	(365,558)	(1,177,191)	(716,254)	(110,084)

Cash flows from financing activities:
Proceeds from short-term loans	10,000	—	—	—
Repayment of short-term loans	—	(10,000)	—	—
Proceeds from loans to investees	—	3,212	9,000	1,383
Repayment of loans to investees	(7,637)	(4,150)	—	—
Capital injection from/(repurchase of) noncontrolling interest shareholders	159	1,485	(2,689)	(413)
Repurchase of Series A convertible redeemable preferred shares	(152,930)	(98,931)	—	—
Repurchase of Series A+ convertible redeemable preferred shares	—	(27,062)	—	—
Repurchase of ordinary shares	(111,718)	—	(49,086)	(7,544)
Proceeds from issuance of Series B convertible redeemable preferred shares (net of issuance cost of RMB6,948)	251,894	—	—	—
Proceeds from issuance of Series C convertible redeemable preferred shares (net of issuance cost of RMB13,530)	978,248	—	—	—
Proceeds from issuance of Series C1 convertible redeemable preferred shares (net of issuance cost of RMB13,031)	131,168	1,126,712	—	—
Proceeds from issuance of Series C2 convertible redeemable preferred shares (net of issuance cost of RMB335)	—	32,821	—	—
Proceeds from issuance of Series D1 convertible redeemable preferred shares (net of issuance cost of RMB nil)	—	—	49,086	7,544
Proceeds from issuance of Series D2 convertible redeemable preferred shares (net of issuance cost of RMB nil)	—	—	689,069	105,908
Cash and cash equivalents of disposed business in connection with the spin off transaction	—	—	(19,847)	(3,050)

Net cash provided by financing activities	1,099,184	1,024,087	675,533	103,828

Effect of exchange rate changes on cash and cash equivalents held in foreign currencies	42,953	49,606	(48,145)	(7,400)
Net increase/(decrease) in cash and cash equivalents	584,644	(302,465)	375,684	57,742
Cash and cash equivalents at beginning of the year	105,019	689,663	387,198	59,511

Cash and cash equivalents at end of the year	689,663	387,198	762,882	117,253

Supplemental disclosures of cash flow information:
Cash paid for income taxes, net of tax refund	—	2,453	6,196	952
Cash paid for interest expense	—	398	—	—
Supplemental schedule of non-cash investing and financing activities:
Accretion to preferred shares redemption value	57,942	161,933	258,554	39,739
Deemed dividend in connection with repurchase of preferred shares	139,522	113,151	129,244	19,864
Fixed assets purchases financed by accounts payable	8,468	1,158	30,050	4,619
Share options granted for acquisitions	—	18,201	—	—
Acquisitions financed by accrued liabilities and other payables	—	9,080	—	—
Intangible assets purchases financed by accounts payable	28,467	80,226	70,726	10,870

The accompanying notes are an integral part of these consolidated financial statements.

BILIBILI INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

1. Operations and Reorganization

a)    The Group

        Bilibili Inc., (the "Company" or "Bilibili"), is an online entertainment platform for young generations. The Company, through its consolidated subsidiaries and variable interest entities ("VIEs") (collectively referred to as the "Group") is primarily engaged in the operation of providing online entertainment services to users in the People's Republic of China (the "PRC" or "China").

        As of December 31, 2017, the Company's major subsidiaries and VIEs are as follows:

Major Subsidiaries	Place and year of Incorporation	Percentage of Direct or Indirect Economic Ownership	Principal activities
Bilibili HK Limited	Hong Kong Y2014	100	Investment holding
Hode HK Limited	Hong Kong Y2014	100	Investment holding
Bilibili Co., Ltd.	Japan Y2014	100	Business development
Hode Shanghai Limited.	PRC Y2014	100	Technology development
Shanghai Bilibili Technology Co., Ltd.	PRC Y2016	100	Technology development

Major VIEs and VIEs' subsidiaries	Place and year of Incorporation/ Acquisition	Percentage of Direct or Indirect Economic Ownership	Principal activities
Shanghai Hode Information Technology Co., Ltd.	PRC Y2013	100	Mobile game operation
Shanghai Kuanyu Digital Technology Co., Ltd.	PRC Y2014	100	Video distribution
Sharejoy Network Technology Co., Ltd.	PRC Y2014	100	Game promotion and marketing

  History of the Group

  •
  Reorganization

        The Group commenced operations in 2011. Shanghai Hode Information Technology Co., Ltd. (the "Shanghai Hode") was established in 2013 by several PRC citizens, the founders, to carry out the Group's principal business.

        The Company was incorporated as a limited liability company in the Cayman Islands in December 2013. Through a series of contemplated transactions in October and December 2014, Hode Shanghai Limited (the "Hode Technology") was established to control Shanghai Hode through contractual arrangements (the "Reorganization"). Through these Reorganization transactions, the Group's business continued to be carried out by Shanghai Hode without changes in control. Accordingly, pursuant to the guidance in ASC 805, "Business Combinations", Hode Technology that was established to consolidate Shanghai Hode, which was identified as the acquiree for accounting purposes. There was no change in financial statements preparation basis resulted from these Reorganization transactions. Further, the Group obtained control over Shanghai Kuanyu Digital Technology Co., Ltd. (the "Shanghai Kuanyu")

BILIBILI INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

1. Operations and Reorganization (Continued)

in November 2014 through contractual agreements. Shanghai Hode and Shanghai Kuanyu became variable interest entities (the "VIEs") of the Group.

  •
  Issuance, repurchase and cancellation of ordinary shares and preferred shares

        A summary of the key equity transactions of the Group that have occurred since the inception of the Company is as follows:

        In June 2014, the Company issued an aggregated 50,936,000 ordinary shares to the founders. In October 2014, 37,336,000 ordinary shares were redesignated to class A ordinary shares, 10,200,000 and 3,400,000 ordinary shares were redesignated to Class B ordinary shares. In October 2014, one founder further subscribed 6,800,000 Class A ordinary shares.

        In November 2014, the Company issued 7,000,000 Class C ordinary shares, 25,000,000 Series A Convertible and Redeemable Preferred Shares ("Series A Preferred Shares") to one founder and an investor for cash considerations of RMB7.8 million and US$4.5 million (RMB27.6million) respectively. In conjunction with the issuances of the Series A Preferred Shares, one founder sold 2,350,000 Class A ordinary shares to the Series A Preferred Shares investors, which were redesignated into Series A Preferred Shares.

        In December 2014, the Company issued 15,514,706 Series A+ Convertible and Redeemable Preferred Shares ("Series A+ Preferred Share"), 3,100,000 Class A ordinary shares and 500,000 Class C ordinary shares to a group of investors and a newly joined founder. Further, 5,000,000 Class A ordinary shares and 2,132,353 Class D ordinary shares were issued to Mr. Rui Chen, the Company's Chairman of the Board of Directors and Chief Executive Officer ("CEO"). In conjunction with the issuances of the Series A+ Preferred Shares, the investors agreed to transfer 11,000,000 Series A Preferred Shares to Mr. Rui Chen, which were redesignated into 10,000,000 Class A ordinary shares and 1,000,000 Class C ordinary shares. The 10,000,000 Class A ordinary Shares was subject to an agreed vesting schedule provided that Mr. Rui Chen would continue his employment with the Group till the end of 2015. Consideration paid by Mr. Rui Chen for the 1,000,000 Class C ordinary Shares was approximately RMB1.3 million (US$0.2 million).

        In January 2015, the Company issued 22,794,876 Series B Convertible and Redeemable Preferred Shares ("Series B Preferred Shares") for total cash considerations of US$44.2 million (RMB271.1 million).

        In July 2015, the Company issued 39,297,373 Series C Convertible and Redeemable Preferred Shares ("Series C Preferred Shares") for cash considerations of US$161.4 million (RMB991.8 million).

        Concurrent with the issuance of Series B and Series C Preferred Shares in January and July 2015, the Company repurchased and cancelled 940,934 and 4,000,000 Class A ordinary shares held by the founders, who are also employees of the Company, and 6,085,754 Series A Preferred Shares held by Series A Preferred Shares investors, at the price of US$1.8 million (RMB11.2 million), US$16.4 million (RMB100.5 million) and US$25.0 million (RMB152.9 million).

        In May 2016, the Company issued 41,480,769 Series C1 Convertible and Redeemable Preferred Shares and 954,605 Series C2 Convertible and Redeemable Preferred Shares ("Series C1/C2 Preferred

BILIBILI INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

1. Operations and Reorganization (Continued)

Shares") for cash considerations of US$194.3 million (RMB1,264.3 million) and US$5.0 million (RMB33.2 million), respectively.

        Concurrent with the issuance of Series C1/C2 Preferred Shares in May 2016, the Company repurchased and cancelled 3,185,744 Series A Preferred Shares and 871,425 Series A+ Preferred Shares held by the investors, at the price of US$14.9 million (RMB98.9 million) and US$4.1 million (RMB27.1 million) respectively.

        Additionally, in May 2016, the Company redesignated 1,104,535 Class A ordinary shares held by three founders into Series C1 Preferred Shares, and then transferred such 1,104,535 Series C1 Preferred Shares to one founder, who is also an employee of the Company, at par value. The Company did not receive any proceeds from this transaction.

        Respectively in July 2015 and May 2016, the Company issued 2,500,000 and 2,000,000 Class A ordinary shares to one founder, who is also an employee of the Company, for free.

        In December 2016, the Company issued 12,796,395 Class A ordinary shares to one founder, who is also an employee of the Company, for free.

        In May 2017, the Company issued 11,946,546 Series D1 Convertible and Redeemable Preferred Shares ("Series D1 Preferred Shares"), among which, 11,301,189 shares were Series C Preferred Shares repurchased by the Company from Series C Preferred Shares investors and redesignated into Series D1 Preferred Shares while 645,357 shares were Class A ordinary shares repurchased from the founders and redesignated into Series D1 Preferred Shares. The Company also issued 1,154,643 Series D1 Preferred Shares for cash consideration of US$7.2 million (RMB49.1 million). Meanwhile, the Company issued 13,759,564 Series D2 Convertible and Redeemable Preferred Shares ("Series D2 Preferred Shares") for cash consideration of US$100.0 million (RMB689.1 million). Concurrent with the issuance of such Series D1/D2 Preferred Shares, the Company repurchased 1,154,643 Class A ordinary shares from two founders.

        The Company had 57,445,066 Class A ordinary shares, 13,600,000 Class B ordinary shares, 8,500,000 Class C ordinary shares, and 2,132,353 Class D ordinary shares issued and outstanding as at December 31, 2015, 71,136,926 Class A ordinary shares, 13,600,000 Class B ordinary shares, 8,500,000 Class C ordinary shares, and 2,132,353 Class D ordinary shares issued and outstanding as at December 31, 2016, 69,336,926 Class A ordinary shares, 13,600,000 Class B ordinary shares, 8,500,000 Class C ordinary shares, and 2,132,353 Class D ordinary shares issued and outstanding as at December 31, 2017.

        The Company had 10,264,246 Series A Preferred Shares, 15,514,706 Series A+ Preferred Shares, 22,794,876 Series B Preferred Shares, 39,297,373 Series C Preferred Shares issued and outstanding as at December 31, 2015, 7,078,502 Series A Preferred Shares, 14,643,281 Series A+ Preferred Shares, 22,794,876 Series B Preferred Shares, 39,297,373 Series C Preferred Shares, 42,585,304 Series C1 Preferred Shares, 954,605 Series C2 Preferred Shares issued and outstanding as at December 31, 2016, 7,078,502 Series A Preferred Shares, 14,643,281 Series A+ Preferred Shares, 22,794,876 Series B Preferred Shares, 27,996,184 Series C Preferred Shares, 42,585,304 Series C1 Preferred Shares, 954,605 Series C2 Preferred Shares, 13,101,189 Series D1 Preferred Shares, and 13,759,564 Series D2 Preferred Shares issued and outstanding as at December 31, 2017.

BILIBILI INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

1. Operations and Reorganization (Continued)

  Contractual agreements with major VIEs

        In order to comply with the PRC laws and regulations which prohibit or restrict foreign control of companies involved in provision of internet content services, the Group operates its restricted businesses in the PRC through its VIEs, whose equity interests are held by certain founders of the Group. The Company obtained control over these VIEs by entering into a series of contractual arrangements with the legal shareholders who are also referred to as nominee shareholders. These nominee shareholders are the legal owners of the VIEs. However, the rights of those nominee shareholders have been transferred to the Company through the contractual arrangements.

        The contractual arrangements that are used to control the VIEs include powers of attorney, exclusive technology consulting and service agreements, equity pledge agreements and exclusive option agreements. Management concluded that the Company, through the contractual arrangements, has the power to direct the activities that most significantly impact the VIEs' economic performance, bears the risks of and enjoys the rewards normally associated with ownership of the VIEs, and therefore the Company is the ultimate primary beneficiary of these VIEs. As such, The Company consolidates the financial statements of these VIEs. Consequently, the financial results of the VIEs were included in the Group's consolidated financial statements in accordance with the basis of presentation as stated in Note 2 a).

        The following is a summary of (i) the contractual agreements entered into by and among Hode Technology, Shanghai Hode, and the nominee shareholders of Shanghai Hode;

        Exclusive Technology Consulting and Services Agreements.    Under the exclusive technology consulting and services agreement between Hode Technology and Shanghai Hode, dated November 3, 2014, Hode Technology has the exclusive right to provide to Shanghai Hode consulting and services related to, among other things, research and development, system operation, advertising, internal training and technical support. Hode Technology has the exclusive ownership of intellectual property rights created as a result of the performance of this agreement. Shanghai Hode shall pay Hode Technology an annual service fee, which subject to the adjustment by Hode Technology at its sole discretion. This agreement will remain effective for a 10-years term and then be automatically renewed, unless Hode Technology gives Shanghai Hode a termination notice 90 days before the term ends.

        Exclusive Option Agreements.    Pursuant to the exclusive purchase option agreement, dated November 3, 2014, among Hode Technology, Shanghai Hode and its shareholders, each of the shareholders of Shanghai Hode irrevocably granted Hode Technology an exclusive option to purchase, or have its designated person to purchase, at its discretion, to the extent permitted under PRC law, all or part of their equity interests in Shanghai Hode, and the purchase price shall be the lowest price permitted by applicable PRC law. In addition, Shanghai Hode irrevocably granted Hode Technology an exclusive option to purchase, or have its designated person to purchase, at its discretion, to the extent permitted under PRC law, all or part of Shanghai Hode's assets at the book value of such assets, or at the lowest price permitted by applicable PRC law, whichever is higher. The shareholders of Shanghai Hode undertakes that, without the prior written consent of Hode Technology or the Company, they shall not increase or decrease the registered capital, dispose of its assets, incur any debts or guarantee liabilities, enter into any material purchase agreements, conduct any merger, acquisition or investments, amend its articles of association or provide any loans to third parties. The exclusive option agreements

BILIBILI INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

1. Operations and Reorganization (Continued)

will remain effective until all equity interests in Shanghai Hode held by their shareholders and all assets of Shanghai Hode are transferred or assigned to Hode Technology or its designated representatives.

        Powers of Attorney.    Pursuant to the Powers of Attorney dated November 3, 2014, each of the shareholders of Shanghai Hode, executed a power of attorney to irrevocably appoint Hode Technology or its designated person as his attorney-in-fact to exercise all of his rights as a shareholder of Shanghai Hode, including, but not limited to, the right to convene and attend shareholders' meeting, vote on any resolution that requires a shareholder vote, such as the appointment or removal of directors and executive officers, and other voting rights pursuant to the then-effective articles of association of Shanghai Hode. The power of attorney will remain in force for so long as the shareholders remain shareholders of Shanghai Hode.

        Equity Pledge Agreements.    Pursuant to the Equity Pledge Agreement dated November 3, 2014, among Hode Technology, Shanghai Hode and its shareholders, the shareholders of Shanghai Hode pledged all of their equity interests in Shanghai Hode to guarantee their and Shanghai Hode's performance of their obligations under the contractual arrangements. In the event of a breach by Shanghai Hode or Shanghai Hode's shareholders of contractual obligations under these agreements, Hode Technology, as pledgee, will be entitled the right to dispose of the pledged equity interests in Shanghai Hode. The shareholders of Shanghai Hode also undertakes that, during the term of the equity pledge agreements, they shall not dispose of the pledged equity interests or create or allow any encumbrance on the pledged equity interests. During the term of the equity pledge agreement, Hode Technology has the right to receive all of the dividends and profits distributed on the pledged equity interests. The pledge will remain binding until Shanghai Hode and its shareholders discharge all their obligations under the contractual arrangements.

        and (ii) the contractual agreements entered into by and among Hode Technology, Shanghai Kuanyu and the nominee shareholders of Shanghai Kuanyu.

        Exclusive Technology Consulting and Services Agreements.    Under the exclusive technology consulting and services agreement between Hode Technology and Shanghai Kuanyu, dated November 3, 2014, Hode Technology has the exclusive right to provide to Shanghai Kuanyu consulting and services related to, among other things, research and development, system operation, advertising, internal training and technical support. Hode Technology has the exclusive ownership of intellectual property rights created as a result of the performance of this agreement. Shanghai Kuanyu shall pay Hode Technology an annual service fee, which subject to the adjustment by Hode Technology at its sole discretion. This agreement will remain effective for a 10-years term and then be automatically renewed, unless Hode Technology gives Shanghai Kuanyu a termination notice 90 days before the term ends.

        Exclusive Option Agreements.    Pursuant to the exclusive purchase option agreement, dated November 3, 2014, among Hode Technology, Shanghai Kuanyu and its shareholders, each of the shareholders of Shanghai Kuanyu irrevocably granted Hode Technology an exclusive option to purchase, or have its designated person to purchase, at its discretion, to the extent permitted under PRC law, all or part of their equity interests in Shanghai Kuanyu, and the purchase price shall be the lowest price permitted by applicable PRC law. In addition, Shanghai Kuanyu irrevocably granted Hode Technology an exclusive option to purchase, or have its designated person to purchase, at its discretion, to the extent permitted under PRC law, all or part of Shanghai Kuanyu's assets at the book value of such

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1. Operations and Reorganization (Continued)

assets, or at the lowest price permitted by applicable PRC law, whichever is higher. The shareholders of Shanghai Kuanyu undertakes that, without the prior written consent of Hode Technology or the Company, they shall not increase or decrease the registered capital, dispose of its assets, incur any debts or guarantee liabilities, enter into any material purchase agreements, conduct any merger, acquisition or investments, amend its articles of association or provide any loans to third parties. The exclusive option agreements will remain effective until all equity interests in Shanghai Kuanyu held by its shareholders and all assets of Shanghai Kuanyu are transferred or assigned to Hode Technology or its designated representatives.

        Powers of Attorney.    Pursuant to the Powers of Attorney dated November 3, 2014, each of the shareholders of Shanghai Kuanyu, executed a power of attorney to irrevocably appoint Hode Technology or its designated person as his attorney-in-fact to exercise all of his rights as a shareholder of Shanghai Kuanyu, including, but not limited to, the right to convene and attend shareholders' meeting, vote on any resolution that requires a shareholder vote, such as the appointment or removal of directors and executive officers, and other voting rights pursuant to the then-effective articles of association of Shanghai Kuanyu. The power of attorney will remain in force for so long as the shareholders remain shareholders of Shanghai Kuanyu.

        Equity Pledge Agreements.    Pursuant to the Equity Pledge Agreement dated November 3, 2014, among Hode Technology, Shanghai Kuanyu and its shareholders, the shareholders pledged all of their equity interests in Shanghai Kuanyu to guarantee their and Shanghai Kuanyu's performance of their obligations under the contractual arrangements. In the event of a breach by Shanghai Kuanyu or Shanghai Kuanyu's shareholders of contractual obligations under these agreements, Hode Technology, as pledgee, will be entitled the right to dispose of the pledged equity interests in Shanghai Kuanyu. The shareholders of Shanghai Kuanyu also undertakes that, during the term of the equity pledge agreements, they shall not dispose of the pledged equity interests or create or allow any encumbrance on the pledged equity interests. During the term of the equity pledge agreement, Hode Technology has the right to receive all of the dividends and profits distributed on the pledged equity interests. The pledge will remain binding until Shanghai Kuanyu and their shareholders discharge all their obligations under the contractual arrangements.

        On June 2, 2015, the contractual agreements among Hode Technology, Shanghai Kuanyu, and nominee shareholders of Shanghai Kuanyu were updated to remove one of the nominee shareholders of Shanghai Kuanyu. On October 10, 2017, the contractual agreements among Hode Technology, Shanghai Hode, and the nominee shareholders of Shanghai Hode were updated to remove one of the nominee shareholders of Shanghai Hode. These changes had no impact on the Group's effective control over Shanghai Kuanyu and Shanghai Hode, and therefore had no impact on the consolidated financial statements.

  Risks in relation to the VIE structure

        A significant part of the Group's business is conducted through the VIEs of the Group, of which the Company is the ultimate primary beneficiary. In the opinion of management, the contractual arrangements with the VIEs and the nominee shareholders are in compliance with PRC laws and regulations and are legally binding and enforceable. The nominee shareholders are also shareholders of

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1. Operations and Reorganization (Continued)

the Group and have indicated they will not act contrary to the contractual arrangements. However, there are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including those that govern the contractual arrangements, which could limit the Group's ability to enforce these contractual arrangements and if the nominee shareholders of the VIE were to reduce their interests in the Group, their interest may diverge from that of the Group and that may potentially increase the risk that they would seek to act contrary to the contractual arrangements.

        In January 2015, the Ministry of Commerce ("MOFCOM"), released for public comment a proposed PRC law, the Draft Foreign Investment Enterprises ("FIE") Law, that appears to include VIEs within the scope of entities that could be considered to be FIEs, that would be subject to restrictions under existing PRC law on foreign investment in certain categories of industry. Specifically, the Draft FIE Law introduces the concept of "actual control" for determining whether an entity is considered to be an FIE. In addition to control through direct or indirect ownership or equity, the Draft FIE Law includes control through contractual arrangements within the definition of "actual control". If the Draft FIE Law is passed by the People's Congress of the PRC and goes into effect in its current form, these provisions regarding control through contractual arrangements could be construed to include the Group's contractual arrangements with its VIEs, and as a result, the Group's VIEs could become explicitly subject to the current restrictions on foreign investment in certain categories of industry. The Draft FIE Law includes provisions that would exempt from the definition of FIEs where the ultimate controlling shareholders are either entities organized under PRC law or individuals who are PRC citizens. The Draft FIE Law is silent as to what type of enforcement action might be taken against existing VIE, that operates in restricted or prohibited industries and is not controlled by entities organized under PRC law or individuals who are PRC citizens. If the restrictions and prohibitions on FIEs included in the Draft FIE Law are enacted and enforced in their current form, the Group's ability to use the contractual arrangements with its VIEs and the Group's ability to conduct business through the VIEs could be severely limited.

        The Company's ability to control the VIEs also depends on the Power of Attorney the founders has to vote on all matters requiring shareholder approval in the VIEs. As noted above, the Company believes these Power of Attorney are legally enforceable but may not be as effective as direct equity ownership.

        In addition, if the Group's corporate structure or the contractual arrangements with the VIEs were found to be in violation of any existing or future PRC laws and regulations, the PRC regulatory authorities could, within their respective jurisdictions:

  •
  revoke the Group's business and operating licenses;

  •
  require the Group to discontinue or restrict its operations;

  •
  restrict the Group's right to collect revenues;

  •
  block the Group's websites;

  •
  require the Group to restructure the operations, re-apply for the necessary licenses or relocate the Group's businesses, staff and assets;

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1. Operations and Reorganization (Continued)

  •
  impose additional conditions or requirements with which the Group may not be able to comply; or

  •
  take other regulatory or enforcement actions against the Group that could be harmful to the Group's business.

        The imposition of any of these restrictions or actions could result in a material adverse effect on the Group's ability to conduct its business. In such case, the Group may not be able to operate or control the VIEs, which may result in deconsolidation of the VIEs in the Group's consolidated financial statements. In the opinion of management, the likelihood for the Group to lose such ability is remote based on current facts and circumstances. The Group believes that the contractual arrangements among each of the VIEs, their respective shareholders and relevant wholly foreign owned enterprise are in compliance with PRC law and are legally enforceable. The Group's operations depend on the VIEs to honor their contractual arrangements with the Group. These contractual arrangements are governed by PRC law and disputes arising out of these agreements are expected to be decided by arbitration in the PRC. Management believes that each of the contractual arrangements constitutes valid and legally binding obligations of each party to such contractual arrangements under PRC laws. However, the interpretation and implementation of the laws and regulations in the PRC and their application on the legality, binding effect and enforceability of contracts are subject to the discretion of competent PRC authorities, and therefore there is no assurance that relevant PRC authorities will take the same position as the Group herein in respect of the legality, binding effect and enforceability of each of the contractual arrangements. Meanwhile, since the PRC legal system continues to evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to the Group to enforce the contractual arrangements should the VIEs or the nominee shareholders of the VIEs fail to perform their obligations under those arrangements.

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1. Operations and Reorganization (Continued)

        The following combined financial information of the Group's VIEs as of December 31, 2015, 2016 and 2017 and for the years ended December 31, 2015, 2016 and 2017 was included in the accompanying consolidated financial statements of the Group as follows:

	December 31, 2015	December 31, 2016	December 31, 2017
	RMB	RMB	RMB
Current assets:
Cash and cash equivalents	48,700	202,497	241,303
Time deposits	—	—	1,960
Restricted cash	10,109	—	—
Accounts receivable, net	16,610	110,628	392,942
Amounts due from the subsidiaries of the Group	—	—	16,740
Receivables due from related parties	—	—	29,660
Prepayments and other current assets	44,967	157,577	453,703
Short-term investments	5,000	519,112	447,686
Non-current assets:
Long-term investments	63,240	228,834	502,240
Other non-current assets	18,710	126,696	263,248

Total assets	207,336	1,345,344	2,349,482

Current liabilities:
Accounts payable	44,610	241,904	500,685
Salary and welfare payables	7,968	43,125	60,356
Taxes payable	6,344	10,298	20,552
Short-term loans	10,000	—	—
Deferred revenue	16,564	215,676	571,248
Amounts due to the subsidiaries of the Group	129,078	53,215	272,864
Accrued liabilities and other payables	4,408	17,168	29,274
Amount due to related parties	—	—	5,724

Total liabilities	218,972	581,386	1,460,703

	For the year ended December 31,
	2015	2016	2017
	RMB	RMB	RMB
Net revenues:
Revenue from third parties	130,774	522,944	2,465,296
Revenue from the subsidiaries of the Group	22,287	—	22,751

Net revenues	153,061	522,944	2,488,047

Net loss	(19,764)	(253,148)	(63,088)

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1. Operations and Reorganization (Continued)

	For the year ended December 31,
	2015	2016	2017
	RMB	RMB	RMB
Net cash (used in)/generated from operating activities	(5,679)	(5,969)	492,063
Net cash used in investing activities	(92,823)	(755,788)	(632,549)
Net cash provided by financing activities	130,741	915,795	179,707

        In accordance with various contractual agreements, the Company has the power to direct the activities of the VIEs and can have assets transferred out of the VIEs. Therefore, the Company considers that there are no assets in the respective VIEs that can be used only to settle obligations of the respective VIEs, except for the registered capital of the VIEs amounting to approximately RMB2.6 million, RMB2.6 million and RMB7.2 million, as of December 31, 2015, 2016 and 2017, as well as certain non-distributable statutory reserves amounting to approximately RMB0.6 million, RMB1.6 million and RMB4.1 million, respectively, as of December 31, 2015, 2016 and 2017. As the respective VIEs are incorporated as limited liability companies under the PRC Company Law, creditors do not have recourse to the general credit of the Company for the liabilities of the respective VIEs. There is currently no contractual arrangement that would require the Company to provide additional financial support to the VIEs. As the Group is conducting certain businesses in the PRC through the VIEs, the Group may provide additional financial support on a discretionary basis in the future, which could expose the Group to a loss.

        There is no VIE in the group where the Company or any subsidiary has a variable interest but is not the primary beneficiary.

  Liquidity

        The Group incurred net losses of RMB373.5 million, RMB911.5 million and RMB183.8 million for the years ended December 31, 2015, 2016 and 2017, respectively. Net cash used in operating activities was RMB191.9 million and RMB199.0 million for the years ended December 31, 2015 and 2016, respectively, net cash generated from operating activities was RMB464.6 million for the year ended December 31, 2017. Accumulated deficit was RMB655.9 million, RMB1,778.0 million and RMB2,222.8 million as of December 31, 2015, 2016 and 2017, respectively. The Group assesses its liquidity by its ability to generate cash from operating activities and attract investors' investments.

        Historically, the Group has relied principally on both operational sources of cash and non-operational sources of financing from investors to fund its operations and business development. The Group's ability to continue as a going concern is dependent on management's ability to successfully execute its business plan, which includes increasing revenues while controlling operating expenses, as well as, generating operational cash flows and continuing to gain support from outside sources of financing. The Group has been continuously receiving financing support from outside investors through the issuance of preferred shares. Refer to Note 17 for details of the Group's preferred shares financing activities. In addition, if the Company successfully completes a qualified initial public offering ("IPO") before November 2, 2022, thereby triggering the automatic conversion of all series of preferred shares into ordinary shares, it will eliminate the possibility of any future cash

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1. Operations and Reorganization (Continued)

outflow that may result from the holders of preferred shares exercising their share redemption rights. Moreover, the Group can adjust the pace of its operation expansion and control the operating expenses of the Group. Based on the above considerations, the Group believes the cash and cash equivalents and the operating cash flows are sufficient to meet the cash requirements to fund planned operations and other commitments for at least the next twelve months. The Group's consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.

2. Significant Accounting Policies

a)    Basis of presentation

        The consolidated financial statements of the Group have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). Significant accounting policies followed by the Group in the preparation of the accompanying consolidated financial statements are summarized below.

b)    Principles of consolidation

        The consolidated financial statements include the financial statements of the Company, its subsidiaries and VIEs for which the Company is the primary beneficiary.

        Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power, has the power to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of the board of directors, or has the power to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

        A consolidated VIE is an entity in which the Company, or its subsidiary, through contractual arrangements, has the power to direct the activities that most significantly impact the entity's economic performance, bears the risks of and enjoys the rewards normally associated with ownership of the entity, and therefore the Company or its subsidiary is the primary beneficiary of the entity.

        All transactions and balances among the Company, its subsidiaries and VIEs have been eliminated upon consolidation.

c)     Use of estimates

        The preparation of the Group's consolidated financial statements in conformity with the U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the balance sheet date and reported revenues and expenses during the reported periods in the consolidated financial statements and accompanying notes. Significant accounting estimates include, but are not limited to, determination of the average user life for paying users, fair value of identifiable assets and liabilities acquired through business combinations, assessment for the impairment of long-lived assets, valuation allowance of deferred tax assets, determination of the fair value of ordinary shares and preferred shares, and valuation and recognition of share-based compensation expenses.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

2. Significant Accounting Policies (Continued)

d)    Functional currency and foreign currency translation

        The Group uses Renminbi ("RMB") as its reporting currency. The functional currency of the Company and its overseas subsidiaries which incorporated in the Cayman Islands and Hong Kong is United States dollars ("US$"). The Company's subsidiaries incorporated in Japan is Japanese yen. The functional currency of the Group's PRC entities is RMB.

        In the consolidated financial statements, the financial information of the Company and other entities located outside of the PRC have been translated into RMB. Assets and liabilities are translated at the exchange rates on the balance sheet date, equity amounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as foreign currency translation adjustments, and are shown as a component of other comprehensive loss in the consolidated statements of operations and comprehensive income/(loss) in the consolidated statements of operations and comprehensive loss.

        Foreign currency transactions denominated in currencies other than the functional currency are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency using the applicable exchange rates at the balance sheet dates. Net gains and losses resulting from foreign exchange transactions are included in exchange (losses)/gains in the consolidated statements of operations and comprehensive loss.

e)     Convenience Translation

        Translations of balances in the consolidated balance sheets, consolidated statements of operations and comprehensive loss and consolidated statements of cash flows from RMB into US$ as of and for the year ended December 31, 2017 are solely for the convenience of the reader and were calculated at the rate of US$1.00 = RMB6.5063, representing the noon buying rate in The City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York on December 29, 2017. No representation is made that the RMB amounts represent or could have been, or could be, converted, realized or settled into US$ at that rate on December 31, 2017, or at any other rate.

f)     Fair value measurements

  Financial instruments

        Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

        Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

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2. Significant Accounting Policies (Continued)

input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:

  •
  Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

  •
  Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical asset or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

  •
  Level 3 applies to asset or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

        The Group's financial instruments include cash and cash equivalents, restricted cash, accounts receivable, and other receivables, short-term investments, accounts payable, short-term loan, and other payables, of which the carrying values approximate their fair value. Please see Note 24 for additional information.

g)     Cash and cash equivalents

        Cash and cash equivalents mainly represent cash on hand, demand deposits placed with large reputable banks in the United States of America or China, and highly liquid investments that are readily convertible to known amounts of cash and with original maturities from the date of purchase with terms of three months or less. As of December 31, 2015, 2016 and 2017, there were cash at bank and demand deposits with terms of less than three months denominated in US dollars amounting to approximately US$85.8 million, US$29.3 million and US$91.0 million, respectively (equivalent to approximately RMB557.2 million, RMB203.2 million and RMB594.9 million, respectively). As of December 31, 2015, 2016 and 2017, the Group had cash held in accounts managed by online payment platforms such as Alipay and Paypal in connection with the collection of service fees online for a total amount of RMB41.5 million, RMB133.7 million and RMB102.9 million, respectively, which have been classified as cash and cash equivalents on the consolidated balance sheets.

        As of December 31, 2015, 2016 and 2017, the Group had approximately RMB134.9 million, RMB203.4 million and RMB622.6 million cash and cash equivalents held by its PRC subsidiaries and VIEs, representing 19.6%, 52.5% and 81.6% of total cash and cash equivalents of the Group, respectively.

        As of December 31, 2015, 2016 and 2017, the Group had a restricted cash balance approximately RMB10.1 million, nil and nil, respectively, which is the pledged deposit for a short-term bank loans.

        The Group had no other lien arrangements during 2015, 2016 and 2017.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

2. Significant Accounting Policies (Continued)

h)    Inventories, net

        Inventories, mainly represent products for the Group's e-commerce business, are stated at the lower of cost or net realizable value in the consolidated balance sheets. Cost of inventory is determined using the weighted average cost method. Adjustments are recorded to write down the cost of inventories to the estimated net realizable value due to slow-moving merchandise and damaged goods, which is dependent upon factors such as historical and forecasted consumer demand, and promotional environment. The Group takes ownership, risks and rewards of the products purchased. Write downs are recorded in cost of revenues in the consolidated statements of operations and comprehensive loss. Certain costs attributable to buying and receiving products, such as purchase freights, are included in cost of inventories.

i)     Property and equipment, net

        Property and equipment are stated at cost less accumulated depreciation and impairment, if any. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally from three years. Leasehold improvements are amortized over the shorter of the estimated useful lives of the assets or the remaining lease term. Expenditures for maintenance and repairs are expensed as incurred. The gain or loss on the disposal of property and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the consolidated statements of operations and comprehensive loss.

j)     Intangible assets, net

        Intangible assets acquired through business acquisitions are recognized as assets separate from goodwill if they satisfy either the "contractual-legal" or "separability" criterion. Purchased intangible assets are initially recognized and measured at fair value. Major identifiable intangible assets that have determinable lives continue to be amortized over their estimated useful lives using the straight-line method as follows:

Licensed copyrights of video content	shorter of the licensed period or projected useful life of the video content
License rights of mobile games	shorter of the licensed period or projected useful life of mobile games
Domain names and others	3 - 5 years

        The licensed copyrights of video content are recorded in "Intangible assets, net", at the lower of amortized cost or net realizable value. In accordance with ASC topic 920 ("ASC 920"), Entertainment-Broadcasters, costs incurred in purchased copyrights of video content are capitalized and amortized over the shorter of the license period or projected useful life of the video content. Any licensed copyrights that do not meet the criteria to be recorded are included in the commitments disclosure.

        The Group amortizes the licensed copyrights in "Cost of revenues" on a straight line basis. If expectations of the usefulness of a video content are revised downward, the unamortized cost is written down to the estimated net realizable value. A write-down from unamortized cost to a lower estimated net realizable value establishes a new cost basis.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

2. Significant Accounting Policies (Continued)

k)    Goodwill

        Goodwill represents the excess of the purchase consideration over the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed from the acquired entity as a result of the Company's acquisitions of interests in its subsidiaries and consolidated VIEs. Goodwill is not depreciated or amortized but is tested for impairment at the reporting unit level on an annual basis, and between annual tests when an event or circumstances change occurs that indicate the asset might be impaired. Under ASC 350-20-35, the Group has the option to choose whether it will apply the qualitative assessment first and then the quantitative assessment, if necessary, or to apply the quantitative assessment directly. The Group chooses to directly apply the quantitative impairment test, which consists of a two-step quantitative impairment test. The first step is comparing the carrying amount of the reporting unit to the fair value of the reporting unit. If the fair value of the reporting unit exceeds the carrying value of the reporting unit, goodwill is not impaired and the Group is not required to perform further testing. If the carrying value of the reporting unit exceeds the fair value of the reporting unit, then the Group must perform the second step of the two step quantitative goodwill impairment test to measure the amount of impairment loss by comparing the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. Application of a goodwill impairment test requires significant management judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value of each reporting unit. The judgment in estimating the fair value of reporting units includes estimating future cash flows, determining appropriate discount rates and making other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value for each reporting unit. The Group as a whole is determined to be one reporting unit for goodwill impairment testing. The Company directly applied the quantitative assessment and performed the goodwill impairment test by quantitatively comparing the fair values of the reporting unit to its carrying amounts, and no impairment charge was recognized for any of the periods presented.

l)     Impairment of long-lived assets other than goodwill, licensed copyrights and production costs

        Long-lived assets are evaluated for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be fully recoverable or that the useful life is shorter than the Group had originally estimated. When these events occur, the Group evaluates the impairment for the long-lived assets by comparing the carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, the Group recognizes an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets. No impairment charge was recognized for any of the periods presented.

m)   Revenue recognition

        The Group recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectability is reasonably assured. Net revenues presented in the consolidated statements of operations and comprehensive loss are net of sales discount, sales tax and related surcharges.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

2. Significant Accounting Policies (Continued)

  Mobile game services

  Exclusive licensed mobile games

        For the years ended December 31, 2015, 2016 and 2017, the Group primarily generates revenues from the sale of in-game virtual items, including characters, warships, characters or camouflage for warships or other accessories to enhance the game-playing experience, within the games.

        In accordance with ASC 605-45, Revenue Recognition: Principal Agent Considerations, the Group evaluates agreements with the game developers, distribution channels and payment channels in order to determine whether or not the Group acts as the principal or as an agent in the arrangement with each party respectively. The determination of whether to record the revenues gross or net is based on an assessment of various factors, including but not limited to whether the Group (i) is the primary obligor in the arrangement; (ii) has general inventory risk; (iii) changes the product or performs part of the services; (iv) has latitude in establishing the selling price; (v) has involvement in the determination of product and service specifications.

        The Group records revenue generated from exclusive licensed mobile games on a gross basis as the Group is acting as the principal to fulfill all obligations related to the mobile game operation. The Group acts as the primary obligor, responsible for the launch of the game, hosting and maintenance of game servers and decides when and how to operate the in-game promotions and customer service. The Group is also determining the pricing of in-game virtual items and making a localized version for overseas licensed games.

        Proceeds earned from selling in-game virtual items are shared between the Group and the game developers, with the amount paid to the developers generally calculated based on amounts paid by players, after deducting the fees paid to the payment channels and the distribution channels. Fees paid to game developers, distribution channels and payment channels are recorded as cost of revenues.

        For the purposes of determining when the service has been provided to the end-users, the Group determined that an implied obligation exists to provide on-going services to the end-users who purchased virtual items to gain an enhanced game-playing experience over an average playing period of the paying players. Accordingly, the Group recognizes the revenues ratably over the estimated average playing period of these paying players, starting from the point in time when virtual items are delivered to the players' accounts and all other revenue recognition criteria are met.

        The Group considers the average period that players typically play the games and other game player behavior patterns, as well as various other factors to arrive at the best estimates for the estimated playing period of the paying players for each game, usually from 3-6 months. To compute the estimated average playing period for paying users, the Group considers the initial purchase date as the starting point of a player's lifespan. The Group tracks populations of paying players who made their initial purchase during the 10-days interval period (the "cohort") and tracks each cohort to understand the number of players from each cohort who played the game after the initial purchase. To determine the ending point of a paying user's lifespan beyond the date for which observable data are available, the Company extrapolates the actual observed attrition rate to arrive at an estimated weighted average playing lifespan for paying users of the selected games. If a new game is launched and only a limited period of paying player data is available, then the Group considers other qualitative factors, such as the

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

2. Significant Accounting Policies (Continued)

playing patterns for paying users for other games with similar characteristics and playing patterns of paying players, such as targeted players and purchasing frequency. While the Group believes its estimates to be reasonable based on available game player information, the Group may revise such estimates based on new information indicating a change in the game player behavior patterns and any adjustments are applied prospectively.

  Jointly operated mobile game publishing services

        The Group is also offering publishing services for mobile games developed by third party game developers. For those jointly operated mobile games, the Group acted as a distribution channel that it will publish the games on its own app or website, named game portal. Through this game portal, game players can download the mobile games to their mobile devices and the Group earns game promotion service revenue by publishing them to the game players.

        With respect to the jointly operated licensed arrangements between the Group and the game developer, the Group considered that the (i) developers are responsible for providing the game product desired by the game players; (ii) the hosting and maintenance of game servers for running the online mobile games is the responsibility of the developers; (iii) the developers have the right to change the pricing of in-game virtual items. The Group's responsibilities are publishing, providing payment solution and market promotion service, and thus the Group views the game developers to be its customers and considers itself as the agent of the game developers in the arrangements with game players. Accordingly, the Group records the game publishing service revenue from these games, net of amounts paid to the game developers.

  Advertising services

        The Group derives its advertising revenues principally from short-term online advertising contracts. Advertising service contracts may consist of multiple elements with a typical term of less than three months. Such elements generally represent different formats of advertisement, including but not limited to banners, text-links, videos, logos, buttons and rich media. Each element is time-based and the service period of the element is usually within three months. In accordance with ASU No.2009-13 Revenue Recognition—Multiple-Deliverable Revenue Arrangements ("ASU No.2009-13"), the Group treats advertising contracts with multiple deliverable elements as separate units of accounting for revenue recognition purposes and recognizes revenue over the advertising period during the contract when each deliverable elements of advertisements is provided and all the other revenue recognition criteria are met. Since the contract price is for all deliverables, the Group allocates the arrangement consideration to all deliverables at the inception of the arrangement on the basis of their relative selling price according to the selling price hierarchy established by ASU No.2009-13. The Group uses (a) vendor-specific objective evidence of selling price ("VSOE"), if it exists, otherwise, (b) third-party evidence of selling price. If neither (a) nor (b) exists, the Group will use (c) the management's best estimate of the selling price for that deliverable. As the deliverables are not sold separately, the best estimate of the selling price has taken into consideration of the pricing of advertising areas of the Group's platform with similar popularities and advertisements with similar formats and quoted prices from competitors and other market conditions The Group provides cash incentives in the form of sales rebate to certain advertising agencies, and accounts for such incentives as a reduction of revenue. The Group has

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2. Significant Accounting Policies (Continued)

estimated and recorded the rebates based on historical transactions and the rebate rate with certain advertising agencies.

  Live broadcasting and other valued added service ("VAS")

        The users can purchase virtual currency named "B-coin" via debit and credit cards or bank transfers via online payment systems provided by third party payment systems. The "B-coin" can be used to purchase virtual items of live broadcasting and other valued added service. Each B-coin is worth RMB1. Proceeds received from the sales of "B-coin" are not refundable. Proceeds received from the sales of "B-coin" to users but not yet consumed are recorded as deferred revenues. Revenue is recognized upon conversion or consumption according to the respective prescribed revenue recognition policies addressed below.

        The Group operates and maintains live broadcasting channel whereby users can enjoy live performances provided by the hosts and interact with the hosts. Most of the hosts host the performance on their own. The Group creates and sells virtual items to users so that the users present them simultaneously to hosts to show their support. The virtual items sold by the Group comprise of either (i) consumable items or (ii) time-based item, such as privilege titles etc. Under the arrangements with the hosts, the Group shares with them a portion of the revenues derived from the sales of virtual items. Revenues derived from the sale of virtual items are recorded on a gross basis as the Group acts as the principal to fulfill all obligations related to the sale of virtual items. Accordingly, revenue is recognized when the virtual item is delivered and consumed if the virtual item is a consumable item or, in the case of time-based virtual item, recognized ratably over the period each virtual item is made available to the user, which does not exceed one year. The portion paid to hosts is recognized as cost of revenues. The other VAS includes sales of virtual items for video contents and membership subscription. Revenue from sales of virtual items, is recognized on item basis, which is consistent with the revenue recognition of live broadcasting. The membership revenue is recognized ratably over the period of the subscription when services are rendered.

  Other revenues

        Other revenues consist of other fee based premium services, which are mainly from the sales of products through the Group's e-commerce platform, as well as revenues from holding certain offline performance activities. Revenues are recognized when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectability is reasonably assured. The Group evaluates whether it is appropriate to record the net amount earned as commissions or the gross amount of product sales. When the Group is not the primary obligor, doesn't bear the inventory risk and doesn't have the ability to establish the price, revenues are recorded on a net basis. When the Group is primarily obligated in a transaction, is subject to inventory risk, has latitude in establishing prices and selecting suppliers, or has several but not all of these indicators, revenues are recorded on a gross basis. Discount coupons to the customers for use in purchases are treated as a reduction of revenue when the related transaction is recognized.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

2. Significant Accounting Policies (Continued)

  Other Estimates and Judgments

        The Group estimate revenue of mobile game, live broadcasting and other valued added service from the third-party payment processors in the current period when reasonable estimates of these amounts can be made. The processors provide reliable interim preliminary reporting within a reasonable time frame following the end of each month and the Group maintains records of sales data, both of which allow the Group to make reasonable estimates of revenue and therefore to recognize revenue during the reporting period. Determination of the appropriate amount of revenue recognized involves judgments and estimates that the Group believes are reasonable, but actual results may differ from the Group's estimates. When the Group receives the final reports, to the extent not received within a reasonable time frame following the end of each month, the Group records any differences between estimated revenue and actual revenue in the reporting period when the Group determines the actual amounts. The revenue on the final revenue report have not differed significantly from the reported revenue for the periods presented.

n)    Cost of revenues

        Costs of revenues, consist primarily of revenue sharing costs to mobile games developers and distribution channels and payment channels, revenue sharing with the hosts, staff costs, content costs, servers and bandwidth service fees, depreciation expenses and other direct costs of providing these services as well as cost of merchandise sold. These costs are charged to the consolidated statements of operations and comprehensive loss as incurred.

o)    Research and development expenses

        Research and development expenses mainly consist of payroll-related expenses incurred for the innovation of video function, development and enhancement to the Company's websites and platforms of applications and development of online games.

        For internal use software, the Group expenses all costs incurred for the preliminary project stage and post implementation-operation stage of development, and costs associated with repair or maintenance of the existing platform. Costs incurred in the application development stage are capitalized and amortized over the estimated useful life. Since the amount of the Company's research and development expenses qualifying for capitalization has been immaterial, as a result, all development costs incurred for development of internal used software have been expensed as incurred.

        For external use software, costs incurred for development of external use software have not been capitalized since the inception of the Company, because the period after the date technical feasibility is reached and the time when the software is marketed is short historically, and the amount of costs qualifying for capitalization has been immaterial.

p)    Sales and marketing expenses

        Sales and marketing expenses consist primarily of marketing and promotional expenses, salaries and other compensation-related expenses to the Group's sales and marketing personnel. Advertising expenses consist primarily of costs for the promotion of corporate image and product marketing. The Group expenses all advertising costs as incurred and classifies these costs under sales and marketing

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

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2. Significant Accounting Policies (Continued)

expenses. For the years ended December 31, 2015, 2016 and 2017, the advertising expenses were RMB11.0 million, RMB80.8 million and RMB168.7 million, respectively.

q)    Leases

        Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Rental expense is recognized from the date of initial possession of the leased property on a straight-line basis over the term of the lease. Certain lease agreements contain rent holidays, which are recognized on a straight-line basis over the lease term. Lease renewal periods are considered on a lease-by-lease basis and are generally not included in the initial lease terms. Rental expenses incurred by the Group were RMB12.9 million, RMB24.4 million and RMB55.0 million for the years ended December 31, 2015, 2016 and 2017, respectively.

  The Group has no capital leases for any of the periods presented.

r)     Share-based compensation

        Share based compensation expenses arise from share based awards, including share options for the purchase of ordinary shares. The Company accounts for share-based awards granted to employees in accordance with ASC 718 Stock Compensation and share-based awards granted to nonemployees in accordance with ASC 505. For share options for the purchase of ordinary shares granted to employees determined to be equity classified awards, the related share-based compensation expenses are recognized in the consolidated financial statements based on their grant date fair values which are calculated using the binomial option pricing model. The determination of the fair value is affected by the share price as well as assumptions regarding a number of complex and subjective variables, including the expected share price volatility, actual and projected employee share option exercise behavior, risk-free interest rates and expected dividends. The fair value of the ordinary shares is assessed using the income approach/discounted cash flow method, with a discount for lack of marketability, given that the shares underlying the awards were not publicly traded at the time of grant. Share-based compensation expenses are recorded net of estimated forfeitures using straight-line method during the service period requirement, such that expenses are recorded only for those share-based awards that are expected to ultimately vest.

        For shares options granted with service condition and the occurrence of an IPO as performance condition, cumulative share-based compensation expenses for the options that have satisfied the service condition will be recorded upon the completion of the IPO.

        Share-based compensation expenses for share options granted to non-employees are measured at fair value at the earlier of the performance commitment date or the date service is completed, and recognized over the period during which the service is provided. The Group applies the guidance in ASC 505-50 to measure share options granted to non-employees based on the then-current fair value at each reporting date.

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2. Significant Accounting Policies (Continued)

s)     Employee benefits

  PRC Contribution Plan

        Full time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to the employees. Chinese labor regulations require that the PRC subsidiaries and VIEs of the Group make contributions to the government for these benefits based on certain percentages of the employees' salaries, up to a maximum amount specified by the local government. The Group has no legal obligation for the benefits beyond the contributions made. The total amounts of such employee benefit expenses, which were expensed as incurred, were approximately RMB12.8 million, RMB44.3 million and RMB91.3 million for the years ended December 31, 2015, 2016 and 2017, respectively.

t)     Investments

        Short-term investments include money market funds and investments in financial instruments with a variable interest rate referenced to performance of underlying assets.

        In accordance with ASC 825, for investments in financial instruments with a variable interest rate referenced to performance of underlying assets, the Group elected the fair value method at the date of initial recognition and carried these investments at fair value. Changes in the fair value are reflected in the consolidated statements of operations and comprehensive loss as other income /(expenses). Fair value is estimated based on quoted prices of similar products provided by banks at the end of each period. The Group classifies the valuation techniques that use these inputs as Level 2 of fair value measurements. Please see Note 6 and Note 24 for additional information.

        As of December 31, 2015, 2016 and 2017, all long-term investments are equity investments in privately held companies and they are individually not material. The majority of these investees are start-up Companies in China which operate in emerging industries or the industries to build on synergies with the Company such as game development, animation development and e-commerce platform.

        For investments in an investee over which the Group does not have significant influence and which do not have readily determinable fair value, the Group carries the investment at cost and only adjusts for other-than-temporary declines in fair value and distributions of earnings that exceed the Group's share of earnings since its investment. Management regularly evaluates the impairment of the cost method investments based on performance and financial position of the investee as well as other evidence of market value. Such evaluation includes, but is not limited to, reviewing the investee's cash position, recent financing, projected and historical financial performance, cash flow forecasts and financing needs. An impairment loss recognized equal to the excess of the investment's cost over its fair value at the balance sheet date of the reporting period for which the assessment is made. The fair value would then become the new cost basis of investment.

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2. Significant Accounting Policies (Continued)

u)    Taxation

  Income taxes

        Current income taxes are provided on the basis of income/(loss) for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions. Deferred income taxes are provided using the liability method. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The tax base of an asset or liability is the amount attributed to that asset or liability for tax purposes. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statement of operations and comprehensive loss in the period of change. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of the deferred tax assets will not be realized.

  Uncertain tax positions

        In order to assess uncertain tax positions, the Group applies a more likely than not threshold and a two-step approach for the tax position measurement and financial statement recognition. Under the two-step approach, the first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. The Group recognizes interest and penalties, if any, under accrued expenses and other current liabilities on its consolidated balance sheet and under other expenses in its consolidated statement of operations and comprehensive loss. The Group did not have any significant unrecognized uncertain tax positions as of and for the years ended December 31, 2015, 2016 and 2017.

v)     Related parties

        Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or significant influence, such as a family member or relative, shareholder, or a related corporation.

w)    Net loss per share

        Loss per share is computed in accordance with ASC 260, Earnings per Share. The two-class method is used for computing earnings per share in the event the Group has net income available for distribution. Under the two-class method, net income is allocated between ordinary shares and participating securities based on dividends declared (or accumulated) and participating rights in undistributed earnings as if all the earnings for the reporting period had been distributed. The Company's preferred shares are participating securities because they are entitled to receive dividends or distributions on an as converted basis. For the periods presented herein, the computation of basic loss per share using the two-class method is not applicable as the Group is in a net loss position and net

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2. Significant Accounting Policies (Continued)

loss is not allocated to other participating securities because in accordance with their contractual terms they are not obligated to share in the losses.

        Basic net loss per share is computed using the weighted average number of ordinary shares outstanding during the period. Diluted net loss per share is computed using the weighted average number of ordinary shares and potential ordinary shares outstanding during the period under treasury stock method. Potential ordinary shares include options to purchase ordinary shares and preferred shares, unless they were anti-dilutive. The computation of diluted net income/(loss) per share does not assume conversion, exercise, or contingent issuance of securities that would have an anti-dilutive effect (i.e. an increase in earnings per share amounts or a decrease in loss per share amounts) on net income/(loss) per share.

x)     Statutory reserves

        In accordance with China's Company Laws, the Company's VIE in PRC must make appropriations from their after-tax profit (as determined under the accounting principals generally acceptable in the People's Republic of China ("PRC GAAP")) to non-distributable reserve funds including (i) statutory surplus fund and (ii) discretionary surplus fund. The appropriation to the statutory surplus fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the statutory surplus fund has reached 50% of the registered capital of the respective company. Appropriation to the discretionary surplus fund is made at the discretion of the respective company.

        Pursuant to the laws applicable to China's Foreign Investment Enterprises, the Company's subsidiary that is a foreign investment enterprise in China have to make appropriations from their after-tax profit (as determined under PRC GAAP) to reserve funds including (i) general reserve fund, (ii) enterprise expansion fund and (iii) staff bonus and welfare fund. The appropriation to the general reserve fund must be at least 10% of the after tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the general reserve fund has reached 50% of the registered capital of the respective company. Appropriations to the other two reserve funds are at the respective companies' discretion.

        The following table presents the Group's appropriations to general reserve funds and statutory surplus funds for the years ended December 31, 2015, 2016 and 2017:

	For the year ended December 31,
	2015	2016	2017
	RMB	RMB	RMB
Appropriations to general reserve funds and statutory surplus funds	617	978	2,480

y)     Noncontrolling interests

        Noncontrolling interests are recognized to reflect the portion of the equity of majority-owned subsidiaries of the Group's VIEs which is not attributable, directly or indirectly, to the controlling shareholder.

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(All amounts in thousands, except for share and per share data)

2. Significant Accounting Policies (Continued)

        The noncontrolling interest will continue to be attributed with its share of losses even if that attribution results in a deficit noncontrolling interest balance.

z)     Comprehensive income/(loss)

        Comprehensive income/(loss) is defined to include all changes in equity/(deficit) of the Group during a period arising from transactions and other events and circumstances excluding transactions resulting from investments by shareholders and distributions to shareholders. Other comprehensive income/(loss), as presented on the consolidated balance sheets, consists of accumulated foreign currency translation adjustments.

aa)  Segment reporting

        Based on the criteria established by ASC 280 "Segment Reporting", the Group's chief operating decision maker has been identified as the Chairman of the Board of Directors/CEO, who reviews consolidated results of the Group when making decisions about allocating resources and assessing performance. The Group has internal reporting of revenue, cost and expenses by nature as a whole. Hence, the Group has only one operating segment. The Company is domiciled in the Cayman Islands while the Group mainly operates its businesses in the PRC and earns substantially all of the revenues from external customers attributed to the PRC.

bb)  Business Combinations

        The Group accounts for its business combinations using the acquisition method of accounting in accordance with Accounting Standards Codification ("ASC") 805 "Business Combinations". The cost of an acquisition is measured as the aggregate of the acquisition date fair values of the assets transferred and liabilities incurred by the Group to the sellers and equity instruments issued. Transaction costs directly attributable to the acquisition are expensed as incurred. Identifiable assets and liabilities acquired or assumed are measured separately at their fair values as of the acquisition date, irrespective of the extent of any noncontrolling interests. The excess of (i) the total costs of acquisition, (ii) the fair value of the identifiable net assets of the acquiree is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in the consolidated statements or operations and comprehensive loss. During the measurement period, which can be up to one year from the acquisition date, the Group may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the consolidated statements or operations and comprehensive loss.

        For the Company's majority-owned subsidiaries and consolidated VIEs, a noncontrolling interest is recognized to reflect the portion of their equity which is not attributable, directly or indirectly, to the Company.

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(All amounts in thousands, except for share and per share data)

2. Significant Accounting Policies (Continued)

cc)   Recently issued accounting pronouncements

        Revenue from Contracts with Customers.    In May 2014, the FASB issued ASU 2014-09, "Revenue from Contracts with Customers (Topic 606)." This guidance supersedes current guidance on revenue recognition in Topic 605, "Revenue Recognition." In addition, there are disclosure requirements related to the nature, amount, timing, and uncertainty of revenue recognition. In August 2015, the FASB issued ASU 2015-14 to defer the effective date of ASU 2014-09 for all entities by one year. For publicly-traded business entities that follow U.S. GAAP, the deferral resulted in the new revenue standard being effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017, with early adoption permitted for interim and annual periods beginning after December 15, 2016. In November 2017, the FASB issued ASU 2017-14, "Income Statement—Reporting Comprehensive Income (Topic 220), Revenue Recognition (Topic 605), and Revenue from Contracts with Customers (Topic 606)", which amends SEC paragraphs and bring existing guidance into conformity with "Revenue from Contracts with Customers (Topic 606)". The effective date is the same as the effective date of ASU 2014-09. In September 2017, the FASB issued ASU 2017-13, "Revenue from Contracts with Customers (Topic 606), and No. 2016-02, Leases (Topic 842)", which supersedes SEC paragraphs and is effective upon the initial adoption of "Revenue from Contracts with Customers (Topic 606)" or upon the initial adoption of "Leases" (Topic 842). The standard permits the use of either a full retrospective or modified retrospective transition method. The Group has concluded it will apply the modified retrospective approach when it adopts the standard in 2018. The Company has substantially completed the evaluation of the impact of the new standard in relation to the revenue recognition of all of its material revenue arrangements. Based on this evaluation, the Group does not expect the adoption to have a material impact on its consolidated financial statements. The Group is currently in the process of evaluating the required financial statement disclosures.

        Recognition and Measurement of Financial Assets and Financial Liabilities.    On January 5, 2016, the FASB issued ASU 2016-01, "Recognition and Measurement of Financial Assets and Financial Liabilities", which amends certain aspects of recognition, measurement, presentation and disclosure of financial instruments. This amendment requires all equity investments to be measured at fair value, with changes in the fair value recognized through net income (other than those accounted for under equity method of accounting or those that result in consolidation of the investee). This standard will be effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Group does not expect the adoption to have a material impact on its consolidated financial statements.

        Leases.    On February 25, 2016, the FASB issued ASU 2016-02, "Leases", which specifies the accounting for leases. For operating leases, ASU 2016-02 requires a lessee to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in its balance sheet. The standard also requires a lessee to recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term, on a generally straight-line basis. In addition, this standard requires both lessees and lessors to disclose certain key information about lease transactions. In September 2017, the FASB issued ASU 2017-13, "Revenue from Contracts with Customers (Topic 606), and No. 2016-02, Leases (Topic 842)", which supersedes SEC paragraphs and is effective upon the initial adoption of "Revenue from Contracts with Customers (Topic 606)" or upon the initial adoption of "Leases" (Topic 842). ASU 2016-02 is effective for publicly-traded companies for annual reporting

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2. Significant Accounting Policies (Continued)

periods, and interim periods within those years, beginning after December 15, 2018. Early adoption is permitted. The Group is currently evaluating the impact of adopting this standard on its consolidated financial statements.

        Compensation—Stock Compensation.    On March 30, 2016, the FASB issued ASU 2016-09, "Compensation—Stock Compensation; Improvements to Employee Share-Based Payment Accounting", which relates to the accounting for employee share-based payments. This standard addresses several aspects of the accounting for share-based payment award transactions, including: (a) income tax consequences; (b) classification of awards as either equity or liabilities; (c) classification on the statement of cash flows; and (d) accounting for forfeitures of share-based payments. This standard will be effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The Group does not expect this standard to have a material impact on its consolidated financial statements. In May 2017, the FASB issued ASU 2017-09, "Compensation—Stock Compensation (Topic 718), Scope of Modification Accounting", which clarifies and reduces both (1) diversity in practice and (2) cost and complexity when applying the guidance in Topic 718, to a change to the terms or conditions of a share-based payment award. The amendments are effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years, with early adoption is permitted. The Group does not expect the adoption to have a material impact on its consolidated financial statements.

        Statement of Cash Flows.    In August 2016, the FASB issued ASU 2016-15, "Statement of Cash Flows—Classification of Certain Cash Receipts and Cash Payments", which clarifies the presentation and classification of certain cash receipts and cash payments in the statement of cash flows. This guidance is effective for financial statements issued for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. The Group does not expect the adoption to have a material impact on its consolidated financial statements.

        Business Combinations.    In January 2017, the FASB issued ASU 2017-01, "Business Combinations (Topic 805): Clarifying the Definition of a Business", which clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The standard is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted. The standard should be applied prospectively on or after the effective date. The Group does not expect the adoption to have a material impact on its consolidated financial statements.

        Simplifying the Test for Goodwill Impairment.    In January 2017, the FASB issued ASU 2017-04 "Simplifying the Test for Goodwill Impairment." The guidance removes Step 2 of goodwill impairment tests, which requires a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit's carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. The guidance is to be adopted on a prospective basis for the annual or any interim goodwill impairment tests beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Group does not expect the adoption to have a material impact on its consolidated financial statements.

        Earnings Per Share/ Distinguishing Liabilities from Equity / Derivatives and Hedging. In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity

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2. Significant Accounting Policies (Continued)

(Topic 480) and Derivatives and Hedging (Topic 815): I. Accounting for Certain Financial Instruments with Down Round Features. II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. This ASU affects all entities that issue financial instruments (for example, warrants or convertible instruments) that include down round features. Part I of this ASU relates to the recognition, measurement, and earnings per share of certain freestanding equity-classified financial instruments that include down round features affect entities that present earnings per share in accordance with the guidance in Topic 260, Earnings Per Share, while in Part II does not have an accounting effect. The Part I is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. The amendments in Part II of this update do not require any transition guidance because those amendments do not have an accounting effect. The Group is in the process of evaluating the impact of this accounting standard update on its consolidated financial statements.

3. Concentrations and Risks

a)    Telecommunications service provider

        The Group relied on telecommunications service providers and their affiliates for servers and bandwidth service to support its operations during fiscal years 2015, 2016 and 2017 as follows:

	For the year ended December 31,
	2015	2016	2017
Total number of telecommunications service providers	33	49	52
Number of service providers provided 10% or more of the Group's servers and bandwidth expenditure	4	4	2
Total percentage of the Group's servers and bandwidth expenditure provided by 10% or greater service providers	84%	81%	34%

b)    Credit risk

        Financial instruments that potentially subject the Group to significant concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash, accounts receivable and short-term investments. As of December 31, 2015, 2016 and 2017, substantially all of the Group's cash and cash equivalents, and restricted cash were held in major financial institutions located in the United States of America or China, which management consider being of high credit quality. Accounts receivable is typically unsecured and is generally derived from revenue earned from mobile games services (mainly relates to remittances due from distribution channels) and advertising services. One distribution channel had receivable balance exceeding l0% of the total accounts receivable balance of the Group as of December 31, 2015, 2016 and 2017. There was one, nil and nil payment channel which had receivable

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3. Concentrations and Risks (Continued)

balance exceeding l0% of the total accounts receivable balance of the Group as of December 31, 2015, 2016 and 2017, respectively, as follows:

	December 31, 2015	December 31, 2016	December 31, 2017
Distribution channel A	4,213	65,479	224,719
Payment channel A	4,957	below 10%	below 10%

        Short-term investments consist of money market funds and wealth management products issued by commercial banks in China with a variable interest rate referenced to performance of underlying assets, both have a maturity date within one year as of the purchase date.

c)     Major Customers and supplying channels

        No single customer represented 10% or more of the Group's net revenues for the years ended December 31, 2015, 2016 and 2017.

        The Group relied on a distribution channel to publish and generate the iOS version of its mobile games. Mobile game revenues generated through this distribution channel accounted for approximately 13%, 22% and 38% of the group's total net revenues for the years ended December 31, 2015, 2016 and 2017, respectively.

d)    Mobile games

        Mobile game revenues accounted for 66%, 65%, and 83% of the Group's net revenues for the years ended December 31, 2015, 2016 and 2017, respectively.

        The following table summarizes revenues generated by mobile games individually contributing more than 10% of the Company's total mobile game revenues for the years ended December 31, 2015, 2016 and 2017, respectively.

	Year Ended December 31,
	2015	2016	2017
mobile game 1	23%	below 10%	below 10%
mobile game 2	18%	below 10%	below 10%
mobile game 3	22%	below 10%	below 10%
mobile game 4	below 10%	29%	below 10%
mobile game 5	below 10%	20%	72%
mobile game 6	below 10%	14%	below 10%
mobile game 7	below 10%	below 10%	13%

4. Allowance for Doubtful Accounts

        The Group closely monitors the collection of its accounts receivables and records allowance for doubtful accounts against aged accounts receivables and for specifically identified non-recoverable amounts. If the economic situation and the financial condition of a customer deteriorate resulting in an impairment of the customer's ability to make payments, additional allowances might be required.

BILIBILI INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

4. Allowance for Doubtful Accounts (Continued)

        Receivable balances are written off when they are determined to be uncollectible. The following table sets out movements of the allowance for doubtful accounts for the years ended December 31, 2015, 2016 and 2017:

	Balance at January 1,	Charged to (write- back against) cost and expenses	Write-off of receivable balances and corresponding provisions	Balance at December 31,
	RMB	RMB	RMB	RMB
2015	—	—	—	—
2016	—	5,270	(3,470)	1,800
2017	1,800	2,716	—	4,516

5. Prepayments and Other Current Assets

        The following is a summary of prepayments and other current assets:

	December 31, 2015	December 31, 2016	December 31, 2017
	RMB	RMB	RMB
Prepayment for revenue sharing cost*	9,175	93,819	273,966
Prepayment for sales tax	12,404	33,292	35,229
Prepayment for content cost	25,706	2,242	37,786
Prepayments of marketing cost and other operational expenses	7,722	16,370	13,260
Payment for jointly invested content	—	—	41,942
Staff advance	3,125	6,095	7,261
Loans to investees or ongoing investments	12,062	13,000	32,430
Deposits	5,971	9,502	14,880
Inventory	1,124	6,694	9,981
Others	8,854	4,364	10,530

Total	86,143	185,378	477,265

*
App stores retain commissions on each purchase made by the users through the App store. The Group is also obligated to pay ongoing licensing fees in the form of royalties to the game developers. Licensing fees consist of fees that the Group pays to content owners for the use of licensed content, including trademarks and copyrights, in the development of games. Licensing fees are either paid in advance and recorded on the balance sheet as prepayments or accrued as incurred and subsequently paid. Additionally, the Group defers the revenue from licensed mobile games over the estimated average playing period of paying users given there is an implied obligation to provide on-going service to end-users. The related direct and incremental platform commissions as well as game developers' licensing fees are deferred and reported in "Prepayments and Other Current Assets" on the consolidated balance sheets.

BILIBILI INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

6. Short-term Investments

        As of December 31, 2015, 2016 and 2017, the Group's short-term investments consisted of investments in money market funds and bank products, which are issued by reputable commercial banks with variable interest rates referenced to the performance of the underlying investments and assets (mainly including cash, time deposits, and corporate debt securities). These investments are recorded at fair value with changes in the fair value recorded in consolidated statements of operations and comprehensive loss directly.

        The following is a summary of short-term investments:

	December 31, 2015	December 31, 2016	December 31, 2017
	RMB	RMB	RMB
Wealth management products	50,000	622,627	412,763
Money market funds	—	89,937	75,628

Total	50,000	712,564	488,391

        For the years ended December 31, 2015, 2016 and 2017, the Group recorded investment income related to short-term investments of nil, RMB12.3 million and RMB39.0 million in the consolidated statements of operations and comprehensive loss, respectively.

7. Property and equipment, net

        The following is a summary of property and equipment, net:

	December 31, 2015	December 31, 2016	December 31, 2017
	RMB	RMB	RMB
Leasehold improvements	3,992	5,675	21,052
Furniture, fixtures and office equipment	502	756	2,240
Vehicles	912	912	912
Servers and computers	32,861	65,984	208,828
Others	3,126	4,435	14,556

	41,393	77,762	247,588
Less: accumulated depreciation	(7,163)	(26,738)	(61,170)

Net book value	34,230	51,024	186,418

        Depreciation expenses were RMB5.7 million, RMB18.9 million and RMB38.4 million for the years ended December 31, 2015, 2016 and 2017, respectively.

BILIBILI INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

8. Intangible assets, net

        The following is a summary of intangible assets, net:

	As of December 31, 2015
	Gross carrying value	Accumulated amortization	Net carrying value
	RMB	RMB	RMB
Licensed copyrights of video content	126,603	(32,041)	94,562
License rights of mobile games	14,347	(4,604)	9,743
Domain names and others	6,660	(1,450)	5,210

Total	147,610	(38,095)	109,515

	As of December 31, 2016
	Gross carrying value	Accumulated amortization	Net carrying value
	RMB	RMB	RMB
Licensed copyrights of video content	432,233	(167,643)	264,590
License rights of mobile games	15,327	(13,496)	1,831
Domain names and others	30,940	(14,889)	16,051

Total	478,500	(196,028)	282,472

	As of December 31, 2017
	Gross carrying value	Accumulated amortization	Net carrying value
	RMB	RMB	RMB
Licensed copyrights of video content	799,342	(399,503)	399,839
License rights of mobile games	13,877	(13,256)	621
Domain names and others	49,989	(24,157)	25,832

Total	863,208	(436,916)	426,292

        Amortization expenses were RMB36.5 million, RMB142.7 million and RMB260.6 million for the years ended December 31, 2015, 2016 and 2017, respectively. No impairment charge was recognized for any of the periods presented. As of December 31, 2017, the licensed copyrights of video content have

BILIBILI INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

8. Intangible assets, net (Continued)

weighted-average useful lives of 1.62 years. The intangible assets amortization expense for future years is expected to be as follows:

Intangible assets amortization expense
RMB
2018	215,696
2019	131,829
2020	45,272
2021	17,379
2022	9,133
Thereafter	6,983

Total expected amortization expense	426,292

9. Goodwill

	December 31, 2015	December 31, 2016	December 31, 2017
	RMB	RMB	RMB
Beginning balance	—	—	50,967
Additions (Note 26)	—	50,967	—

Ending balance	—	50,967	50,967

        No impairment charge was recognized for the years ended December 31, 2015, 2016 and 2017.

10. Long-term Investments

        As of December 31, 2015, 2016 and 2017, all long-term investments are equity investments in privately held companies. The Group carries the investments at cost as the Group does not have significant influence and the investments do not have readily determinable fair value.

        The Company assesses its long-term investments accounted for under the cost method for other-than-temporary impairment by considering factors including, but not limited to, current economic and market conditions, operating performance of the companies, including current earnings trends and undiscounted cash flows, and other company-specific information, such as recent financing rounds. The fair value determination requires significant judgment to determine appropriate estimates and assumptions. Changes in these estimates and assumptions could affect the calculation of the fair value of the investments and the determination of whether any identified impairment is other-than-temporary. If any impairment is considered other-than-temporary, the Company will write down the asset to its fair value and take the corresponding charge to the consolidated statements of operations and comprehensive loss.

        No impairment provision was made for the years ended December 31, 2015 and 2016, respectively, as the Group determined that there was no decline in fair value, which was determined to be

BILIBILI INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

10. Long-term Investments (Continued)

other-than-temporary. RMB 16.0 million of impairment provision was made for the year ended December 31, 2017.

        The Group did not disclose the fair value of cost method investments as it is not practicable to estimate the fair value of its cost-method investments for which a quoted market price is not available due to both excessive cost as well as lack of available information on fair value of such investments. Specifically, many of the investees are start-up companies in China and operate in emerging industries for which the Group has not been able to estimate their fair values. Additionally, as the individual investees differ from each other, it was not practicable to estimate the fair value of the cost-method investments on a portfolio basis.

11. Taxation

  Composition of income tax

        The following table presents the composition of income tax expenses for the years ended December 31, 2015, 2016 and 2017:

	December 31, 2015	December 31, 2016	December 31, 2017
	RMB	RMB	RMB
Current income tax expense	2,425	3,141	8,881
Deferred taxation	—	—	—

	2,425	3,141	8,881

a)    Income taxes

  Cayman Islands

        Under the current laws of the Cayman Islands, the Company, and its intermediate holding companies in the Cayman Islands are not subject to tax on income or capital gain. Additionally, upon payments of dividends by the Company or its subsidiaries in the Cayman Islands to their shareholders, no Cayman Islands withholding tax will be imposed.

  British Virgin Islands ("BVI")

        Subsidiaries in the BVI are exempted from income tax on their foreign-derived income in the BVI. There are no withholding taxes in the BVI.

  Hong Kong

        Subsidiaries in Hong Kong are subject to 16.5% income tax for 2015, 2016 and 2017 on their taxable income generated from operations in Hong Kong. The payments of dividends by these companies to their shareholders are not subject to any Hong Kong withholding tax.

BILIBILI INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

11. Taxation (Continued)

  China

        On March 16, 2007, the National People's Congress of PRC enacted the Enterprise Income Tax Law, under which Foreign Invested Enterprises ("FIEs") and domestic companies would be subject to enterprise income tax ("EIT") at a uniform rate of 25%. Preferential tax treatments will continue to be granted to FIEs or domestic companies which conduct businesses in certain encouraged sectors and to entities otherwise classified as "Software Enterprises", "Key Software Enterprises" and/or "High and New Technology Enterprises" ("HNTEs"). The Enterprise Income Tax Law became effective on January 1, 2008.

        The aforementioned preferential tax rates are subject to annual review by the relevant tax authorities in China. Shanghai Hode was accredited as a HNTE in 2017, therefore it is entitled to a preferential income tax rate at 15% for three years starting from 2017, provided that it continues to be qualified as a HNTE during such periods. There is no preferential tax treatment for any other entities of the Group for the year ended December 31, 2017, and there is no preferential tax treatment for any entities of the Group for the years ended December 31, 2015 and 2016.

        The following table presents a reconciliation of the differences between the statutory income tax rate and the Group's effective income tax rate for the years ended December 31, 2015, 2016 and 2017:

	For the year ended December 31,
	2015	2016	2017
	%	%	%
Statutory income tax rate	25.00	25.00	25.00
Permanent differences	(6.88)	(9.90)	(13.22)
Tax rate difference from statutory rate in other jurisdictions*	(2.08)	(3.16)	(20.07)
Tax effect of preferential tax treatments	—	—	3.76
Change in valuation allowance	(16.69)	(12.29)	(0.55)

Effective income tax rate	(0.65)	(0.35)	(5.08)

*
It is primarily due to the tax effect of the Company as a tax-exempt entity incorporated in the Cayman Islands.

        As of December 31, 2017, certain entities of the Group had net operating tax loss carry forwards as follows:

RMB
Loss expiring in 2018	1,988
Loss expiring in 2019	2,473
Loss expiring in 2020	97,414
Loss expiring in 2021	187,413
Loss expiring in 2022	76,893

366,181

BILIBILI INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

11. Taxation (Continued)

b)    Sales tax

        The Group's subsidiary and VIEs incorporated in China are subject to 6% value added tax ("VAT") for services rendered and 17% value added tax for goods sold.

c)     Deferred tax assets and liabilities

        The following table presents the tax impact of significant temporary differences that give rise to the deferred tax assets and liabilities as of December 31, 2015, 2016 and 2017:

	December 31, 2015	December 31, 2016	December 31, 2017
	RMB	RMB	RMB
Deferred tax assets:
Deferred revenue, primarily for games	—	15,290	37,981
Accrued expenses and other payables	8,788	42,953	24,423
Advertising expenses in excess of deduction limit	758	4,739	6,378
Net operating tax loss carry forwards	62,696	117,620	88,100
Others	—	2,489	382

Total deferred tax assets	72,242	183,091	157,264

Less: valuation allowance	(72,242)	(183,091)	(157,264)

Net deferred tax assets	—	—	—

        The Group does not believe that sufficient positive evidence exists to conclude that the recoverability of deferred tax assets of certain entities of the Group is more likely than not to be realized. Consequently, the Group has provided full valuation allowances on the related deferred tax assets. The following table sets forth the movement of the aggregate valuation allowances for deferred tax assets for the periods presented:

	Balance at January 1	Re-measurement due to applicable preferential tax rate for HNTE	Addition	Expiration of loss carry forward and impact of disposal of subsidiaries	Balance at December 31
	RMB	RMB	RMB	RMB
2015	(10,312)	—	(61,930)	—	(72,242)
2016	(72,242)	—	(111,637)	788	(183,091)
2017	(183,091)	23,074	(962)	3,715	(157,264)

d)    Withholding income tax

        The EIT Law also imposes a withholding income tax of 10% on dividends distributed by a foreign-invested entity ("FIE") to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding

BILIBILI INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

11. Taxation (Continued)

company within China, unless such immediate holding company's jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. Such withholding income tax was exempted under the Previous EIT Law. The Cayman Islands, where the Company incorporated, does not have such tax treaty with China. According to the arrangement between Mainland China and Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion in August 2006, dividends paid by a FIE in China to its immediate holding company in Hong Kong will be subject to withholding tax at a rate that may be lowered to 5% (if the foreign investor owns directly at least 25% of the shares of the FIE). The State Administration of Taxation ("SAT") further promulgated Circular 601 on October 27, 2009, which provides that tax treaty benefits will be denied to "conduit" or shell companies without business substance and that a beneficial ownership analysis will be used based on a "substance-over-form" principle to determine whether or not to grant the tax treaty benefits.

        To the extent that subsidiaries and VIEs of the Group have undistributed earnings, the Company will accrue appropriate expected withholding tax associated with repatriation of such undistributed earnings. As of December 31, 2015, 2016 and 2017, the Company did not record any withholding tax on the retained earnings of its subsidiaries and VIEs in the PRC as they were still in accumulated deficit position.

12. Taxes Payable

        The following is a summary of taxes payable as of December 31, 2015, 2016 and 2017:

	December 31, 2015	December 31, 2016	December 31, 2017
	RMB	RMB	RMB
Withholding individual income taxes for employees	507	2,420	4,381
VAT payable	3,497	4,035	5,385
Enterprise income taxes payable	2,416	3,507	5,488
Others	351	1,020	9,738

	6,771	10,982	24,992

13. Short-term Loans

        As of December 31, 2015, the short-term loans balance represents short-term loan arrangements with China Merchants Bank, with a fixed interest rate of 4.35% per annum and a maturity term of 12 months. As of December 31, 2015, the loan was secured by RMB deposits of the Group in an onshore branch of this bank in the amount of RMB10.1 million, which was recorded as restricted cash.

BILIBILI INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

14. Accrued Liabilities and Other Payables

        The following is a summary of accrued liabilities and other payables as of December 31, 2015, 2016 and 2017:

	December 31, 2015	December 31, 2016	December 31, 2017
	RMB	RMB	RMB
Accrued marketing expenses	—	—	778
Accrued content cost	—	5,100	—
Other staff related cost	1,912	1,449	1,137
Advance from investors	131,168	—	—
Consideration payable for acquisitions	—	9,080	6,534
Professional fees	—	6,564	10,334
Rental fees	—	—	11,485
Payables to producers	—	—	12,949
Deposits	—	—	3,000
Others	813	2,321	3,101

	133,893	24,514	49,318

15. Deferred Revenue

        Deferred revenue primarily represents unamortized virtual items sold for mobile game services. Other deferred revenue includes prepaid subscription fees for internet value-added services for which the services are yet to be provided as of the balance sheet dates.

16. Ordinary shares

        Since the inception, the Company issued Class A, Class B, Class C, and Class D ordinary shares. Class D, Class C and Class B ordinary shares holders have rights to convert their Class D, Class C and Class B ordinary shares into Class A ordinary shares on 1:1 ratio at any time after the date of issuance. Please refer to Note 1(a) for more detailed information.

  Voting Right

        According to the revised memorandum of association of the Company dated April 1, 2017, all the ordinary shares held by founders shall have the right to ten votes for each outstanding ordinary share held. Each of the ordinary shares held by a person other than the founders and all preferred shareholders shall have the right to one vote for each outstanding ordinary share or preferred share they held (on an as-converted basis).

  Dividend

        No dividends or other distributions shall be made or declared, with respect to the Class A ordinary shares and Class B ordinary shares, unless and until dividends in like amount have been paid in full on the preferred shares, the Class C ordinary shares and Class D ordinary shares (on an as-converted basis); and no dividends or other distributions shall be made or declared, with respect to the Class A

BILIBILI INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

16. Ordinary shares (Continued)

ordinary shares, unless and until dividends in like amount have been paid in full on the Class B ordinary shares (on an as-converted basis).

  Liquidation

        In the event of liquidation,

        (a)   The holders of Series D2, Series D1 Preferred Shares are entitled to receive an amount equal to their respective purchase price plus all declared but unpaid dividends, in preference to any distribution to any ordinary shareholders and any other preferred shareholders of the Company;

        (b)   After the full payment to the holders of Series D2, Series D1 Preferred Shares, the holders of Series C2, Series C1 and Series C Preferred Shares are entitled to receive an amount equal to their respective purchase price plus all declared but unpaid dividends, in preference to any distribution to any ordinary shareholders and Series B, Series A+ and Series A preferred shareholders of the Company;

        (c)   After the full payment to the holders of Series C2, Series C1 and Series C Preferred Shares, the holders of Series B and Series A+ Preferred Shares and the holders of Class D ordinary shares are entitled to receive an amount equal to their respective purchase price plus all declared but unpaid dividends, and the holders of Series A Preferred Shares and the holders of Class C ordinary shares are entitled to receive an amount equal to 150% of their respective purchase price plus 8% annual compound return and all declared but unpaid dividends, in preference to any distribution to the holders of Class B and Class A ordinary shares of the Company;

        (d)   After the full payment to the holders of Series B, Series A+ and Series A Preferred Shares and the holders of Class D and Class C ordinary shares, the holders of Class B ordinary shares are entitled to receive an amount equal to 150% of purchase price plus 8% annual compound return and all declared but unpaid dividend;

        (e)   After the full payment to the holders of Class B ordinary shares, the remaining assets of the Company available for distribution to shareholders shall be distributed ratably among the holders of ordinary shares and preferred shares based on the number of Class A ordinary shares held by them on an as-converted basis.

  Conversion right

        Each Class B, Class C and Class D ordinary shares shall automatically be converted into Class A ordinary shares (i) upon the approval of the ordinary majority or (ii) upon the closing of a qualified IPO.

  Other permanent equities

        The Class B, C and Class D ordinary shares are preferred shares in nature as they have liquidation preference compared to Class A ordinary shares. The Company classifies Class B ordinary shares as permanent equity as they are not redeemable. Class C and Class D ordinary shares are redeemable upon certain liquidation events, including a change in control, which is deemed to be a liquidation event. However, as stipulated in the article of association of the Company, change in control will

BILIBILI INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

16. Ordinary shares (Continued)

trigger the legal liquidation and termination of the Company, unless both majority of preferred shareholders and majority of ordinary shareholders otherwise agree on the exemption. Therefore, upon occurrence of the change in control, the Company will be liquidated and terminated, all the holders of equity shares of the Company are entitled to redeem, and form of consideration (cash or share) should be the same. Accordingly, such liquidation feature meets the exception in ASC 480-10-S99-3A(f) and therefore Class C and Class D ordinary shares are classified as permanent equity in the consolidated balance sheets.

17. Preferred shares

        The Series A, A+, B, C, C1/C2 and D1/D2 Preferred Shares are collectively referred to as the "Preferred Shares".

        The key terms of the Preferred Shares are as follows:

  Conversion right

        The Preferred Shares are convertible, at the option of the holders, into the Company's ordinary shares at an initial conversion ratio of 1:1 at any time after the original issuance date. In the event that the Company issues additional ordinary shares at a price lower than the then-applicable conversion price for the Preferred Shares, the conversion price of the Preferred Shares shall be adjusted. The conversion prices are also subject to adjustments upon certain dilution events. In addition, the Preferred Shares are automatically convertible into such number of ordinary shares of the Company as shall be determined by reference to the then effective and applicable conversion ratio upon the earlier of (i) the closing of a qualified IPO as defined in the Memorandum and Articles of Association, or (ii) the date specified by written consent or agreement of holders of a majority of the outstanding Series A, A+, B, C, C1/C2 and D1/D2 Preferred Shares, each voting as a separate class.

  Redemption right

        Prior to the issuance of Series B Preferred Shares, the Series A Preferred Shares were redeemable only upon a liquidation event or deemed liquidation events, as defined in the Memorandum and Articles of Association. The redemption price shall be the one hundred and fifty percent (150%) of the issue price of Series A Preferred Shares and all declared but unpaid dividend. The redemption price of Series A+ Preferred Shares shall be the issue price of Series A+ Preferred Shares plus a seven percent (7%) annualized interest and all declared but unpaid dividends for Series A+ Preferred Shares.

        Upon the issuance of Series B Preferred Shares, Series A+ and Series A Preferred Shares were modified to be redeemable, at the holder's discretion, at any time (i) after the five (5) year anniversary of the date on which Series B Preferred Shares were issued, and (ii) there is a material breach by any group company or any Founding Shareholder. The redemption price shall be (i) the respective issue price per share plus a seven percent (7%) annualized interest and all declared but unpaid dividends for Series B and Series A+ Preferred Shares, and (ii) one hundred and fifty percent (150%) of the issue price per share and all declared but unpaid dividends for Series A Preferred Shares.

BILIBILI INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

17. Preferred shares (Continued)

        Upon the issuance of Series C Preferred Shares, Series B, Series A+ and Series A Preferred Shares were modified to be redeemable, at the holder's discretion, at any time (i) after the five (5) year anniversary of the date on which Series C Preferred Shares were issued, and (ii) there is a material breach by any group company or any Founding Shareholder. The redemption price shall be (i) the respective issue price per share plus a seven percent (7%) annualized interest and all declared but unpaid dividends for Series C, Series B and Series A+ Preferred Shares, and (ii) one hundred and fifty percent (150%) of the issue price per share and all declared but unpaid dividends for Series A Preferred Shares.

        Upon the issuance of Series C1 and Series C2 Preferred Shares, Series C, Series B, Series A+ and Series A Preferred Shares were modified to be redeemable, at the holder's discretion, at any time (i) after the five (5) year anniversary of the date on which Series C1 and Series C2 Preferred Shares were issued, and (ii) there is a material breach by any group company or any Founding Shareholder. The redemption price shall be (i) the respective issue price per share plus a seven percent (7%) annualized interest and all declared but unpaid dividends for Series C2, Series C1, Series C, Series B and Series A+ Preferred Shares, and (ii) one hundred and fifty percent (150%) of the issue price per share and all declared but unpaid dividends for Series A Preferred Shares.

        Upon the issuance of Series D1 and Series D2 Preferred Shares, Series C1, Series C2, Series C, Series B, Series A+ and Series A Preferred Shares were modified to be redeemable, at the holder's discretion, at any time (i) after the five (5) year anniversary of the date on which Series D1 and Series D2 Preferred Shares were issued, and (ii) there is a material breach by any group company or any Founding Shareholder. The redemption price shall be (i) the respective issue price per share plus a seven percent (7%) annualized interest and all declared but unpaid dividends for Series D2, Series D1, Series C2, Series C1, Series C, Series B and Series A+ Preferred Shares, and (ii) one hundred and fifty percent (150%) of the issue price per share and all declared but unpaid dividends for Series A Preferred Shares.

  Voting rights, Dividend rights and Liquidation rights (See note 16)

  Accounting of Preferred Shares

        The Company has classified the Preferred Shares in the mezzanine equity of the consolidated balance sheets. In addition, the Company records accretions on the Preferred Shares to the redemption value from the issuance dates to the earliest redemption dates. The accretions using the effective interest method, are recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in capital. Once additional paid-in capital has been exhausted, additional charges are recorded by increasing the accumulated deficit. Each issuance of the Preferred Shares is recognized at the respective issue price at the date of issuance net of issuance costs. The issuance costs for Series A, Series A+, Series B, Series C, Series C1/C2 and Series D1/D2 Preferred Shares were RMB0.7 million, RMB1.9 million, RMB6.9 million, RMB13.5 million, RMB13.4 million and nil.

        The Company recognized RMB22.3 million beneficial conversion feature attributable to Series A Preferred Shares. The Company has determined that there was no beneficial conversion feature attributable to other preferred shares because the initial effective conversion prices of these preferred

BILIBILI INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

17. Preferred shares (Continued)

shares were higher than the fair value of the Company's common shares determined by the Company taking into account independent valuations.

        The Group has classified all Preferred Shares as mezzanine equity in the consolidated balance sheet as they are contingently redeemable at the options of the holders.

  Deemed dividends to shareholders of Preferred Shares

        Concurrent with the issuance of Series C Preferred Shares in July 2015, the Company repurchased 6,085,754 Series A Preferred Shares held by Series A Preferred Shares investors, at the price of US$25.0 million (RMB152.9 million). The Company accounted for such repurchase as a retirement of treasury stock whereby the difference between the repurchase price and the carrying value of the repurchased preferred shares, of RMB 139.5 million, is accounted for as deemed dividend to the holders of Series A Preferred Shares which were recorded against additional paid-in capital and then to accumulated deficit after the balance of additional paid- in capital was wiped out.

        Concurrent with the issuance of Series C1/C2 Preferred Shares in May 2016, the Company repurchased and cancelled 3,185,744 Series A Preferred Shares and 871,425 Series A+ Preferred Shares held by the investors, at the price of US$14.9 million (RMB98.9 million) and US$4.1 million (RMB27.1 million) respectively. The Company accounted for such repurchase as a retirement of treasury stock whereby the difference between the repurchase price and the carrying value of the repurchased preferred shares, of RMB 113.2 million in total, is accounted for as deemed dividend to the holders of Series C1/C2 Preferred Shares which were recorded against additional paid-in capital and then to accumulated deficit after the balance of additional paid- in capital was wiped out.

        Concurrent with the issuance of Series D1/D2 Preferred Shares in May 2017, the Company redesignated 11,301,189 Series C Preferred Shares hold by Series C Preferred Shares investors ("old investors"), into Series D1 Preferred shares, which was then sold to new investors, at the price of US$70.0 million (RMB480.4 million). The Company did not receive any proceeds from this transaction. The difference between the purchase price paid by the new investors to the old investors, and the carrying value of the 11,301,189 Series C Preferred Shares, of RMB129.2 million, is accounted for as deemed dividend to the holders of old investors which were recorded against additional paid-in capital.

BILIBILI INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

17. Preferred shares (Continued)

        The Company's preferred shares activities for the years ended December 31, 2015, 2016 and 2017 are summarized below:

	Series A Preferred Shares		Series A+ Preferred Shares		Series B Preferred Shares		Series C Preferred Shares		Series C1 Preferred Shares		Series C2 Preferred Shares		Mezzanine Equity
	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Total number of shares	Total Amount
		RMB		RMB		RMB		RMB		RMB		RMB		RMB
Balance as of December 31, 2014	16,350,000	45,757	15,514,706	73,628	—	—	—	—	—	—	—	—	31,864,706	119,385
Issuance of Preferred Shares	—	—	—	—	22,794,876	264,132	39,297,373	978,248	—	—	—	—	62,092,249	1,242,380
Repurchase of Preferred Shares	(6,085,754)	(13,408)	—	—	—	—	—	—	—	—	—	—	(6,085,754)	(13,408)
Transfer to a founder and redesignate to ordinary shares	—	(11,822)	—	—	—	—	—	—	—	—	—	—	—	(11,822)
Accretion to Preferred Shares redemption value	—	1,984	—	5,232	—	18,056	—	32,670	—	—	—	—	—	57,942

Balance as of December 31, 2015	10,264,246	22,511	15,514,706	78,860	22,794,876	282,188	39,297,373	1,010,918	—	—	—	—	87,871,201	1,394,477
Issuance of Preferred Shares	—	—	—	—	—	—	—	—	41,480,769	1,251,315	954,605	32,821	42,435,374	1,284,136
Repurchase of Preferred Shares	(3,185,744)	(7,939)	(871,425)	(4,903)	—	—	—	—	—	—	—	—	(4,057,169)	(12,842)
Share-based compensation in connection with re-designation of ordinary shares to Preferred shares	—	—	—	—	—	—	—	—	1,104,535	33,909	—	—	1,104,535	33,909
Accretion to Preferred Shares redemption value	—	1,068	—	5,392	—	20,069	—	74,236	—	59,672	—	1,496	—	161,933

Balance as of December 31, 2016	7,078,502	15,640	14,643,281	79,349	22,794,876	302,257	39,297,373	1,085,154	42,585,304	1,344,896	954,605	34,317	127,353,941	2,861,613

BILIBILI INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

17. Preferred shares (Continued)

	Series A Preferred Shares		Series A+ Preferred Shares		Series B Preferred Shares		Series C Preferred Shares		Series C1 Preferred Shares		Series C2 Preferred Shares		Series D1 Preferred Shares		Series D2 Preferred Shares		Mezzanine Equity
	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Total number of shares	Total Amount
		RMB		RMB		RMB		RMB		RMB		RMB		RMB		RMB		RMB
Balance as of December 31, 2016	7,078,502	15,640	14,643,281	79,349	22,794,876	302,257	39,297,373	1,085,154	42,585,304	1,344,896	954,605	34,317	—	—	—	—	127,353,941	2,861,613
Issuance of Preferred Shares	—	—	—	—	—	—	—	—	—	—	—	—	1,154,643	49,086	13,759,564	689,069	14,914,207	738,155
Redesignate Series C Preferred Shares to Series D1 Preferred Shares	—	—	—	—	—	—	(11,301,189)	(351,928)	—	—	—	—	11,301,189	481,172	—	—	—	129,244
Share based compensation in connection with redesignation of ordinary shares to Preferred Shares	—	—	—	—	—	—	—	—	—	—	—	—	—	10,474	—	—	—	10,474
Redesignation of ordinary shares to Series D1 Preferred Shares	—	—	—	—	—	—	—	—	—	—	—	—	645,357	17,003	—	—	645,357	17,003
Accretion to Preferred Shares redemption value	—	985	—	6,332	—	23,302	—	64,129	—	97,455	—	2,446	—	28,650	—	35,255	—	258,554

Balance as of December 31, 2017	7,078,502	16,625	14,643,281	85,681	22,794,876	325,559	27,996,184	797,355	42,585,304	1,442,351	954,605	36,763	13,101,189	586,385	13,759,564	724,324	142,913,505	4,015,043

BILIBILI INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

18. Employee Benefits

        The Company's subsidiaries and VIEs incorporated in China participate in a government-mandated multi-employer defined contribution plan under which certain retirement, medical, housing and other welfare benefits are provided to employees. Chinese labor regulations require the Company's Chinese subsidiaries and VIEs to pay to the local labor bureau a monthly contribution at a stated contribution rate based on the monthly basic compensation of qualified employees. The relevant local labor bureau is responsible for meeting all retirement benefit obligations; hence, the Group has no further commitments beyond its monthly contribution. The following table presents the Group's employee welfare benefits expenses for the years ended December 31, 2015, 2016 and 2017 (in millions):

	For the year ended December 31,
	2015	2016	2017
	RMB	RMB	RMB
Contributions to medical and pension schemes	12.8	44.3	91.3
Other employee benefits	6.1	10.7	14.6

	18.9	55.0	105.9

19. Share-based Compensation

1)    Share options

(a)   Description of stock option plan

        In July 2014, the Group adopted its Global Share Incentive Plan (the "2014 Plan"), which permits the grant of options, restricted shares and restricted share units of the Company to relevant directors, officers, other employees and consultants of the Company and its affiliates. Option awards are granted with an exercise price determined by the Board of Directors. Those option awards generally vest over a period of four years and expire in six years.

        The Group recognizes share-based compensation expenses in the consolidated statements of operations and comprehensive loss based on awards ultimately expected to vest, after considering estimated forfeitures. Forfeitures are estimated based on the Group's historical experience over the last five years and revised in subsequent periods if actual forfeitures differ from those estimates.

        As of December 31, 2017, total unrecognized compensation expenses related to unvested awards granted under the 2014 Plan, adjusted for estimated forfeitures, was RMB360.2 million (US$55.4 million) which is expected to be recognized through the remaining vesting period of each grant. As of December 31, 2017, the weighted average remaining vesting period was 2.78 years.

BILIBILI INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

19. Share-based Compensation (Continued)

(b)   Valuation assumptions

        The Group uses binomial option pricing model to determine fair value of the share-based awards. The estimated fair value of each option granted is estimated on the date of grant using the binomial option-pricing model with the following assumptions:

	2015	2016	2017
Expected volatility	48.6% - 51.2%	45.8% - 48.6%	42.5% - 45.8%
Weighted average volatility	49.1%	46.8%	43.3%
Expected dividends	—	—	—
Risk-free rate	1.64% - 1.66%	0.99% - 1.66%	1.54% - 2.26%
Contractual term (in years)	6	6	6

        The expected volatility at the grant date and each option valuation date was estimated based on the annualized standard deviation of the daily return embedded in historical share prices of comparable peer companies with a time horizon close to the expected expiry of the term of the options. The weighted average volatility is the expected volatility at the grant date weighted by number of options. The Company has never declared or paid any cash dividends on its capital stock, and the Group does not anticipate any dividend payments in the foreseeable future. Contractual term is the contract life of the options. The Group estimated the risk free interest rate based on the yield to maturity of U.S. treasury bonds denominated in US$ at the option valuation date.

BILIBILI INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

19. Share-based Compensation (Continued)

(c)   Share options activities

        The following table presents a summary of the Company's options activities for the years ended December 31, 2015, 2016 and 2017:

	Employees	Senior Management	Consultants	Total	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
	(in thousands)	(in thousands)	(in thousands)	(in thousands)	US$		(RMB in thousands)
Outstanding at January 1, 2015	25	2,700	—	2,725	0.0001	5.76	4,796
Granted	2,135	700	—	2,835	0.0001	—	—
Exercised	—	—	—	—	—	—	—
Forfeited	—	—	—	—	—	—	—

Outstanding at December 31, 2015	2,160	3,400	—	5,560	0.0001	5.31	69,925

Outstanding at January 1, 2016	2,160	3,400	—	5,560	0.0001	5.31	69,925
Granted	3,014	3,880	—	6,894	0.0001	—	—
Exercised	—	—	—	—	—	—	—
Forfeited	(182)	(700)	—	(882)	0.0001	—	—

Outstanding at December 31, 2016	4,992	6,580	—	11,572	0.0001	5.02	224,620

Outstanding at January 1, 2017	4,992	6,580	—	11,572	0.0001	5.02	224,620
Granted	3,419	5,115	700	9,234	0.0001	—	—
Exercised	—	—	—	—	—	—	—
Forfeited	(287)	(1,100)	—	(1,387)	0.0001	—	—

Outstanding at December 31, 2017	8,124	10,595	700	19,419	0.0001	4.80	880,197
Exercisable as of December 31, 2015	6	675	—	681	0.0001	4.76	8,568

Exercisable as of December 31, 2016	518	2,800	—	3,318	0.0001	4.87	64,409

Exercisable as of December 31, 2017	1,701	3,570	—	5,271	0.0001	3.91	238,928

        The weighted average grant date fair value of options granted for the years ended December 31, 2015, 2016 and 2017 was RMB12.3 (US$1.9), RMB17.6 (US$2.5) and RMB35.1 (US$5.3) per option, respectively.

        No options were exercised for the years ended December 31, 2015, 2016 and 2017.

        As of December 31, 2017, there were RMB131.7 million of unrecognized share-based compensation expenses related to the share options granted with a performance condition of an IPO, out of which RMB14.7 million unrecognized share-based compensation expenses are related to options for which the service condition had been met and are expected to be recognized when the performance target of an IPO is achieved.

BILIBILI INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

19. Share-based Compensation (Continued)

        It is the Company's policy to issue new shares upon exercise of share options and vesting of RSUs. The number of shares available for future grant under the Company's 2014 Plan was 461,106 as of December 31, 2017.

2)    Share awards to founders

        The Company entered into following equity transactions with the Company's founders during the years ended December 31, 2015, 2016 and 2017, which involved share based compensation arrangements, therefore related share based compensation expenses were recorded:

(a)
Issuance of new preferred shares in 2015 with repurchased and cancelled ordinary shares and preferred shares that were previously issued

        Concurrent with the issuance of Series B and Series C Preferred Share in January and July 2015, the Company repurchased and cancelled 940,934 and 4,000,000 Class A ordinary shares held by the founders, who are employees of the Company, and 6,085,754 Series A Preferred Shares held by Series A Preferred Shares investors, at the price of US$1.8 million (RMB11.2 million), US$16.4 million (RMB100.5 million) and US$25.0 million (RMB152.9 million) respectively.

        The Company accounted for such transactions as a retirement of treasury stocks, whereby 1) difference between the fair value and the par values of the ordinary shares, amounted to RMB51.9 million, was allocated to additional paid-in capital in the Company's consolidated balance sheets; and 2) difference between the repurchase price and the fair value of the ordinary shares, amounted to RMB59.8 million, was recorded as share based compensation expenses in the Company's consolidated statements of operations and comprehensive loss for the year ended December 31, 2015.

(b)
Redesignation of ordinary shares that were previously issued into new preferred shares and repurchase of ordinary shares

        In May 2016, the Company redesignated 1,104,535 Class A ordinary shares held by three founders into Series C1 Preferred Shares, and then transferred such 1,104,535 Series C1 Preferred Shares to another founder, who is employee of the Company, at par value. The Company did not receive any proceeds from this transaction.

        The Company considers that such redesignation, in substance, is the same as a repurchase and cancellation of the ordinary shares and simultaneously a separate issuance of the preferred shares. Therefore the Company recorded 1) difference between the fair value and the par values of the ordinary shares as contribution; and 2) difference between the fair value of the preferred shares and the par value of the ordinary shares, amounted to RMB33.9 million, as share based compensation expenses in the Company's consolidated statements of operations and comprehensive loss for the year ended December 31, 2016.

        Additionally, in May 2017, the Company redesignated 645,357 Class A ordinary shares held by a founder into Series D1 Preferred Shares, which was then transferred to new investors. The Company considers that such redesignation, in substance, is the same as a repurchase and cancellation of the ordinary shares and simultaneously a separate issuance of the preferred shares. Therefore the Company recorded 1) difference between the fair value and the par values of the ordinary shares, amounted to RMB17.0 million in additional-paid-in-capital; and 2) difference between the fair value of the preferred

BILIBILI INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

19. Share-based Compensation (Continued)

shares and the fair value of the ordinary shares, amounted to RMB10.5 million, as share based compensation expenses in the Company's consolidated statements of operations and comprehensive loss for the year ended December 31, 2017.

        Concurrent with the issuance of Series D1/D2 Preferred Shares in May 2017, the Company repurchased 1,154,643 Class A ordinary shares held by the founders, at the price of US$7.2 million (RMB49.1 million). The Company accounted for such transactions as a retirement of treasury stocks, whereby 1) difference between the fair value and the par value of the ordinary shares, amounted to RMB30.4 million, was allocated to additional paid-in capital; and 2) difference between the repurchase price and the fair value of the ordinary shares, amounted to RMB18.7 million, was recorded as share based compensation expenses in the Company's consolidated statements of operations and comprehensive loss for the year ended December 31, 2017.

(c)
Ordinary shares issued to the founders for free

        In conjunction with the issuances of the Series A+ Preferred Shares in December 2014, 10,000,000 Class A ordinary shares redesignated from same number of Series A Preferred Shares were transferred to Mr. Rui Chen and became subject to an agreed vesting schedule provided that Mr. Rui Chen would continue his employment with the Group till the end of 2015. As a result, the Group recognized share based compensation expenses of RMB9.3 million in the Company's consolidated statements of operations and comprehensive loss for the year ended December 31, 2015.

        Respectively in July 2015, May and December 2016, the Company issued 2,500,000, 2,000,000 and 12,796,395 Class A ordinary shares to certain founders, who are employees of the Company, for free. Share based compensation expenses of RMB29.7 million and RMB283.8 million were recorded in the Company's consolidated statements of operations and comprehensive loss for the years ended December 31, 2015 and 2016, respectively.

(d)
Ordinary shares and preferred shares purchased by a founder

        In December 2017, Mr. Rui Chen purchased 1,520,000 Class A ordinary shares from Mr. Xu Yi, at a price higher than the fair value of the Class A ordinary shares. Mr. Rui Chen purchased 843,488 Series C1 Preferred Shares from other two shareholders, at a price lower than the fair value of the Series C1 Preferred Shares. The difference between purchase price of these shares and their respective fair value, amounted to RMB3.2 million and RMB3.7 million, respectively, was recognized as share based compensation expenses in the Company's consolidated statements of operations and comprehensive loss for the year ended December 31, 2017.

20. Net Loss Per Share

        For the years ended December 31, 2015, 2016 and 2017, the Company had potential ordinary shares, including Class B, C and D ordinary shares, Preferred Shares and share options granted. As the Group incurred losses for the years ended December 31, 2015, 2016 and 2017, these potential ordinary shares were anti-dilutive and excluded from the calculation of diluted net loss per share of the Company. The numbers of share options and Preferred Shares excluded from the calculation of diluted net loss per share of the Company were 5,560,000, 87,871,201 as of December 31, 2015, 12,572,109,

BILIBILI INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

20. Net Loss Per Share (Continued)

127,353,941 as of December 31, 2016 and 20,419,209, 142,913,505 as of December 31, 2017, respectively.

        Considering that the holder of Class B, Class C and Class D ordinary shares and Preferred Shares has no contractual obligation to participate in the Company's losses, any losses from the Group should not be allocated to the Class B, Class C and Class D ordinary shares and Preferred Shares.

        The following table sets forth the computation of basic and diluted net loss per share for the years ended December 31, 2015, 2016 and 2017:

	2015	2016	2017
Numerator (RMB):
Net loss	(373,488)	(911,496)	(183,750)
Accretions to preferred shares redemption value	(57,942)	(161,933)	(258,554)
Deemed dividend in connection with repurchase of preferred shares	(139,522)	(113,151)	(129,244)
Net loss attributable to noncontrolling interests	1,912	1,430	—

Net loss attributable to Bilibili Inc.'s shareholders for basic/dilutive net loss per share calculation	(569,040)	(1,185,150)	(571,548)

Denominator:
Weighted average number of ordinary shares outstanding, basic	58,548,310	58,038,570	69,938,570
Weighted average number of ordinary shares outstanding, diluted	58,548,310	58,038,570	69,938,570
Net loss per share, basic (RMB)	(9.72)	(20.42)	(8.17)
Net loss per share, diluted (RMB)	(9.72)	(20.42)	(8.17)

21. Commitments and Contingencies

(a)   Commitments

        The Group leases office space and staff quarters under non-cancelable operating lease agreements, which expire at various dates through December 2024. As of December 31, 2017, future minimum lease

BILIBILI INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

21. Commitments and Contingencies (Continued)

under non-cancelable operating lease agreements and other commitments related to purchases of platform content and services were as follows:

	Operating Lease Commitments	Advertising Fee Commitments	Total
	RMB	RMB
2018	41,190	16,000	57,190
2019	37,521	7,000	44,521
2020	38,507	—	38,507
2021	42,297	—	42,297
Beyond 2021	57,056	—	57,056

        For the years ended December 31, 2015, 2016 and 2017, the Group incurred rental expenses in the amounts of approximately RMB12.9 million, RMB24.4 million and RMB55.0 million, respectively.

(b)   Litigation

        From time to time, the Group is involved in claims and legal proceedings that arise in the ordinary course of business. Based on currently available information, management does not believe that the ultimate outcome of any unresolved matters, individually and in the aggregate, is reasonably possible to have a material adverse effect on the Group's financial position, results of operations or cash flows. However, litigation is subject to inherent uncertainties and the Group's view of these matters may change in the future. The Group records a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Group reviews the need for any such liability on a regular basis. The Group has not recorded any material liabilities in this regard as of December 31, 2015, 2016 and 2017.

22. Related Party Transactions

        In 2016, the Group granted an interest free loan amounted to RMB5.0 million to Mr. Rui Chen, Chairman of the Board of Directors and CEO of the Company. The loan was fully repaid by Mr. Rui Chen in December 2017 subsequently.

        In 2016, the Group has completed the acquisition of Beijing Huarenyidian Technology Co., Ltd. ("Huarenyidian") and obtained 100% shareholding interest in Huarenyidian, of which 7% was transferred from Mr. Rui Chen, the Company's Chairman of the Board of Directors and CEO (See Note 26).

        In 2017, the Group has completed the distribution of its offline performance activities related business (the "Offline Business") to existing shareholders of the Company (See Note 27) (the "Distribution"). As of December 31, 2017, there was RMB6.9 million receivables and RMB5.7 million payables due from/to the Offline Business, which mainly consists of: (i) RMB6.0 million receivables relating to working capital support provided by the Group prior to the Distribution. (ii) RMB5.7 million payables relating to the advertising service provided by the Offline Business to the Group after the Distribution.

BILIBILI INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

22. Related Party Transactions (Continued)

        Further, following the Distribution, the Group also disposed several long-term investments to the legal entities operating the Offline Business at carrying value as of the disposal date, of RMB12.8 million. No gain or loss was recognized by the Group.

        In December 2017, the Group granted interest free loan amounted to RMB15.2 million to Mr. Rui Chen, and RMB7.6 million to Mr. Yi Xu, the founder, Director and President of the Company, respectively. Mr. Yi Xu repaid the loan in January 2018 and Mr. Rui Chen is expected to repay the loan in March 2018.

23. Segment Information

        Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker ("CODM"), or decision making group, in deciding how to allocate resources and in assessing performance. The Group's CODM is the Mr. Rui Chen, Chairman of the Board of Directors and CEO.

        The Group's organizational structure is based on a number of factors that the CODM uses to evaluate, view and run its business operations which include, but not limited to, customer base, homogeneity of products and technology. The Group's operating segments are based on such organizational structure and information reviewed by the Group's CODM to evaluate the operating segment results. The Group has internal reporting of revenue, cost and expenses by nature as a whole. Hence, the Group has only one operating segment.

        Key revenues streams are as below:

	For the year ended December 31,
	2015	2016	2017
	RMB	RMB	RMB
Mobile game	86,123	342,382	2,058,226
Advertising	18,926	60,727	159,160
Live broadcasting and VAS	6,201	79,656	176,443
Others	19,746	40,545	74,620

	130,996	523,310	2,468,449

        Substantially all revenues are derived from China based on the geographical locations where services are provided to customers. In addition, the Group's long-lived assets are substantially all located in China, and the amount of long-lived assets attributable to any individual other country is not material. Therefore, no geographical segments are presented.

24. Fair Value Measurement

        When available, the Group uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Group will measure fair value using valuation techniques that use, when possible, current market-based or independently sourced market parameters,

BILIBILI INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

24. Fair Value Measurement (Continued)

such as interest rates and currency rates. The Group measures investments in money market funds and wealth management products at fair value.

        Money market funds. The Group values its money market funds investments using observable inputs that reflect quoted prices for securities with identical characteristics, and accordingly, the Group classifies the valuation techniques that use these inputs as Level 1.

        Wealth management products. The Group values its wealth management products investments held in certain banks or financial institutions using quoted prices for securities with similar characteristics and other observable inputs, and accordingly, the Group classifies the valuation techniques that use these inputs as Level 2.

        Short-term bank loans. The carrying value of short-term bank loans approximates its fair value as the rates of interest under the loan agreements with the lending banks were determined based on the prevailing interest rates in the market. The Group classifies the valuation techniques that use these inputs as Level 2 of fair value measurements.

        Accounts receivable and prepayments and other current assets are financial assets with carrying values that approximate fair value due to their short term nature. Accounts payable and other payables are financial liabilities with carrying values that approximate fair value due to their short term nature. The Group classifies the valuation technique as Level 3 of fair value measurement, as it uses estimated cash flow input which is unobservable in the market.

25. Restricted Net Assets

        Relevant PRC laws and regulations permit PRC companies to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, the Company's PRC subsidiaries and VIEs can only distribute dividends upon approval of the shareholders after they have met the PRC requirements for appropriation to the general reserve fund and the statutory surplus fund respectively. The general reserve fund and the statutory surplus fund require that annual appropriations of 10% of net after-tax income should be set aside prior to payment of any dividends. As a result of these and other restrictions under PRC laws and regulations, the PRC subsidiaries and VIEs are restricted in their ability to transfer a portion of their net assets to the Company either in the form of dividends, loans or advances, which restricted portion amounted to approximately RMB0.45 billion, or 22% of the Company's total consolidated net assets, as of December 31, 2017. Even though the Company currently does not require any such dividends, loans or advances from the PRC subsidiaries and VIEs for working capital and other funding purposes, the Company may in the future require additional cash resources from its PRC subsidiaries and VIEs due to changes in business conditions, to fund future acquisitions and developments, or merely declare and pay dividends to or distributions to the Company's shareholders.

26. Acquisitions

  Transaction with Huarenyidian

        In May 2016, the Group completed the acquisition of Huarenyidian by obtaining 100% shareholding interests of Huarenyidian, among which, 7% was acquired from Mr. Rui Chen Chairman

BILIBILI INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

26. Acquisitions (Continued)

of the Board of Directors and CEO of the Company and the remaining shareholding interests was acquired from third parties. Total consideration paid was RMB30.6 million in cash.

        The Group made estimates and judgments in determining the fair value of business acquired taking into account independent valuations. The purchase price allocation is as follows:

Amount
RMB
Cash consideration	30,565

	Amount	Amortization Years
	RMB
Cash	503
License of developed games	6,210	2 Years
Other tangible assets acquired and liabilities assumed, net	(6,641)
Goodwill	30,493

Total purchase price	30,565

  Transaction with Children's Playground Entertainment Inc., Shanghai Tongyuan Culture Media Co., Ltd. (collectively refer to as "Children's Playground")

        In July 2016, the Group completed its acquisition of Children's Playground by obtained 100% shareholding interests in Children's Playground. The total consideration of the transaction is RMB28.4 million, comprising the cash consideration of RMB10.2 million and 1,000,000 share options issued to the original shareholders of Children's Playground.

        The Group made estimates and judgments in determining the fair value of the business acquired taking into account independent valuations. The purchase price allocation is as follows:

Amount
RMB
Fair value of the share options granted	18,201
Cash consideration	10,236

Total value to be allocated	28,437

	Amount	Amortization Years
	RMB
Cash	3,966
Incomplete contract	500	1 Year
Brands	4,921	5 Years
Other tangible assets acquired and liabilities assumed, net	(1,424)
Goodwill	20,474

Total Purchase price	28,437

BILIBILI INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

26. Acquisitions (Continued)

        Goodwill primarily represents the expected synergies from the combined operations of the acquired companies and the Group, the assembled workforce and their knowledge and experiences in game development and entertainment and media industry. The excess of purchase price over the fair value of net tangible assets and identifiable intangible assets acquired was recorded as goodwill. The goodwill is not expected to be deductible for tax purpose.

        Pro forma results of operations for the acquisitions described above have not been presented because they are not material to the consolidated income statements for the years ended December 31, 2015 and 2016, either individually or in aggregate.

27. Spin-off transaction

        In September and October 2017, the Group distributed 100% of its interests in its offline performance activities related business operated by certain PRC entities to its ultimate stockholders, which is accounted as spin-off transactions. Upon the Distribution, the PRC entities operating the offline performance activities related business were deconsolidated from the Group's consolidated financial statements. The net liabilities of the deconsolidated entities of RMB30.0 million was recorded as additional paid-in capital. The Distribution was recorded based on the carrying value of the related entities. No gain or loss was recorded by the Group.

28. Unaudited pro-forma balance sheet and net loss per share

        Immediately prior to the completion of the IPO, the Company will adopt a Post IPO Memorandum and Articles of Association in which 84,260,279 ordinary shares held by three directors, Rui Chen, Yi Xu and Ni Li, will be re-designated as Class Y ordinary shares, while the shares held by all other shareholders of the Company will be re-designated as Class Z ordinary shares. Holders of Class Y ordinary shares and Class Z ordinary shares have the same rights, except for voting rights and conversion rights. Holders of Class Z ordinary shares are entitled to one vote per share, while holders of Class Y ordinary shares are entitled to ten votes per share. Each Class Y ordinary share is convertible into one Class Z ordinary share at any time at the discretion of the Class Y shareholders thereof, while Class Z ordinary shares are not convertible into Class Y ordinary shares under any circumstances.

        Additionally, 1,104,535 Series C1 Preferred Shares held by Mr. Rui Chen are amended that such shares will be automatically converted into the newly-designated Class Y Ordinary Shares upon the completion of the IPO.

        The unaudited pro-forma balance sheet as of December 31, 2017 assumes the IPO has occurred and presents an adjusted financial position as if the re-designation of all outstanding ordinary shares and the conversion of all outstanding Preferred Shares, into Class Y and Class Z ordinary shares occurred on December 31, 2017.

BILIBILI INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

28. Unaudited pro-forma balance sheet and net loss per share (Continued)

        The unaudited pro-forma loss per share for the year ended December 31, 2017 giving effect to the conversion of Preferred Shares and other permanent equities into ordinary shares as of the beginning of such year, is as follows:

For the Year Ended December 31, 2017
Numerator (RMB):
Net loss attributable to ordinary shareholders	(571,548)
Pro-forma effect of conversion of preferred shares	258,554

Pro forma net loss attributable to ordinary shareholders—basic and diluted	(312,994)

Denominator:
Denominator for basic net loss per share—weighted average ordinary shares outstanding	69,938,570
Pro-forma effect of conversion of preferred shares and other permanent equities	167,145,858

Denominator for pro forma basic and diluted loss per share	237,084,428

Pro forma net loss per share
Basic	(1.32)
Diluted	(1.32)

29. Subsequent event

        In December 2017, to focus the Company's efforts and resources on its core businesses, the Company's board of directors approved a proposal to transfer several equity investments of the Group to an investment fund that is expected to be established by certain of the Company's existing shareholders and management team members. In February 2018, the Company's existing shareholders executed a unanimous written consent that approved this transfer. One of the Company's subsidiaries is expected to be a limited partner and holds certain partnership interest in this investment fund. The equity investments to be transferred are investments in privately held companies' preferred shares with no readily determinable fair value. These investments are measured at cost and presently classified as long-term investments in the Company's consolidated balance sheet. The total cost of the equity investments subject to the proposed transfer is expected to be RMB445.9 million, including RMB343.2 million as of December 31, 2017, and RMB102.7 million of equity investments to be made by the Company subsequent to December 31, 2017. The Company expects to receive approximately RMB500.0 million in cash consideration for the transfer, which is proposed based on the fair value estimation of the investments to be transferred. The transfer is subject to finalization of the underlying transaction documents and a series of legal registration procedures, and the timing of consummation of the transaction is not yet certain at this stage.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

        The new articles of association that we expect to adopt to become effective upon the completion of this offering provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such only if they acted honestly and in good faith with a view to the best interests of our company and, in the case of criminal proceedings, only if they had no reasonable cause to believe that their conduct was unlawful.

        Pursuant to the indemnification agreements the form of which is filed as Exhibit 10.2 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

        The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification by the underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    RECENT SALES OF UNREGISTERED SECURITIES.

        During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Securities/Purchaser	Date of Sale or Issuance	Number of Securities	Consideration
Class A ordinary shares
Saber Lily Limited	July 15, 2015	2,500,000	Past and future services to us (500,000 shares were repurchased by us on May 10, 2016)
Saber Lily Limited	May 10, 2016	2,500,000	Past and future services to us
Vanship Limited	December 29, 2016	12,796,395	Past and future services to us
Series B preferred shares
Qiming Venture Partners IV, L.P.	January 14, 2015	10,592,518	US$20,528,301
Qiming Managing Directors Fund IV, L.P.	January 14, 2015	334,453	US$648,169
CMC Bullet Holdings Limited	January 14, 2015	6,191,950	US$12,000,000
IDG-Accel China Growth Fund III L.P.	January 14, 2015	2,023,715	US$3,921,960
IDG-Accel China III Investors L.P.	January 14, 2015	143,467	US$278,040
IDG China Media Fund II L.P.	January 14, 2015	928,793	US$1,800,000
Huaxing Capital Partners, L.P.	January 14, 2015	1,547,988	US$3,000,000
FingerFun (HK) Limited	January 14, 2015	1,031,992	US$2,000,000
Series C preferred shares
OPH B Limited	July 15, 2015	10,954,357	US$45,000,000
Internet Fund III Pte. Ltd.	July 15, 2015	17,040,111	US$70,000,000
H Capital II, L.P.	July 15, 2015	6,085,754	US$25,000,000
Qiming Venture Partners IV, L.P.	July 15, 2015	530,953	US$2,181,132
Qiming Managing Directors Fund IV, L.P.	July 15, 2015	16,765	US$68,868
CMC Bullet Holdings Limited	July 15, 2015	730,291	US$3,000,002
Windforce Limited	July 15, 2015	3,817,427	US$15,681,816
Lighthouse Venture International, Inc.	July 15, 2015	121,715	US$500,000
Series C1 preferred shares
Starry Concept Group Limited	May 10, 2016	10,676,762	US$50,000,000
Sunrise View Investments Limited	May 10, 2016	10,676,762	US$50,000,000
Cheerford Limited	May 10, 2016	4,313,307	US$20,199,510
Blissful Day Limited	May 10, 2016	7,351,830	US$34,429,120
HaiTong XuYu International Limited	May 10, 2016	2,135,352	US$10,000,000
GP TMT Holdings Limited	May 10, 2016	2,135,352	US$10,000,000
Golden Pujiang River International (BVI) Limited	May 10, 2016	2,113,999	US$9,900,000
Green Bridge Group Limited	May 10, 2016	1,067,676	US$5,000,000
Lighthouse Capital International Inc.	May 10, 2016	21,354	US$100,000
Ying Tai International Limited	May 10, 2016	988,375	US$4,628,630
Series C2 preferred shares
Green Bridge Group Limited	May 10, 2016	954,605	US$5,000,000
Series D1 preferred shares
Cheerford Limited	May 2, 2017	1,154,643	US$7,151,904
Series D2 preferred shares
CMC Beacon Holdings Limited	May 2, 2017	11,915,947	US$86,601,196
Tencent Mobility Limited	May 2, 2017	630,950	US$4,585,538
Cheerford Limited	May 2, 2017	1,212,667	US$8,813,266
Options
Certain directors, officers and employees	July 28, 2014 to December 10, 2017	Options to purchase 19,364,209 Class Z ordinary shares	Past and future services to us
Ming Hsien Chan	February 26, 2016	Options to purchase 1,000,000 Class Z ordinary shares	Equity interests in a business acquired

Item 8.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a)
  Exhibits

        See Exhibit Index beginning on page II-4 of this registration statement.

        The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of "materiality" that are different from "materiality" under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

        We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

  (b)
  Financial Statement Schedules

        Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9.    UNDERTAKINGS.

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

BILIBILI INC.

Exhibit Index

Exhibit Number		Description of Document
1.1	*	Form of Underwriting Agreement

3.1	†	Fifth Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2	†	Form of Sixth Amended and Restated Memorandum and Articles of Association of the Registrant (effective upon the closing of this offering)

4.1	†	Registrant's Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2	†	Registrant's Specimen Certificate for Class Z Ordinary Shares

4.3	†	Form of Deposit Agreement, among the Registrant, the depositary and holder of the American Depositary Receipts

4.4	†	Fourth Amended and Restated Shareholders' Agreement between the Registrant and other parties thereto dated April 1, 2017

5.1	†	Opinion of Walkers regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters

8.1	†	Opinion of Walkers regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2	†	Opinion of Commerce & Finance Law Offices regarding certain PRC tax matters (included in Exhibit 99.2)

10.1	†	Global Share Incentive Plan

10.2	†	2018 Share Incentive Plan

10.3	†	Form of Indemnification Agreement between the Registrant and its directors and executive officers

10.4	†	Form of Employment Agreement between the Registrant and its executive officers

10.5	†	English translation of Power of Attorney granted by Mr. Rui Chen, the sole shareholder of Shanghai Kuanyu, dated June 2, 2015

10.6	†	English translation of the Equity Pledge Agreement among Hode Technology, Shanghai Kuanyu and Mr. Rui Chen, the sole shareholder of Shanghai Kuanyu, dated June 2, 2015

10.7	†	English translation of the Exclusive Technology Consulting and Services Agreement between Hode Technology and Shanghai Kuanyu, dated June 2, 2015

10.8	†	English translation of the Exclusive Call Option Agreement among Hode Technology, Shanghai Kuanyu and Mr. Rui Chen, the sole shareholder of Shanghai Kuanyu, dated June 2, 2015

10.9	†	English translation of Spousal Consent Letter granted by Qitao Yang

10.10	†	English translation of Power of Attorney granted by the shareholders of Shanghai Hode, dated October 10, 2017

10.11	†	English translation of the Equity Pledge Agreement among Hode Technology, Shanghai Hode and the shareholders of Shanghai Hode, dated October 10, 2017

Exhibit Number		Description of Document
10.12	†	English translation of the Exclusive Technology Consulting and Services Agreement between Hode Technology and Shanghai Hode, dated October 10, 2017

10.13	†	English translation of the Exclusive Call Option Agreement among Hode Technology, Shanghai Hode and the shareholders of Shanghai Hode, dated October 10, 2017

10.14	†	English translation of Spousal Consent Letters granted by Weixiong Lin, Qingyu Li and Qitao Yang

10.15	†	Share Purchase Agreement between the Registrant and other parties thereto, dated April 1, 2017

21.1	†	Principal Subsidiaries of the Registrant

23.1		Consent of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm

23.2	†	Consent of Walkers (included in Exhibit 5.1)

23.3	†	Consent of Commerce & Finance Law Offices (included in Exhibit 99.2)

23.4	†	Consent of Eric He

24.1	†	Powers of Attorney

99.1	†	Code of Business Conduct and Ethics of the Registrant

99.2	†	Opinion of Commerce & Finance Law Offices regarding certain PRC law matters

99.3	†	Consent of iResearch

99.4	†	Consent of QuestMobile

*
To be filed by amendment.

†
Previously filed.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on March 23, 2018.

BILIBILI INC.
By:	/s/ RUI CHEN
	Name:	Rui Chen
	Title:	Chairman of the Board of Directors and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature			Title	Date

/s/ RUI CHEN Rui Chen			Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	March 23, 2018
/s/ XIN FAN Xin Fan			Chief Financial Officer (Principal Financial and Accounting Officer)	March 23, 2018
* Yi Xu			Director and President	March 23, 2018
* Ni Li			Vice Chairman of the Board of Directors and Chief Operating Officer	March 23, 2018
* Ruigang Li			Director	March 23, 2018
* Lijun Lin			Director	March 23, 2018
* Chen Tong			Director	March 23, 2018
* Wenji Jin			Director	March 23, 2018
* JP Gan			Director	March 23, 2018
*By	/s/ RUI CHEN			March 23, 2018
	Name:	Rui Chen
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

        Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Bilibili Inc. has signed this registration statement or amendment thereto in New York, New York, United States of America on March 23, 2018.

Authorized U.S. Representative
By:	/s/ DIANA ARIAS
	Name:	Diana Arias, on behalf of Law Debenture Corporate Services Inc.
	Title:	Senior Manager